As filed with the Securities and Exchange Commission on March 18, 2011.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

SITEL WORLDWIDE CORPORATION*

(Exact name of each registrant as specified in its charter)

Delaware	7389	16-1556476
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification Number)

3102 West End Avenue

Two American Center, Suite 1000

Nashville, Tennessee 37203

Telephone: (615) 301-7100

(Address, including zip code, and telephone number, including area code, of the registrants’ principal executive offices)

Patrick Tolbert

Global Chief Financial Officer

SITEL Worldwide Corporation

3102 West End Avenue

Two American Center, Suite 1000

Nashville, Tennessee 37203

Telephone: (615) 301-7100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Theodore A. Peto

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Telephone: (312) 862-2000

Approximate date of commencement of proposed sale of the securities to the public: The exchange will occur as soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)        ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)            ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
11.5% Senior Notes due 2018	$300,000,000	100%	$300,000,000	$34,830 (1)
Guarantees of 11.5% Senior Notes due 2018 (2)	—	—	—	(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act.
(2)	See the inside facing page for registrant guarantors.
(3)	Pursuant to Rule 457(n) of the Securities Act, no separate fee is payable with respect to the guarantees being registered hereby.

* The Companies listed on the next page in the table of additional registrants are also included in this Form S-4 Registration Statement as additional Registrants.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Additional Registrants*	Primary Standard Industrial Classification Number	Jurisdiction of Formation	I.R.S. Employer Identification No.
SITEL, LLC	7389	Delaware	20-8247444

SITEL FINANCE CORP.	7389	Delaware	27-2121631

CATALOG RESOURCES, INC	7389	Delaware	51-0316101

SITEL INTERNATIONAL HOLDINGS, INC.	7389	Delaware	75-2841173

SITEL OPERATING CORPORATION	7389	Delaware	16-1364816

SITEL INTERNATIONAL, LLC	7389	Delaware	47-0795658

SERVICE ZONE HOLDINGS, LLC	7389	Delaware	04-3604933

NATIONAL ACTION FINANCIAL SERVICES, INC.	7389	Georgia	58-2104843

*	The address, including zip code, and telephone number, including area code, for each of the additional registrants’ principal executive offices (except National Action Financial Services, Inc.) are the same as SITEL Worldwide Corporation. The name, address, including zip code of the agent for service for each of the additional registrants (except National Action Financial Services, Inc.) are the same as SITEL Worldwide Corporation. National Action Financial Services, Inc.’s address of its principal executive office and telephone number are 165 Lawrence Bell Drive, Williamsville, New York 14221, (800)-982-0482. The name, address, including zip code of the agent for service for National Action Financial Services, Inc. is CT Corporation System, 1201 Peach Tree Street NE, Atlanta, Georgia 30361.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion.

Preliminary Prospectus dated                      2011.

PROSPECTUS

SITEL, LLC

Sitel Finance Corp.

Offer to Exchange

Up to $300,000,000 aggregate principal amount

of our 11.5% Senior Notes due 2018

(which we refer to as Exchange Notes)

and the guarantees thereof which have been registered

under the Securities Act of 1933, as amended,

for all of our outstanding unregistered

11.5% Senior Notes due 2018 issued on March 18, 2010

(which we refer to as Senior Notes)

and the guarantees thereof.

The Exchange Offer:

•	We will exchange all Senior Notes that are validly tendered and not validly withdrawn for an equal principal amount of Exchange Notes.
•	You may withdraw tenders of Senior Notes at any time prior to the expiration date of the exchange offer.
•	The exchange offer expires at 5:00 p.m., New York City time, on , 2011, unless extended. We do not currently intend to extend the expiration date.
•	The exchange of Senior Notes for Exchange Notes in the Exchange Offer should not be a taxable event for U.S. federal income tax purposes.
•	We will not receive any proceeds from the exchange offer.

The Exchange Notes:

•	We are offering the Exchange Notes to satisfy certain of our obligations under the registration rights agreement entered into in connection with the private offering of the Senior Notes.
•

The terms of the Exchange Notes are substantially identical to the Senior Notes, except that transfer restrictions, registration rights and additional interest provisions relating to the Senior Notes do not apply to the Exchange Notes.

•

The Exchange Notes and the related guarantees will be general unsecured obligations of the Issuers and the guarantors, respectively, and will rank equally in right of payment with all existing and future senior indebtedness of the Issuers and the guarantors.

•

The Exchange Notes will be guaranteed by each of the domestic subsidiaries of SITEL Worldwide Corporation that are guarantors under the senior secured credit facility and by the Issuers’ parent, SITEL Worldwide Corporation.

•	The Exchange Notes will mature on April 1, 2018.
•	The Exchange Notes will bear interest at a rate of 11.5% per annum. We will pay interest on the Exchange Notes semi-annually on April 1 and October 1 of each year.
•	We may redeem the Exchange Notes in whole or in part from time to time. See “Description of Exchange Notes.”
•	The Exchange Notes may be sold in over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the Exchange Notes on a national market.

See “Risk Factors” beginning on page 18 for a discussion of certain risks you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. A broker-dealer who acquired Senior Notes as a result of market making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with any resales of the Exchange Notes. We have agreed that, for a period of up to 180 days after the closing of the exchange offer, we will make this prospectus available for use in connection with any such resale. See “Plan of Distribution.”

                    , 2011

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to participate in the exchange offering, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” that involve risks and uncertainties. Forward-looking statements include statements concerning our plans, strategies and prospects, both business and financial. These statements are based on the beliefs and assumptions of our management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions. Factors that could cause actual results to differ materially from those forward-looking statements included in this prospectus include, among others:

•	our failure to correctly price long-term fixed rate contracts;

•	our dependence on client contracts which are non-exclusive, terminable without cause and do not provide for revenue commitments;

•	the impact of a long selling cycle on revenue receipts from new contracts;

•	the impact of the recent economic downturn on our clients;

•	the impact of an unintended release of personal information that we process, transmit and store;

i

•	the impact of any increases in the cost of voice or data services or significant interruptions in these services;

•	the impact from any systems or equipment failures or other emergency interruptions;

•	our highly competitive industry and client decisions to perform certain of our services using in-house capacity;

•	the impact of risks associated with certain of our international operations;

•	the impact of pending and future litigation;

•	the effects of global economic and political conditions;

•	the impact of foreign currency exchange risk on certain client contracts;

•	the impact of foreign currency translation on our presentation of financial results;

•	the impact of wage increases;

•	difficulties in expanding our operations into countries in which we have no prior operating experience;

•	our dependence on senior management and key employees;

•	fluctuations in our results of operations;

•	our ability to keep qualified employees;

•	any uninsured liability for disruptions we may cause to our clients’ services;

•	any impacts from changes to existing regulations and new regulations;

•	the impact from adoption by our clients of alternative technologies that reduce the demand for our services;

•	the impact of any future acquisitions we may undertake;

•	the impact of any claimed infringement on other’s intellectual property;

•	the impact of legislation;

•	any impact from impairment charges on our goodwill and other intangible assets with indefinite lives;

•	the impacts, including potential legislation, from negative publicity surrounding outsourcing; and

•	our ability to use existing net operating losses.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements included in this prospectus, including those under the heading “Risk Factors.” These risks and uncertainties, as well as other risks of which we are not aware or which we currently do not believe to be material, may cause our actual future results to be materially different than those expressed in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. Forward-looking statements speak only as of the date they were made. We do not undertake any obligation to make any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law, including the securities laws of the United States and rules and regulations of the SEC.

MARKET AND INDUSTRY DATA

Industry and market data used throughout this prospectus were obtained through internal company research, management estimates, surveys and studies conducted by third parties and industry and general publications. Management estimates are based on publicly available information released by third party sources, data from our internal research, and our knowledge of our industry and markets, which we believe to be reasonable. This prospectus contains information from IDC, a market intelligence firm, which we compiled from its “Worldwide and U.S. Outsourced Customer Care Services 2010 2014 Forecast Update: Reckoning with the Aftermath of a Credit Bubble” (May 2010, IDC #223281) and its “2011 Customer Care BPO Services Buyer Needs with Market Overview” (February 2011, IDC #226839). Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information.

The Gartner Report(s) described herein, (the “Gartner Report(s)”) represent(s) data, research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. (“Gartner”), and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this Prospectus) and the opinions expressed in the Gartner Report(s) are subject to change without notice.

The Magic Quadrant is copyrighted 2010 by Gartner, Inc. and is reused with permission. The Magic Quadrant is a graphical representation of a marketplace at and for a specific time period. It depicts Gartner’s analysis of how certain vendors measure against criteria for that marketplace, as defined by Gartner. Gartner does not endorse any vendor, product or service depicted in the Magic Quadrant, and does not advise technology users to select only those vendors placed in the “Leaders” quadrant. The Magic Quadrant is intended solely as a research tool, and is not meant to be a specific guide to action. Gartner disclaims all warranties, express or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

TRADEMARKS AND TRADE NAMES

This prospectus contains some of our trademarks, trade names and service marks. Each one of these trademarks, trade names or service marks is either (i) our registered trademark, (ii) a trademark for which we have a pending application, (iii) a trade name or service mark for which we claim common law rights or (iv) a registered trademark or application for registration for which we have been licensed by a third party to use. All other trademarks, trade names or service marks of any other company appearing in this prospectus belong to their respective owners.

Net Promoter®, Net Promoter Score®, and NPS® are trademarks of Satmetrix Systems, Inc., Bain & Company, Inc., and Fred Reichheld.

Certain Defined Terms Used In This Prospectus

Unless the context requires otherwise, in this prospectus:

•

“SITEL,” “we,” “us,” “our,” “our company” and “our business” refer to SITEL Worldwide Corporation, and its subsidiaries on a consolidated basis, including the Issuers (as defined below) and the subsidiaries of SITEL Worldwide Corporation that are the guarantors of the notes, and gives effect to the acquisition of Legacy SITEL on January 30, 2007;

•	“SITEL Worldwide” refers to SITEL Worldwide Corporation, a Delaware corporation formerly known as ClientLogic Corporation, exclusive of its subsidiaries;

•	“Legacy SITEL” refers to SITEL Corporation, a Minnesota corporation, prior to its acquisition by SITEL Worldwide on January 30, 2007;

•	“ClientLogic” refers to SITEL Worldwide prior to its acquisition of Legacy SITEL on January 30, 2007;

•	“Issuers” refers collectively to SITEL, LLC, a Delaware limited liability company that is a direct wholly owned subsidiary of SITEL Worldwide, and Sitel Finance (as defined below);

•	“Sitel Finance” refers to Sitel Finance Corp., a Delaware corporation that is a direct wholly owned subsidiary of SITEL Worldwide and that was formed to serve as a co-issuer of the notes;

•	“client” generally refers to a client of SITEL;

•	“customer” generally refers to any customer of a client;

•	“our industry” generally refers to the customer care outsourcing industry;

•	“end-market” refers to the industry in which a particular client or potential client of ours operates;

•	“domestic activities” refers to activities between a customer contact center and customers located in the same country;

•	“off-shore activities” refers to activities between a customer contact center and customers located in a different country or countries;

•	“near-shore activities” refers to off-shore activities between a customer contact center and customers located in a country close by;

•	“home agents” refers to agents who operate from their home;

•	“EMEA” refers to Europe, the Middle East and Africa; and

•	“Americas” refers to North America, Latin America, and Asia Pacific.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider deciding whether to take part in this exchange offer. You should read the following summary together with the entire prospectus, including the more detailed information regarding our company, the Exchange Notes being offered in this offering and our Consolidated Financial Statements and the related notes appearing elsewhere in this prospectus. You should carefully consider, among other things, our Consolidated Financial Statements and the related notes thereto included elsewhere in this prospectus and the matters discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus before deciding whether to take part in this exchange offer. Some of the statements in this prospectus constitute forward-looking statements. See “Forward-Looking Statements.”

Company Overview

We believe we are one of the world’s largest and most diversified providers of customer care outsourcing services. We offer our clients a wide array of services, including customer service, technical support and customer acquisition, retention and revenue generation services. The majority of our customer care services are inbound and delivered telephonically, but we are increasingly asked to provide services through other communication channels, including email, online chat, web and interactive voice response (“IVR”). We serve a broad range of industry end-markets, including financial services, technology, wireless, retail and consumer products, telecommunications, media and entertainment, energy and utilities, travel and transportation, internet service providers, insurance and healthcare.

We provide our clients with high quality customer care expertise customized for their specific end-markets in order to improve their interactions with their customers and, in turn, increase their return on customer investment. Our clients can reduce their customer care costs by leveraging our economies of scale and technology infrastructure, gaining access to our skilled labor force, and benefiting from our strategically located facilities cost-effective labor markets throughout the world. Our clients can increase their revenues through improved customer satisfaction, increased retention, and more effective sales conversions. In addition, our services allow our clients to reduce capital expenditures, better manage working capital and transform fixed customer care-related costs into variable costs. We have worked closely with our clients through the recent global economic downturn to drive efficiency and effectiveness throughout their customer care operations.

Our success at creating value for our customers is reflected in the quality, breadth and tenure of our client relationships. We serve a diverse group of approximately 300 clients, often over multiple-lines of client business. We service clients in a broad range of industry end-markets, including wireless, telecommunications, technology, financial services, retail and consumer products, media and entertainment, energy and utilities, travel and transportation, internet service providers, insurance and healthcare. Many of our clients are well-known companies that have stable financial profiles and expansive global customer bases which generate high customer contact volumes. The average tenure of our top ten client relationships by revenues is approximately 9 years. In 2010, our largest single client and our top 10 client relationships accounted for 6.6% and 37.1% of our revenues, respectively, and no single end-market accounted for more than 16.2% of revenues, which we believe makes us one of the most diversified providers in our industry by client and end-market.

We are organized geographically and have two reporting segments: (1) “Americas,” which refers to North America, Latin America and Asia Pacific and (2) “EMEA,” which refers to Europe, the Middle East and Africa. Each reporting segment performs substantially the same services for clients.

Our global and flexible operating platform is one of the industry’s most geographically diverse, with services delivered in 36 languages through a network of over 121 customer contact centers in 26 countries. We have approximately 33,000 agent employees based in the Americas and approximately 13,000 agent employees based in EMEA. Our blend of domestic, near-shore and off-shore locations allows us to provide customized client solutions, whether to service customers in a single country or across many different countries at various price points. Our standardized practices and regionalized support functions are designed to ensure consistent, high quality service throughout the world. For the year ended December 31, 2010, 57.5% of revenues were generated in Americas and 42.5% were generated in EMEA. For the year ended December 31, 2010, approximately 28% of our total clients representing approximately 68% of our revenues utilize our services in more than one country.

Our services are generally provided under discrete, multi-year contracts that are individually negotiated. We typically bill our clients on a monthly basis, generally based upon either a per minute/hour, per call or per transaction basis. In some cases, we also receive incentive-based compensation from our clients that is directly connected to our performance and/or our ability to generate sales for our clients.

According to IDC, the outsourcing market in which we compete is expected to grow from approximately $46 billion in 2009 to approximately $58 billion in 2014, a 4.7% compound annual growth rate. We believe this growth will be driven by the increasing need for high quality customer care services as more businesses make the decision to outsource non-core competencies and leverage the capabilities of specialized third-party outsourcing providers. Further, we believe that companies are increasingly limiting the number of outsourcing relationships they maintain, focusing their relationships on select providers which can manage and handle all aspects of their daily customer interactions on a globally coordinated basis. We believe that our comprehensive customer care service offerings, global footprint, extensive client base and experience serving a variety of end-markets position us well to participate in the growth of the customer care outsourcing services industry.

For the year ended December 31, 2010, we had revenues, Adjusted EBITDA and operating income of $1,340.5 million, $117.2 million and $25.4 million, respectively. See the table contained in “Our Summary Historical Consolidated Financial Data” for a reconciliation of Adjusted EBITDA to net income.

Our Services and Solutions

We enable and support processes covering each stage of the customer lifecycle. Our services are delivered through multiple communication channels, including telephone, email, online chat, fax, IVR, internet forums, self service and mail. These service offerings are complemented by a selected range of back office services. Shown below is a summary of the broad array of services and solutions that we offer:

	Customer service	Technical support	Acquisition and retention	Back office
Illustrative Offerings:

•    Repeat purchases

•    Account change

•    Issue resolution

•    Billing information

•    Product information

•    Claim processing

•    Reservations

•    Loyalty rewards administration

•    Investor inquiries

•    Warranty administration

		• Troubleshooting • Hardware support • Software support • Internet support • PC/server support • Corporate helpdesk • Warranty & post warranty • Self-support technologies	• Inbound sales • Order taking • Lead generation • Upsell/cross-sell • Subscription renewal • Customer save programs • Database management • Business to business sales • Outbound sales	• Collections and receivables (early to late stage) management • Transaction processing (orders; payments; claims; insurance; warranty; coupon)

Our Competitive Strengths

We believe the following competitive strengths position us to capitalize on favorable trends occurring within the customer care outsourcing services industry:

Client and End-Market Diversity.    We benefit from diversification across our client base and end-markets as contact volumes vary across clients, end-markets and business cycles. We also believe the breadth of end-markets we serve and the depth of services we offer provide us with a broader base of potential clients.

Diversified Client Base.    We serve a diverse group of approximately 300 clients. Our largest single client and our top 10 clients accounted for 6.6% and 37.1% of our revenues, respectively, for the year ended December 31, 2010, which we believe makes us one of the most diversified providers in our industry by client and minimizes our reliance on any one client. We believe our diversification is enhanced because we service many of our larger clients on multiple lines of business and campaigns.

Diversified End-Markets.    We serve a broad range of industry end-markets. No single end-market accounted for more than 16.2% of our revenues for the year ended December 31, 2010, which we believe makes us one of the most diversified providers in our industry by end-market. We also believe that our end-market diversification allows us to minimize our exposure to end-market-specific seasonality and cyclicality. The chart below shows the percentage of revenues we derived from each of our end-markets for the year ended December 31, 2010.

High Quality Client Base with a Demonstrated History of Retention.    We derived 38% of our revenues from Fortune Global 500 companies during the year ended December 31, 2010. We focus on developing long-term relationships with companies that have stable financial profiles and expansive global customer bases in order to provide us with more consistent revenue streams and minimize certain potential client financial risks, as evidenced by the nine-year average relationship tenure across our top 10 clients. In addition, larger clients typically generate higher customer contact volumes, allowing us to leverage our fixed costs and more effectively deliver a consistent and uniform service offering.

Our restructuring initiatives have enabled us to partially offset the negative impact on our EBITDA and Adjusted EBITDA due to decreased demand for our services in connection with the recent global economic downturn. In addition, by continuing our focus of providing high quality services at competitive prices, we believe our business is positioned favorably to capture the benefits of an economic recovery.

Scale and Geographic Footprint to Compete on Major Customer Care Outsourcing Opportunities.    We believe we are one of the world’s largest and most geographically diverse providers of customer care services, with a global network of 121 customer contact centers across 26 countries. We believe our size and scale provides us with the opportunity to credibly participate in major contract bids and positions us to capitalize on larger scale, multinational customer care outsourcing opportunities. As an example of our global presence, approximately 28% of our total clients representing approximately 68% of our revenues utilize our services in more than one country.

Competitive Cost Structure.    We have also restructured certain operations to scale our business to market demand. Following the acquisition of Legacy SITEL, we have aggressively rationalized, standardized and optimized our cost structure, increasing our variable costs to approximately 77% of total costs for the year ended December 31, 2010. In addition, by continuing our focus of providing high quality services at competitive prices, we believe our business is positioned favorably to capture the benefits of an economic recovery.

Global Standardization.    We believe our commitment to process excellence and track record of delivering high quality services across all our customer care facilities provides us with a competitive advantage. SITEL has developed a Global Operating System that provides a consistent focus on the key levers of success in a contact center environment. This allows us to manage service levels through a single point of accountability, provide a consistent service offering across geographies, leverage our deep domain expertise and achieve efficiencies of scale. We intend to continue to build upon our platforms of globally consistent management systems and coordinated decision support systems that allow our employees and management to make informed decisions quicker. SITEL has also committed to a continuous improvement culture through the deployment of tools such as lean process management and six sigma.

Gartner, Inc, has placed us in the Leaders Quadrant of the Magic Quadrant for Customer Management Contact Center BPO, Worldwide, 2010. We believe this recognition reflects our commitment and industry stature, Gartner selectively included service providers in the Magic Quadrant based on “ability to execute” and “completeness of vision.” According to Gartner, providers in the Leaders Quadrant of the Magic Quadrant demonstrate market-defining vision and the ability to execute against that vision through customer management contact center BPO services, a superior market share (among the top 10 providers in regions where they compete), and solid references for customer management contact center BPO service, worldwide, including a cross-section of vertical industries. Leaders also have superior investments in innovative customer management (“CM”) contact center BPO service offerings, business/pricing models and service delivery models. They have a superior understanding of client needs and of current market conditions, and they are actively building competencies to sustain their leadership position in the CM contact center BPO market across multiple regions, worldwide. The CM contact center BPO service providers in this quadrant generally also have strong global and regional service delivery operations and deep technology to leverage, and they deliver above-average customer experience. (Gartner, Inc. Magic Quadrant: Customer Management Contact Center BPO, Worldwide, 2010, TJ Singh et al, December 20, 2010. )

Experienced Management Team and Demonstrated Labor Management Practices.    With substantial industry experience, our senior management team has led the ongoing development of our business model, steadily improved the EBITDA margins of our business and expanded operations in near-shore and offshore delivery markets, all through a very challenging economic cycle. Additionally, our senior operations team oversees approximately 54,000 employees across our global operating footprint, overseeing efficient and quality service delivery.

We have also developed a comprehensive labor management approach that we believe enables us to attract, train and retain talented employees. We use a rigorous process to identify candidates through the measurement of aptitude, communications skills, motivation and manageability. In order to build rewarding careers for our employees and enable effective planning for future growth, we believe we provide an environment that fosters high employee satisfaction and provides learning and development opportunities through our SITEL University and SITEL Leadership Academy learning platforms.

Our Strategy

Our goal is to be the vendor of choice in the customer care outsourcing industry, offering our clients consistent, high-quality, cost-effective, and comprehensive customer care services in multiple regions. We believe this will allow us to grow revenues, continue to improve EBITDA margins and enhance return on capital.

Thematically, our strategy revolves around the concept of “meaning more” to our clients, our people, our stockholders and our lenders. We want our clients and prospective clients to select us over our competitors or their in-house centers. We want our employees to select SITEL over our competitors, other in-house centers or even other industries. And we want our stockholders and lenders to invest in SITEL over other choices. We believe we can work toward achieving our goals by executing the following three strategies:

Commit to the Success of Our Clients’ Own Strategies.    We have a large and globally diverse base of approximately 300 clients. Our existing clients provide us with a significant growth opportunity because many outsource to multiple vendors or have only outsourced some of their customer care needs. Typically the largest portion of new annual revenue growth comes from expanding the breadth of our relationship with existing clients. In order to grow with them, we help them enhance their strategy and business by not only reducing their cost per call/contact but by deploying comprehensive strategies to improve their return on customer investment; this means reducing their total cost of ownership and/or enhancing their sales to customers.

In addition, we intend to continue to develop new client relationships by specifically targeting end-markets that are expected to generate high levels of customer contact such as healthcare, financial services and retail. According to IDC, approximately 60% of the available customer care activities are still performed in-house, providing us with a significant growth opportunity with companies that have not outsourced and companies that keep a substantial portion of their customer care operations in-house. We believe that our significant industry recognition, breadth of delivery platform, and service offerings make us an attractive option to these companies.

In order to continuously evaluate our client performance and our market position, we have established a Client Advisory Board in each of our major markets comprised of executives from approximately 25 clients. The Client Advisory Boards interact with our management team several times throughout the year and provide us with valuable insight into our clients’ evolving outsourcing requirements in a cooperative forum. Additionally, we have instituted a process wherein we survey our clients bi-annually to measure our performance, solicit feedback, and determine our Net Promoter Score®– a measure of client willingness to promote the services we provide them to other potential clients. We utilize this feedback, as well as the feedback we receive from individual interactions with our clients during the course of our relationships, to enhance our service offerings and performance to maintain business and more effectively compete for new contracts.

Finally, we plan to invest selectively in differentiated technology solutions that enhance our core customer care services so that we can continue to provide reliable service, improve the customer experience, and increase our clients’ return on customer investment.

Invest in Our Talent.    SITEL employs approximately 54,000 people globally. Recognizing that talent is extremely important to our success, we expect to continue to attract, develop and retain a strong team of diverse and high performing professionals. Additionally, we believe we have created a winning culture that provides rewards for performance and innovation and we regularly survey the satisfaction levels of employees to enhance the employees’ experience within our company.

We have significantly increased the capability and reach of our SITEL Leadership Academy and SITEL University learning platforms to ensure that each and every manager at SITEL has the knowledge, ability and skills to do their job effectively. In 2010, approximately 15,000 employees attended instructor-led classes and there were approximately 45,000 online course completions.

We anticipate continuing to develop our global workforce by providing flexible work options such as home-based alternatives. These alternatives provide our employees with flexible work options at their convenience while providing us with access to a labor force with specialized skills that would otherwise be unavailable.

Maximize Our Profit Potential, Cash Flow and Return on Capital.    We have adopted a portfolio management mindset in managing our capacity, investments, human resources, clients and infrastructure. We believe we can leverage our existing infrastructure to drive better utilization of our assets. This will allow us to maximize our return on capital and compete effectively at different market price points. We are also targeting specific high growth clients and end-markets or regions (based on potential return per seat) to leverage our service platforms, infrastructure and expertise.

Furthermore, we continue to focus on productivity to ensure that we maintain and grow our margins while offering competitive and cost-effective pricing to our clients. Over the past three years, as we undertook and integrated a large, transforming acquisition and navigated a challenging economic environment, we have aggressively pursued rationalization, simplification, standardization and optimization efforts. In the process we have reduced our indirect costs by eliminating support positions and closing and/or consolidating underperforming or underutilized sites, creating a leaner, more focused and more flexible company.

Additionally, we have $380.3 million of U.S. federal and $269.5 million of foreign net operating loss carry forwards, as of December 31, 2010. These net operating loss carry forwards, to the extent we have taxable income, should enhance our cash flow generation by reducing our cash tax obligations over the next several years.

Our Industry

The global customer care outsourcing services industry is large and growing. According to market intelligence firm IDC, the outsourcing market in which we compete is expected to grow from approximately $46 billion in 2009 to approximately $58 billion in 2014, a 4.7% compound annual growth rate.

We believe that several trends will continue to positively influence the market for customer care outsourcing services:

Continued Demand For Outsourcing.    According to IDC, 60% of the available customer care activities are still performed in-house, representing a significant growth opportunity and continued demand for service providers. We believe that companies will continue to look for opportunities to outsource their customer care activities and business processes as a way to:

•	improve organizational focus;

•	gain specialized expertise and access to superior customer care practices;

•	achieve high quality customer care at reduced costs;

•	adopt a rapidly scalable and variable cost structure;

•	better manage working capital;

•	reduce or avoid capital expenditures associated with customer care process functions; and

•	enhance revenue growth.

Increasing Demand for Global Delivery Capabilities.    We believe that clients are increasingly looking to balance cost, quality and customer preferences for domestic-based customer care service when determining how to structure their customer service operations. This trend has benefited companies like ours that offer a range of high quality, comprehensive customer care services with an attractive mix of domestic, off-shore and home agent capabilities.

Consolidation of Vendors.    Based on our interactions with our clients, we believe that many companies will reduce the number of third-party supplier relationships they maintain, and will increasingly look for full-service vendors that are able to meet their increased requirements for more services in multiple locations. We believe that certain clients will increasingly require outsourced service providers to deliver a globally coordinated and comprehensive suite of services and to provide high quality, consistent customer interactions across their network. We also believe that larger outsourcing providers will be better able to pass on the benefits of significant economies of scale to their clients, including the ability to leverage the cost of purchasing and maintaining a modernized technology infrastructure.

Our History

Onex Corporation (“Onex”) founded ClientLogic in April 1998 with the acquisition of a single contact center in Toronto, Canada. By 2006, ClientLogic had become one of the leading providers in its space with $660.0 million in revenues and 11% EBITDA margins. On January 30, 2007, to further develop its diversified and global operations, ClientLogic acquired all of the outstanding capital stock of Legacy SITEL, a company almost twice our size. Following the acquisition, ClientLogic changed its name to SITEL Worldwide Corporation. The definitive agreement to acquire Legacy SITEL for $4.25 in cash per share, represented an equity purchase price of approximately $325.8 million. The total implied enterprise value of Legacy SITEL at the acquisition date was $426.1 million, which includes the equity purchase price and the value of assumed indebtedness. In connection with the acquisition, SITEL Worldwide and certain of its subsidiaries entered into a senior secured credit facility that provides for: (1) $675.0 million of senior secured term loans (the “term loans”); and (2) $85.0 million of senior secured revolving credit facilities (the “revolvers”). The proceeds of these facilities were used to pay the merger consideration due to Legacy SITEL’s stockholders and the holders of Legacy SITEL’s stock options and stock units, refinance approximately $325.9 million of existing indebtedness of Legacy SITEL and ClientLogic, and pay transaction fees, commissions and expenses.

Our Principal Stockholder

Onex is one of North America’s oldest investment firms committed to acquiring and building high-quality businesses in partnership with talented management teams. Onex manages investment platforms focused on private equity, real estate and credit securities. In total, Onex manages approximately $13 billion U.S. dollars. Onex’s businesses generate annual revenues of $37 billion Canadian dollars, have assets of $42 billion Canadian dollars and employ approximately 240,000 people worldwide. Onex shares trade on the Toronto Stock Exchange under the stock symbol “OCX.”

Risks Affecting Us

You should carefully consider the information under the heading “Risk Factors” of this prospectus and all other information in this prospectus before investing in our notes.

Corporate and Other Information

SITEL Worldwide is a Delaware corporation incorporated in 1998. SITEL, LLC is a Delaware limited liability company formed in 2007. Sitel Finance is a Delaware corporation incorporated in 2010. Our principal executive offices are located at Two American Center, 3102 West End Avenue, Suite 1000, Nashville, Tennessee

37203. Our telephone number is (615) 301-7100. Our company website is located at www.sitel.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus and should not be relied upon.

The following chart summarizes certain relevant aspects of our corporate structure and principal indebtedness as of December 31, 2010.

(a)	Sitel Finance, not shown on this chart, is a wholly owned subsidiary of SITEL Worldwide that was incorporated to serve as a co-issuer of the notes in order to facilitate the original issuance of the notes and does not have any operations or assets of any kind and will not have any revenues.
(b)	The notes were initially guaranteed on a senior unsecured basis by SITEL Worldwide, and by SITEL Worldwide’s existing and future direct and indirect domestic subsidiaries that are guarantors under the senior secured credit facility.
(c)	Includes direct and indirect foreign subsidiaries, all of which are wholly owned by us, other than with respect to director or manager qualifying shares of certain subsidiaries. Our non-guarantor operating subsidiaries are located in the following jurisdictions: Australia, Belgium, Brazil, Bulgaria, Canada, Chile, Columbia, Denmark, France, Germany, India, Italy, Mexico, Morocco, Netherlands, New Zealand, Nicaragua, Panama, Philippines, Poland, Portugal, Spain and United Kingdom. Certain of our foreign subsidiaries have issued guarantees in respect of borrowings by our domestic and foreign borrowers, including under the senior secured credit facility.

The Exchange Offer

The following summary contains basic information about the exchange offer and is not intended to be complete. For a more detailed description of the terms and conditions of the exchange offer, please refer to the section entitled “The Exchange Offer.”

The Exchange Offer	We are offering to exchange up to $300,000,000 aggregate principal amount of our 11.5% Senior Notes due 2018, or the Senior Notes, for an equal aggregate principal amount of Exchange Notes. The terms of the Exchange Notes are identical in all material respects to the terms of the Senior Notes, except that the Exchange Notes have been registered under the Securities Act and do not contain transfer restrictions, registration rights or additional interest provisions. You should read the discussion set forth under “Description of the Exchange Notes” for further information regarding the Exchange Notes. In order to be exchanged, a Senior Note must be properly tendered and accepted. All Senior Notes that are validly tendered and not withdrawn will be exchanged. We will issue and deliver the Exchange Notes promptly after the expiration of the exchange offer.

Registration Rights Agreement	Simultaneously with the initial sale of the Senior Notes, we entered into a registration rights agreement for this exchange offer. In the registration rights agreement, we agreed, among other things, to use all commercially reasonable efforts to file a registration statement with the Securities and Exchange Commission (“SEC”) and to commence and complete this exchange offer within 360 days of issuing the Senior Notes. The exchange offer is intended to satisfy your rights under the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Senior Notes.

Consequences of Failure to Exchange	If you do not exchange your Senior Notes for Exchange Notes in the exchange offer, you will still have the restrictions on transfer provided in the Senior Notes and in the indenture that governs both the Senior Notes and the Exchange Notes. In general, the Senior Notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state securities laws. See “Risk Factors — Risks Associated with This Exchange Offer — If you do not exchange your Senior Notes for Exchange Notes, your ability to sell your Senior Notes will be restricted.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, , 2011, unless we decide to extend the expiration date.

See “The Exchange Offer — Expiration Date; Extensions; Amendments.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive. See “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Senior Notes	If you hold Senior Notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC. See “The Exchange Offer — Procedures for Tendering Senior Notes.” If you are not a DTC participant, you may tender your Senior Notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a DTC participant, as the case may be. By accepting the exchange offer, you will represent to us that, among other things:

•	any Exchange Notes that you receive will be acquired in the ordinary course of your business;

•

you are not engaging in or intending to engage in a distribution of the Exchange Notes and you have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the Exchange Notes;

•

if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Senior Notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the Exchange Notes; and

•

you are not our “affiliate” as defined in Rule 405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Withdrawal Rights	You may withdraw the tender of your Senior Notes at any time before the expiration date. To do this, you should deliver a written notice of your withdrawal to the exchange agent according to the withdrawal procedures described in the section “The Exchange Offer — Withdrawal Rights.”

Exchange Agent	The exchange agent for the exchange offer is U.S. Bank National Association. The address, telephone number and facsimile number of the exchange agent are provided in the section entitled “The Exchange Offer — Exchange Agent.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of Exchange Notes. See “Use of Proceeds.”

United States Federal Income Tax Considerations	Your exchange of the Senior Notes for Exchange Notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. Accordingly, you will not recognize any taxable gain or loss as a result of the exchange. See “Certain United States Federal Income Tax Considerations.”

Summary of Terms of the Exchange Notes

The form and terms of the Exchange Notes are the same as the form and terms of the Senior Notes, except that the Exchange Notes will be registered under the Securities Act. As a result, the Exchange Notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the Senior Notes. The Exchange Notes represent the same debt as the Senior Notes. Both the Senior Notes and the Exchange Notes are governed by the same indenture. Unless the context otherwise requires, we use the term “notes” in this prospectus to collectively refer to the Senior Notes and the Exchange Notes.

Issuers	SITEL, LLC and Sitel Finance will be co-issuers of the notes. The Issuers will be jointly and severally liable for all obligations under the notes.

Notes Offered	$300.0 million in aggregate principal amount of 11.5% Senior Notes due 2018.

Maturity Date	April 1, 2018.

Interest Payment Dates	Interest on the Exchange Notes will accrue at a rate of 11.5% per annum, payable semi-annually in cash in arrears on April 1 and October 1 of each year. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Guarantees	The Issuers’ obligations under the Exchange Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by their parent company, SITEL Worldwide, and by each of SITEL Worldwide’s existing and future direct and indirect domestic subsidiaries that are guarantors under the senior secured credit facility. See “Description of Exchange Notes—Certain Covenants—Additional Guarantees.”

Not all of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation, administration, receivership or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets for payment on the notes. See “Risk Factors—Risks Associated with This Exchange Offer—The Exchange Notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries that are not guarantors of the Exchange Notes.” See “Description of Exchange Notes—Certain Covenants.”

Ranking	The Exchange Notes will be the Issuers’ senior unsecured obligations and the guarantees will be the guarantors’ senior unsecured obligations, and such obligations will rank:

•	senior in right of payment to all of the Issuers’ and the guarantors’ future subordinated indebtedness;

•	equally in right of payment with any of the Issuers’ and the guarantors’ existing and future senior unsecured indebtedness;

•	effectively junior to any of the Issuers’ and the guarantors’ secured indebtedness, including indebtedness under the senior secured credit facility, to the extent of the assets securing such debt; and

•	effectively junior to all of the liabilities and obligations of any of the Issuers’ non-guarantor subsidiaries.

Optional Redemption	Prior to April 1, 2014, the Issuers may redeem some or all of the notes at a price equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to the redemption date and the “make-whole premium.”

Prior to April 1, 2013, the Issuers may redeem up to 35% of the notes with the proceeds of certain equity offerings at the redemption price set forth in this prospectus, plus accrued and unpaid interest, if any, to the redemption date.

On or after April 1, 2014, the Issuers may redeem all or a part of the notes at the redemption prices set forth in this prospectus, plus accrued and unpaid interest and special interest, if any, to the redemption date. See “Description of Exchange Notes—Optional Redemption.”

Change of Control Offer	If SITEL Worldwide or SITEL, LLC experience certain change of control events, the Issuers must offer to repurchase the Exchange Notes at a repurchase price equal to 101% of the principal amount of the notes repurchased, plus accrued and unpaid interest, if any, to the applicable repurchase date. See “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Asset Sale Offer	If we or any of our restricted subsidiaries (including the Issuers) sell assets under certain circumstances, the Issuers must offer to repurchase the notes at a repurchase price equal to 100% of the principal amount of the notes repurchased, plus accrued and unpaid interest and special interest, if any, to the applicable repurchase date. See “Description of Exchange Notes—Repurchase at the Option of Holders—Asset Sales.”

Certain Covenants	The indenture governing the Exchange Notes contains certain covenants that, among other things, will restrict our ability and the ability of our restricted subsidiaries (including the Issuers) to:

•	incur additional indebtedness;

•	pay dividends on or make distributions in respect of capital stock or make certain other restricted payments or investments;

•	enter into agreements that restrict distributions from restricted subsidiaries;

•	sell or otherwise dispose of assets, including capital stock of restricted subsidiaries;

•	enter into transactions with affiliates;

•	create or incur liens; and

•	merge, consolidate or sell substantially all of the Issuers’ assets.

These covenants are subject to important exceptions and qualifications. See “Description of Exchange Notes—Certain Covenants.”

No Public Market	The Exchange Notes are a new issue of securities and will not be listed on any securities exchange or included in any automated quotation system. There is currently no established trading market for the Exchange Notes. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes.

Risk Factors	See “Risk Factors” for a discussion of factors you should consider carefully before deciding to participate in the exchange offer.

Our Summary Historical Consolidated Financial Data

The following tables present summary historical consolidated financial data for SITEL Worldwide and its consolidated subsidiaries (including the Issuers) as of the dates and for the periods presented. The consolidated financial information as of December 31, 2010, and for the years ended December 31, 2010, 2009 and 2008, has been derived from our audited Consolidated Financial Statements that are included elsewhere in this prospectus.

The following summary consolidated financial data set forth below should be read in conjunction with “Use of Proceeds,” “Capitalization,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited Consolidated Financial Statements and notes thereto of SITEL Worldwide, included elsewhere in this prospectus.

	Year Ended December 31,
(in thousands of U.S. dollars)	2010	2009	2008
Statement of Operations Data:
Revenues:
Americas	$770,261	$886,912	$942,296
EMEA	570,284	671,255	804,428

Total revenues	1,340,545	1,558,167	1,746,724
Operating expenses:
Costs of services (exclusive of depreciation and amortization shown below):
Americas	455,272	524,957	574,014
EMEA	401,191	473,627	554,536

Total costs of services (exclusive of depreciation and amortization shown below)	856,463	998,584	1,128,550
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown below):
Americas	212,991	242,537	279,993
EMEA	150,186	181,844	209,485

Total selling, general, and administrative expenses (exclusive of depreciation and amortization shown below)	363,177	424,381	489,478
Depreciation and amortization of property and equipment	37,346	53,643	58,134
Amortization of intangible assets	15,523	17,074	17,777
Restructuring and exit charges	38,065	23,763	34,701
Loss (gain) on foreign currency transactions	4,628	5,301	(8,512)
Loss on disposal of capital assets	179	1,728	2,868
Impairment of goodwill and trade name	—	46,199	102,022
Other, net	(285)	240	4,470

Operating income (loss)	25,449	(12,746)	(82,764)
Interest and other financing costs, net	65,775	50,872	79,031
Loss on extinguishment of debt, net	3,019	—	1,700
Loss before income taxes, minority interest and discontinued operations	(43,345)	(63,618)	(163,495)
(Benefit) provision for income taxes	(4,488)	13,371	4,339

Loss from continuing operations	(38,857)	(76,989)	(167,834)
Income from discontinued operations, net of tax	—	—	192

Loss before non-controlling interest	(38,857)	(76,989)	(167,642)
Less: income from non-controlling interest	—	—	(781)

Net loss	$(38,857)	$(76,989)	$(168,423)

Other Financial Data:
Capital expenditures	$29,187	$23,912	$42,638
Cash flows provided by operations	891	59,456	45,987
EBITDA(1)	75,299	57,971	(9,142)
Adjusted EBITDA(1)	117,178	141,139	133,965

As of December 31, 2010
Balance Sheet Data:
Cash and cash equivalents	$29.9
Working capital(2)	52.9
Total assets	682.4
Property, plant and equipment, net	106.4
Total debt and capital lease obligations	656.3
Preferred stock	94.6
Stockholders’ deficit	369.0

(1)	EBITDA and Adjusted EBITDA are included in this prospectus because they are a basis upon which our management assesses our operating performance. EBITDA, Adjusted EBITDA, and the ratios related thereto are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as alternatives to revenues, net income (loss) or any other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as measures of our liquidity. We present EBITDA and Adjusted EBITDA because we consider these important supplemental measures of our operating performance and believe they are frequently used by securities analysts, investors, rating agencies and other interested parties in the evaluation of “high yield” issuers, many of which present EBITDA and Adjusted EBITDA when reporting their operating results. Management uses EBITDA and Adjusted EBITDA as internal measures of operating performance, to establish operational goals, to allocate resources, as an indicator of our ability to service debt and to analyze business trends and financial performance. In addition, Adjusted EBITDA is an important metric used in the financial covenants contained in our senior secured credit facility.
We define EBITDA as the sum of (1) net income (loss), (2) income taxes, (3) interest expense, net and (4) depreciation and amortization. Adjusted EBITDA is calculated in accordance with our senior secured credit facility, and is defined as EBITDA adjusted to exclude the items included in the table below. Our calculation of EBITDA and Adjusted EBITDA may not be comparable to that reported by other companies. Our EBITDA and Adjusted EBITDA measures have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	they do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	they do not reflect changes in, or cash requirements for, our working capital needs;
•	they do not reflect the interest expense or cash requirements necessary to service interest or principal payments on our debt;
•	they do not reflect any cash income taxes that we may be required to pay;
•	they are not adjusted for all non-cash income or expense items that are reflected in our Consolidated Statements of Cash Flows;
•	they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations, including restructuring charges;
•

assets are depreciated or amortized over differing estimated useful lives and often have to be replaced in the future, and these measures do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, our EBITDA and Adjusted EBITDA measures should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. You should compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP measures only to evaluate our performance.

(2)	Working capital is defined as current assets (excluding cash and cash equivalents) less current liabilities (excluding current debt maturities), adjusted for other non-current assets (which include deposits and debt acquisition costs) less other non-current liabilities (which include mark to market on interest rate hedge, deferred revenues and non-current restructuring liability).

The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure:

	Year Ended December 31,
	2010	2009	2008
	(in thousands)
Net income (loss)	$(38,857)	$(76,989)	$(168,423)
(Benefit) provision for income taxes	(4,488)	13,371	4,339
Interest and other financing costs, net	65,775	50,872	79,031
Depreciation and amortization of property and equipment	37,346	53,643	58,134
Amortization of intangible assets	15,523	17,074	17,777

EBITDA	$75,299	$57,971	$(9,142)
Non-cash stock compensation expense	219	250	165
Restructuring and exit charges(a)	38,065	23,763	34,701
(Gain) loss on foreign currency transactions(b)	6,064	9,700	(6,321)
Non-cash gain on agreements with respect to hedging obligations	(5,385)	—	—
Loss on disposal of capital assets(c)	179	1,728	2,868
Loss on extinguishment of debt, net	3,019	—	1,700
Impairment of goodwill and trade name	—	46,199	102,022
Non-controlling interest expense(d)	—	—	781
Transaction related costs (e)	—	1,433	849
Income from discontinued operations, net	—	—	(192)
Other(f)	(282)	95	6,534

Adjusted EBITDA	$117,178	$141,139	$133,965

(a)	Restructuring and exit charges consist primarily of $30.9 million, $13.7 million and $16.8 million, respectively, of costs incurred in conjunction with reduction in our work force in the years ended December 31, 2010, 2009 and 2008 and $7.3 million, $10.1 million and $17.9 million, respectively, of costs incurred in connection with our decisions to exit certain of our facilities in the years ended December 31, 2010, 2009 and 2008. These amounts include employee severance benefits and lease liabilities net of expected sublease rentals.
(b)	(Gain) loss on foreign currency transactions represents unrealized (gains) or losses on the revaluation of short-term intercompany balances denominated in non-functional currencies.
(c)	During 2008, $2.3 million of loss resulted from a multi-year software development program that was discontinued.
(d)	The 2008 amounts reflect expenses incurred by various joint ventures in which we held a non-controlling interest. During 2009, we acquired outstanding equity interests in our last remaining joint venture. For further information, see Note 2 of the audited Consolidated Financial Statements for the year ended December 31, 2010, included elsewhere in this prospectus.
(e)	Primarily related to costs incurred in 2008 and 2009 to achieve synergies and cost reductions. These costs resulted in synergies and savings achieved through the collapsing of legal entities, elimination of facility and corporate overhead redundancies, consolidation of operating units, changes in benefits programs and operational efficiencies gained from implementing the best practices of ClientLogic and Legacy SITEL across the combined company.
(f)	Consists of other items as allowed in the financial covenants contained in our senior secured credit facility. The other amounts for 2008 primarily relate to the net impact on operating results in the year ended December 31, 2008 from conforming accounting policies of Legacy SITEL in conjunction with its acquisition as permitted by the lenders to the senior secured credit facility.

RISK FACTORS

This exchange offer involves a high degree of risk. You should carefully consider the risks described below, together with the financial and other information contained in this prospectus, before you decide to participate in this exchange offer. If any of the following risks actually occurs, our business, financial condition, results of operations, cash flow and prospects could be materially and adversely affected. In addition, there may be risks of which we are currently unaware or that we currently regard as immaterial based on the information available to us that later prove to be material. As a result, you could lose all or part of your original investment in the notes.

Risks Particular to Our Business

We enter into long-term and fixed rate contracts with our clients. Our failure to correctly price these contracts may negatively affect our profitability.

The pricing of our services is usually included in contracts entered into with our clients, most of which are for terms of one to three years. In many cases, we commit to fixed rate pricing over the contract term with only limited sharing of risk regarding inflation, currency exchange rates and costs of labor, office space and technology. If we fail to accurately estimate future inflation rates, currency exchange rates or other costs, or if we fail to accurately estimate the productivity benefits we can achieve under a contract, it could have a material adverse effect on our business, results of operations and financial condition.

Most of our clients have contracts with us that are non-exclusive, are terminable by the clients without cause, and do not provide for revenue commitments.

While we sign multi-year contracts with our clients, our contracts are terminable by the clients without cause, and, in many cases, do not provide for revenue commitments. In addition, most of our contracts are not exclusive, and many of our clients retain other service providers with whom we compete. We may lose business as a result of clients choosing to keep business in-house, move business in-house, use our competitors’ services, or otherwise choosing to terminate us for performance issues or lack of demand.

We typically face a long selling cycle to secure a new contract as well as long implementation periods that require significant resource commitments, which may delay our realization of revenues from the establishment of new relationships.

We typically face a long selling cycle to secure a new client and incur significant business development expenses during this selling cycle. Typically, before committing to utilize our services, clients or potential clients require us to expend substantial time and resources demonstrating to them the value of our services and the feasibility of successfully integrating our processes and resources with their operations. Our selling cycle, which generally ranges from three to five months, is subject to many risks and delays over which we have no control, including a potential client’s decision to choose a competitor or retain the work in-house. In the event that we are unsuccessful in winning a new client’s business, we receive no revenues and may receive no reimbursement for expenses incurred during the selling cycle.

If we are successful in obtaining an engagement, a long implementation period typically follows before we begin receiving revenues. Our clients may also experience delays in obtaining internal approvals or delays associated with technology or system implementations, thereby further lengthening the implementation period. We generally hire new employees to provide services to a new client once a contract is signed and we may face significant difficulties in hiring such employees and incur significant costs associated with these hires before we receive corresponding revenues.

If we are not successful in obtaining contractual commitments after the selling cycle, in maintaining contractual commitments after the implementation period or in maintaining or reducing the duration of unprofitable initial periods in our contracts, it may have a material adverse effect on our business, results of operations and financial condition.

The recent downturn of the global economy has had an adverse effect on our clients’ and our business and continued weakness in global economic conditions could have a material adverse effect on our businesses.

The United States and global economies have experienced a period of substantial adverse economic uncertainty with wide-ranging effects, including contraction of overall economic activity in various parts of the world. Global economic conditions affect our clients’ businesses and the markets they serve. The current economic environment continues to have a negative impact on the revenues and sales volumes of many of our clients. Our revenues and call volumes are often highly correlated with the revenues and sales volumes of our clients as well as with renewals by our clients’ customers. In addition, many of our clients are seeking to consolidate their current group of service providers to a smaller more manageable group that is able to provide integrated service offerings on a global basis. Moreover, as a result of deteriorating economic conditions, some clients decided to take the services provided by us and our competitors in-house, further reducing our revenues.

Our ability to sustain growth and profitability in the current environment is very dependent upon our ability to maintain and/or gain a greater share of business among our current clients, and to attract new clients. There can be no assurance that we will be able to do so in the future. Worsening economic conditions, a prolonged recovery, or continued economic uncertainty could adversely affect our clients’ financial condition and the levels of business activity of our clients and the industries we serve. In particular, continued depressed consumer spending levels or further reductions in in consumer spending may cause clients to reduce demand for our services or depress pricing of those services and therefore could have a material adverse effect on our business, results of operations and financial condition, including our ability to refinance maturing debt instruments and to access the capital markets. In the event that some of our contact centers do not receive sufficient call volume in the future, we may be required to close them and relocate business to other centers. This would require substantial employee severance, lease termination costs and other reorganization costs. To the extent that the general economic environment improves, clients may nonetheless decide to maintain customer care services in-house, which may result in a material adverse effect on our business, results of operations and financial condition.

The economies in the EMEA reporting segment in particular have experienced a recent downturn which has had an adverse effect on our clients’ and our business and a prolonged downturn or further worsening of economic conditions in the countries in the EMEA reporting segment could have a material adverse effect on our and our clients’ businesses. Several countries within the EMEA reporting segment are our highest cost locations due to competitive employee pay and benefit rates. Within these countries, historic client business resulted from local alliances by the client to the location. These alliances are being broken to achieve lower costs by relocating services to other lower cost countries. When services are moved from one country to another country, there are certain exit costs including lease termination, employee severance and other restructuring costs. In several countries, workers councils and employment unions have agreements in place which require calculated severances. These exit costs could be substantial.

Finally, we are exposed to additional risks related to our clients’ ability to pay and the resulting uncollectability of our accounts receivables. The economic slowdown, coupled with tightened credit availability, could adversely affect our clients’ liquidity and cause them to delay or reduce their payments to us. Such delays or reductions or the non-payment by our clients of amounts owed to us could require us to increase our allowance for doubtful accounts, negatively impact our cash flow and adversely affect our results of operations.

We process, transmit and store personally identifiable information and the unintended release of this information or a breach of our security measures could result in a claim for damage or loss of business and create unfavorable publicity.

We process, transmit and store personally identifiable information, both in our role as a service provider and as an employer. Additionally, databases of our clients and their customers contain personally identifiable information concerning our clients and their customers. We and our clients each take measures to protect against unauthorized access to this information. Circumvention of these security measures, whether caused by a third party or by employee error or malfeasance, could lead to the misappropriation and dissemination of sensitive or proprietary information such as names, addresses, credit and debit card numbers and other personal information, or interrupt our operations or cause a system denial of service. As a result, we are subject to certain contractual terms, as well as federal, state, and foreign laws and regulations designed to protect personally identifiable information. Many of our contracts do not limit our potential liability for breaches of confidentiality or employee fraud or misconduct. Unauthorized access or failure to comply with data privacy laws and regulations may subject us to contractual liability and damages, loss of business, damages from individual claimants, fines, penalties, criminal prosecution, unfavorable publicity and harm to our brand, any of which could negatively affect our operating results and financial condition.

Increases in the cost of voice, data and other technology services or significant interruptions in these services could adversely affect our business, results of operations and financial condition.

We depend on voice and data services and other intellectual property rights provided by and licensed from various telecommunications providers. Because of this dependence, any change to the telecommunications market that would disrupt these services or limit our ability to obtain services at favorable rates could adversely affect our business, results of operations and financial condition. While we have entered into long-term contracts with many of our telecommunications providers, there is no obligation for these vendors to renew their contracts with us or to offer the same or lower rates in the future. In addition, these contracts are subject to termination or modification for various reasons outside of our control. Furthermore, the consolidation of voice and data services to a limited number of telecommunication providers could expose us to risks associated with being dependent upon a limited number of service providers. An adverse change in the pricing of voice, data or other technology services that we are unable to recover through a corresponding change in the price of our services, or any significant interruption in voice, data or other technology services, including a termination or modification of our contracts and licenses with these providers, could adversely affect our business, results of operations and financial condition.

Our business could be adversely affected by a systems or equipment failure or other emergency interruption.

Our operations are dependent upon our ability to protect our customer contact centers, computer and telecommunications equipment, software and other systems against damage and failures. Damage or failures could result from fire, power loss, equipment malfunctions, system failures, problems with Internet access or usage, natural disasters, intentional acts of others and other causes outside of our control. If our business is interrupted for any reason, we may be unable to provide the services we are required to deliver under our client contracts, or we may incur significant expense in reallocating resources and employees to make up for a business interruption. As a result, we may experience a reduction in revenues or be required to pay contractual damages to some clients or allow some clients to terminate or renegotiate their contracts. In addition, our relationship with these clients may be damaged and our reputation and ability to compete for new clients may be impaired. Our business interruption and property insurance may not adequately cover or compensate us for any losses we may incur. As a result, these interruptions to our business could adversely affect our business, results of operations and financial condition.

We face competition from many sources that could adversely affect our business and create pricing pressures that could reduce our profit margins.

Our industry is highly fragmented and competitive. Our principal competition stems from existing and prospective clients with the resources and ability to provide the same or similar services in-house. We also face competition from customer care outsourcing companies, large multi-national information technology services providers and smaller, niche service providers that provide services in a specific geographic market, industry segment or service area. Many of these providers offer one or more of the same services we do. We expect the intensity of competition to continue to increase in the future as existing competitors enhance and expand their service offerings and as new participants enter the market.

Our success will depend, in part, on our ability to respond adequately to pricing pressures from our competitors and clients, license or internally develop leading technologies to enhance our existing services and develop new services, and adapt to changing market conditions, client requirements and emerging industry standards. Some of our competitors have, or could acquire, greater financial, personnel, technological, capacity and other resources than we have. As a result, our competitors may be better able to create or withstand pricing pressures in our industry, and may be in a stronger position to respond quickly to potential acquisitions and other market opportunities, new or emerging technologies and changes in client requirements. Competitors with greater financial resources may be able to offer lower prices, additional services or other incentives that we cannot match or do not offer. Our failure to maintain and enhance our competitive position would limit our ability to maintain or increase our market share, which could adversely affect our business and prospects. Increased competition also may result in price reductions, reduced gross margins and loss of market share. The prices we are able to charge for our services and our ability to retain current or secure new clients may be affected by our clients’ or potential clients’ perceptions of the financial strength of our company compared to that of our competitors.

Risks associated with our international operations may decrease our revenues and increase our costs.

We operate or rely upon customer contact centers located in 26 countries. Approximately 73% of our revenues are earned outside the U.S. As part of our business strategy, we intend to further increase our global presence off-shore by following our clients’ expansion into new international markets. We also provide services to our domestic clients through customer contact centers located abroad. Our operations in foreign countries present additional risks, including risks associated with unexpected events, which may result in increased operational difficulties, lower revenues, higher costs and reduced profitability.

These risks include but are not limited to:

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compliance with numerous, and sometimes varied, legal or regulatory requirements (including data privacy regulation, employment laws and laws regulating corrupt activity such as the Foreign Corrupt Practices Act (“FCPA”) and the U.K. Bribery Act 2010 (the “U.K. Bribery Act”) and other anti-bribery laws;

•	restrictions on the transfer of funds into or out of a particular country;

•	domestic and foreign customs, tariffs and trade barriers;

•	potential adverse tax consequences, including the expiration of tax holidays or the failure by foreign governments to renew tax holidays;

•	nationalization of foreign assets and other forms of government protectionism;

•	political and economic instability;

•	labor or other disruptions;

•	fluctuations in the exchange rate;

•	delays in collecting accounts receivable;

•	restrictions on our ability to adjust the size of our workforce;

•	acts of war or terrorism or natural disasters, and limits on the ability of regional governments to respond to such acts; and

•	restrictions on our ability to own or operate subsidiaries, make investments or acquire new businesses in these jurisdictions.

As noted above, because we operate internationally we are required to comply with numerous legal and regulatory requirements, including the FCPA and the U.K. Bribery Act. The FCPA generally prohibits U.S. companies and their employees from offering, promising, authorizing or making payments to foreign officials for the purpose of obtaining or retaining business or otherwise obtaining favorable treatment. It also includes certain provisions relating to accounting matters. Our employees are subject to a code of conduct which prohibits, among other matters, violations of law, including the FCPA. We monitor compliance with our code of conduct by requiring executive officers’ to certify, on a quarterly basis, that such executive officer is not aware of any acts or omissions which would constitute a violation of our code of conduct. We are in the process of updating our corporate policies and implementing a comprehensive, stand-alone FCPA compliance policy. If for any reason our internal controls relating to the FCPA are found to be ineffective, such a determination in and of itself might be construed to be a violation of the FCPA.

The U.K. Bribery Act criminalizes (i) commercial bribery and bribery of domestic and foreign government officials; (ii) receipt of a bribe; and (iii) failure by a corporate entity to prevent bribery. Unlike the FCPA, it does not contain a “books and records” provision. The corporate offense of failure to prevent bribery applies not only to U.K. companies, but to any company that conducts part of its business in the U.K., even if no part of the conduct constituting the bribery took place in the U.K. The U.K. Bribery Act does, however, provide for a defense to liability for failure to prevent bribery if the corporate entity can show that it has “adequate procedures” in place to detect and deter such conduct. The U.K. Ministry of Justice has indicated that it will not be able to implement enforcement of the U.K. Bribery Act by April 2011 as initially planned.

Any of the above factors could impair our current or future international operations and, as a result, harm our overall business.

Pending and future litigation may divert management’s time and attention and result in substantial costs of defense, damages or settlement, which could adversely affect our business, results of operations and financial condition.

In the ordinary course of our business, we are subject to legal proceedings and claims regarding a variety of matters, including contract, intellectual property and employment claims. We may not successfully defend against or otherwise satisfactorily resolve current or future litigation to which we are or may become subject. Furthermore, regardless of the outcome of any current or future lawsuits, actions, claims or investigations, we may incur substantial defense costs and these actions may cause a diversion of management’s time and attention. Also, we may be required to alter our business practices or pay substantial damages or settlement costs as a result of these proceedings, which could adversely affect our business, results of operations and financial condition. Further, litigation with any one of our clients could harm our reputation and adversely affect our ability to obtain and retain other clients.

Certain countries (including some where we do business) have experienced political and economic instability and periodically experience civil unrest and terrorism, which could disrupt our operations and have a material adverse effect on our business and financial condition.

Certain countries (including some where we do business), and in particular the Philippines and India, have experienced significant inflation and fluctuating currencies. There are also limited foreign exchange hedging instruments available for these currencies. We are exposed to the risk of rental and other cost increases due to inflation in the Philippines, which has historically been at a much higher rate than in the United States. Certain countries where we do business, such as the Philippines, India, Morocco and certain Latin American countries, also periodically experience civil unrest, terrorism and political turmoil and U.S. companies in particular may experience greater risk. The recent significant rise in political event risk in the Middle East and the policy response could undermine the economies in the Middle East and have other collateral impacts on the world economy, including reduced economic activity due to increases in the price of oil. These conditions could disrupt our operations and have a material adverse effect on our business and financial condition.

Terrorist attacks, other acts of violence or war, such as the attacks in recent years in the United States, Philippines, Spain, England and India and political instability (such as recent events in the Middle East) may adversely affect worldwide financial markets and could potentially lead to economic recession or a lengthened recovery, which could adversely affect our business, results of operations, financial condition and cash flows. These events could adversely affect our clients’ levels of business activity and precipitate sudden significant changes in regional and global economic conditions and cycles. These events also pose significant risks to our people and to our operations around the world.

Our profits from certain client contracts may be adversely impacted by foreign currency exchange risk.

Often, costs incurred to generate our revenues are only partly incurred in the same currencies as our revenues. As a consequence, movements in exchange rates could cause our expenses to fluctuate, affecting our profitability and cash flows. Although we have historically entered into hedging transactions to reduce our exposure to this type of currency exchange risk, such transactions typically cover only 12 to 18 months forward and as such cannot eliminate all of the risks associated with currency fluctuations and there is no assurance we will hedge, or be able to hedge, these risks in the future.

The presentation of our financial results may be impacted by the translation of foreign currencies.

We hold assets, incur liabilities, earn revenues and pay expenses in a variety of currencies other than the U.S. dollar, including the Euro, British pound sterling, Canadian dollar, Indian rupee, Mexican peso and Philippine peso. Because our Consolidated Financial Statements are presented in U.S. dollars, we must translate our assets, liabilities, revenues and expenses into U.S. dollars at then-applicable exchange rates. Consequently, increases and decreases in the value of the U.S. dollar may affect the value of these items in our Consolidated Financial Statements, even if their value has not changed in their original currency. These translations could significantly affect the comparability of our results between financial periods and/or result in significant changes to the carrying value of our assets, liabilities and stockholders’ equity.

Wage increases in the countries, regions, or locations in which we have operations may reduce our profit margin.

Salaries and related benefits of our employees are our most significant costs. Approximately 57% of our employees work in our off-shore facilities in which wage levels have historically been significantly lower than wage levels in our domestic facilities for comparably skilled professionals. However, wage levels for comparably skilled employees in most of our off-shore facilities have increased and further increases are expected at a faster rate than in our domestic facilities because of, among other reasons, faster economic growth, increased competition for skilled employees and increased demand for business process services. In addition, labor shortages in some of the regions in which we operate could impact our ability to hire workers, increase the wages necessary to attract such workers or prompt us to re-locate some of our customer contact centers to domestic areas having greater labor availability and/or higher wages. We may not be able to increase pricing to offset wage increases, which may impact our margins and profitability.

We may face difficulties as we expand our operations into countries in which we have no prior operating experience.

We intend to continue to expand our global footprint in order to maintain an appropriate cost structure and meet our clients’ delivery needs. This may involve expanding into countries other than those in which we currently operate. It may involve expanding into less developed countries, which may have less political, social or economic stability and less developed infrastructure and legal systems. As we expand our business into new countries we may encounter regulatory, personnel, technological and other difficulties that increase our expenses or delay our ability to start up our operations or become profitable in such countries. This may affect our relationships with our clients and could have an adverse affect on our business, results of operations and financial condition. In addition, while historically we have been able to obtain favorable governmental and other incentives, including favorable lease rates, bargain purchase options on real estate, employment tax rebates and training grants, for the development of customer contact centers, we may be unable to do so in the future. As a result, if we are unable to obtain such incentives or such incentives decrease, our future profitability may be materially adversely affected, especially in new markets.

We are dependent upon our experienced senior management and key employees who would be difficult to replace.

The success of our business is dependent upon the active participation of our senior management and key employees who have extensive experience and important business relationships within our industry. Our experienced senior management team has developed our business strategies. We do not have key man life insurance covering any of our executive officers. The loss of service of one or more members of our senior management team or key employees or the inability to attract or retain other qualified personnel for any reason may have a material adverse effect on our business, results of operations and financial condition and could impede our ability to meet our clients’ needs, damage our reputation, and make it difficult to execute our growth strategy.

Our results of operations may be subject to significant fluctuations.

Our operating results have fluctuated in the past and may vary in the future due to a wide variety of factors, including:

•	levels of outsourcing demand from clients in the key end-markets we serve, including the fixed line and wireless telecommunication industries;

•	client acquisition and retention rates and the commencement and expiration or termination of contracts;

•	increases in our domestic and international wage rates and other labor costs;

•	movements in currency exchange rates;

•	the expiration of or loss of eligibility under certain tax holidays;

•	compliance with and changes to regulatory or accounting standards;

•	our ability to successfully open new customer contact centers or to expand existing centers in a timely fashion;

•	our ability to successfully implement new business opportunities;

•	the level at which clients’ in-house customer care capacity varies;

•	our ability to satisfy performance standards within our client contracts; and

•	competitive conditions in our industry, including pricing pressures.

Due to these and other factors, our revenues, expenses and results of operations could vary significantly in the future. Because of the potential variability in our operating results, you should not rely upon results of past periods as an indication of our future performance.

Our inability to attract, hire and retain qualified employees could adversely affect our growth and depress our profit margins.

We operate in a labor-intensive industry and our business depends in part on our ability to attract, hire and retain qualified employees. Some of our customer support services activities require highly trained employees. High rates of turnover are common in our industry, and, as a result, we are continuously required to recruit and train qualified personnel. If our attrition rate increases, our recruiting and training costs could rise and our operating efficiency and productivity may decrease. In addition, failure to hire or retain necessary personnel may adversely impact our ability to perform under our contracts or to implement our growth strategies.

We could cause disruptions to our clients’ business from inadequate service, and our insurance coverage may be inadequate to cover this risk.

If we fail to deliver the service required under a particular client contract or cause harm to a client’s business or operations, our client’s business could be disrupted significantly and we may be subject to damage claims for breach of contract or other causes of action. While we maintain general liability and errors and omissions insurance policies, this insurance coverage may be inadequate to cover one or more large claims, or our insurers may deny coverage. Further, most of our contracts with our clients contain key service level and performance requirements, including requirements relating to customer retention rates, sales rates and other similar performance metrics. Failure to meet service requirements subjects us to penalties under the terms of the contracts, which are reflected as a reduction in our revenues under that contract.

We are subject to extensive regulation that could limit or restrict our activities and impose financial requirements or other limitations on the conduct of our business.

Our business is subject to extensive regulation in each jurisdiction in which we have physical operations as well as in jurisdictions in which we make contact with customers of our clients. Many of these jurisdictions have promulgated and enacted various laws and regulations that govern the methods, timing and processes of making and completing certain types of calls and telephone sales (including sales of insurance and the collecting of consumer debt) or require us to obtain or make various regulatory registrations, approvals or licenses.

Additionally, new federal, state, local or international legislation, or changes in regulatory implementation, could further limit our activities or those of our clients in the future or significantly increase the cost of regulatory compliance. Future consumer protection and privacy protection laws or regulations are likely to impose additional requirements on telephonic sales, Internet communications and other portions of our business.

Our clients’ business operations are subject to certain rules and regulations and our clients generally contractually require that we perform our services in a manner that would enable them to comply with such rules and regulations. Failure to perform our services in compliance with these laws could result in breaches of contract with our clients and, in some limited circumstances, civil fines and criminal penalties for us.

While we believe that we can continue to operate our business in substantial compliance with these requirements, there can be no assurance that we will satisfy all laws in a timely manner or that compliance with all such requirements would not be costly or time consuming. Any failure on our part to comply with laws and regulations applicable to our or our clients’ businesses could have an adverse impact on our business, may damage our reputation and business and may result in civil or criminal sanctions, penalties, court injunctions or administrative enforcement.

Our clients may adopt technologies that decrease the demand for our services, which could reduce our revenues and seriously harm our business.

Our clients may adopt new technologies that decrease the need for live client interactions, such as interactive voice response, web-based self-help and other technologies used to automate interactions with clients. The adoption of such technologies could reduce the demand for our services, put downward pressure on our pricing, cause a reduction in our revenues and harm our business.

Any future acquisitions we decide to undertake will involve risks.

We have in the past completed, and may selectively continue to pursue, strategic acquisitions to supplement our growth. The negotiation of potential acquisitions as well as the integration of acquired businesses could require us to incur significant costs and material liabilities and cause diversion of our management’s time and resources. Any businesses we acquire may not generate sales and profitability sufficient to justify our investment. If we fail to successfully integrate an acquired business, we may not be able to realize the synergies we anticipated in valuing that business. We will not be able to acquire other businesses or assets if we cannot identify suitable acquisition opportunities, reach mutually agreeable terms with acquisition candidates or obtain, if necessary, additional financing to pay for any acquisitions that we undertake. In addition, to the extent that consolidation becomes more prevalent in our industry, the prices for suitable acquisition candidates may increase to unacceptable levels and thus limit our ability to grow through acquisitions.

If others claim that we or our clients are infringing on their intellectual property, we could incur significant expenses or be prevented from providing our services.

Others may assert claims alleging that we infringe, dilute, misappropriate or otherwise violate their intellectual property rights. If someone asserts a claim that our systems, services, trademarks, software or other technologies or materials infringe on their intellectual property rights, any resulting litigation could be costly and time consuming and would divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement also might require us to enter into costly royalty or license agreements. However, we may be unable to obtain royalty or license agreements on terms acceptable to us or at all. We also may be subject to significant damages or an injunction against use of our systems. A successful claim of patent or other intellectual property infringement against us could adversely affect our business, results of operations and financial condition. Further, we generally receive contractual indemnities from our vendors in the event our use of their systems, services, or software infringes, misappropriates or otherwise violates the intellectual property rights of others. In turn, we generally indemnify our customers against claims alleging that their use of our systems, services or software infringes, misappropriates or otherwise violates the intellectual property rights of others. In the event any such claims are asserted against us or our customers, our vendors may challenge their obligation to indemnify us, and any contractual indemnities we do receive from our vendors may not be sufficient to cover the costs that could arise as a result of any such claims, either of which could adversely affect our business, results of operations and financial condition.

Existing and future legislation could significantly affect the ability of our clients to utilize our services and significantly increase our costs.

The issue of companies outsourcing services to organizations operating in other countries has been and continues to be a topic of political discussion in many countries. There has been publicity about negative experiences associated with off-shore outsourcing, such as theft and misappropriation of sensitive client data. Current or prospective clients may elect to perform such services themselves or may be discouraged from transferring these services from domestic to off-shore providers to avoid negative perceptions that may be associated with using an off-shore provider. In the United States, measures aimed at limiting or restricting off-shore outsourcing have been proposed, including in connection with the Troubled Assets Relief Program. Such measures have been enacted in a few states and there is currently legislation pending in several other states. The measures that have been enacted to date generally have restricted the ability of governmental entities to outsource work to off-shore business process service providers and have not materially adversely affected our business. However, there can be no assurance that pending or future legislation, either in the United States or abroad, will not be enacted that would significantly adversely affect our business, results of operations and financial condition.

Further, legislation enacted in certain European jurisdictions and any future legislation in Europe, Asia or any other region in which we have clients restricting the performance of business process services from an off-shore location could also have a material adverse effect on our business, results of operations and financial condition. For example, legislation enacted in the United Kingdom, based on the 1977 EC Acquired Rights Directive which has been adopted in some form by many European Union, or EU, countries, provides that if a company outsources all or part of its business to a service provider or changes its current service provider, the affected employees of the company or of the previous service provider are entitled to become employees of the new service provider, generally on the same terms and conditions as their original employment. In addition, dismissals of employees who were employed by the company or the previous service provider immediately prior to that transfer are automatically considered unfair dismissals that entitle such employees to compensation. As a result, in order to avoid unfair dismissal claims we may have to offer, and become liable for, voluntary redundancy payments to the employees of our clients in the United Kingdom and other EU countries who have adopted similar laws who outsource business to us. This legislation may materially affect our ability to obtain new business from companies in the EU and, after including the cost of the potential compensation paid for unfair dismissal claims or redundancies, to provide outsourced services to our current and future clients in the EU in a cost-effective manner.

We recognized significant non-cash impairment charges for our 2009 and 2008 years. Going forward, we may incur additional impairment charges on our goodwill and other intangible assets with indefinite lives, which could negatively impact our business, financial condition and results of operations.

We test goodwill and other intangible assets for impairment during the fourth quarter of each year and on an interim date should factors or indicators become apparent that would require an interim test. In recent periods we have taken significant charges relating to the impairment of goodwill. See Note 5 to our audited Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates.”

As discussed in Note 5 to the audited Consolidated Financial Statements included in this prospectus, we performed our annual impairment test as of December 31, 2010, 2009 and 2008. During the years ended December 31, 2009 and 2008, the tests indicated that the goodwill and trade names associated with our operations in Europe, the Middle East and Africa (“EMEA”) were impaired. Therefore, we recognized goodwill impairment charges of $46.2 million during the second quarter of 2009 and $97.8 million during the fourth quarter of 2008 and a $4.2 million trade name impairment charge during the fourth quarter of 2008.

We did not recognize any impairment charges relating to goodwill and other intangible assets with indefinite lives during the year ended December 31, 2010. As of December 31, 2010, goodwill and other intangible assets with indefinite lives represented 26.5% of our total assets. If in the future we determine that there has been an impairment, our financial results for the relevant period would be reduced by the amount of the impairment, net of any income tax effects, which could have an adverse effect on our financial condition and results of operations.

Our business may not develop in ways that we currently anticipate due to negative public reaction to outsourcing.

We have based our growth strategy on certain assumptions regarding our industry, services and future demand in the market for our services. However, the trend to outsource business processes may not continue and could reverse. Outsourcing is a politically sensitive topic in the U.S. and elsewhere. For example, several organizations in the U.S. have publicly expressed concern about a perceived association between outsourcing providers and the loss of jobs in the U.S. In response to such expressions, federal legislative measures have been proposed, such as limiting income tax credits for companies that off-shore American jobs.

In addition, there has been recent publicity about some negative experiences that organizations have had with outsourcing, such as theft and misappropriation of sensitive client data. Current or prospective clients may elect to perform such services themselves or may be discouraged from transferring these services from onshore to off-shore providers to avoid negative perceptions that may be associated with using an off-shore provider. Any slowdown or reversal of existing industry trends toward off-shore outsourcing could harm our ability to compete effectively with competitors that operate solely out of facilities located in the United States or Canada.

Our ability to use existing net operating losses to offset future taxable income may be subject to certain limitations.

At December 31, 2010, we had U.S. federal net operating loss carry forwards (“NOLs”) of $380.3 million, which may be used to offset future taxable income. $131.6 million of this amount may only be used to offset future taxable income of up to $13.6 million in any calendar year, including carryover of amounts not used in prior years. U.S. federal NOLs will begin to expire in 2020. In addition, at December 31, 2010, we had NOLs relating to foreign income taxes of $269.5 million, which may be used to offset future foreign taxable income and will begin to expire in 2011.

Under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation that undergoes an “ownership change” generally may utilize its pre-change NOLs only to the extent of an annual amount determined by multiplying the applicable long-term tax exempt rate by the equity value of such corporation. A corporation generally undergoes an ownership change if the percentage of stock of the corporation owned by one or more 5% stockholders has increased by more than 50 percentage points over a three-year period. It is impossible for us to ensure that an ownership change will not occur in the future as changes in our stock ownership, some of which are outside of our control, could result in an ownership change under Section 382 of the Code. For example, the sale by one or more 5% stockholders of our common stock and changes in the beneficial ownership of such stock could result in an ownership change under Section 382 of the Code. Similarly, the exercise of outstanding stock options by our employees would count for purposes of determining whether we had an ownership change.

If we undergo an ownership change, our ability to utilize NOLs could be limited by Section 382 of the Code. The extent to which our use of our NOLs would be limited depends on a number of legal and factual determinations, some of which may be subject to varying interpretations, including the date on which an ownership change occurs, the long-term tax exempt rate, whether the equity value of the entire company or only one or more of its subsidiaries would be used in the application of the Section 382 limitation and the equity value of the company or such subsidiaries, as applicable. If the limitation were significant, our limited ability to use these NOLs to offset future taxable income could materially increase our future U.S. federal income tax liability.

Risks Associated with the Exchange Notes and This Exchange Offer

The Exchange Notes will be unsecured and will be effectively subordinated to our secured indebtedness, including our senior secured credit facility.

Our obligations under the Exchange Notes and the guarantors’ obligations under the guarantees of the Exchange Notes will not be secured by any of our or our subsidiaries’ assets. As a result, the Exchange Notes and the guarantees will be effectively subordinated to all of our and the guarantors’ secured indebtedness and other obligations to the extent of the value of the assets securing such obligations. As of December 31, 2010, we had $353.4 million of secured indebtedness and an additional $83.9 million of availability under the revolving portion of our senior secured credit facility. If the Issuers and the guarantors were to become insolvent or otherwise fail to make payments on the Exchange Notes, holders of the Issuers’ and the guarantors’ secured obligations would be paid first and would receive payments from the assets securing such obligations before the holders of the Exchange Notes would receive any payments. You may therefore not be fully repaid in the event we become insolvent or otherwise fail to make payments on the Exchange Notes.

The Exchange Notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries that are not guarantors of the Exchange Notes.

The subsidiary guarantors will include only our U.S. subsidiaries. As a result, the Exchange Notes will be effectively subordinated to all existing and future liabilities (including trade payables) of our non-guarantor subsidiaries. As a result, our right to participate in any distribution of assets of our non-guarantor subsidiaries upon the liquidation, reorganization or insolvency of any such subsidiary (and the consequential right of the holders of the Exchange Notes to participate in the distribution of those assets) will be subject to the prior claims of such subsidiary’s creditors. Our non-guarantor subsidiaries accounted for 73.2% and 43.8% of our consolidated revenues and net loss, respectively, for the year ended December 31, 2010.

In addition, the indenture governing the Exchange Notes permits, subject to some limitations, these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities that may be incurred by these non-guarantor subsidiaries.

Our substantial debt and lease obligations could adversely affect our financial condition and prevent us from fulfilling our obligations under the Exchange Notes.

As of December 31, 2010, our total outstanding long-term debt was $656.3 million, which will require significant interest and principal payments. In addition, we have $83.9 million of unused availability under the revolvers as of December 31, 2010. Subject to the limits contained in the indenture governing the Exchange Notes and the senior secured credit facility, we may be able to incur additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. We also lease certain property and equipment under long-term leases. As of December 31, 2010, our minimum rental expense under non-cancelable leases for the calendar year 2011 is $48.3 million. As of December 31, 2010, our total lease obligations totaled $147.7 million. See note 14 to the audited Consolidated Financial Statements included in this prospectus. Our high level of debt and lease obligations could have important consequences to the holders of the Exchange Notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to the Exchange Notes and our other debt;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes;

•	requiring a substantial portion of our cash flows to be dedicated to debt service payments and lease obligations instead of other purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	exposing us to the risk of increased interest rates under certain of our borrowings, including borrowings under our revolvers, which are at variable rates of interest;

•

limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of our growth strategy, or other purposes, including incurring additional indebtedness;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

In addition, the senior secured credit facility contains financial and other covenants and the indenture governing the Exchange Notes contains other restrictive covenants that limits our ability to engage in activities that may be in our best interests. We expect to be in compliance with the restrictive covenants in our senior secured credit facility throughout 2011. However, the decline in our Adjusted EBITDA during 2010 has increased our Senior Secured Leverage Ratio (as defined in our senior secured credit facility). If we are unable to increase our Adjusted EBITBA in line with tightening covenant levels, or in the event of unforseen adverse circumstances, we could be forced to undertake additional restructuring activities (including further cost reductions), further management of working capital or capital expenditures, or seek additional financing, in order to remain compliant with these covenants. We may also need to decrease the use of our revolvers, which would have the effect of decreasing our Senior Secured Leverage Ratio. There is no assurance that we would be able to implement such additional actions or obtain additional financing with acceptable terms and conditions, or that we would have the flexibility to decrease our revolver draw if necessary. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt, including the Exchange Notes. Furthermore, all of our borrowings under the senior secured credit facility have a scheduled maturity prior to that of the Exchange Notes. There can be no assurance that we will be able to successfully refinance these obligations on or prior to their applicable maturity dates.

Finally, a continued economic downturn or prolonged recovery will put increasing pressure on our revenues, cash flows and operating margins and consequently our ability to service our substantial debt. In addition, ongoing or future restructuring activities will require certain cash outlays that may put further pressure on our cash flows.

We and our subsidiaries may be able to incur substantial additional debt. This could further exacerbate the risks associated with our current debt levels.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the Exchange Notes will not fully prohibit us or our subsidiaries from incurring additional debt. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify and our ability to satisfy our obligations with respect to the Exchange Notes could be adversely affected.

The restrictive covenants in the indenture governing the Exchange Notes and the agreement governing the senior secured credit facility impose significant operating and financial restrictions on our company and our restricted subsidiaries, which may prevent us from capitalizing on business opportunities.

The indenture governing the Exchange Notes and the senior secured credit facility impose significant operating and financial restrictions on us and our restricted subsidiaries. For example, these restrictions limit our ability, among other things, to:

•	incur additional indebtedness;

•	pay dividends on or make distributions in respect of capital stock or make certain other restricted payments or investments;

•	enter into agreements that restrict distributions from restricted subsidiaries;

•	sell or otherwise dispose of assets, including capital stock of restricted subsidiaries;

•	enter into transactions with affiliates;

•	create or incur liens; and

•	merge, consolidate or sell substantially all of our assets.

As a result of these covenants and restrictions, we will be limited in how we conduct our business, and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

Our failure to comply with the restrictive covenants described above as well as the terms of any future indebtedness we may incur from time to time could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their due date. If we are forced to refinance these borrowings or amend our senior secured credit facility on less favorable terms, our results of operations and financial condition could be adversely affected.

In addition, our obligations under our senior secured credit facility are secured, among other things, by certain fixed assets as well as receivables and pledged cash assets. If we are unable to repay our indebtedness under our senior secured credit facility when due, the lenders could seek to foreclose on these assets. Any of these outcomes could have a material adverse effect on our business, financial condition and results of operations.

To service our indebtedness, we will require a significant amount of cash flow. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

Our cash interest expense for the year ended December 31, 2010 was $63.3 million. Our ability to make payments on and to refinance our indebtedness, including the Exchange Notes, and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, business, legislative, regulatory and other factors that are beyond our control.

If our business does not generate sufficient cash flow from operations or if future borrowings are not available to us in an amount sufficient to enable us to pay our indebtedness, including the Exchange Notes, or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness, including the Exchange Notes, on or before the maturity thereof, sell assets, reduce or delay capital investments or seek to raise additional capital, any of which could have a material adverse effect on our operations. In addition, we may not be able to effect any of these actions, if necessary, on commercially reasonable terms or at all. Our ability to restructure or refinance our indebtedness, including the Exchange Notes, will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments, including the indenture governing the Exchange Notes offered hereby, may limit or prevent us from taking any of these actions. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on commercially reasonable terms or at all. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, would have an adverse effect, which could be material, on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations in respect of the Exchange Notes.

In addition, if the Issuers are unable to meet their debt service obligations under the Exchange Notes, the holders of the Exchange Notes would have the right to cause the entire principal amount of the Exchange Notes to become immediately due and payable. If the amounts outstanding under these instruments are accelerated, we cannot assure you that our assets will be sufficient to repay in full the money owed to our debt holders, including holders of the Exchange Notes.

Our failure to comply with the agreements relating to our outstanding indebtedness, including as a result of events beyond our control, could result in an event of default that could materially and adversely affect our results of operations and our financial condition.

If there were an event of default under any of the agreements relating to our outstanding indebtedness (including the agreement governing our senior secured credit facility), the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. Upon acceleration of our other indebtedness in excess of $25.0 million, holders of the Exchange Notes could declare all amounts outstanding under the Exchange Notes immediately due and payable. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default. Further, if we are unable to repay, refinance or restructure any of our secured indebtedness, the holders of such debt could proceed against the collateral securing that indebtedness. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments.

Under certain circumstances a court could cancel the Exchange Notes or the related guarantees and any guarantees under fraudulent conveyance laws.

The issuance of the Exchange Notes and the related guarantees may be subject to review under federal or state fraudulent transfer law. If either Issuer becomes a debtor in a case under the United States Bankruptcy Code or encounters other financial difficulty, a court might avoid (that is, cancel) its obligations under the Exchange Notes. The court might do so, if it found that, when it issued the Exchange Notes, (i) such Issuer received less than reasonably equivalent value or fair consideration and (ii) such Issuer either (1) was rendered insolvent, (2) was left with inadequate capital to conduct its business or (3) believed or reasonably should have believed that it would incur debts beyond its ability to pay. The court could also avoid the Exchange Notes, without regard to factors (i) and (ii), if it found that an Issuer issued the Exchange Notes with actual intent to hinder, delay or defraud its creditors.

Similarly, if one of the guarantors becomes a debtor in a case under the United States Bankruptcy Code or encounters other financial difficulty, a court might cancel its guarantee if it finds that when such guarantor issued its guarantee (or in some jurisdictions, when payments became due under the guarantee), factors (i) and (ii) above applied to such guarantor, such guarantor was a defendant in an action for money damages or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied), or if it found that such guarantor issued its guarantee with actual intent to hinder, delay or defraud its creditors.

In addition, a court could avoid any payment by an Issuer or any guarantor pursuant to the Exchange Notes or a guarantee, and require the return of any payment to the Issuer or the guarantor, as the case may be, or to a fund for the benefit of the creditors of the Issuer or the guarantor. In addition, under the circumstances described above, a court could subordinate rather than avoid obligations under the Exchange Notes or the guarantees. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the Exchange Notes from another guarantor or from any other source.

The test for determining solvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. In general, a court would consider an entity insolvent either if the sum of its existing debts exceeds the fair value of all of its property, or its assets’ present fair saleable value is less than the amount required to pay the probable liability on its existing debts as they become due. For this analysis, “debts” includes contingent and unliquidated debts.

The indenture governing the Exchange Notes limits the liability of each guarantor on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the Exchange Notes in full when due.

If a court avoided the Issuers’ obligations under the Exchange Notes and the obligations of all of the guarantors under their guarantees, you would cease to be the Issuers’ creditor or creditor of the guarantors and likely have no source from which to recover amounts due under the Exchange Notes. Even if the guarantee of a guarantor is not avoided as a fraudulent transfer, a court may subordinate the guarantee to that guarantor’s other debt. In that event, the guarantees would be structurally subordinated to all of that guarantor’s other debt.

Any future note guarantees provided after the Exchange Notes are issued could also be avoided by a trustee in bankruptcy.

The indenture governing the Exchange Notes provides that certain of our future subsidiaries will guarantee the Exchange Notes. Any future note guarantee for the benefit of the noteholders might be avoidable by the grantor (as debtor-in-possession) or by its trustee in bankruptcy or other third parties if certain events or circumstances exist or occur. For instance, if the entity granting the future note guarantee were insolvent at the time of the grant and if such grant was made within 90 days, or in certain circumstances, a longer period, before that entity commenced a bankruptcy proceeding, and the granting of the future note guarantee enabled the noteholders to receive more than they would if the grantor were liquidated under chapter 7 of the U.S. Bankruptcy Code, then such note guarantee could be avoided as a preferential transfer.

Our holding company structure may impact your ability to receive payment on the Exchange Notes.

We operate in a multiple-tiered holding company structure. SITEL Worldwide, the parent company of the Issuers, will unconditionally guarantee the Exchange Notes. However, SITEL Worldwide is a holding company whose entire operating income and cash flow is derived from its subsidiaries and whose only material asset is the capital stock of its subsidiaries. As a result, SITEL Worldwide’s guarantee provides little, if any, additional credit support for the Exchange Notes.

SITEL, LLC, a co-issuer of the Exchange Notes, is also a holding company that does not directly conduct any business operations or hold any material asset other than the capital stock of its subsidiaries. Furthermore, Sitel Finance, the other co-issuer, does not have any operations or assets of any kind and will not have any sales. Because substantially all of SITEL, LLC’s operating assets are held by its subsidiaries, the Issuers will rely principally on cash generated from the operations of certain SITEL, LLC subsidiaries to pay the principal and interest on the Exchange Notes. The subsidiaries of SITEL, LLC and SITEL Worldwide are separate and distinct legal entities, and may be restricted from making distributions by, among other things, applicable corporate laws, other laws and regulations and the terms of agreements to which they are or may become a party. While SITEL Worldwide and certain domestic subsidiaries of SITEL, LLC will unconditionally guarantee the Exchange Notes, such guarantees could be rendered unenforceable pursuant to state or federal fraudulent transfer laws or for the reasons described above. In the event that such guarantees were rendered unenforceable, the holders of the Exchange Notes would lose their direct claim against the entities holding substantially all of our total operating assets.

The Issuers may be unable to repurchase the Exchange Notes upon a change of control.

Upon the occurrence of specified kinds of change of control events, the Issuers will be required to offer to repurchase all outstanding Exchange Notes at a price equal to 101% of the principal amount of the Exchange Notes, together with accrued and unpaid interest to the date of repurchase.

However, it is possible that the Issuers will not have sufficient funds at the time of the change of control to make the required repurchase of the Exchange Notes. If the Issuers are required to repurchase the Exchange Notes, the Issuers would probably require third party financing. We cannot be sure that the Issuers would be able to obtain third party financing on acceptable terms, or at all.

One of the circumstances under which a change of control may occur is upon the sale or disposition of all or substantially all of our assets. However, the phrase “all or substantially all” will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of “all or substantially all” of our capital stock or assets has occurred, in which case, the ability of a holder of the Exchange Notes to obtain the benefit of an offer to repurchase all of a portion of the Exchange Notes held by such holder may be impaired. See “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

It is also possible that the events that constitute a change of control may also be events of default under the senior secured credit facility. These events may permit the lenders under such facility to accelerate the indebtedness outstanding thereunder. If the Issuers are required to repurchase the Exchange Notes pursuant to a change of control offer and the Issuers are required to repay certain amounts outstanding under the senior secured credit facility if such indebtedness is accelerated, the Issuers would probably require third-party financing. We cannot be sure that the Issuers would be able to obtain third-party financing on acceptable terms, or at all. If the indebtedness under our revolvers is not paid, the lenders thereunder may seek to enforce security interests in the collateral securing such indebtedness, thereby limiting our ability to raise cash to purchase the Exchange Notes, and reducing the practical benefit of the offer to purchase provisions to the holders of the Exchange Notes.

Our principal equityholder’s interests may conflict with yours.

Onex has voting ownership of approximately 88% of the fully-diluted equity of SITEL Worldwide. As a result of its equity ownership, Onex will effectively be able to control the outcome of votes on all matters submitted to a vote of SITEL Worldwide’s equityholders, including the adoption of amendments to its certificate of incorporation and by-laws and approval of significant corporate transactions. Onex can also appoint up to five members of our board of directors. As a result of their equity ownership, Onex may also be able to substantially influence our operations and business strategy.

Onex and its affiliates may invest in entities that directly or indirectly compete with us or companies in which they currently invest may begin competing with us. The interests of Onex could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Onex might conflict with your interests as a holder of the Exchange Notes. Onex may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their respective judgment, could enhance their equity investment, even though such transactions might involve risks to you as a holder of the Exchange Notes. See “Certain Relationships and Related Party Transactions” and “Principal Stockholders.”

If you do not exchange your Senior Notes for Exchange Notes, your ability to sell your Senior Notes will be restricted.

If you do not exchange your Senior Notes for Exchange Notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your Senior Notes. The restrictions on transfer of your Senior Notes arise because we issued the Senior Notes in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer to sell the Senior Notes if they are registered under the Securities Act and applicable state securities laws or offered or sold pursuant to an exemption from those requirements. If you are still holding any Senior Notes after the expiration date of the exchange offer and the exchange offer has been consummated, you will not be entitled to have those Senior Notes registered under the Securities Act or to any similar rights under the registration rights agreement, subject to limited exceptions, if applicable. After the exchange offer is completed, we will not be required, and we do not intend, to register the Senior Notes under the Securities Act.

There is no established trading market for the Exchange Notes and you may not be able to sell the Exchange Notes readily or at all or at or above the price that you paid.

The Exchange Notes are a new issue of securities and there is no established trading market for them. We do not intend to apply for the Exchange Notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. You may not be able to sell your Exchange Notes at a particular time or at favorable prices. As a result, we cannot assure you as to the liquidity of any trading market for the Exchange Notes. Accordingly, you may be required to bear the financial risk of your investment in the Exchange Notes indefinitely. If a trading market were to develop, future trading prices of the Exchange Notes may be volatile and will depend on many factors, including:

•	the number of holders of Exchange Notes;

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market for them;

•	prevailing interest rates; and

•	the market for similar securities.

In addition, the market for non-investment grade debt historically has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. The market for the Exchange Notes, if any, may be subject to similar disruptions that could adversely affect their value. In addition, subsequent to their initial issuance to tendering holders of the Senior Notes in the exchange offer, the Exchange Notes may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar Exchange Notes, our performance and other factors.

Some holders who exchange their Senior Notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your Senior Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the exchange offer. You will receive, in exchange for Senior Notes tendered by you and accepted by us in the exchange offer, Exchange Notes in the same principal amount. The Senior Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any increase of our outstanding debt or the receipt of any additional proceeds.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2010. You should read the following table in conjunction with the sections entitled “Selected Historical Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Consolidated Financial Statements and related notes included elsewhere in this prospectus.

The Senior Notes that are surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. As a result, the issuance of the Exchange Notes will not result in any change in our capitalization.

As of December 31, 2010
(Dollars in millions)
Cash and cash equivalents	$29.9

Long-term debt, including current maturities:
Senior secured credit facility:
Revolvers(1)	$—
Term loans	353.4
Senior Notes	292.8
Capital leases	10.1

Total debt	656.3
Preferred stock	94.6
Total stockholders’ deficit	(369.0)

Total capitalization	$381.9

(1)	Our revolvers provide for aggregate borrowings of up to $85.0 million, less $1.1 million of letters of credit outstanding for a total availability of $83.9 million as of December 31, 2010.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following tables present the selected historical consolidated financial and operating data of SITEL Worldwide and its consolidated subsidiaries as of the dates and for the periods indicated. The consolidated financial information for SITEL Worldwide as of December 31, 2008, 2007 and 2006 and for the years ended December 31, 2007 and 2006, have been derived from the audited Consolidated Financial Statements audited by PricewaterhouseCoopers LLP, independent registered accountants, not included in this prospectus. The consolidated financial information for SITEL Worldwide as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 has been derived from the audited Consolidated Financial Statements audited by PricewaterhouseCoopers LLP, independent registered accountants, included elsewhere in this prospectus.

SITEL Worldwide acquired all of the outstanding capital stock of Legacy SITEL on January 30, 2007, and its results of operations are included in the results of operations of SITEL Worldwide beginning as of that date.

The following selected consolidated financial data should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited Consolidated Financial Statements and notes thereto of SITEL Worldwide, included elsewhere in this prospectus.

	Year Ended December 31,
(in thousands of U.S. dollars)	2010	2009	2008		2007	2006
Statement of Operations Data:
Revenues	$1,340,545	$1,558,167	$1,746,724		$1,746,642	$660,342
Operating expenses:
Costs of services (exclusive of depreciation and amortization shown below)	856,463	998,584	1,128,550		1,126,413	399,147
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown below)	363,177	424,381	489,478		484,858	186,639
Depreciation and amortization of property and equipment	37,346	53,643	58,134		51,161	27,662
Amortization of intangible assets	15,523	17,074	17,777		16,169	846
Restructuring and exit charges	38,065	23,763	34,701		4,789	2,701
Loss (gain) on foreign currency transactions	4,628	5,301	(8,512)		1,086	(694)
Loss on disposal of capital assets	179	1,728	2,868		379	183
Impairment of goodwill and trade name	—	46,199	102,022		—	—
Other, net	(285)	240	4,470		(1,465)	(1,647)

Operating income (loss)	25,449	(12,746)	(82,764)		63,252	45,505
Interest and other financing costs, net	65,775	50,872	79,031		68,787	21,425
Dividends on shares subject to mandatory redemption	—	—	—		—	5,139
Loss on extinguishment of debt, net	3,019	—	1,700		1,637	—

(Loss) income before income taxes, non-controlling interest, and discontinued operations	(43,345)	(63,618)	(163,495)		(7,172)	18,941
(Benefit) provision for income taxes	(4,488)	13,371	4,339		18,007	3,358

(Loss) income from continuing operations	(38,857)	(76,989)	(167,834)		(25,179)	15,583
Income (loss) from discontinued operations, net of tax	—	—	192		414	(4,185)

(Loss) income before non-controlling interest	(38,857)	(76,989)	(167,642)		(24,765)	11,398
Less: income from non-controlling interest	—	—	(781)		(3,504)	(6,075)

Net (loss) income	$(38,857)	$(76,989)	$(168,423)		$(28,269)	$5,323

Other Financial Data:
Capital expenditures(1)	$29,187	$23,912	$42,638		$41,548	$16,613
Ratio of earnings to fixed charges(2)	0.5x	0.2x	(0.4	)x	0.9x	1.3x
Earnings deficiency to cover fixed charges	$(55,328)	$(80,150)	$(167,503)		$(7,832)	$—

Balance Sheet Data (at end of period):
Cash and cash equivalents	$29,894	$26,915	$46,239		$33,245	$7,727
Working capital(3)	52,880	37,483	53,187		123,660	32,853
Total assets	682,417	707,008	846,848		1,009,968	219,420
Property, plant and equipment, net	106,359	103,146	126,608		139,449	61,115
Total debt	656,274	623,449	657,262		711,927	221,997
Preferred stock(4)	94,560	82,561	70,508		—	—
Stockholders’ deficit(5)	369,022	323,356	245,927		54,798	125,145

(1)	Capital expenditures for 2009 excludes $3.2 million of purchase options that we exercised but did not settle as of December 31, 2009 related to two leased properties in the Philippines.
(2)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings before provision for income taxes, non-controlling interest, plus fixed charges. Fixed charges consist of interest expense, amortized discounts and capitalized expenses related to indebtedness, an estimate of interest within rental expense and preference security dividend requirements.
(3)	Working capital is defined as current assets (excluding cash and cash equivalents) less current liabilities (excluding current debt maturities), adjusted for other non-current assets (which include deposits and debt acquisition costs) less other non-current liabilities (which include mark to market on interest rate hedge, deferred revenues and non-current restructuring liability).
(4)	At December 31, 2010, there were 48,244 and 30,893 shares of our redeemable series B preferred stock and series C preferred stock outstanding with an aggregate liquidation value of $57.3 million and $37.3 million, respectively. Our redeemable series B and series C preferred stock accrue cumulative dividends at a rate of 12% and 16%, respectively, of the liquidation preference per share per annum. Our redeemable series B and series C preferred stock can be redeemed for cash at our option any time prior to maturity but are mandatorily redeemable for cash 91 days following the maturity of the notes. However, we may only make redemption payments to the extent we have the funds legally available and if permitted by the terms of our senior secured credit facility as amended, supplemented or refinanced. Our senior secured credit facility does not currently permit any such redemption payments.
(5)	As of December 31, 2010, there were 1.71 million of exchangeable preferred shares of a subsidiary of the Company issued to the three stockholders of 1293220 Ontario Inc. under the terms of a support agreement between Customerone Holding Corporation (now SITEL Worldwide) and 1293220 Ontario Inc., dated December 17, 1998. The exchangeable preferred shares have no voting rights or other rights of redemption but are exchangeable for SITEL Worldwide class A voting shares, plus any dividends declared thereon at any time. We have agreed to repurchase the exchangeable preferred shares at the underlying fair market value of the common stock for which they are exchangeable in the event that we are unable to issue the class A common stock upon conversion of the exchangeable preferred shares.

BUSINESS

Our Company

We believe we are one of the world’s largest and most diversified providers of customer care outsourcing services. We offer our clients a wide array of services, including customer service, technical support and customer acquisition, retention and revenue generation services. The majority of our customer care services are inbound and delivered telephonically, but we are increasingly asked to provide services through other communication channels, including email, online chat, web and IVR. We serve a broad range of industry end-markets, including financial services, technology, wireless, retail and consumer products, telecommunications, media and entertainment, energy and utilities, travel and transportation, internet service providers, insurance and healthcare.

We provide our clients with high quality customer care expertise customized for their specific end-markets in order to improve their interactions with their customers and, in turn, increase their return on customer investment. Our clients can reduce their customer care costs by leveraging our economies of scale and technology infrastructure, gaining access to our skilled labor force, and benefiting from our strategically located facilities cost-effective labor markets throughout the world. Our clients can increase their revenues through improved customer satisfaction, increased retention, and more effective sales conversions. In addition, our services allow our clients to reduce capital expenditures, better manage working capital and transform fixed customer care-related costs into variable costs. We have worked closely with our clients through the recent global economic downturn to drive efficiency and effectiveness throughout their customer care operations.

Our success at creating value for our customers is reflected in the quality, breadth and tenure of our client relationships. We serve a diverse group of approximately 300 clients, often over multiple-lines of client business. We service clients in a broad range of industry end-markets, including wireless, telecommunications, technology, financial services, retail and consumer products, media and entertainment, energy and utilities, travel and transportation, internet service providers, insurance and healthcare. Many of our clients are well-known companies that have stable financial profiles and expansive global customer bases which generate high customer contact volumes. The average tenure of our top ten client relationships by revenues is approximately 9 years. In 2010, our largest single client and our top 10 client relationships accounted for 6.6% and 37.1% of our revenues, respectively, and no single end-market accounted for more than 16.2% of revenues, which we believe makes us one of the most diversified providers in our industry by client and end-market.

We are organized geographically and have two reporting segments: (1) “Americas,” which refers to North America, Latin America and Asia Pacific and (2) “EMEA,” which refers to Europe, the Middle East and Africa. Each reporting segment performs substantially the same services for clients.

Our global and flexible operating platform is one of the industry’s most geographically diverse, with services delivered in 36 languages through a network of over 121 customer contact centers in 26 countries. We have approximately 33,000 agent employees based in the Americas and approximately 13,000 agent employees based in EMEA. Our blend of domestic, near-shore and off-shore locations allows us to provide customized client solutions, whether to service customers in a single country or across many different countries at various price points. Our standardized practices and regionalized support functions are designed to ensure consistent, high quality service throughout the world. For the year ended December 31, 2010, 57.5% of revenues were generated in Americas and 42.5% were generated in EMEA. For the year ended December 31, 2010, approximately 28% of our total clients representing approximately 68% of our revenues utilize our services in more than one country.

Our services are generally provided under discrete, multi-year contracts that are individually negotiated. We typically bill our clients on a monthly basis, generally based upon either a per minute/hour, per call or per transaction basis. In some cases, we also receive incentive-based compensation from our clients that is directly connected to our performance and/or our ability to generate sales for our clients.

According to IDC, the outsourcing market in which we compete is expected to grow from approximately $46 billion in 2009 to approximately $58 billion in 2014, a 4.7% compound annual growth rate. We believe this growth will be driven by the increasing need for high quality customer care services as more businesses make the decision to outsource non-core competencies and leverage the capabilities of specialized third-party outsourcing providers. Further, we believe that companies are increasingly limiting the number of outsourcing relationships they maintain, focusing their relationships on select providers which can manage and handle all aspects of their daily customer interactions on a globally coordinated basis. We believe that our comprehensive customer care service offerings, global footprint, extensive client base and experience serving a variety of end-markets position us well to participate in the growth of the customer care outsourcing services industry.

For the year ended December 31, 2010, we had revenues, Adjusted EBITDA and operating income of $1,340.5 million, $117.2 million and $25.4 million, respectively. See the table contained in “Prospectus Summary—Our Summary Historical Consolidated Financial Data” for a reconciliation of Adjusted EBITDA to net income.

Our Services and Solutions

We enable and support processes covering each stage of the customer lifecycle. Our services are delivered through multiple communication channels, including telephone, email, online chat, fax, IVR, internet forums, self service and mail. These service offerings are complemented by a selected range of back office services. Shown below is a summary of the broad array of services and solutions that we offer:

	Customer service	Technical support	Acquisition and retention	Back office
Illustrative Offerings:

•    Repeat purchases

•    Account change

•    Issue resolution

•    Billing information

•    Product information

•    Claim processing

•    Reservations

•    Loyalty rewards administration

•    Investor inquiries

•    Warranty administration

		• Troubleshooting • Hardware support • Software support • Internet support • PC/server support • Corporate helpdesk • Warranty & post warranty • Self-support technologies	• Inbound sales • Order taking • Lead generation • Upsell /cross-sell • Subscription renewal • Customer save programs • Database management • Business to business sales • Outbound sales	• Collections and receivables (early to late stage) management • Transaction processing (orders; payments; claims; insurance; warranty; coupon)

Our Competitive Strengths

We believe the following competitive strengths position us to capitalize on favorable trends occurring within the customer care outsourcing services industry:

Client and End-Market Diversity.     We benefit from diversification across our client base and end-markets as contact volumes vary across clients, end-markets and business cycles. We also believe the breadth of end-markets we serve and the depth of services we offer provide us with a broader base of potential clients.

Diversified Client Base.    We serve a diverse group of approximately 300 clients. Our largest single client and our top 10 clients accounted for 6.6% and 37.1% of our revenues, respectively, for the year ended December 31, 2010, which we believe makes us one of the most diversified providers in our industry by client and minimizes our reliance on any one client. We believe our diversification is enhanced because we service many of our larger clients on multiple lines of business and campaigns.

Diversified End-Markets.    We serve a broad range of industry end-markets. No single end-market accounted for more than 16.2% of our revenues for the year ended December 31, 2010, which we believe makes us one of the most diversified providers in our industry by end-market. We also believe that our end-market diversification allows us to minimize our exposure to end-market-specific seasonality and cyclicality. The chart below shows the percentage of revenues we derived from each of our end-markets for the year ended December 31, 2010.

High Quality Client Base with a Demonstrated History of Retention.    We derived 38% of our revenues from Fortune Global 500 companies during the year ended December 31, 2010. We focus on developing long-term relationships with companies that have stable financial profiles and expansive global customer bases in order to provide us with more consistent revenue streams and minimize certain potential client financial risks, as evidenced by the nine-year average relationship tenure across our top 10 clients. In addition, larger clients typically generate higher customer contact volumes, allowing us to leverage our fixed costs and more effectively deliver a consistent and uniform service offering.

Our restructuring initiatives have enabled us to partially offset the negative impact on our EBITDA and Adjusted EBITDA due to decreased demand for our services in connection with the recent global economic downturn. In addition, by continuing our focus of providing high quality services at competitive prices, we believe our business is positioned favorably to capture the benefits of an economic recovery.

Scale and Geographic Footprint to Compete on Major Customer Care Outsourcing Opportunities.    We believe we are one of the world’s largest and most geographically diverse providers of customer care services, with a global network of 121 customer contact centers across 26 countries. We believe our size and scale provides us with the opportunity to credibly participate in major contract bids and positions us to capitalize on larger scale, multinational customer care outsourcing opportunities. As an example of our global presence, approximately 28% of our total clients representing approximately 68% of our revenues utilize our services in more than one country.

Competitive Cost Structure.    We have also restructured certain operations to scale our business to market demand. Following the acquisition of Legacy SITEL, we have aggressively rationalized, standardized and optimized our cost structure, increasing our variable costs to approximately 77% of total costs for the year ended December 31, 2010. In addition, by continuing our focus of providing high quality services at competitive prices, we believe our business is positioned favorably to capture the benefits of an economic recovery.

Global Standardization.    We believe our commitment to process excellence and track record of delivering high quality services across all our customer care facilities provides us with a competitive advantage. SITEL has developed a Global Operating System that provides a consistent focus on the key levers of success in a contact center environment. This allows us to manage service levels through a single point of accountability, provide a consistent service offering across geographies, leverage our deep domain expertise and achieve efficiencies of scale. We intend to continue to build upon our platforms of globally consistent management systems and coordinated decision support systems that allow our employees and management to make informed decisions quicker. SITEL has also committed to a continuous improvement culture through the deployment of tools such as lean process management and six sigma.

Gartner, Inc, has placed us in the Leaders Quadrant of the Magic Quadrant for Customer Management Contact Center BPO, Worldwide, 2010. We believe this recognition reflects our commitment and industry stature, Gartner selectively included service providers in the Magic Quadrant based on “ability to execute” and “completeness of vision.” According to Gartner, providers in the Leaders Quadrant of the Magic Quadrant demonstrate market-defining vision and the ability to execute against that vision through customer management contact center BPO services, a superior market share (among the top 10 providers in regions where they compete), and solid references for customer management contact center BPO service, worldwide, including a cross-section of vertical industries. Leaders also have superior investments in innovative CM contact center BPO service offerings, business/pricing models and service delivery models. They have a superior understanding of client needs and of current market conditions, and they are actively building competencies to sustain their leadership position in the CM contact center BPO market across multiple regions, worldwide. The CM contact center BPO service providers in this quadrant generally also have strong global and regional service delivery operations and deep technology to leverage, and they deliver above-average customer experience.

Experienced Management Team and Demonstrated Labor Management Practices.    With substantial industry experience, our senior management team has led the ongoing development of our business model, steadily improved the EBITDA margins of our business and expanded operations in near-shore and offshore delivery markets, all through a very challenging economic cycle. Additionally, our senior operations team oversees approximately 54,000 employees across our global operating footprint, overseeing efficient and quality service delivery.

We have also developed a comprehensive labor management approach that we believe enables us to attract, train and retain talented employees. We use a rigorous process to identify candidates through the measurement of aptitude, communications skills, motivation and manageability. In order to build rewarding careers for our employees and enable effective planning for future growth, we believe we provide an environment that fosters high employee satisfaction and provides learning and development opportunities through our SITEL University and SITEL Leadership Academy learning platforms.

Our Strategy

Our goal is to be the vendor of choice in the customer care outsourcing industry, offering our clients consistent, high-quality, cost-effective, and comprehensive customer care services in multiple regions. We believe this will allow us to grow revenues, continue to improve EBITDA margins and enhance return on capital.

Thematically, our strategy revolves around the concept of “meaning more” to our clients, our people, our stockholders and our lenders. We want our clients and prospective clients to select us over our competitors or their in-house centers. We want our employees to select SITEL over our competitors, other in-house centers or even other industries. And we want our stockholders and lenders to invest in SITEL over other choices. We believe we can work toward achieving our goals by executing the following three strategies:

Commit to the Success of Our Clients’ Own Strategies.    We have a large and globally diverse base of approximately 300 clients. Our existing clients provide us with a significant growth opportunity because many outsource to multiple vendors or have only outsourced some of their customer care needs. Typically the largest portion of new annual revenue growth comes from expanding the breadth of our relationship with existing clients. In order to grow with them, we help them enhance their strategy and business by not only reducing their cost per call/contact but by deploying comprehensive strategies to improve their return on customer investment; this means reducing their total cost of ownership and/or enhancing their sales to customers.

In addition, we intend to continue to develop new client relationships by specifically targeting end-markets that are expected to generate high levels of customer contact such as healthcare, financial services and retail. According to IDC, approximately 60% of the available customer care activities are still performed in-house, providing us with a significant growth opportunity with companies that have not outsourced and companies that keep a substantial portion of their customer care operations in-house. We believe that our significant industry recognition, breadth of delivery platform, and service offerings make us an attractive option to these companies.

In order to continuously evaluate our client performance and our market position, we have established a Client Advisory Board in each of our major markets comprised of executives from approximately 25 clients. The Client Advisory Boards interact with our management team several times throughout the year and provide us with valuable insight into our clients’ evolving outsourcing requirements in a cooperative forum. Additionally, we have instituted a process wherein we survey our clients bi-annually to measure our performance, solicit feedback, and determine our Net Promoter Score® – a measure of client willingness to promote the services we provide them to other potential clients. We utilize this feedback, as well as the feedback we receive from individual interactions with our clients during the course of our relationships, to enhance our service offerings and performance to maintain business and more effectively compete for new contracts.

Finally, we plan to invest selectively in differentiated technology solutions that enhance our core customer care services so that we can continue to provide reliable service, improve the customer experience, and increase our clients’ return on customer investment.

Invest in Our Talent.    SITEL employs approximately 54,000 people globally. Recognizing that talent is extremely important to our success, we expect to continue to attract, develop and retain a strong team of diverse and high performing professionals. Additionally, we believe we have created a winning culture that provides rewards for performance and innovation and we regularly survey the satisfaction levels of employees to enhance the employees’ experience within our company.

We have significantly increased the capability and reach of our SITEL Leadership Academy and SITEL University learning platforms to ensure that each and every manager at SITEL has the knowledge, ability and skills to do their job effectively. In 2010, approximately 15,000 employees attended instructor-led classes and there were approximately 45,000 online course completions.

We anticipate continuing to develop our global workforce by providing flexible work options such as home-based alternatives. These alternatives provide our employees with flexible work options at their convenience while providing us with access to a labor force with specialized skills that would otherwise be unavailable.

Maximize Our Profit Potential, Cash Flow and Return on Capital.    We have adopted a portfolio management mindset in managing our capacity, investments, human resources, clients and infrastructure. We believe we can leverage our existing infrastructure to drive better utilization of our assets. This will allow us to maximize our return on capital and compete effectively at different market price points. We are also targeting specific high growth clients and end-markets or regions (based on potential return per seat) to leverage our service platforms, infrastructure and expertise.

Furthermore, we continue to focus on productivity to ensure that we maintain and grow our margins while offering competitive and cost-effective pricing to our clients. Over the past three years, as we undertook and integrated a large, transforming acquisition and navigated a challenging economic environment, we have aggressively pursued rationalization, simplification, standardization and optimization efforts. In the process we have reduced our indirect costs by eliminating support positions and closing and/or consolidating underperforming or underutilized sites, creating a leaner, more focused and more flexible company.

Additionally, we have $380.3 million of U.S. federal and $269.5 million of foreign net operating loss carry forwards, as of December 31, 2010. These net operating loss carry forwards, to the extent we have taxable income, should enhance our cash flow generation by reducing our cash tax obligations over the next several years.

We believe strong growth potential remains, with both short and long-term opportunities from existing and new clients, particularly in the financial services, healthcare, retail and media verticals. However, our ability to renew or enter into new multi-year contracts, particularly regarding large complex opportunities, is dependent upon the macroeconomic environment in general and the specific industry environments in which our clients operate. Continued weakening of the U.S. or global economy could lead to continued reductions in volume from existing clients, attrition of existing clients, or cause delays in closing new business opportunities. We intend to continue to focus on providing customized, high-quality customer care services and solutions to market leaders in industries that place significant value on long-term customer relationships.

As our clients increasingly outsource non-core functions as a way to cut costs and preserve capital, we anticipate that we will generate an increasing portion of our revenues from off-shore customer contact centers, which primarily serve clients located in other countries. While historically it was primarily U.S. based clients that were willing to utilize our off-shore delivery capabilities, clients in Europe are increasingly willing to as well. While it is difficult to predict our performance in off-shore sites due to potential increased competition for the available workforce, the trend of higher occupancy costs and costs of functional currency fluctuates in off-shore markets. We weigh these factors in our focus to re-price or replace certain sub-profitable target client programs.

Our productivity is influenced by our ability to maximize capacity utilization in our customer contact centers. We measure our utilization percentage by assessing the total number of our “unused” production workstations compared to our total number of available production workstations. We periodically review our capacity utilization and projected demand for future capacity. In conjunction with these reviews, we may decide to consolidate or close under-performing customer contact centers, including those impacted by the loss of a major client program, in order to maintain or improve targeted utilization and margins. In addition, management considers the impact of employee scheduling, productivity and absenteeism.

Our Industry

The global customer care outsourcing services industry is large and growing. According to market intelligence firm IDC, the outsourcing market in which we compete is expected to grow from approximately $46 billion in 2009 to approximately $58 billion in 2014, a 4.7% compound annual growth rate.

We believe that several trends will continue to positively influence the market for customer care outsourcing services:

Continued Demand For Outsourcing.    According to IDC, 60% of the available customer care activities are still performed in-house, representing a significant growth opportunity and continued demand for service providers. We believe that companies will continue to look for opportunities to outsource their customer care activities and business processes as a way to:

•	improve organizational focus;

•	gain specialized expertise and access to superior customer care practices;

•	achieve high quality customer care at reduced costs;

•	adopt a rapidly scalable and variable cost structure;

•	better manage working capital;

•	reduce or avoid capital expenditures associated with customer care process functions; and

•	enhance revenue growth.

Increasing Demand for Global Delivery Capabilities.    We believe that clients are increasingly looking to balance cost, quality and customer preferences for domestic-based customer care service when determining how to structure their customer service operations. This trend has benefited companies like ours that offer a range of high quality, comprehensive customer care services with an attractive mix of domestic, off-shore and home agent capabilities.

Consolidation of Vendors.    Based on our interactions with our clients, we believe that many companies will reduce the number of third-party supplier relationships they maintain, and will increasingly look for full-service vendors that are able to meet their increased requirements for more services in multiple locations. We believe that certain clients will increasingly require outsourced service providers to deliver a globally coordinated and comprehensive suite of services and to provide high quality, consistent customer interactions across their network. We also believe that larger outsourcing providers will be better able to pass on the benefits of significant economies of scale to their clients, including the ability to leverage the cost of purchasing and maintaining a modernized technology infrastructure.

Our History

ClientLogic History.    We were founded in April 1998 by Onex with the acquisition of a single contact center in Toronto, Canada. From 1998 through 2000, ClientLogic undertook a number of organic growth initiatives and made several acquisitions that helped ClientLogic build its infrastructure and develop its process capabilities. As of December 31, 2006, ClientLogic delivered services through a network of 22,000 employees in 49 facilities located in 13 countries throughout North America, Europe, Africa, Central America and Asia. Throughout our history our goal has been to provide professional managed, cost efficient, consistent customer care of the highest quality to our clients.

Legacy SITEL Transaction.    In furtherance of our original and continuing strategy to build a high quality, diversified and global customer care outsourcing company, on January 30, 2007 we acquired Legacy SITEL to form SITEL Worldwide. Prior to our acquisition, in the year ended December 31, 2006, Legacy SITEL had delivered services through a network of 42,000 employees in 101 contact centers located in 26 countries. We believe the Legacy SITEL acquisition provided us an expanded technology infrastructure and the opportunity to apply our management techniques to the Legacy SITEL business operations. We believe the acquisition of Legacy SITEL has not only given us the increased scale to serve large high-growth end-markets within the customer care outsourcing industry, but has also provided us with a more effective, diversified platform from which to continue the growth of our business both organically and through other selective acquisitions. In connection with the Legacy SITEL acquisition, we have achieved synergies and cost reductions. These savings were achieved through elimination of facility and corporate overhead redundancies, consolidation of operating units, changes in benefits programs and operational efficiencies gained from implementing the best practices of ClientLogic and Legacy SITEL across the combined company.

Our Targeted End-Markets

We target industries in which companies typically have expansive customer bases and high levels of customer contact, which we believe achieve greater benefits from customer care outsourcing. The main industries that we target, as well as their contributions to revenues during the year ended December 31, 2010 in each industry, are as follows:

Financial Services (16.2% of revenues).    Our clients include local and international retail and commercial banks and credit card companies. Our typical services include credit card activation, account balance transfers, fraud identification and notification, customer data updates, credit card replacement, dispute handling, customer surveys and support for electronic banking.

Technology (16.1% of revenues).    Our clients include software companies, computer and peripheral manufacturers and networking infrastructure companies. Our typical services include pre- and post-sales support, product activations, customer retention programs, web hosting and management, and various levels of technical support including advanced systems engineering support.

Wireless (13.6% of revenues).    Our clients include wireless service and device providers. Our typical services include pre-sales support, product activation and registration, technical support, order processing, provisioning, new account and up-sales support and customer retention.

Retail and Consumer Products (11.9% of revenues).    Our clients include retailers (both online and traditional) and consumer product companies selling products such as electronics, digital products and consumer durables. Our typical services include customer retention programs, up-sales support, order and payment processing, technical support, database management and customer profiling and analytics.

Fixed-line Telecommunications (10.9% of revenues).    Our clients include providers of home and business telephone services as well as VoIP providers. Our typical services include pre-sales support, up-sell and cross-sell support, billing assistance, order status, technical support, provisioning and dispatch of service technicians.

Media and Entertainment (10.9% of revenues).    Our clients include satellite television, music and internet content providers and cable service providers. Our typical services include customer acquisition, retention and revenue generation support, order processing, service technician dispatch and support, billing assistance, provisioning and technical support.

Energy and Utilities (4.9% of revenues).    Our clients include various gas, power, and water service providers. Our typical services include new customer enrollment, warranty support, billing and service assistance and account adjustment support.

Travel and Transportation (3.9% of revenues).    Our clients include global airlines, charter airlines, hotel chains, railroad operators, leisure travel companies and travel agencies. Our typical services include lead generation, reservation assistance, customer feedback and complaints programs, emergency dispatch, payment processing, technical support and various customer retention programs.

Internet Service Providers (3.5% of revenues).    Our clients include leading domestic and international broadband and dial-up internet service providers. Our typical services include billing assistance, new account acquisition and up-sales support, customer retention programs and technical support.

Insurance (3.0% of revenues).    Our clients include various property and casualty and warranty insurance providers. Our services typically cover the entire policy lifecycle from policy acquisition and processing to claims management.

Other Industries (5.1% of revenues).    In addition, we support various healthcare and pharmaceutical companies, global automotive original equipment manufacturers, as well as various governmental and public sector entities and non-profit organizations.

Our Clients and Client Contracts

We focus on developing long-term relationships with clients that are market leaders, provide a stable financial profile and have an expansive global customer base which generates high customer transaction volumes. We partner with our clients to assist them in reducing service costs, improving client retention and developing customized outsourcing solutions. As of December 31, 2010, we provided customer care services to approximately 300 clients. Our largest single client and our top 10 clients accounted for 6.6% and 37.1% of our revenues, respectively, for the year ended December 31, 2010.

We provide customer care outsourcing services pursuant to written contracts with typical terms ranging from one to three years which often contain renewal and/or extension options. Under the majority of our significant contracts, we generate revenues based on the amount of time our customer service representatives devote to a client’s program. In addition, clients typically pay fees and costs relating to the initiation of their programs, including initial education and training of customer service representatives and development and integration of software and technology. Clients also may be required to pay fees relating to program management and recruiting, hiring and training of new customer service representatives to refill any vacant positions. These fees may be billed as a separate charge upon commencement of the client relationship or may be bundled into the recurring production rate billed to the client over the life of the contract. Furthermore, we typically receive client reimbursements for pass-through items, primarily telecommunication costs and postage and shipping that we bill to our clients at, or near, cost.

Pricing terms in our contracts may include: (1) transactional pricing, which is based on pricing per call, per email or per order processed; (2) time-based pricing, which is based on our employee customer service representatives’ per-minute or per-hour production; (3) contingent pricing, which is based on meeting designated success metrics; and (4) in rare circumstances, “cost plus,” which reflects a base cost plus an additional agreed upon percentage. Many of our contracts have penalties and rewards associated with our overall performance. Reward and penalty performance standards are based on criteria that vary from client to client including first contact resolution, processing accuracy, customer retention rates, sales rates and other similar metrics. Reward and penalty provisions rarely result in material changes to contract revenues.

Our contracts typically allow our clients to terminate for convenience with 90 to 180 days’ advance notice. Many of our contracts also have price adjustment provisions tied to inflation indices measuring market changes in applicable labor costs, or provisions allowing us to terminate or renegotiate contract pricing based on changes in certain cost metrics. Additionally, our contracts generally contain provisions that designate the manner by which we receive payment for our services and allow us or the client to terminate the contract upon the occurrence of certain events including changes of control.

Our Employees

At January 31, 2011, we had approximately 54,000 employees, with approximately 38,000 employees in the Americas and approximately 16,000 in EMEA. We operate in a number of jurisdictions with works council and union collective bargaining requirements as we are parties to collective bargaining and other agreements which stipulate work rules and restrict our ability to hire and fire employees without recourse, severance or adherence to certain due process and grievance procedures. We consider our relations with our employees to be good.

Our employees are critical to the success of our business. Accordingly, we have developed an end-to-end approach that enables us to attract, train, develop, motivate, reward and retain highly talented employees at all levels throughout our organization. To build rewarding careers for our employees and enable effective planning for continued success and growth, we facilitate an environment that yields strong employee satisfaction and high performance.

We have developed a comprehensive Human Resources strategy that encompasses the following:

Labor Market Analysis and Sourcing.    We analyze the demographics of communities when searching for new locations to ensure an adequate supply of qualified employees at a competitive cost. We also analyze local labor markets on a continuing basis for our existing sites. The results of our labor market analysis are reflected in our current initiatives to expand further in Latin America, North Africa and the Philippines as well as new country locations that provide us a competitive labor cost base. In addition to traditional labor pools, we also analyze and utilize non-traditional and emerging labor pools such as at-home agents and experienced/retired employees.

Talent Acquisition.    We use a formal nine-step talent acquisition process that is designed to identify, attract, screen, interview and evaluate qualified candidates. Individuals are assessed in multiple dimensions including technical skill, communications ability, motivation, manageability and fit for the position. Automated assessment centers include contact center simulations to ensure candidates have ability to perform at the desired level. The skills and characteristics we target vary depending on service requirements of individual clients, so our talent acquisition process is adjusted to client needs. We also gather and analyze employee data to determine attributes that are the most conducive to superior customer service delivery.

Training, Development and Retention.    Once an employee is hired, we deploy a formal training process to ensure a successful transition into the company. We provide initial and on-going customized training and development through our SITEL Leadership Academy and SITEL University learning platforms. These learning platforms offer nearly 500 courses in multiple languages to our employees worldwide and range from entry level courses to advanced courses on management techniques. New employees participate in extensive training programs and receive performance coaching, mentoring, and on-going career guidance. All employees are encouraged to develop new skills and knowledge through both instructor-led and on-line educational programs. We strive to continuously evaluate and implement strategies to retain talented employees and foster high performance teams and we are committed to maintaining a positive work environment. We regularly deploy employee satisfaction and engagement surveys to ensure we understand the needs or concerns of our employees.

Information Technology

Strategy Overview.    Our information technology, or IT, strategy is to capitalize on stable technology suppliers and act as a system integrator, rather than developing proprietary technology. We strive to develop global relationships with leading technology providers and use our combined expertise to provide innovative, flexible and secure solutions for our clients. Our infrastructure allows us to implement our supplier’s solutions in scalable on-demand models to effectively manage both client expansion and capital expense.

A key aspect of our IT operational model is the ability to route voice, using Voice over IP (VoIP) and data traffic, on a common global private network. This allows us to route contact center work from a wide variety of channels to multiple locations to respond to changes in client requirements and provide business continuity. Additionally, this allows us to support other emerging service delivery models, such as at-home agents, as a complement to our traditional brick-and-mortar contact centers.

We attempt to deliver continuous availability to our clients across our network and facilities. We do this by working with our suppliers to develop appropriate backup plans and by spreading our facilities across geographies to minimize any natural or regional threats.

In addition to owning or leasing systems hardware, we typically license the software programs that form the basis of our IT systems. Due to our scale, we are able to maintain favorable relationships with quality software providers of off the shelf software products. We also utilize software programs that are specific to our industry, including for workforce management, 1st and 3rd party collections, scripting and for computer–telephone integration (“CTI”). We believe our relationships with our critical software vendors to be good.

Operational Technologies.    As a provider of customer care services, we promote flexibility in our solutions, by blending commercially available components into solutions that meet each client’s unique business requirements. Our system integration skills enable us to develop tailored solutions utilizing both our systems and our clients’ systems.

The core elements of our information technology infrastructure that support customer contact center operations include systems for automatic call distribution, interactive voice response, computer telephony integration, database systems to support client knowledge bases, and applications to support specific client requirements. In addition, to support our back office operations, we use technologies such as imaging and scanning systems, workflow management systems, order management systems and customer data warehouses. We utilize systems for digital call recording, work force scheduling and adherence, employee training and standardized reporting to ensure our operations are working at optimal efficiency.

Our systems are monitored through a global service desk that coordinates the rapid resolution of any service incident and coordinates planned changes in order to maintain high system availability. The global service desk integrates our operational activities with those of our clients to maintain service levels.

Security and Data Privacy.    We have developed a global security policy, supporting policies and procedures. Through the implementation of these policies and procedures we aim to promote uniform compliance of the management and deployment of security controls and solutions. Executive team members from our internal functions, including Operations, IT, finance, human resources and legal, govern the policy process so that security and data risks, including regulatory requirements, are identified and mitigated.

Our strategy is based on deploying and operating a baseline security policy that manages risk at a level suitable for our business; for many of our clients, our security policy meets their needs and enables risks to be managed for their outsource solution requirements. Where clients have a need for higher levels of security, due to the nature of their business risk profile or sector specific legislation, we evaluate their requirements against our policy framework and assist clients to specify their requirements and implement appropriate security controls for their outsource solution.

In addition, our agents generally deliver services to our clients’ customers while connected to our clients’ IT systems and enter customer data directly into those clients’ systems. Other than recordings of our agents’ calls with customers, we generally do not store any customer data on our systems. While our client contracts generally make us liable for our agents’ fraud or misappropriation of customer or client data, we work with our clients to mitigate the fraud risks posed by the configuration of client systems. To date, all incidents of agent fraud and/or misappropriation have been localized or immaterial.

Seasonality

Prior to 2008, our business had been historically subject to seasonality, with revenues and profits strongest in the fourth quarter due to the high level of sales activity between our clients and their customers during the fall holiday season, with slower business during the summer months. In the wake of the recent economic downturn, seasonal fluctuations have moderated.

Competition

The customer care outsourcing industry is a highly fragmented and competitive industry. We face our principal competition from:

•	existing and prospective clients with the resources to provide services in-house;

•	customer care outsourcing companies such as Arvato AG, Convergys Corporation, Stream Global Services, Inc., Sykes Enterprises, Incorporated, Teleperformance SA, and TeleTech Holdings, Inc;

•	large multinational information technology services providers, such as International Business Machines Corporation, ACS, a Xerox Company and Hewlett-Packard Company; and

•	smaller, niche service providers that provide services in a specific geographic market, industry segment or service area.

Competition for contracts for many of our services takes the form of bidding in response to requests for proposals. We believe that the most significant competitive factors in our business include service quality, price, global coverage, range of service offering (including implementation of customized solutions to meet client needs), technological expertise security, global coverage and industry experience.

Government Regulations

We are subject to regulation in many jurisdictions around the world as a result of the complexity of our operations and services, particularly in the countries where we have operations and where we deliver services. We are also subject to regulation by regional bodies such as the European Union.

In addition, the terms of our service contracts typically require that we comply with applicable laws and regulations and/or industry standards and rules including payment card industry rules applicable to our clients for whom we transact credit card transactions. In some contracts, we are required to comply even if such laws and regulations apply to our clients, but not to us.

If we fail to comply with any applicable laws, rules, standards and regulations, we may be restricted in our ability to provide services, and may also be the subject of civil or criminal actions involving penalties, any of which could have a material adverse effect on our operations.

The nature of our business makes us subject to various laws and regulations that primarily concern teleservices, web-services, insurance agencies, collection agencies, and the collection and use of private consumer data. In the United States, various federal and state statutes and regulations impact each of these areas. While some of these laws, rules and regulations do not directly apply to us, our clients are subject to various laws, rules and regulations with which they require or request that we comply or assist them in complying. Some of the laws, rules and regulations include the Financial Modernization Act (sometimes referred to as the Gramm-Leach-Bliley Act), the Fair Credit Reporting Act, the Right to Financial Privacy Act, the USA Patriot Act, the Fair Debt Collection Practices Act, the Electronic Funds Transfer Act, the US Privacy Act, the Communications Act, the Electronic Communications Privacy Act, the Red Flags Rule, Health Information Technology for Economic and Clinical Health Act and the Health Insurance Portability and Accountability Act of 1996.

Also, our employees who sell certain U.S. insurance products are typically required to be licensed by state insurance commissions and may also be required to participate in regular continuing education programs. In addition, certain of our EMEA entities are required to comply with country specific and EU insurance regulatory requirements.

We are also subject to laws, rules and regulations applicable to direct marketing and telesales. Such laws, rules and regulations are most restrictive in the United States. Outbound and inbound telephone sales practices in the U.S. are subject to the Federal Telephone Consumer Protection Act of 1991 and the Federal

Telemarketing Consumer Fraud and Abuse Protection Act of 1994. The Federal Trade Commission (“FTC”) and the Federal Communications Commission (“FCC”) have each promulgated regulations affecting outbound telephone sales practices and, to a lesser extent, the upselling portion of inbound calls.

Many states have enacted or are considering enacting similar or more restrictive provisions affecting telephone sales practices. The FTC, FCC and state attorney generals are permitted to file enforcement actions against sellers and telemarketers for violations of various teleservices regulations. Consumers may also file civil actions for violations adversely affecting them.

The various countries outside of the United States and Canada in which we operate generally have less detailed regulatory frameworks for teleservices activities. Instead, many of these countries have laws and/or regulations regulating consumer privacy and the collection and use of consumer and employee data. The most prominent of these are the European Union’s Data Protection Directive and the subsequent legislation enacted in most of the European Union member states. This directive is designed to ensure that the level of protection within European Union borders meets certain minimum standards, and is not circumvented in cases where personal data originally collected or stored in one of the European Union’s member states is processed or transmitted outside the European Union.

Though we have put in place procedures to comply with these rules, including internal data protection procedures in case of transfer of personal data collected in the European Union outside of the European Union, the European Union has determined that the United States does not meet the directive’s standards for the protection of privacy. The U.S. Department of Commerce, in consultation with the European Commission, developed a “Safe Harbor” framework so that non-European countries can comply with the EU privacy directives and we have joined the Safe Harbor program.

Further, we are subject to the laws, rules and regulations applicable to the collection of consumer debt. In the US first party and third party collection efforts are regulated by the Fair Debt Collection Practices Act and many similar state collection laws, rules and regulations. These laws, rules and regulation outline prohibited and required conduct that each firm and agent must adhere to when engaging in covered collection activity. Federal and states regulators may file enforcement actions while consumers may seek redress through civil actions for violations adversely affecting them.

Because we, from time to time, transact business with governmental authorities outside the United States, we are also subject to the regulations imposed by the Foreign Corrupt Practices Act (the “FCPA”) and the U.K. Bribery Act 2010 (the “U.K. Bribery Act”) and other anti-bribery laws. The FCPA generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business. The U.K. Bribery Act criminalizes (i) commercial bribery and bribery of domestic and foreign government officials; (ii) receipt of a bribe; and (iii) failure by a corporate entity to prevent bribery.

We are subject to numerous United States federal, state and local tax laws and regulations as well as foreign tax laws and regulations in the jurisdictions in which we operate. We are subject to audit in these jurisdictions and these audits may result in assessment of additional taxes, interest, fines and/or penalties if it is determined that we were not in compliance with the applicable tax laws and regulations.

Overall, compliance with applicable laws, regulations and industry guidelines to date has not had a material adverse effect on our global business. In the U.S., compliance with the expanded FTC and FCC regulations and the increasing regulation of teleservices at the state level has imposed significant additional costs and burdens, especially upon our outbound customer acquisition business. However, our North American outbound customer acquisition business represents only a relatively small percentage of our overall worldwide business.

Properties

Our principal executive offices are located in Nashville, Tennessee. This facility currently serves as the headquarters for senior management and our global and North America finance, legal, human resources, information technology and general administrative functions. The following table sets forth information concerning all of our facilities. We believe our existing facilities are adequate to meet current requirements, and that suitable additional or substitute space will be available as needed to accommodate any physical expansion. In addition, we operate from time to time in temporary facilities to accommodate growth before new customer contact centers are available. Less than 10% of our customer contact centers are currently owned by us. We have locations with approximately 2,524,720 square feet in the Americas reporting segment and approximately 1,141,889 in the EMEA reporting segment.

The table below summarizes our sites (excluding sites that are owned/leased by customers but operated by us):

Country	Locations	Owned / Leased
Americas:
Australia	2	0/2
Brazil	2	0/2
Canada	6	0/6
Chile	2	0/2
Columbia	2	0/2
India	6	0/6
Mexico	1	0/1
New Zealand	1	0/1
Nicaragua	2	0/2
Panama	3	1/2
Philippines	15	0/15
United States	31	8/23

Total Americas	73	9/64
EMEA:
Belgium	3	0/3
Bulgaria	1	0/1
Denmark	1	0/1
France	3	0/3
Germany	6	0/6
Italy	2	0/2
Morocco	4	0/4
Netherlands	2	0/2
Poland	1	0/1
Portugal	1	0/1
Spain	8	0/8
United Kingdom	9	1/8

Total EMEA	41	1/40

Total	114	10/104

From time to time, we evaluate our portfolio of sites against client demand, the macro economic environment, profitability and various other factors and restructure our sites as appropriate, either through lease renegotiations, termination, acquisition at term, disposition, sublease or inactivating a facility.

Legal Matters

In the ordinary course of business, various types of legal matters may arise. Because of the nature of our business, these typically involve human resources issues, disputes with clients, and consumer complaints.

On December 16, 2010, three former employees of the now closed Memphis, Tennessee site filed an action in the United States District Court for the Western District of Tennessee alleging unpaid wages on behalf of themselves and, purportedly, other similarly situated current and former employees. The complaint alleges violation of the Fair Labor Standards Act (the “FLSA”) relating to unpaid pre and post shift work. Plaintiffs’ counsel has expressed their intent to file a motion for conditional certification for a nationwide class. On January 31, 2011, we filed a motion to dismiss for failure to state a claim and an answer. A discovery plan was set forth at an initial case management conference held on February 22, 2011. We are currently unable to predict the probable outcome of this matter and are not able to reasonably estimate the amount of loss. No reserve has been recorded as of December 31, 2010 and 2009.

On March 3, 2011, one former employee of the now closed Birmingham, Alabama site filed an action in the United States District Court for the Northern District of Alabama alleging unpaid wages on behalf of himself and, purportedly, other similarly situated current and former employees in Alabama. The complaint alleges unpaid pre and post shift work. This lawsuit is similar to the one filed in December 2010 in Memphis, Tennessee (discussed above). The Memphis lawsuit is pending and the plaintiffs have indicated that they will seek class certification for a class of plaintiffs that may include our current and former Alabama locations. It is too early to assess how the new lawsuit may be impacted by the Memphis lawsuit, and we are currently unable to predict the probable outcome of this matter and are not able to reasonably estimate the amount of loss. No reserve has been recorded as of December 31, 2010 and 2009.

On July 22, 2010, General Motors LLC (“GM”) served a lawsuit against us in the United States District Court for the Eastern District of Michigan. The lawsuit alleges that the Company supplied GM with certain computerized telephonic voice response systems which were the subject of a patent infringement lawsuit filed against GM in 2006. GM’s lawsuit further alleges that the Company owes an obligation of indemnification to GM pursuant to 1999 and 2004 service contracts between the parties and seeks that the Company reimburse GM for an unspecified portion of the approximately $9,000,000 GM allegedly spent in fees and expenses successfully defending the patent infringement lawsuit. The Company filed an answer to the lawsuit on September 8, 2010 generally denying liability. On December 9, 2010, the parties participated in a court ordered mediation, but no settlement was reached. The Company continues to believe that it has valid defenses to the claims asserted by GM. We are currently unable to predict the probable outcome of this matter and are not able to reasonably estimate the amount of loss. No reserve has been recorded for this matter as of December 31, 2010 and 2009.

On July 21, 2009, one of our clients filed a lawsuit against us in New York federal court alleging breach of contract and negligence. The lawsuit alleges that we failed to maintain certain call recordings on behalf of such client and seeks actual damages or, in the alternative, “liquidated” damages in the amount of $33,000,000. Our insurance carrier has indicated that actual damages likely would be covered. On August 11, 2009, we answered the complaint denying liability and asserting a counterclaim for $1,202,000 in unpaid fees for services rendered by us. Discovery is currently ongoing, and the parties are currently engaged in a dispute regarding the sufficiency of discovery responses. In January 2010, the court ordered that all discovery be completed by July 29, 2011 and that the pretrial order be submitted by August 31, 2011. The court stated that it is willing to move these dates back if there are still discovery issues after the next production of documents. We are currently unable to predict the probable outcome of this matter and are not able to reasonably estimate the amount of loss. No reserve has been recorded as of December 31, 2010 and 2009.

In April 2008, the local Sao Paulo, Brazil tax authorities assessed our Brazilian subsidiary (“SITEL Brazil”) for the alleged non-payment of local sales taxes in the original amount of approximately 3,500,000 Brazilian Reais (equivalent to approximately $2,100,000 as of December 31, 2010) for a period extending from 2004 to October 2008. We currently estimate that the amount of the assessment is now approximately 7,700,000

Brazilian Reais (equivalent to approximately $4,600,000 as of December 31, 2010), due to increases in interest and penalties. The assessment relates to billings made to a domestic Brazilian client for which SITEL Brazil provided on site agent support at the client’s site located in Barueri City, Brazil. Local sales taxes on services provided in Brazil are assessed based on the actual location where services are rendered. SITEL Brazil paid local sales taxes to Barueri City, however the Sao Paulo tax authorities contend erroneously that the services were performed in Sao Paolo where SITEL Brazil maintains an office. SITEL Brazil appealed the original assessment and in March 2010, the tax authorities ruled against SITEL Brazil. In October 2010, SITEL Brazil received a formal demand to pay the 7,700,000 Brazilian Reais (equivalent to approximately $4,600,000 as of December 31, 2010) assessment. SITEL Brazil deposited 7,700,000 Brazilian Reais (equivalent to approximately $4,600,000 as of December 31, 2010) with the tax authorities in December 2010 and filed its defense with the courts in January 2011. We are currently unable to predict the probable outcome of this matter and are not able to reasonably estimate the amount of loss. No reserve has been recorded as of December 31, 2010 and 2009.

Our Principal Stockholder

Onex is one of North America’s oldest investment firms committed to acquiring and building high-quality businesses in partnership with talented management teams. Onex manages investment platforms focused on private equity, real estate and credit securities. In total, Onex manages approximately $14 billion U.S. dollars. Onex’s businesses generate annual revenues of $36 billion Canadian dollars, have assets of $42 billion Canadian dollars and employ more than 238,000 people worldwide. Onex shares trade on the Toronto Stock Exchange under the stock symbol “OCX.” Onex has invested approximately $251 million in SITEL Worldwide since inception.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the “Selected Historical Consolidated Financial Data” section of this prospectus and the audited Consolidated Financial Statements and related notes thereto included elsewhere in this prospectus. The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in the “Forward Looking Statements” and “Risk Factors” sections of this prospectus. Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Unless otherwise indicated or the context otherwise requires, references in this Managements’ Discussion and Analysis of Financial Condition and Results of Operations to “SITEL Worldwide,” “our company,” “we,” “us” or “our” are to SITEL Worldwide Corporation, a Delaware corporation, and its subsidiaries.

Overview

We believe we are one of the world’s largest and most diversified providers of customer care outsourcing services. We offer our clients a wide array of services, including customer service, technical support and customer acquisition, retention and revenue generation services. The majority of our customer care services are inbound and delivered telephonically, but we are increasingly asked to provide services through other communication channels, including email, online chat, web and IVR. We serve a broad range of industry end-markets, including wireless, telecommunications, technology, financial services, retail and consumer products, media and entertainment, energy and utilities, travel and transportation, internet service providers, insurance and healthcare.

We provide our clients with high quality customer care expertise customized for their specific end-markets in order to improve their interactions with their customers and, in turn, increase their return on customer investment. Our clients reduce their costs by leveraging our economies of scale, gaining access to our skilled labor force, and benefiting from our facilities, which are strategically located in cost-effective labor markets throughout the world. They increase their revenues through improved customer satisfaction, increased retention, and more effective sales conversions. In addition, our services allow our clients to reduce capital expenditures, better manage working capital and transform fixed customer care-related costs into variable costs. We have worked closely with our clients through the recent global economic downturn to drive efficiency and effectiveness throughout their customer care operations.

We are organized geographically and have two reporting segments: (1) “Americas,” which refers to North America, Latin America and Asia Pacific and (2) “EMEA,” which refers to Europe, the Middle East and Africa. Each reporting segment performs substantially the same services for clients.

Our global and flexible operating platform is one of the industry’s most geographically diverse, with services delivered in 36 languages through a network of over 121 customer contact centers in 26 countries. We have approximately 33,000 agent employees based in the Americas and approximately 13,000 agent employees based in EMEA. Our blend of domestic, near-shore and off-shore locations allows us to provide customized client solutions, whether to service customers in a single country or across many different countries at various price points. For the year ended December 31, 2010, approximately 28% of our total clients representing approximately 68% of our revenues utilize our services in more than one country. Our standardized practices and regionalized support functions are designed to achieve consistent, quality service throughout the world.

For the years ended December 31, 2010 and 2009, we reported revenues of $1,340.5 and $1,558.2 million, respectively, representing a decrease of 14.0%. Of our revenues for the year ended December 31, 2010, 42.5% were generated in EMEA and 57.5% were generated in Americas. The decline was due primarily to the attrition of existing customer campaigns and lower call volumes stemming from negative macro-economic conditions. The majority of the attrition experienced in 2010 related to terminated contracts and planned attrition that started in 2009. These clients either elected to take their service operations back in-house or did not qualify for renewal based on our assessment of certain risks inherent in the relationship. Included within the decline for the year ended December 31, 2010 was approximately $14 million of foreign exchange losses due to the strengthening of the U.S. dollar. Management responded with further selling efforts, investment in customer relationships, rationalization of our real estate footprint, further staff and cost reductions as necessary and continued management of working capital and capital expenditures. As a result, we experienced an improving trend in quarterly revenues in the second half of the year ended December 31, 2010, with our revenues for the quarter ended September 30, 2010 improving .8% when compared to the revenues for the quarter ended June 30, 2010 and revenues for the quarter ended December 31, 2010 improving 7.5% when compared to the quarter ended September 30, 2010.

Critical Accounting Policies and Estimates

Our discussion and analysis of results of operations and financial condition are based upon our audited Consolidated Financial Statements. These audited Consolidated Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the amounts reported in those consolidated financial statements. On an ongoing basis, we evaluate estimates. We base our estimates on historical experiences and assumptions believed to be reasonable under the circumstances. Those estimates form the basis for our judgments that affect the amounts reported in the audited Consolidated Financial Statements. Actual results could differ from our estimates under different assumptions or conditions.

Use of Estimates

Management makes estimates and assumptions when preparing financial statements under GAAP that affect our reported amounts of assets and liabilities at the dates of the Consolidated Financial Statements, our disclosure of contingent assets and liabilities at the dates of the Consolidated Financial Statements, and our reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include revenue recognition, income taxes, allowance for doubtful accounts, impairment of long-lived assets, impairment of goodwill and other indefinite-lived intangibles, contingencies, restructuring charges, asset retirement obligations, stock-based compensation, derivatives and employee benefit plans. These estimates involve judgments with respect to, among other things, future economic factors that are difficult to predict and are beyond management’s control. As a result, actual amounts could differ from these estimates.

Revenue Recognition

We generate revenues from our clients through the provision of a wide array of services. Our services include the provision of customer service and technical support services to our clients’ customers as well as services that assist our clients in acquiring or retaining customers and generating revenue from customers. The majority of our services result from inbound telephonic contacts, but we are increasingly asked to provide services through other communication channels, including email, online chat, web, and IVR. Revenues are recognized only when there is persuasive evidence that an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable, and collection is reasonably assured. We recognize revenues at the time services are performed based on the rate detailed in the client contract, such as per: minute, hour, month, employee, subscriber or user, or item basis for each transaction processed. A portion of revenues may be subject to performance standards, such as sales per hour, average handle time, occupancy rate, abandonment rate, call quality, and customer satisfaction. Our performance against such standards may result in bonuses or penalties, which are recognized as earned or incurred. In certain circumstances, we receive payment in advance of providing service. Amounts billed but not earned under these contracts are excluded from revenues and included in accounts payable in the Consolidated Balance Sheets. We had $1.7 million and $1.3 million of unearned revenues recorded on the Consolidated Balance Sheets at December 31, 2010 and 2009, respectively.

We may incur certain upfront project start-up costs specific to each customer contract. In certain instances, our contracts allow us to bill the customer for these costs; however, because these upfront start-up services (mostly employee training services) do not have stand alone value to the customer, revenues from upfront start-up services are deferred (and included in accrued liabilities and other for the current portion and in other noncurrent liabilities) and are recognized in revenues as services are provided over the contract term. We recognized $6.1 million, $12.7 million and $3.9 million of cost and $11.2 million, $14.9 million and $7.2 million of revenues for the years ended December 31, 2010, 2009 and 2008, respectively relating to these deferrals.

We are reimbursed by clients for certain pass-through out-of-pocket expenses, consisting principally of telecommunication, employee performance incentive, postage and shipping costs. The reimbursement and related costs are reflected in the accompanying Consolidated Statements of Operations and Comprehensive Loss as revenues and costs of services, respectively. Telecommunication, postage and shipping and other costs were $18.8 million, $14.9 million and $11.5 million for 2010, 2009 and 2008, respectively. Reimbursed employee performance incentives were $7.8 million and $4.8 million in 2010 and 2009, respectively, and were not separately identifiable in 2008.

Revenue-related taxes collected from customers and remitted to governmental authorities are netted and not included in revenues.

Income Taxes

We account for income taxes in accordance with GAAP. These principles define the threshold for recognizing the tax benefits of a tax return filing position in the financial statements as “more–likely–than–not” to be sustained by the taxing authority. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized. We regularly evaluate current information available to us to determine whether such accruals should be adjusted.

We record deferred tax assets and liabilities using enacted tax rates in the jurisdictions in which we operate for the effect of temporary differences between the book and tax basis of assets and liabilities. If enacted tax rates change, we would adjust the deferred tax assets and liabilities, through the provision for income taxes in the period of change, to reflect the enacted tax rate expected to be in effect when the deferred tax items reverse. To the extent that we believe that recovery is not likely, we establish a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized. The valuation allowance is based on our estimates of future taxable income by jurisdiction in which we operate and the period over which the deferred tax assets can be recovered. A review of all available positive and negative evidence needs to be considered, including our current and past performance, the market environment in which we operate, the utilization of past tax credits, length of carryback and carryforward periods, and existing or prospective contracts that will result in future profits.

Forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence, such as cumulative losses in recent years in certain tax jurisdictions. We consider cumulative losses which weigh heavily in the overall assessment. We have established valuation allowances for future tax benefits related to net operating losses incurred in certain federal, state, and foreign tax jurisdictions. We expect to continue to record a valuation allowance on future tax benefits in certain tax jurisdictions until an appropriate level of profitability is sustained.

See Note 11 of the Audited Consolidated Financial Statements for the year ended December 31, 2010 included elsewhere in this prospectus for additional discussion regarding income taxes.

Accounts Receivable and Allowance for Doubtful Accounts

Trade receivables are comprised primarily of amounts owed to us by clients and are presented net of an allowance for doubtful accounts, which represents management’s estimate of the amount of its receivables that may not be collectible. This estimate is based on a detailed aging analysis of accounts receivable, historical bad debts, client credit-worthiness, and changes in its client payment patterns. The financial condition of its clients may deteriorate, which may require us to increase its allowance for doubtful accounts. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The transactions in the allowance for doubtful accounts for the years ended December 31, 2010, 2009, and 2008 are as follows:

	2010	2009	2008
	(U.S. dollars, in thousands)
Balance, beginning of year	$5,783	$6,762	$9,788
Charged to costs and expenses	2,349	305	1,291
Write-offs, net of recoveries	(1,876)	(1,607)	(3,807)
Currency translation (1)	(114)	323	(510)

Balance, end of year	$6,142	$5,783	$6,762

Intangible Assets

Our intangible assets are primarily comprised of nonamortizable goodwill, trademark/trade name, amortizable customer relationships, and developed technology, primarily related to the January 30, 2007 acquisition of Legacy SITEL. The customer relationships and developed technology have useful lives of four to seven years and three years, respectively.

Impairment of Long-lived Assets

We evaluate long-lived assets (property and equipment and definite-lived intangible assets) for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. Triggering events include a significant change in the extent or manner in which long-lived assets are being used or in their physical condition, in legal factors, or in the business climate that could affect the value of the long-lived assets. The interpretation of such events requires judgment from management as to whether such an event has occurred. A triggering event occurred during the year ended December 31, 2009 in correlation with the impairment charge to goodwill explained below.

Upon the occurrence of a triggering event, the carrying amount of a long-lived asset is reviewed to assess whether the recoverable amount has declined below its carrying amount. The recoverable amount is the estimated net future cash flows that we expect to recover from the future use of the asset, undiscounted and without interest, plus the asset’s residual value on disposal. Where the recoverable amount of the long-lived asset is less than the carrying value, an impairment loss would be recognized to write down the asset to its fair value, which is based on discounted estimated cash flows from the future use of the asset.

The estimated cash flows arising from future use of the asset that are used in the impairment analysis requires judgment regarding what we would expect to recover from future use of the asset. Any changes in the estimates of cash flows arising from future use of the asset or the residual value of the asset on disposal based on changes in the market conditions, changes in the use of the assets, management’s plans, and the determination of the useful life of the assets could significantly change the recoverable amount of the asset or the calculation of the fair value and the resulting impairment loss, which could significantly affect the results of operations.

We recorded an impairment charge of $2.3 million on the Americas segment related to the planned discontinuance of certain software which had not yet been placed in service during the year ended December 31, 2008. No such charges were recorded during the years ended December 31, 2010 or 2009.

Impairment of Goodwill and Other Indefinite-Lived Intangibles

At least annually or more frequently, as changes in circumstances indicate, we evaluate the estimated fair value of our goodwill and indefinite-lived intangibles. Regarding goodwill, to the extent that the carrying value of the net assets of any of our reporting units having goodwill is greater than their estimated fair value, we may be required to take goodwill impairment charges. Regarding indefinite-lived intangibles, an impairment charge is recorded if the carrying value of the intangible exceeds its estimated fair value. We are required to make certain assumptions and estimates regarding the fair value of goodwill and indefinite-lived intangibles when assessing for impairment. Changes in the fact patterns underlying such assumptions and estimates could ultimately result in the recognition of additional impairment losses.

We did not record goodwill and trade name impairment charges for the year ended December 31, 2010. For the years ended December 31, 2009 and 2008 we recorded goodwill and trade name impairment charges of $46.2 million, and $97.8 million, respectively, on the EMEA segment. An impairment charge of $4.2 million to other indefinite-lived intangibles was recorded on the EMEA segment during the year ended December 31, 2008. See Note 5 of the audited Consolidated Financial Statements for the year ended December 31, 2010 included elsewhere in this prospectus for additional discussion regarding Goodwill and Intangibles.

Contingencies

An estimated loss contingency is accrued when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. We regularly evaluate current information available to us to determine the appropriate amount to be recorded for such accruals. See Note 16 of the audited Consolidated Financial Statements for the year ended December 31, 2010 included elsewhere in this prospectus for additional discussion regarding our contingencies.

Costs of Restructuring and Exit Activities

We have incurred various costs in an effort to reposition our business and information processes in order to assimilate recent business acquisitions, lower our cost structure, and improve our long-term competitive position. The costs are mainly comprised of employee severance and facility exit costs (see Note 8 of the audited Consolidated Financial Statements included elsewhere in this prospectus for the year ended December 31, 2010 for additional discussion of restructuring and exit activities).

Asset Retirement Obligations

We have contractual obligations with respect to the retirement of certain leasehold improvements at maturity of facility leases and the restoration of facilities back to their original state at the end of the lease term. Accruals are made based on management’s estimates of current market restoration costs, inflation rates and discount rates. At the inception of a lease, the present value of the expected cash payment is recognized as an asset retirement obligation with a corresponding amount recognized in property assets. The property asset amount is depreciated, and the liability is accreted, over the period from lease inception to the time we expect to vacate the premises resulting in both depreciation and interest charges in the Consolidated Statements of Operations and Comprehensive Loss. Discount rates used are based on incremental borrowing rates. Liabilities incurred and settled during 2010 were $0.1 million and $0.3 million, respectively. Liabilities incurred and settled during 2009 were $0.09 million and $0.04 million, respectively. Accretion expense totaled $0.2 million and $0.1 million for the years ended December 31, 2010 and 2009, respectively. As of December 31, 2010 and 2009, our asset retirement obligations totaled $3.6 million and $4.2 million, respectively.

Stock Awards

All equity-based payments to employees (stock awards) are recognized in the Consolidated Statements of Operations and Comprehensive Loss based on the grant date fair value of the award. See Note 10 of the audited Consolidated Financial Statements for the year ended December 31, 2010 included elsewhere in this prospectus for additional discussion regarding stock-based compensation.

Employee Benefit Plans

We have defined benefit pension plans covering certain employees outside of the U.S. We estimate the projected benefit obligations using an assumed discount rate, expected return on plan assets and a rate of compensation increase. As of December 31, 2010 and 2009, our projected benefit obligations were $6.9 million and $6.9 million, respectively.

Other significant accounting policies, which may be affected by our estimates and assumptions, are more fully described in Note 1 to our audited Consolidated Financial Statements for the year ended December 31, 2010 that appear elsewhere in this prospectus.

Components of Revenues and Expenses

Revenues

We generate revenues from our clients through the provision of a wide array of services. Our services include the provision of customer service and technical support services to our clients’ customers as well as services that assist our clients in acquiring or retaining customers and generating revenue from customers. The majority of our services result from inbound telephonic contacts, but we are increasingly asked to provide services through other communication channels, including email, online chat, web, and IVR.

Revenues are recognized only when there is persuasive evidence that an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable, and collection is reasonably assured. We recognize revenues at the time services are performed based on the rate detailed in the client contract, such as per: minute, hour, month, employee, subscriber or user, or item basis for each transaction processed. A portion of revenues may be subject to performance standards, such as sales per hour, average handle time, occupancy rate, abandonment rate, call quality, and customer satisfaction. Our performance against such standards may result in bonuses or penalties, which are recognized as earned or incurred. Reward and penalty provisions rarely result in material changes to contract revenues.

We determine the price for our services based on a variety of factors including the complexity of the service, the contractual service levels and the cost of the labor to provide the service. The nature of our business is such that we generally compete with other outsourced service providers as well as the retained in-house operations of our clients. This can create pricing pressures and impact the rates we can charge in our contracts. We generally price our bids with a long-term view of profitability and, accordingly, we consider all of our fixed and variable costs in developing our bids, including inflation and foreign exchange assumptions.

Most of our contracts provide for terms ranging from one to three years. In addition, our client contracts typically allow for between 90 and 180 days advance notice of cancellation and include “claw-back” penalties, which allow us to recover certain start up costs we incur in the case of qualifying early terminations. Furthermore, we typically receive client reimbursements for pass-through items, primarily telecommunication costs, postage and shipping, that we bill to our clients at, or near, cost.

During the years ended December 31, 2010, 2009 and 2008, our largest 10 clients represented approximately 37.1%, 39.4% and 38.7% of revenues, respectively. No client accounted for more than 10% of our total 2010, 2009 or 2008 revenues.

Operating Expenses

Our operating expenses primarily consist of:

•	costs of services;

•	selling, general and administrative expenses;

•	depreciation and amortization of property and equipment;

•	amortization of intangible assets;

•	restructuring and exit charges;

•	losses or gains on foreign currency transactions;

•	impairment of goodwill and trade name charges; and

•	other expenses.

Of the foregoing, costs of services and selling, general and administrative expenses are our primary operating expenses, accounting collectively for over 90% of our revenues during 2010, 2009 and 2008. Each component of our operating expenses is described in further detail below.

Costs of Services.    Costs of services represent operating costs specifically associated with client programs. These costs, which include direct labor wages and benefits, telecommunication charges, and sales commissions, are primarily variable in nature. Costs of services accounted for 63.9%, 64.1% and 64.6% of our revenues for the years ended December 31, 2010, 2009 and 2008, respectively.

Direct labor costs (including payroll taxes and benefits) are the primary driver of our costs of services, accounting for approximately 95.8%, 95.6% and 96.1% of our costs of services for the years ended December 31, 2010, 2009 and 2008, respectively. As such, customer service representative wages have been and are expected to continue to be a key component of operating expenses.

Selling, General and Administrative Expenses (SG&A).    SG&A expenses represent overhead costs associated with support functions, such as finance, human resources, legal, IT, sales and marketing and senior management. Typically, costs of these support functions are wages and benefits, systems costs, trade costs, insurance, certain telecommunications costs, professional services and facilities costs. SG&A expenses are fixed in nature but a significant portion of these costs typically shift with revenues over time. SG&A expenses have decreased over time, but the percentage of SG&A expenses to revenues has remained stable because of decreasing revenues. The percentage of SG&A expenses to revenues was 27.1%, 27.2% and 28.0% for the years ended December 31, 2010, 2009 and 2008, respectively, evidence of the effective management of our cost structure through this challenging economic environment.

Depreciation and Amortization of Property and Equipment.    Our depreciation and amortization of property and equipment relates to capital expenditures, including leasehold improvements for new customer contact centers, and computers and related software which we own or license. We depreciate property and equipment on a straight-line basis over their estimated useful life.

Depreciation and amortization of property and equipment accounted for 2.8%, 3.4% and 3.3% of our revenues for the years ended December 31, 2010, 2009 and 2008, respectively.

Amortization of Intangible Assets.    Our intangible assets are primarily comprised of non-amortizable goodwill, trademarks and trade names and amortizable customer relationships and developed technology, primarily related to our January 30, 2007 acquisition of Legacy SITEL. Our amortizable customer relationships and developed technology have useful lives of four to seven years and of three years, respectively. Amortization of intangible assets accounted for 1.2%, 1.1% and 1.0% of our revenues for the years ended December 31, 2010, 2009 and 2008, respectively.

Restructuring and Exit Charges.    Restructuring and exit charges consist of costs incurred in conjunction with reductions in our work force or decisions to exit facilities, including employee severance benefits and lease liabilities net of expected sublease rentals. Restructuring and exit charges accounted for 2.8%, 1.5% and 2.0% of our revenues for the years ended December 31, 2010, 2009 and 2008, respectively. Reductions in force that are a consequence of volume changes are reported within Costs of Services, not Restructuring and Exit Charges.

Loss (Gain) on Foreign Currency Transactions.    We are exposed to market risk from fluctuations in foreign currencies. Foreign currency transaction gains and losses primarily result from exchange rate fluctuations on intercompany transactions denominated in different currencies and the resulting revaluation of cash and other assets and liabilities. Although these settlements occur in multiple currencies, our most common fluctuations result from the translation of Philippine pesos, Euros, Indian rupees or Canadian dollars into U.S. dollars, as well as intra-European settlements translated to U.S. dollars.

Impairment of Goodwill and Trade Name.    At least annually or more frequently, as changes in circumstances indicate, we evaluate the estimated fair value of our goodwill and indefinite-lived intangibles. To the extent that the carrying value of the net assets of any of our reporting units having goodwill is greater than their estimated fair value, we may be required to take goodwill impairment charges. In addition, an impairment charge is recorded if the carrying value of the intangible exceeds its estimated fair value. We did not record goodwill and trade name impairment charges for the year ended December 31, 2010. For the years ended December 31, 2009 and 2008 we recorded goodwill and trade name impairment charges of $46.2 million, and $102.0 million, respectively. Our combined goodwill and other intangible assets as of December 31, 2010 and 2009 totaled $180.9 million and $196.5 million, respectively. We will continue to monitor the economic situations that could impact fair value of goodwill and/or other indefinite-lived intangibles and finite-lived intangibles.

Interest and Other Financing Costs

Interest and other financing costs consist primarily of interest charges under our Senior Notes, interest charges under our senior secured credit facility and amortization of costs incurred in connection with the execution of and amendments to our senior secured credit facility. We recognized interest and other financing costs of 4.9%, 3.3% and 4.5% of our revenues for the years ended December 31, 2010, 2009 and 2008, respectively.

Provision for Income Taxes

Our income tax provision includes U.S. federal, state, local and foreign income taxes and is based on pre-tax income or loss. At December 31, 2010, we had U.S. federal net operating loss carry forwards of $380.3 million, which may be used to offset future taxable income. $131.6 million of this amount may only be used to offset future taxable income of up to $13.6 million in any calendar year, including carryover of amounts not used in prior years. U.S. federal net operating loss carry forwards will begin to expire in 2020. In addition, at December 31, 2010, we had net operating loss carry forwards relating to foreign income taxes of $269.5 million, which may be used to offset future foreign taxable income and will begin to expire in 2011. We record valuation allowances when it is more likely than not that all or a portion of the net operating loss carry forwards will not be realized.

Non-controlling interest

Non-controlling interest reflects the income or loss recognized by us attributable to various joint ventures in which we have a non-controlling interest. As of December 31, 2010 and 2009, we had no remaining joint ventures. For a further description of our previous joint ventures refer to Note 15 of the audited Consolidated Financial Statements for the year ended December 31, 2010 included elsewhere in this prospectus.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

The table below presents statement of operations data, including the amount and percentage changes for the periods indicated:

	Year Ended December 31,
	2010	2009	Dollar Change	Percentage Change
	(U.S. dollars, in thousands)
Statement of Operations Data:
Revenues:
Americas	$770,261	$886,912	$(116,651)	(13.2)%
EMEA	570,284	671,255	(100,971)	(15.0)%

Total revenues	1,340,545	1,558,167	(217,622)	(14.0)%
Operating expenses:
Costs of services:
Americas	455,272	524,957	(69,685)	(13.3)%
EMEA	401,191	473,627	(72,436)	(15.3)%

Total costs of services	856,463	998,584	(142,121)	(14.2)%
Selling, general and administrative expenses:
Americas	212,991	242,537	(29,546)	(12.2)%
EMEA	150,186	181,844	(31,658)	(17.4)%

Total selling, general and administrative expenses	363,177	424,381	(61,204)	(14.4)%
Depreciation and amortization of property and equipment	37,346	53,643	(16,297)	(30.4)%
Amortization of intangible assets	15,523	17,074	(1,551)	(9.1)%
Restructuring and exit charges	38,065	23,763	14,302	60.2%
Loss on foreign currency transactions	4,628	5,301	(673)	(12.7)%
Loss on disposition of capital assets	179	1,728	(1,549)	(89.6)%
Impairment of goodwill and trade name	—	46,199	(46,199)	(100.0)%
Other, net	(285)	240	(525)	(218.8)%

Operating income (loss)	25,449	(12,746)	38,195	299.7%
Interest and other financing costs, (net)	65,775	50,872	14,903	29.3%
Loss on extinguishment of debt, net	3,019	—	3,019	—

Loss before income taxes	(43,345)	(63,618)	20,273	31.9%
(Benefit) provision for income taxes	(4,488)	13,371	(17,859)	(133.6)%

Net loss	$(38,857)	$(76,989)	$38,132	49.5%

Revenues

Revenues decreased $217.6 million or 14.0% to $1,340.5 million for the year ended December 31, 2010 as compared to $1,558.2 million for the year ended December 31, 2009. Our reporting segments experienced proportionately similar declines in revenues. Revenues in Americas decreased $116.7 million or 13.2% to $770.3 million for the year ended December 31, 2010 as compared to $886.9 million for the year ended December 31, 2009. Revenues in EMEA decreased $101.0 million or 15.0% to $570.3 million for the year ended December 31, 2010 as compared to $671.3 million for the year ended December 31, 2009.

Revenue decreases in 2010 were primarily attributable to:

•	approximately $230 million of attrition of existing client programs, of which approximately $212 million was carryover from 2009, with the remainder being new attrition during 2010;

•

Approximately $151 million softer volume in certain end-markets (particularly telecommunications, wireless and media and entertainment), stemming from the global economic recession and related competitive pricing pressures; and

•	Approximately $14 million of negative impact in comparison to prior year based on changes in foreign currency exchange rates;

partially offset by:

•

Approximately $176 million in incremental revenues from new customers and new campaigns. As in prior years, most of our new revenues in 2010 came from expanding the breadth of our relationships with existing customers (new campaigns, new countries, and/or new services as distinguished from normal growth in existing activities). In 2010, about 23% of our incremental revenues came from new customers who were not using our services previously.

The distribution of our revenues by end-market shifted slightly, primarily with increased relative distribution of revenues to our financial services and retail and consumer products end-markets and decreased relative distribution of revenues to our wireless end-market. The distribution of our revenues by end-market is reflected in the following table for 2010:

Operating Expenses

Costs of Services

Costs of services decreased $142.1 million or 14.2% to $856.5 million for the year ended December 31, 2010 as compared to $998.6 million for the year ended December 31, 2009. Costs of services for the year ended December 31, 2010 declined as a result of the aforementioned decline in revenues for 2010 and was relatively consistent as a percentage of sales in both years.

Our gross margin for the year ended December 31, 2010 improved 0.2 percentage points to 36.1% of revenues, compared to 35.9% of revenues for the year ended December 31, 2009. Gross margin for Americas and EMEA for the year ended December 31, 2010 was 40.9% and 29.7%, respectively, compared to 40.8% and 29.4%, respectively, for the year ended December 31, 2009.

Selling, General and Administrative Expenses (SG&A)

SG&A expenses decreased $61.2 million or 14.4% to $363.2 million for the year ended December 31, 2010 as compared to $424.4 million for the year ended December 31, 2009. SG&A declined more significantly in EMEA compared to the Americas. SG&A expenses in Americas decreased $29.5 million or 12.2% to $213.0 million for the year ended December 31, 2010 as compared to $242.5 million for the year ended December 31, 2009. SG&A expenses in EMEA decreased $31.7 million or 17.4% to $150.2 million for the year ended December 31, 2010 as compared to $181.8 million for the year ended December 31, 2009.

The $61.2 million decrease was primarily driven by the cost reduction programs begun in 2009 and completed in 2010, which resulted in the following reductions:

•	$22.9 million in SG&A labor expenses;

•	$9.1 million in SG&A occupancy expenses;

•	$4.8 million in SG&A telecommunication expenses;

•	$4.7 million in SG&A professional services expenses;

•	$4.5 million in SG&A computer-related expenses; and

•	$15.2 million in all other SG&A expenses.

Depreciation and Amortization of Property and Equipment

Depreciation and amortization of property and equipment decreased $16.3 million or 30.4% to $37.3 million for the year ended December 31, 2010 as compared to $53.6 million for the year ended December 31, 2009. The decrease in depreciation and amortization of property and equipment was primarily the result of assets becoming fully depreciated and our low level of capital expenditures in 2010 and 2009.

Amortization of Intangible Assets

Amortization of intangible assets decreased $1.6 million or 9.1% to $15.5 million for the year ended December 31, 2010 as compared to $17.1 million for the year ended December 31, 2009. This decrease primarily relates to a $4.1 million customer relationship intangible that became fully amortized during 2009.

Restructuring and Exit Charges

Restructuring and exit charges increased $14.3 million to $38.1 million for the year ended December 31, 2010 as compared to $23.8 million for the year ended December 31, 2009.

In response to reduced volumes stemming from the recent global economic downturn and the likelihood of a prolonged and sluggish recovery period, management initiated a restructuring plan for the year ended December 31, 2010 (the “2010 Plan”). The 2010 Plan consisted of workforce reductions and several site closures. Information regarding the 2010 Plan and the restructuring and exit charges of $38.1 million for the year ended December 31, 2010 is summarized below:

(dollar amounts in $millions)

Headcount reduction	1,135

Sites eliminated	26

Estimated annualized cash savings	32.5

Restructuring and exit charges related to the 2010 Plan	$38.3

Restructuring and exit charges related to restructuring plans from earlier years	$(0.2)

Total restructuring and exit charges for the year ended December 31, 2010	$38.1

Restructuring expense for the year ended December 31, 2010 included severance costs of $30.8 million and facility exit and other costs totaling $7.3 million, which are primarily ongoing lease and other contractual obligations. The anticipated annualized savings will primarily be realized within costs of services expense and are expected to begin to impact results in the first quarter of 2011 with the full impact substantially realized by the second quarter of 2011 and periods beyond. The estimated annualized cash savings will be substantially offset by reductions in revenues. We estimate that approximately $22.4 million of cash payments will be made during 2011, primarily related to the 2010 Plan.

For a discussion of the restructuring expense of $23.8 million in the year ended December 31, 2009, see “—Year Ended December 31, 2009 Compared to Year Ended December 31, 2008 – Restructuring and Exit Charges” below.

Loss on Foreign Currency Transactions

The amounts for loss on foreign currency transactions were similar for the years ended December 31, 2010 and 2009. We recognized a loss on foreign currency transactions in the amount of $4.6 million for the year ended December 31, 2010 as compared to a loss of $5.3 million for the year ended December 31, 2009.

Impairment of Goodwill and Trade Name

We did not record goodwill and trade name impairments charges for the year ended December 31, 2010 vs. a charge of $46.2 million in the year ended December 31, 2009, which was attributable to a write down of goodwill from lower activity levels in the EMEA region. For a further discussion of the $46.2 million charge in the year ended December 31, 2009, see “— Year Ended December 31, 2009 Compared to Year Ended December 31, 2008 – Impairment of Goodwill and Trade Name” below.

Interest and Financing Costs

Interest and other financing costs increased $14.9 million or 29.3% to $65.8 million for the year ended December 31, 2010 as compared to $50.9 million for the year ended December 31, 2009. Increases in interest and financing costs in 2010 were primarily attributable to higher weighted average interest rates resulting from the issuance of the Senior Notes at a fixed interest rate of 11.50%, as well as the amortization of the related deferred financing costs and, to a lesser extent, increases in average debt outstanding.

Loss on Extinguishment of Debt

We recognized a $3.0 million loss relating to extinguishment of debt for the year ended December 31, 2010 as a result of the partial pay down of our senior secured term loans with the proceeds from the offering of the Senior Notes. For a further description of our loss on extinguishment of debt, refer to Note 9 to our audited Consolidated Financial Statements for the year ended December 31, 2010 included elsewhere in this prospectus.

(Benefit) provision for Income Taxes

We recognized an income tax benefit of $4.5 million for the year ended December 31, 2010, compared to a provision for income taxes of $13.4 million for the year ended December 31, 2009. The effective tax rate for the year ended December 31, 2010 was 10.4%. The effective tax rate for the year ended December 31, 2010 was lower than the statutory rate primarily due to increases in valuation allowances primarily related to operating losses and the impact of foreign operations (including foreign dividends and interest and tax rate differences on foreign subsidiaries), partially offset by decreases in our tax reserves primarily related to settlements with taxing authorities.

Despite a loss before income taxes for the year ended December 31, 2009, we recognized a $13.4 million provision for income taxes. The income tax provision differed from the statutory rate primarily due to the non-deductible nature of the charge related to the impairment of goodwill and our trade name, increases in valuation allowances primarily related to historical operating losses, and increases in our tax reserves related to current year tax positions.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

The table below presents statement of operations data, including the amount and percentage changes for the periods indicated:

	Year Ended December 31,
	2009	2008	Dollar Change	Percentage Change
	(U.S. dollars, in thousands)
Statement of Operations Data:
Revenues:
Americas	$886,912	$942,296	$(55,384)	(5.9)%
EMEA	671,255	804,428	(133,173)	(16.6)%

Total revenues	1,558,167	1,746,724	(188,557)	(10.8)%
Operating expenses:
Costs of services:
Americas	524,957	574,014	(49,057)	(8.5)%
EMEA	473,627	554,536	(80,909)	(14.6)%

Total costs of services	998,584	1,128,550	(129,966)	(11.5)%
Selling, general and administrative expenses:
Americas	242,537	279,993	(37,456)	(13.4)%
EMEA	181,844	209,485	(27,641)	(13.2)%

Total selling, general and administrative expenses	424,381	489,478	(65,097)	(13.3)%
Depreciation and amortization of property and equipment	53,643	58,134	(4,491)	(7.7)%
Amortization of intangible assets	17,074	17,777	(703)	(4.0)%
Restructuring and exit charges	23,763	34,701	(10,938)	(31.5)%
Loss (gain) on foreign currency transactions	5,301	(8,512)	13,813	162.3%
Loss on disposition of capital assets	1,728	2,868	(1,140)	(39.7)%
Impairment of goodwill and trade name	46,199	102,022	(55,823)	(54.7)%
Other, net	240	4,470	(4,230)	(94.6)%

Operating loss	(12,746)	(82,764)	70,018	84.6%
Interest and other financing costs, (net)	50,872	79,031	(28,159)	(35.6)%
Loss on extinguishment of debt, net	—	1,700	(1,700)	(100.0)%

Loss before income taxes, non-controlling interest and discontinued operations	(63,618)	(163,495)	99,877	61.1%
Provision for income taxes	13,371	4,339	9,032	208.2%

Loss from continuing operations	(76,989)	(167,834)	90,845	54.1%
Income from discontinued operations, net of tax	—	192	(192)	(100.0)%

Loss before non-controlling interest	(76,989)	(167,642)	90,653	54.1%
Less: income from non-controlling interest	—	(781)	781	100.0%

Net loss	$(76,989)	$(168,423)	$91,434	54.3%

Revenues

Continued deterioration in the economy during 2009 led to a revenues decrease of $188.6 million or 10.8% to $1,558.2 million for the year ended December 31, 2009 as compared to $1,746.7 million for the year ended December 31, 2008. Revenues declined more significantly in EMEA compared to Americas. Revenues in EMEA decreased $133.2 million or 16.6% to $671.3 million for the year ended December 31, 2009 as compared to $804.4 million for the year ended December 31, 2008. Revenues in Americas decreased $55.4 million or 5.9% to $886.9 million for the year ended December 31, 2009 as compared to $942.3 million for the year ended December 31, 2008.

Revenues decreases in 2009 were primarily attributable to:

•

approximately $262 million due to softer volume in certain end-markets (particularly telecommunications and wireless), stemming from the global economic recession and related competitive pricing pressures. In particular, fourth quarter activity was unusually low by historical standards;

•

approximately $152 million of attrition of existing client programs, of which about one-third was a carry over from a 2008 program to eliminate underperforming campaigns, and another third was driven by the decision of a few long-standing customers to cancel their outsourcing contracts and leverage their internal resources in light of declining volumes; and

•	approximately $75 million of negative impact in comparison to prior year based on changes in foreign currency exchange rates caused by a strengthening of the U.S. dollar through most of 2009;

partially offset by:

•

approximately $301 million in incremental revenues from new customers and new campaigns. As in prior years, most of our new revenues in 2009 came from expanding the breadth of our relationships with existing customers (new campaigns, new countries, and/or new services as distinguished from normal growth in existing activities). In 2009, about 29% of our new revenues came from new customers who were not using our services previously.

The distribution of our revenues by end-market remained relatively constant and is reflected in the following table for 2009:

Operating Expenses

Costs of Services

Costs of services decreased $130.0 million or 11.5% to $998.6 million for the year ended December 31, 2009 as compared to $1,128.6 million for the year ended December 31, 2008.

Costs of services for the year ended December 31, 2009 declined as a result of softer volumes, which also led to the aforementioned decline in revenues for 2009. See “—Revenues” above.

Costs of services decreases in 2009 were proportionally greater than revenues primarily due to:

•	decreases in direct labor costs as a result of increases in off-shore production hours; and

•	productivity improvements as a result of our continuous deployment of global standards and tools to optimize the performance of each individual campaign.

As a result, our gross margin for the year ended December 31, 2009 was 35.9% of revenues, a 0.5 percentage point improvement from the year ended December 31, 2008. The improvement was realized in

Americas, partially offset by a decline in our gross margin in EMEA. Gross margin for Americas and EMEA for the year ended December 31, 2009 was 40.8% and 29.4%, respectively, compared to 39.1% and 31.1%, respectively, for the year ended December 31, 2008.

SG&A Expenses

SG&A expenses decreased $65.1 million or 13.3% to $424.4 million for the year ended December 31, 2009 as compared to $489.5 million for the year ended December 31, 2008. SG&A decreased in similar percentages in our Americas and EMEA reporting segments. SG&A expenses in Americas decreased $37.5 million or 13.4% to $242.5 million for the year ended December 31, 2009 as compared to $280.0 million for the year ended December 31, 2008. SG&A expenses in EMEA decreased $27.6 million or 13.2% to $181.8 million for the year ended December 31, 2009 as compared to $209.5 million for the year ended December 31, 2008.

During 2009 we initiated a comprehensive review of every support position leading to the development of an 18 month simplification effort that resulted in the closing of 6 underperforming and/or underutilized sites as well as a reduction of 233 full-time positions across all functions. Further reductions were initiated in December 2009 and were completed in 2010. We have also increased the transparency of all expenses and negotiated reductions in information technology, lease and professional service fees.

In total, between costs of services and SG&A, management activities resulted in:

•	additional run-rate cost savings of approximately $21 million in 2009; and

•	decreases in our telecommunication costs from $75.4 million in 2008 to $63.6 million in 2009, through both carrier rate reductions and footprint optimization efforts.

Depreciation and Amortization of Property and Equipment

Depreciation and amortization of property and equipment decreased $4.5 million or 7.7% to $53.6 million for the year ended December 31, 2009 as compared to $58.1 million for the year ended December 31, 2008. The decrease in depreciation and amortization of property and equipment was primarily attributable to a deliberate reduction in new site development following a significant expansion off-shore in 2007 and 2008. We incurred approximately $23.9 million in capital expenditures during 2009 (excluding $3.2 million of purchase options exercised but not settled as of December 31, 2009, related to two leased properties in the Philippines), compared to $42.6 million in 2008, as we closed 6 additional underperforming and/or underutilized sites countered by the opening of 2 new sites primarily in the Philippines and Latin America.

Amortization of Intangible Assets

Amortization of intangible assets decreased $0.7 million or 4.0% to $17.1 million for the year ended December 31, 2009 as compared to $17.8 million for the year ended December 31, 2008. This decrease relates to a $4.1 million customer relationship intangible that became fully amortized during 2009.

Restructuring and Exit Charges

Restructuring and exit charges decreased $10.9 million to $23.8 million for the year ended December 31, 2009 as compared to $34.7 million for the year ended December 31, 2008.

In response to the need to rationalize facility and labor costs, streamline our operations to align resources to support growth and to shift the geographic mix of some of our resources, management initiated a restructuring plan for the year ended December 31, 2009 (the “2009 Plan”). The 2009 Plan consisted of workforce reductions and several site closures. Information regarding the 2009 Plan and the restructuring and exit charges of $23.8 million for the year ended December 31, 2009 is summarized below:

(dollar amounts in $millions)
Headcount reduction	233

Sites eliminated	6

Estimated annualized cash savings	$28

Restructuring and exit charges related to the 2009 Plan	$23.2

Restructuring and exit charges related to restructuring plans from earlier years	$0.6

Total restructuring and exit charges for the year ended December 31, 2010	$23.8

Restructuring expense for the year ended December 31, 2009 included severance costs of $13.7 million and facility exit and other costs totaling $10.1 million, which are primarily ongoing lease and other contractual obligations. The anticipated annualized savings will primarily be realized within costs of services expense and began to impact results during the course of 2009 with the full impact substantially realized by the first quarter of 2010 and periods beyond. The estimated annualized cash savings will be substantially offset by reductions in revenues. Approximately $6.9 million of cash payments were made during 2010 related to the 2009 Plan.

Loss or Gain on Foreign Currency Transactions

We recognized a loss on foreign currency transactions in the amount of $5.3 million for the year ended December 31, 2009 as compared to a gain of $8.5 million for the year ended December 31, 2008. The year-over-year change was primarily attributable to the strengthening of the U.S. dollar against most foreign currencies during 2009 (specifically the Mexican Peso, British pound sterling and Indian rupee), and a weakening during 2008 (specifically the Brazilian real, Euro and Philippine peso).

Loss on Disposition of Capital Assets

We recognized a loss on disposition of capital assets in the amount of $1.7 million for the year ended December 31, 2009 as compared to a loss of $2.9 million for the year ended December 31, 2008. We recorded an impairment charge of $2.3 million related to the planned discontinuance of certain software which had not yet been placed in service during the year ended December 31, 2008.

Impairment of Goodwill and Trade Name

In 2009, we recognized a charge of $46.2 million relating to impairment of goodwill and our trade name, compared to a charge of $102.0 million in 2008. Our impairment charge during 2009 was attributable to a write down of goodwill from lower activity levels in the EMEA region.

In the second quarter of 2009, due to significant declines in historical and forecasted revenues and profitability, we conducted a test of our goodwill amounts. We estimated fair value of our reporting units to determine if the carrying value of the reporting units was greater than their estimated fair value. The estimation was primarily determined based on an estimate of future cash flows (income approach) discounted at a market derived weighted average cost of capital. Significant assumptions included in our estimate of future cash flows included forecasted revenues by reporting units and the related costs of services, gross margin and SG&A. We then used a public company model (which uses peer group valuation metrics) to confirm the measurements. As a result of our tests, we determined that the estimated fair value of the EMEA reporting unit was less than its carrying value, and we took goodwill impairment charges of $46.2 million related to EMEA.

Interest and Financing Costs

Interest and other financing costs decreased $28.2 million or 35.6% to $50.9 million for the year ended December 31, 2009 as compared to $79.0 million for the year ended December 31, 2008. Of the $28.2 million decrease, $31.7 million was due to fluctuations in mark-to-market amounts related to our interest rate swap as we recorded a gain of $9.1 million in the year ended December 31, 2009 compared to a loss of $22.6 million in the year ended December 31, 2008. Offsetting the decreases were $3.5 million in increases in interest and financing costs in 2009, primarily attributable to increases in interest rates resulting from amendments to our senior secured credit facility in December 2008, partially offset by lower borrowing levels under the term loan portion of our senior secured credit facility during 2009 due to a $27.0 million debt buy-back at the end of 2008.

Loss on Extinguishment of Debt

We recognized a $1.7 million loss relating to extinguishment of debt for the year ended December 31, 2008 in conjunction with executing amendments to our senior secured credit facility in December 2008. For a further description of our loss on extinguishment of debt, refer to Note 9 to our audited Consolidated Financial Statements for the year ended December 31, 2010 included elsewhere in this prospectus.

Provision for Income Taxes

Our provision for income taxes increased from $4.3 million for the year ended December 31, 2008 to $13.4 million for the year ended December 31, 2009. Despite a loss before income taxes for the year ended December 31, 2009, we recognized a $13.4 million in provision for income taxes. The income tax provision differed from the statutory rate primarily due to the non-deductible nature of the charge related to the impairment of goodwill and our trade name, increases in valuation allowances primarily related to operating losses, and increases in our tax reserves related to current year tax positions.

Despite a loss before income taxes for the year ended December 31, 2008, we recognized a $4.3 million provision for income taxes. The income tax provision differed from the statutory rate primarily due to the non-deductible nature of the charges related to the impairment of goodwill and the carrying value of intangible assets and increases in valuation allowances primarily related to historical operating losses.

Non-controlling interest

The non-controlling interest in our India joint venture, known as Sitel Operating Corporation India Limited (the “India JV”), was $0.8 million for the year ended December 31, 2008. During 2008, our joint venture partner, ITC Limited (“ITC”), began exercising its multiple put options under the joint venture agreement that ultimately led to our acquisition of 100 percent of the India JV. For a further description of these acquisitions refer to “—Liquidity and Capital Resources—Year Ended December 31, 2009 Compared to Year Ended December 31, 2008—Investing Activities” below.

Liquidity and Capital Resources

Our principal sources of liquidity have been net cash provided by operating activities, borrowings under our senior secured credit facility, the issuance of the Senior Notes and the issuance of equity. Our principal uses of cash have included acquisitions, debt service, capital expenditures, and the financing of working capital. We expect that our principal uses of cash in the future will be to finance working capital, capital expenditures and service debt. We expect that our principal sources of cash in the future will be net cash provided by operating activities, borrowings under our senior secured credit facility and the issuance of equity. We believe that cash generated from operations and borrowings under our senior secured credit facility or other financing arrangements will be sufficient to meet working capital requirements, anticipated capital expenditures and scheduled debt payments for at least the next twelve months.

We manage a centralized global treasury function in the United States with a particular focus on concentrating and safeguarding our global cash and cash equivalent reserves. While we generally prefer to hold

U.S. dollars, we maintain adequate cash in the functional currency of our foreign subsidiaries to support local operating costs. While there are no assurances, we believe our global cash is protected given our cash management practices, banking partners, and low-risk investments.

The amount of capital required over the next 12 months will also depend on our levels of investment in infrastructure necessary to maintain, upgrade or replace existing assets in order to maintain sufficient capacity to service our clients. Our working capital and capital expenditure requirements could also increase materially in the event of acquisitions or joint ventures, among other factors. These factors could require that we raise additional capital through future debt or equity financing.

During 2011, we anticipate payment of approximately $22.4 million of our total $23.0 million restructuring accrual as of December 31, 2010. In addition, we anticipate higher levels of capital expenditures during 2011 in comparison to 2010 and 2009. We currently expect capital expenditures during 2011 of approximately $54 million for fixed assets and related investments, including approximately $20 million related to site additions, replacements and refurbishments. The maximum capital expenditures covenant in our senior secured credit facility limits our annual capital spending, cash restructuring in excess of $10.0 million and our acquisition expenses in excess of $10.0 million, to a pre-established limit for each year and allows for carryover of unused spend up to a maximum of $5.0 million per year.

Cash Flows

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

The following summarizes our primary sources and uses of cash in the periods presented (in thousands):

	Year Ended December 31,		Increase (Decrease) to Net Cash Flow
	2010	2009	Amount
Cash provided by (used in):
Operating activities	$891	$59,456	$ (58,565)
Investing activities	(28,562)	(23,155)	(5,407)
Financing activities	30,949	(57,688)	88,637

Operating Activities.

Cash from operations decreased to $0.9 million in 2010 compared to $59.5 million in 2009. The $58.6 million decrease was primarily driven by:

•

a $34.8 million decrease in cash provided by accounts receivable (to a $21.7 million provision of cash in 2010 from a $56.6 million provision of cash in 2009). During 2009, we benefited from a significant improvement in our collections of accounts receivable, which reduced our days sales outstanding to approximately 58 at December 31, 2009 from approximately 64 at December 31, 2008, providing a one-time increase in our cash provided by accounts receivable. At December 31, 2010 we maintained our days sales outstanding at approximately 58, which resulted in the smaller provision of cash from accounts receivable when compared to the one-time increase in 2009;

•	a $17.1 million decrease in cash provided by other noncurrent liabilities, primarily due to reductions in our unrecognized tax benefits;

•	a $20.7 million decrease in income before noncash items, to $9.1 million in 2010 from $26.4 million in 2009; and

•	a $8.5 million decrease in cash provided by prepaids and other assets to $18.7 million in 2010 from $10.2 million in 2009;

partially offset by:

•	a $10.7 million increase in cash provided by the net proceeds of sales of marketable securities; and

•	a $11.9 million increase in cash provided by accounts payable and accrued liabilities.

Investing Activities

We used cash in investing activities of $28.6 million during 2010 compared to $23.2 million during 2009, primarily related to purchases of property and equipment. The $5.4 million increase in cash used in investing activities was primarily related to a $5.3 million increase in capital spending as we began to recover from the historically low levels of capital spending in 2009.

Financing Activities

We generated $30.9 million in financing activities in 2010 compared to cash used in financing activities of $57.7 million in 2009. During 2010, we received net proceeds from the offering of the Senior Notes (after original issue discount), which we used to partially pay down our existing term loans and revolvers. The $30.9 million in cash provided by financing activities was primarily the result of a $38.2 million increase in total debt excluding capital leases, to $646.2 million as of December 31, 2010 compared to $608.0 million as of December 31, 2009, offset by payments of debt issuance costs of $8.2 million.

We used cash in financing activities of $57.7 million during 2009, primarily as a result of the reductions in borrowings under our revolving credit facility of $44.0 million as well as the $13.7 million acquisition of the remaining non-owned interest in the India JV.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

The following summarizes our primary sources and uses of cash in the periods presented (in thousands):

	Year Ended December 31,		Increase (Decrease) to Net Cash Flow
	2009	2008	Amount
Cash provided by (used in):
Operating activities	$59,456	$45,987	$13,469
Investing activities	(23,155)	(52,531)	29,376
Financing activities	(57,688)	25,180	(82,868)

Operating Activities

We generated cash from operations of $59.5 million in 2009 compared to $46.0 million in 2008. The $13.5 million increase in operating cash flow was primarily driven by a continued improvement in the collection of accounts receivable.

Investing Activities

We used cash in investing activities of $23.2 million during 2009 compared to $52.5 million during 2008. The $29.4 million decrease in investing activities was primarily driven by an $18.7 million reduction in capital spending during 2009 as we focused on maximizing the occupancy of our existing facilities. This decrease is also the result of investments in the India JV during 2008 and 2009. In 2008, we recorded our investments in the India JV of $10.3 million as investing activities because they represented a partial acquisition of this business. In 2009, when we acquired the remaining 34% of the India JV from ITC for $13.3 million, we recorded the amount as a financing outflow because we accounted for the transaction as an equity transaction.

As of December 31, 2009, we did not own interests in any joint venture.

Financing Activities

We used cash in financing activities of $57.7 million during 2009 compared to cash provided of $25.2 million during 2008. The $82.9 million reduction in cash flow from financing activities primarily results from:

•	$30.5 million of convertible subordinated note proceeds in 2008 compared to none in 2009;

•	$41.8 million of series B and C preferred stock proceeds in 2008 compared to $1.0 million in 2009;

•	$13.7 million used for the acquisition of the remaining non-owned interest in the India JV in 2009; and

•	$2.6 million of net additional used for debt payments, to $44.0 million in net debt payments in 2009 compared to $41.4 million in net debt payments in 2008;

offset by

•	$6.1 million used for debt issue costs in 2008 compared to $0.1 million in 2009.

We decreased borrowings under our revolving credit facility to $16.2 million at December 31, 2009 compared to $50.0 million at December 31, 2008.

Cash Position, Working Capital and Indebtedness

As of December 31, 2010, our total cash and cash equivalents were $29.9 million and we had total indebtedness of $656.3 million. Adjusted working capital was $52.9 million at December 31, 2010, compared to $37.5 million at December 31, 2009, an increase of $15.4 million. This increase was primarily due to:

•	a $20.5 million decrease in other non-current liabilities, primarily related to decreases in unrecognized tax benefits and accrued derivatives;

•	a $15.6 million increase in prepaids and other current assets; and

•	an $11.5 million increase in other non-current assets;

partially offset by

•	a $33.9 million decrease in accounts receivable, primarily related to the decrease in revenues.

Capital Expenditures

During the year ended December 31, 2010, our expenditures of $29.2 million for fixed assets and related investments included approximately $3.2 million primarily related to one site addition. We anticipate higher levels of capital expenditures during 2011 in comparison to 2010 and 2009. We currently expect capital expenditures during 2011 of approximately $54 million for fixed assets and related investments, including approximately $20 million related to site additions, replacements and refurbishments.

The maximum capital expenditures covenant in our senior secured credit facility limits our annual capital spending, cash restructuring in excess of $10.0 million and our acquisition expenses in excess of $10.0 million, to a pre-established limit for each year and allows for carryover of unused spend up to a maximum of $5.0 million per year.

Contractual Obligations and Commercial Commitments

The following table represents our contractual commitments associated with our debt and other contractual obligations as of December 31, 2010.

	Payments Due By Period
Commitments	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years	Totals
	(dollars in thousands)
Long-term debt obligations(1)	$—	$—	$353,384	$300,000	$653,384
Interest obligation(2)	51,851	103,702	70,426	77,625	303,604
Capital lease obligations(3)	4,217	6,091	1,119	—	11,427
Operating lease obligations(4)	44,064	60,897	24,893	6,419	136,273
Purchase commitments(5)	39,386	64,968	27,303	—	131,657

Total(6)	$139,518	$235,658	$477,125	$384,044	$1,236,345

(1)	Represents principal on our senior secured credit facility and the Senior Notes. For further information on our long-term debt obligations, see “Description of Other Indebtedness,” “Description of Exchange Notes” and Note 9 to our audited Consolidated Financial Statements for the year ended December 31, 2010, included elsewhere in this prospectus. As of December 31, 2010, we had no borrowings under our revolvers which provide for aggregate borrowings of up to $85.0 million, less $1.1 million of letters of credit outstanding for a total availability of $83.9 million as of December 31, 2010. The actual amounts of interest and payments under our revolvers will ultimately depend on the amount of debt and letters of credit outstanding and the interest rates in effect during each period.

(2)	Represents interest payments on our term loans as well as the Senior Notes. Because we have hedged $350.0 million of our outstanding term loan borrowings through an interest rate swap agreement, the interest payments reflected above for that $350.0 million is based on the swap rate of 4.91%, rather than the interest rate of the term loans. Variable interest rates under our senior secured credit facility have been assumed to remain constant through the end of the term. For further information, see Notes 9 and 17 to our audited Consolidated Financial Statements for the year ended December 31, 2010, included elsewhere in this prospectus.

(3)	Consists of payments under our capital leases for certain equipment. For further information, see Note 14 to our audited Consolidated Financial Statements for the year ended December 31, 2010, included elsewhere in this prospectus.

(4)	Represents payments under our non-cancelable operating leases for various property and equipment. For further information, see Note 14 to our Audited Consolidated Financial Statements for the year ended December 31, 2010, included elsewhere in this prospectus.

(5)	Consists primarily of contractual obligations to purchase goods or services, primarily telecommunications services, which are enforceable and legally binding on us.

(6)	Because we are uncertain as to when and if cash settlement may occur, this table does not reflect our net long-term liability of $39.3 million related to uncertain tax positions. See Note 11 of the audited Consolidated Financial Statements for the year ended December 31, 2010, included elsewhere in this prospectus.

The Senior Notes

On March 18, 2010, the Company issued the Senior Notes having an aggregate principal amount of $300.0 million with an original issuance discount of $7.6 million. The Senior Notes are general unsecured obligations of the Company and are senior in right of payment to all existing and future indebtedness, if any, that is by its terms expressly subordinated to the Senior Notes. The Senior Notes are guaranteed by the Company’s domestic subsidiaries and will mature on April 1, 2018. Interest accrues on the Senior Notes at a rate of 11.5% annually, and is payable semi-annually in arrears on April 1 and October 1.

The Company is not required to make mandatory redemptions or sinking fund payments with respect to the Senior Notes; however at any time prior to April 1, 2013, the Issuers may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of Senior Notes issued under the indenture (including any additional Senior Notes issued subsequent to the initial offering), subject to certain terms and conditions.

There are additional tiered prepayment options with certain premiums based upon when payment occurs. Refer to “Description of Exchange Notes” included elsewhere in this prospectus.

Proceeds from the offering of the Senior Notes were used to pay down approximately $231.6 million of the Company’s term loans and 100% of the outstanding balance on the Company’s revolvers, both of which are discussed further below.

2007 Senior Secured Credit Facility

Overview

On January 30, 2007, we entered into a senior secured credit facility among a syndicate of banks with Goldman Sachs Credit Partners L.P. as joint lead arranger, joint bookrunner, administrative agent and collateral agent and GE Capital Markets, Inc. as joint lead arranger and joint bookrunner. The senior secured credit facility originally provided for total available borrowings in an aggregate principal amount of approximately $760.0 million, which includes $85.0 million of revolvers maturing on January 30, 2013, consisting of a $50.0 million U.S. revolver, a $7.0 million Canadian revolver (made available in Canadian dollars) and a $28.0 million U.K. revolver (made available in Euro and British pound sterling), and $675.0 million of term loans maturing on January 30, 2014, consisting of a $550.0 million U.S. term loan, a € 51.4 million Euro term loan, and a £30.0 million British pound sterling term loan. SITEL, LLC is the borrower under the U.S. term loan and the U.S. revolver, ClientLogic Holding Limited is the borrower under the Euro term loan, the British pound sterling term loan and the U.K. revolver, and Sitel Canada Corporation (formerly known as ClientLogic Canada Corporation) is the borrower under the Canadian revolver. We used the proceeds from the senior secured credit facility to repay our August 2006 credit facility and to fund recent acquisitions, including the acquisition of Legacy SITEL on January 30, 2007.

As of December 31, 2010, we had an aggregate of $646.2 million of outstanding indebtedness under our senior secured credit facility, which consisted of $353.4 million of term loan borrowings. In addition, we had outstanding letters of credit of $1.1 million as of that date. As of December 31, 2010, we had no borrowings outstanding and $83.9 million available for additional borrowings under our revolvers.

First Amendment

On December 9, 2008, we entered into the first amendment to our senior secured credit facility which, among other matters, modified applicable interest rates, certain negative covenants and financial covenant thresholds. In addition, the first amendment permitted us to offer to purchase the outstanding term loans at a discount to par using a portion of the net proceeds we received from the sales of our series C preferred stock we completed in 2008. We received approximately $29.6 million through the issuance of series C preferred stock which was a condition to entering into the amendment. As required under the first amendment, we offered to purchase term loans under the senior secured credit facility, and in December 2008, we purchased approximately $27.0 million of outstanding principal under the term loans for approximately $15.0 million, which term loans were subsequently cancelled and retired.

Second Amendment

On April 21, 2009, we entered into the second amendment to our senior secured credit facility which effected a technical amendment clarifying certain terms governing minimum borrowing amounts under certain interest rates including London Interbank Offer Rate (“LIBOR”).

Third Amendment

On February 18, 2010, we entered into a third amendment to the senior secured credit facility to, among other things, permit the issuance of the notes, improve the terms of mandatory prepayment requirements, and modify our leverage covenant and interest coverage covenant.

Interest

Interest on the U.S. term loan is based, at our option, on LIBOR plus the applicable margin of 5.5% or the higher of (i) the federal funds rate plus 0.5% or (ii) the banks’ prime rate, plus the applicable margin of 4.5%. At December 31, 2010, the weighted average rate on the term loan was 5.79%. We have an interest rate swap agreement for a notional amount of $350.0 million against our term loans that is based on a rate of 4.91% versus three month LIBOR. The agreement expires in March 2012. At December 31, 2010, including the impact of our interest rate swap, the weighted average interest rate on the term loans was 4.92%. Interest on the U.S. revolver is based on LIBOR plus the applicable margin of 5.5% or the higher of (i) the federal funds rate plus 0.5% or (ii) the banks’ prime rate, plus the applicable margin of 4.5%. At December 31, 2010, the weighted average rate on the revolvers was 0%, due to there being a $0 balance. Specified interest rates for the Euro term loan and Canadian term loan are as described in the senior secured credit facility.

Prepayments

Beginning on April 2, 2007, our term loans began amortizing in equal quarterly installments of $1.7 million with the balance payable at maturity. We may be required to prepay certain amounts under the senior secured credit facility should we initiate specified transactions, including certain issuances of equity, sale of certain assets or receipt of certain insurance proceeds, or additional debt issuances if not otherwise extended as well as from certain percentages of any excess cash flow. We may voluntarily prepay all or part of the term loan under certain conditions. Amounts borrowed under the term loans that are repaid or prepaid may not be reborrowed. Amounts repaid under our revolvers may be reborrowed, as long as the total commitment under the revolvers is not permanently reduced.

On April 2, 2007, we made our first quarterly installment of $1.7 million. On April 30, 2007, we received an equity investment of $32.6 million. Our senior secured credit facility required us to use 50% of such equity proceeds to prepay the term loans. As such, we repaid $16.3 million against the term loans and, as a result, we were not required to make quarterly principal installments on the term loans until September 2009. In addition, in September 2008, we made a voluntary prepayment on the term loans of $31.5 million using proceeds from a $31.5 million convertible subordinated note from Onex. As a result, we will not incur any further quarterly principal installments on our term loans before maturity. Furthermore, on December 19, 2008, we received a $30.0 million equity investment and used $15.0 million of the proceeds to repurchase $27.0 million of the term loans pursuant to a tender offer process. We subsequently cancelled and retired these tendered term loans.

Covenants

We are required under the terms of the senior secured credit facility to maintain certain financial covenants. Specifically, the third amendment to the senior secured credit facility requires us to comply with the following financial covenants on an annual basis:

Senior Secured Leverage Ratio.    The senior secured leverage ratio is a maximum ratio of our total funded debt that is secured by a lien on any assets or equity interests of SITEL Worldwide or any of our subsidiaries to our Adjusted EBITDA (as defined in the amended senior secured credit facility) for each period of four consecutive quarters during the term of the senior secured credit facility.

Minimum Interest Coverage Ratio.    The minimum interest coverage ratio is the ratio of Adjusted EBITDA to cash interest expense (net of interest income) for each period of four consecutive quarters during the term of the senior secured credit facility.

Maximum Capital Expenditures.    The maximum capital expenditures covenant in our senior secured credit facility limits our annual capital spending, cash restructuring in excess of $10.0 million and our acquisition expenses in excess of $10.0 million to a pre-established limit each year and allows for carryover of unused spend up to a maximum of $5.0 million per year.

The senior secured credit facility also contains customary affirmative and negative covenants such as restricting certain corporate actions, including asset dispositions, acquisitions, the payment of dividends, changes of control, the incurrence of indebtedness, providing financing and investments and transactions with affiliates.

We were in compliance with all debt and financial covenants as of December 31, 2010.

Proceeds from the offering of the Senior Notes were used to pay down approximately $231.6 million of the Company’s senior secured term loans and 100% of the outstanding balance on the Company’s senior secured revolving credit facilities during the year ended December 31, 2010.

Effective February 5, 2010, Onex ClientLogic Holdings, LLC, a subsidiary of Onex Corporation, issued a Commitment Letter stating that it would provide a maximum $20.0 million principal subordinated loan (“Onex Loan”) to the Company to enable it to comply with certain restrictive covenants for each and any of the quarters in the year ending December 31, 2010, in the event that the Company otherwise would not be in compliance with the restrictive covenants under its senior secured credit facility. No amounts had been borrowed under the Commitment Letter when it expired on December 31, 2010. For further information, see Note 13 to our audited Consolidated Financial Statements for the year ended December 31, 2010, included elsewhere in this prospectus.

We expect to be in compliance with the restrictive covenants in our senior secured credit facility throughout 2011. However, the decline in our Adjusted EBITDA during 2010 has increased our Senior Secured Leverage Ratio. If we are unable to increase our Adjusted EBITBA in line with tightening covenant levels, or in the event of unforseen adverse circumstances, we could be forced to undertake additional restructuring activities (including further cost reductions), further management of working capital or capital expenditures, or seek additional financing, in order to remain compliant with these covenants. We may also need to decrease the use of our revolvers, which would have the effect of decreasing our Senior Secured Leverage Ratio. There is no assurance that we would be able to implement such additional actions or obtain additional financing with acceptable terms and conditions, or that we would have the flexibility to decrease our revolver draw if necessary. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt, including the Exchange Notes. Furthermore, all of our borrowings under the senior secured credit facility have a scheduled maturity prior to that of the Exchange Notes. There can be no assurance that we will be able to successfully refinance these obligations on or prior to their applicable maturity dates.

For a further description of our senior secured credit facility, see “Description of Other Indebtedness—2007 Senior Secured Credit Facility.”

Senior Notes

On March 18, 2010, SITEL, LLC and Sitel Finance Corp., as co-issuers, issued, in a private placement, $300.0 million of 11.5% Senior Notes due April 1, 2018 at an offering price of 97.454% of the face value of the Senior Notes. The Senior Notes are the outstanding notes which may be exchanged for registered notes in connection with this exchange offer. Interest on the Senior Notes is payable on April 1 and October 1 of each year. Net proceeds from the offering were used to repay a portion of the indebtedness outstanding under an existing senior secured credit facility, as well as to pay fees and expenses related to these transactions.

Prior to April 1, 2014, the Senior Notes may be redeemed in part or in full at a redemption price equal to 100% of the principal amount of the Senior Notes, plus a make-whole premium calculated in accordance with the indenture governing the Senior Notes and accrued and unpaid interest. In addition, prior to April 1, 2013, a portion of the Senior Notes may be redeemed with the net proceeds of certain equity offerings at 111.50%. On or after April 1, 2014, the Senior Notes may be redeemed in part or in full at the following percentages of the outstanding principal amount prepaid: 105.750% prior to April 1, 2015; 102.875% on or after April 1, 2015, but prior to April 1, 2016; and 100% on or after April 1, 2016.

The indenture governing the Senior Notes contains customary covenants and restrictions on the activities of SITEL, LLC, Sitel Finance Corp. and SITEL, LLC’s restricted subsidiaries, including, but not limited to, the incurrence of additional indebtedness; dividends or distributions in respect of capital stock or certain other restricted payments or investments; entering into agreements that restrict distributions from restricted subsidiaries; the sale or disposal of assets, including capital stock of restricted subsidiaries; transactions with affiliates; the incurrence of liens; and mergers, consolidations or the sale of substantially all of SITEL, LLC’s assets. Certain of these covenants will be suspended if the Senior Notes are assigned an investment grade rating by both Standard & Poor’s Rating Services and Moody’s Investor Service, Inc. and no default has occurred or is continuing. If either rating on the Senior Notes should subsequently decline to below investment grade, the suspended covenants will be reinstated.

Off Balance Sheet Arrangements

Our off balance sheet arrangements primarily consist of our operating leases and standby letters of credit. We lease property and equipment under noncancelable operating lease arrangements with initial or remaining lease terms in excess of one year. At December 31, 2010, the future lease commitments relating to our operating leases were $136.3 million. We utilize standby letters of credit to support primarily workers’ compensation policy requirements and certain operating leases. These obligations will expire at various dates through October 2011, and are renewed as required. The outstanding commitment on these obligations at December 31, 2010 was $1.1 million.

Inflation

We believe inflation has not had a material effect on our financial condition or results of operations in recent years. We are generally aware of increasing inflationary pressure in emerging markets in which we operate, but have not yet identified any specific trends that will have a material effect on our financial condition or results of operations. However, there can be no assurance that we will not be affected by inflation in the future.

Seasonality

Prior to 2008, our business had been historically subject to seasonality, with revenues and profits strongest in the fourth quarter due to the high level of sales activity between our clients and their customers during the fall holiday season, in contrast to slower business during the summer months. In the wake of the recent economic downturn, seasonal fluctuations have moderated.

Recent Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board issued ASU 2009-13, “Multiple-Deliverable Revenue Arrangements,” which amended the accounting for multiple-deliverable revenue arrangements. ASU 2009-13 requires allocation of the overall consideration to each deliverable based upon its estimated selling price in absence of other objective evidence of selling prices. ASU 2009-13 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The Company does not expect the adoption of this amendment to materially impact its financial condition, results of operations, and cash flows.

No other new accounting pronouncement issued or effective during the fiscal year has had or is expected to have a material impact on the Consolidated Financial Statements.

Qualitative and Quantitative Disclosures About Market Risk

Our operations are exposed to market risks primarily as a result of changes in interest and foreign currency exchange rates. We primarily use foreign currency forward contracts and interest rate swaps to minimize the impact of these market risks. Our derivative activities are subject to the management, direction, and control of our senior financial officers. Risk management practices, including the use of financial derivative instruments, are reviewed by the Audit Committee of our Board of Directors at least annually.

We perform a sensitivity analysis to determine the effects that market risk exposures may have on our debt and other financial instruments. Information provided by the sensitivity analysis does not necessarily represent the actual changes in fair value that would be incurred under normal market conditions because, due to practical limitations, all variables other than the specific market risk factor are held constant.

Interest Rate Risk

We are exposed to market risk from fluctuations in interest rates. At December 31, 2010, we had $353.4 million of variable rate debt. Holding other variables constant (such as foreign exchange rates and debt levels), a one percentage point change in interest rates would be expected to increase interest expense by approximately $3.5 million, in each case for the year ended December 31, 2010 before giving effect to the interest rate swap agreement described below. All of our variable rate debt at December 31, 2010 was covered by an interest rate swap derivative instrument. The interest rate swap agreement described below reduces our exposure to interest rate risk associated with our variable rate debt for the periods in which the agreement is in effect. We do not use derivative financial instruments for trading or other speculative purposes.

In March 2007, we entered into an interest rate swap derivative instrument, which we refer to as the interest rate swap, to minimize the risk associated with fluctuations in interest rates on our variable rate debt. The objective of the swap is to more effectively balance our borrowing costs and interest rate risk. The interest rate swap expires in March 2012. Under the terms of the interest rate swap, we make payments to a counterparty at a fixed rate of 4.91% on a $400.0 million notional amount of the interest rate swap and we receive a variable rate of three-month LIBOR. The notional amount was reduced to $350.0 million in March 2009 for the remainder of the term.

Foreign Currency Risk

We are exposed to market risk from fluctuations in foreign currencies. Approximately 73% of our revenues for the year ended December 31, 2010 and 72% of our consolidated assets at December 31, 2010, are associated with operations outside the United States. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in Europe, Asia and other foreign markets in which we have operations.

Foreign Currency Translation.    We experience foreign currency translation exposure upon translation of foreign denominated revenues and profit into U.S. dollars. Material portions of our revenues and expenses have been generated by our European operations, and we expect that our European operations will account for a material portion of our revenues and expenses in the future. Substantially all of our expenses and revenues in our European operations are denominated in foreign currencies, principally the British pound sterling and the Euro. We do not hedge the Euro and British pound sterling as our costs are in the same currency as our revenues and therefore our exposure is only in translation and not cash.

Cash Flow Hedges.    Additionally, significant revenues have been generated in our other foreign locations, including the Philippines, India, Canada, and Mexico, where we serve a number of our U.S.-based clients using non-U.S.-based customer care centers, including customer care centers in the Philippines, India, Mexico and Canada. Although a majority of the contracts with these clients are typically priced in U.S. dollars, a substantial portion of the costs incurred to render services under these contracts are denominated in Philippine pesos (PHP), Indian rupees (INR), Mexican pesos (MXN) or Canadian dollars (CAD), which represents a foreign exchange exposure.

To help minimize variability and exposure to changes in these currencies on a year over year basis, we have a corporate hedging program in place that incorporates “tiered and rolling” quarterly hedge entry dates. In any given calendar year hedges are entered every quarter for 25% of the exposure of each quarter of the next calendar year. Under this program we have entered into forward contracts with several financial institutions to acquire these foreign currencies set forth in the table below:

Currency to be Acquired	USD Equivalent Amount of Foreign Currency to be Acquired, in thousands	Average Exchange Rate	Contract Term
PHP	163,700	45.20	2011 / 2012
INR	35,500	46.86	2011 / 2012
MXN	9,700	12.89	2011
CAD	600	1.03	2011

We do not use derivative foreign exchange instruments for trading or other speculative purposes.

Holding other variables constant (such as interest rates and debt levels), if the U.S. dollar had a 10% depreciation against our non-U.S. dollar denominated business in 2010, revenues would have been increased by approximately $83 million and operating income would have been decreased by approximately $15 million, respectively, before giving effect to the forward contracts described above. After the impact of hedging, our revenues would have increased by approximately $78 million and our operating income would have been decreased by approximately $2 million.

There is no assurance that we will hedge, or be able to hedge, against these types of risks in the future.

MANAGEMENT

Directors and Executive Officers

Set forth below are the name, age, position and a description of the business experience of certain of the executive officers and the members of the board of directors of SITEL Worldwide as of February 28, 2011. The Issuers are each direct wholly owned subsidiaries of SITEL Worldwide.

Name	Age	Position
David Garner	52	Chief Executive Officer and Chairman of the Board
Dagoberto Quintana	50	President and Chief Operating Officer
Patrick Tolbert	65	Global Chief Financial Officer, Director
Donald Berryman	52	General Manager—Americas Region
David Beckman	47	Global Chief Legal Officer and Secretary
Seth Mersky	51	Director
Martin Frost	69	Director
Tate Abols	30	Director
Robert Mahoney	61	Director
Keith Powell	65	Director

David Garner has served as our Chief Executive Officer since September 2003, and was named Chairman of the Board in February, 2010. Mr. Garner is responsible for directing the company’s strategic growth and expansion. He also is responsible for strategic mergers, acquisitions and business development to enhance SITEL’s customer management solutions. Prior to joining SITEL Worldwide, Mr. Garner was President and Chief Executive Officer of SHPS, Inc., a provider of outsourced employee benefit administrative services, from 1998 to 2003. Prior to joining SHPS, Mr. Garner accumulated 14 years of key leadership experience at Sykes Enterprises Inc. Mr. Garner has a B.A. in Technical Communications from Louisiana Tech University. We believe Mr. Garner’s qualifications to sit on our board of directors include his strong business background and extensive executive leadership and management experience in the customer care outsourcing services industry.

Dagoberto Quintana has served as our Chief Operating Officer since August 2009. Mr. Quintana was also appointed President of SITEL Worldwide in February 2010. Mr. Quintana is responsible for our worldwide operations. Mr. Quintana most recently led the International Services division for Dell, Inc. and was responsible for site start-ups and deployment of Dell’s contact center strategy in India, the Philippines and El Salvador. Prior to joining Dell, he held various executive management positions at Florida Power and Light, TYCO/ADT Security Services, Inc. and MCI Telecommunications, Inc. Mr. Quintana holds a bachelor’s degree in electrical engineering from the University of Miami.

Patrick Tolbert has served as our Global Chief Financial Officer since November 2010. Mr. Tolbert also has served as a member of our board of directors since 2007 and served as a member and Chairman of our audit committee from 2007 through October 2010. Mr. Tolbert is charged with leading the company’s financial planning, management, reporting and compliance, tax, real estate and insurance functions on a global basis. From 2001 to 2004, Mr. Tolbert held the positions of Executive Vice President and Chief Financial and Administrative Officer for LSG Lufthansa Service Holding, AG. As a member of the Executive Management Board and LSG’s Supervisory Board, he was responsible for the integration of U.S.-based Onex Food Services, Inc with LSG. From 1992 to 2001, Mr. Tolbert was the Executive Vice President and Chief Financial and Administrative Officer for Onex Food Services, Inc. Mr. Tolbert received a bachelor’s degree in Economics and his Masters of Business Administration from Auburn University. Mr. Tolbert brings to the board expertise in accounting, finance and tax. Mr. Tolbert served on the board of Cano Petroleum, Inc. from 2006 to 2007.

Donald Berryman has served as our General Manager—Americas since February 2010, leading our North and Latin American operations. Prior to this, Mr. Berryman served as our Global Chief Sales and

Marketing Officer from February 2009 to February 2010 leading our efforts to grow revenues through new client acquisition and existing client program expansion. Mr. Berryman joined SITEL Worldwide after serving as Senior Industry Executive at Electronic Data Systems from March 2008 to February 2009 working with Electronic Data Systems’ Global Customer Relationship Management practice. Before Electronic Data Systems, Mr. Berryman spent almost six years with EarthLink Inc. as President and as an Executive Vice President. In addition, Mr. Berryman has served in management positions for IdentityNow, Inc., APAC Customer Care, Inc., Ryder Systems, Inc. and Gannett Co.’s USA Today. Mr. Berryman holds a bachelor’s degree in Economics and Political Science from Michigan State University.

David Beckman has served as our Global Chief Legal Officer and Secretary since April 2007. Mr. Beckman is responsible for global legal, internal audit, and corporate security and compliance functions at SITEL Worldwide. Prior to joining SITEL Worldwide, Mr. Beckman spent 19 years at Frost Brown Todd LLC (and its predecessor firm), first as an associate and then as a partner concentrating his practice on mergers and acquisitions, commercial transactions, and franchise and general corporate law. Mr. Beckman received his undergraduate degree in Economics from Harvard College, and his law degree from Northwestern University.

Tate Abols has served as a member of our board of directors since February 2011 and as a member of our audit and compensation committees since February 2011. Mr. Abols is a Director at Onex Corporation where he has worked since 2006. Prior to joining Onex, Mr. Abols was an associate at RBC Capital Markets. Mr. Abols holds a bachelor’s degree in philosophy from Huron University College, University of Western Ontario and an Honours Business Administration Degree from Ivey School of Business, University of Western Ontario. Mr. Abols brings to the board significant expertise in banking and finance.

Martin Frost has served as a member of our board of directors since 2007. Mr. Frost is a shareholder in the Washington D.C. law firm of Polsinelli Shughart PC. He joined the firm in 2006. From 1979-2005, Mr. Frost served as a member of Congress representing the Dallas-Fort Worth area in north Texas. Mr. Frost holds a bachelor’s degree in Journalism from the University of Missouri-Columbia and a law degree from Georgetown Law Center. Mr. Frost brings to the board broad knowledge of government sector business dealings.

Seth Mersky has served as a member of our board of directors since 1998, and as Chairman of the Board from May 2007 until February 2010. Mr. Mersky is a Managing Director of Onex Corporation where he has worked since 1997. Prior to joining Onex, Mr. Mersky was Senior Vice President of The Bank of Nova Scotia where he worked for 13 years. Mr. Mersky also served as a director of Spirit AeroSystems, Inc. from February 7, 2005 to April 22, 2008. Mr. Mersky currently serves as a director of Hawker Beechcraft, Inc. Mr. Mersky holds a bachelor’s degree in Accounting and Philosophy from the University of Delaware. Mr. Mersky brings to the board significant expertise in banking and finance.

Robert Mahoney has served as a member of our board of directors since 2007 and as Chairman of our audit committee since November 2010. In 2010, Mr. Mahoney was appointed President and Chief Executive Officer of Belmont Savings Bank in Belmont, Massachusetts. Mr. Mahoney previously retired as Executive Vice Chairman of Citizens Financial Group, Inc. (“CFG”). Mr. Mahoney joined CFG in 1993 as President and Chief Executive Officer of Citizens Bank of Massachusetts after serving 22 years in a variety of domestic and international management positions at Bank of Boston. Mr. Mahoney earned his undergraduate degree in Chemistry from the University of Massachusetts and received his Masters of Business Administration from Columbia University School of Business. Mr. Mahoney brings to the board extensive financial and management experience.

Keith Powell has served as a member of our board of directors since 2000 and as a member of our audit committee since November 2011. Mr. Powell is a twenty-year veteran of Nortel Networks Corporation, having retired from Nortel in 2000 as Senior Vice President, Information Systems and Chief Information Officer. Prior to Nortel, Mr. Powell was with Pratt and Whitney Aircraft of Canada, LTD. Mr. Powell is a member of the board of Cortex Business Solutions, Inc. and Sumitomo Mitsui Banking Corporation of Canada. Mr. Powell has a bachelor’s degree in Mathematics from Concordia University, and a Masters of Business Administration from McGill University. Mr. Powell brings to the board significant expertise in information technology strategy formulation and improving customer service through information technology.

Composition of Board and Board Committees

Our stockholders agreement, dated August 15, 2000, as amended from time to time, provides that (a) our board of directors consists of (i) one individual as may be designated from time to time by OMERS and its affiliates and (ii) up to five individuals as may be designated from time to time by Onex, at least one of which must be a member of our management; (b) our audit committee consists of (i) one individual as may be designated from time to time by OMERS and its affiliates and (ii) two individuals as may be designated from time to time by Onex, one of which shall be an independent director; and (c) our compensation committee consists of (i) one individual as may be designated from time to time by OMERS and its affiliates and (ii) one or two individuals as may be designated from time to time by Onex. OMERS has waived these requirements and its designees no longer serve on our board or its various committees.

Board Committees

Our board of directors has established an audit committee and a compensation committee. The duties and responsibilities of these committees are set forth below.

Audit Committee.    Our audit committee consists of Robert Mahoney, Tate Abols and Keith Powell. The audit committee assists our board of directors in its oversight of (1) the preparation of our financial statements (including, without limitation, reviewing the integrity of our financial statements), (2) the performance of our internal audit functions and controls, (3) our audit and financial reporting system and process, (4) our compliance with legal and regulatory requirements, (5) the performance of our independent auditors and (6) our independent auditor’s qualifications and independence.

Compensation Committee.    Our compensation committee consists of Seth Mersky, who serves as chairman of the compensation committee, and Tate Abols. The compensation committee is responsible for (1) reviewing and evaluating our overall compensation philosophy and overseeing our equity, incentive and other compensation and benefits plans that are subject to board approval, (2) reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating performance in reference to those goals and objectives and determining and approving their compensation based on performance evaluations, (3) reviewing and approving the compensation of other senior management; (4) reviewing and approving employment contracts and other similar arrangements with executive officers; (5) preparing the compensation committee report on executive officer compensation that will be required by the SEC for inclusion in our Annual Report on Form 10-K, (6) making recommendations to the board related to the compensation of our directors, and (7) evaluating succession plans for executives and monitoring the succession planning process for other members of management.

Other Committees.    Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Code of Conduct and Ethics

We have recently adopted a revised global code of conduct and ethics currently applicable to all executive level management employees and all United States based employees. We are in the process of implementing the revised code of conduct in our other locations. This code is posted on our website, located at www.sitel.com. Information contained on our website, whether currently posted or posted in the future, is not part of this document or the documents incorporated by reference in this document.

Compensation Committee Interlocks and Insider Participation

None of our directors or executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee of our board of directors.

Family Relationships

There are no family relationships between any of our executive officers or directors.

The Board’s Role in Risk Oversight

The Board’s role in the risk oversight process includes receiving regular updates and reports from members of senior management on areas of material risk to our Company, including operational, financial, regulatory, strategic and reputational risks. The full Board or, if appropriate, one of its committees receives these updates and reports from the senior managers responsible for the oversight of particular risks within our Company. These updates and reports enable the Board to understand and implement our risk identification, risk management and risk mitigation strategies.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the compensation arrangements we have with our named executive officers (“NEOs”) as required under the rules of the SEC. The SEC rules require disclosure for the principal executive officer (our Chief Executive Officer) and principal financial officer (our Global Chief Financial Officer), regardless of compensation level; they and the three other most highly compensated executives of the Company are referred to in this Compensation Discussion and Analysis as our “NEOs.”

Our NEOs are:

Name	Title
David Garner	Chief Executive Officer and Chairman of the Board
Dagoberto Quintana	President and Chief Operating Officer
Patrick Tolbert	Global Chief Financial Officer
Patrick Dupuis	Former Global Chief Financial Officer (1)
Donald Berryman	General Manager—Americas Region
David Beckman	Global Chief Legal Officer and Secretary

(1)	Mr. Dupuis voluntarily resigned his position effective November 10, 2010.

Establishing and Evaluating Executive Compensation

Executive Compensation Objectives and Philosophy

The compensation committee believes that the Company’s executive compensation programs should reward actions and behaviors that drive long-term, profitable revenue growth at above-market rates while also rewarding the achievement of short-term performance goals. We seek to apply a consistent philosophy to compensation for all executive officers. We also have increasingly sought to align the short-term incentive compensation goals of our NEOs and other executives in ways that encourage the management of certain critical risks to our long term business success such as limiting the amount of our debt and enhancing the health of our client relationships.

Role of Compensation Consultant

The compensation committee has the authority to retain an independent compensation consultant. The committee did not engage a compensation consultant to assist the committee with respect to 2010 compensation decisions.

Role of Executive Officers

The compensation committee is responsible for all compensation decisions for our NEOs. The Company’s Chief Executive Officer, David Garner, and President, Dagoberto Quintana, annually review the performance of their direct reports and make recommendations based on these reviews to the compensation committee. For fiscal years 2010 and 2011, there were no recommended increases to the base salaries or annual bonus targets of any of the NEOs in light of the severe economic environment and market conditions other than in connection with a change in roles or responsibilities.

Elements of Compensation

The following is a list of each element of our NEOs’ compensation:

•	base salary;

•	bonus awards;

•	incentive compensation;

•	class A restricted stock and restricted stock unit grants;

•	perquisites;

•	retirement and welfare benefits; and

•	severance benefits.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our NEOs. When establishing base salaries, the compensation committee considers a number of factors, including the seniority of the individual, the functional role of the position, the level of the individual’s responsibility, the ability to replace the individual, the base salary of the individual at their prior employment and the number of well qualified candidates to assume the individual’s role. Base salaries are reviewed at a minimum annually by our compensation committee, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

The annual base salaries in effect for each of our NEOs as of December 31, 2010 are as follows:

Name	Annual Salary
David Garner	$400,000
Dagoberto Quintana	$500,000
Patrick Tolbert	$350,000
Patrick Dupuis	$350,000	(1)
Donald Berryman	$350,000
David Beckman	$400,000

(1)	Patrick Dupuis resigned his position effective November 10, 2010. His salary was paid only through that date.

Bonus Awards

Certain of our NEOs’ employment agreements provide for the payment of a cash bonus at the discretion of our board. We may also pay specific bonuses to align the compensation of certain NEOs with market rates for total cash compensation and/or to provide discretionary rewards for performance in situations where incentive compensation goals have not been met but the executive’s performance has nonetheless advanced our strategic goals.

For example, during 2010 Messrs. Quintana, Berryman and Beckman were not eligible to receive any incentive compensation payments under the 2010 Incentive Program because the Corporate EBITDA threshold was not reached. The compensation committee, however, exercised its discretion, and awarded bonus payments to Mr. Quintana of $196,700, Mr. Berryman of $125,000, and Mr. Beckman of $92,625. In exercising its discretion the compensation committee weighed each individual’s qualitative performance and personal achievements.

Incentive Compensation

We pay incentive compensation awards in order to align the compensation of our NEOs with our short-term operational, performance and risk management goals and to provide near-term rewards to our NEOs for meeting those goals. Our short term, performance-based cash incentive compensation program provides for incentive payments to specified NEOs. These incentive payments are based on the attainment of pre-established objective financial goals and are intended to motivate executives to work effectively to achieve financial performance objectives and reward them when objectives are met and results are certified by the compensation committee. Using short-term incentives tied to certain regional and corporate financial goals including Adjusted EBITDA, debt and client satisfaction allows us to establish appropriately aggressive performance expectations that align business performance expectations to the prevailing market and economic conditions.

For 2010, the annual cash incentive program (“2010 Incentive Program”) was based on targets for Corporate EBITDA and Net Debt determined by the compensation committee.

The weightings of the 2010 Incentive Program targets were as follows:

Corporate EBITDA (50%)	Net Debt (50%)

Mr. Berryman’s 2010 Incentive Program also included an additional factor, Regional EBITDA, which was weighted 50% (with a corresponding reduction in the Corporate EBITDA and Net Debt factors).

The performance ranges were based on our operating plan for 2010 and were meant to be achievable but challenging in order to drive performance.

Each factor, performance range and corresponding payout range for the 2010 Incentive Program is described more fully below:

Factor(1)	Performance Range
	Threshold	Goal	Maximum
Corporate EBITDA	$140M	$150M	$160M
Net Debt (2)	$610M	$610M	$610M

(1)	Since the components of Regional EBITDA targets embody highly sensitive data as well as highly confidential goals targeted by divisions of our operations, we do not disclose Regional EBITDA because we believe that such disclosure would result in serious competitive harm and be detrimental to our operating performance.
(2)	Net Debt represents total debt less cash and marketable securities.

Payouts under the 2010 Incentive Program were conditioned on achieving the threshold goal for Corporate EBITDA. Because actual Corporate EBITDA was below the threshold, no payouts were made under the 2010 Incentive Program. See the discussion below for a description of other discretionary bonuses that were paid to NEOs for 2010.

For 2011, the annual cash incentive program (the “2011 Incentive Program”) is currently applicable to Dagoberto Quintana, Donald Berryman and David Beckman, and is similar in structure to the 2010 Incentive Program. The compensation committee set performance ranges for the 2011 Incentive Program based on targets for Corporate EBITDA, the outstanding balance on the revolving portion of our Senior Secured Credit Facility and client satisfaction to determine what percentage of their 2011 targets each executive would be eligible to receive. For David Beckman, achievement of individual goals will also determine a portion of the payout. The performance ranges for the 2011 Incentive Program are based on our operating plan for 2011 and are meant to be achievable but challenging in order to drive performance.
Since the components of the corporate targets for 2011 contain highly sensitive data such as targeted EBITDA growth, we do not disclose specific future measures and targets because we believe that such disclosure would result in serious competitive harm and be detrimental to our operating performance. The 2011 Incentive Program also provides for a contingent, additional discretionary bonus for certain participants, including Mr. Berryman and Mr. Beckman. The discretionary bonus will be payable only if the Corporate EBITDA goal is achieved thereby funding a discretionary pool (“Discretionary Pool”) equal to 23% of the amount by which Corporate EBITDA exceeds the Corporate EBITDA goal. The Discretionary Pool is allocated among regions and business units participating in the discretionary award component on a pro rata basis based on total base salaries.

Mr. Berryman and Mr. Beckman participate in the Executive Leadership Team (“ELT”) business unit. Once the portion of the Discretionary Pool allocable to the ELT is determined, each member of the ELT will be eligible to participate in the ELT Discretionary Pool and will be allocated an available share based on the ELT participant’s base salary relative to the total salaries of all ELT participants. Each ELT participant’s available share will be awarded based on the following factors:

•	57% based on individual performance as determined by the President and Chief Operating Officer; and

•	43% based on the participant’s 2011 Incentive Program award earned and paid for 2011 performance.

Corporate EBITDA is a non-GAAP measure specific to this plan and may not be comparable to other similarly titled measures of other companies’ EBITDA or Adjusted EBITDA presented elsewhere in this prospectus. We use EBITDA as a financial target because it provides a recognized measure of performance over the periods on which executives can have a significant impact. We use corporate indebtedness as a factor in incentive compensation in light of the importance of meeting certain debt covenants and making cash available for future expenditures and growth which serve also to manage several of the key risks to the Company’s business. The compensation committee also believes it is important for management to focus on satisfying the goals and objectives of our clients as a key factor in maintaining and enhancing the performance of the Company. Therefore, for 2011, the compensation committee identified as an additional factor a recognized metric of customer satisfaction known as the Net Promoter Score® which measures the satisfaction of those client stakeholders who will favorably recommend the Company. The compensation committee set the performance goals at the beginning the fiscal year based on an analysis of (1) historical performance; (2) income, expense and margin expectations; (3) financial results of other comparable businesses; (4) economic conditions and (5) progress toward achieving other strategic initiatives, including the management of risk.

The targets under our annual cash incentive program are intended to require substantial efforts by executive officers and their teams toward achieving our strategic and operational goals. In addition, achievement of performance above established targets (which would result in payout of the Discretionary Pool) constitute “stretch goals” that are substantially more challenging and therefore less likely to be achieved.

Due to both the quantitative and qualitative nature of an NEO’s individual objectives, the compensation committee exercises discretion in determining whether an objective has been achieved and, if achieved, the amount of the annual cash incentive to be awarded to the NEO. For example, during 2010, Messrs. Quintana, Berryman and Beckman were not eligible to receive any incentive compensation payments under the 2010 Incentive Program because the Corporate EBITDA threshold was not reached. The compensation committee, however, exercised its discretion, and awarded bonus payments to Mr. Quintana of $196,700, Mr. Berryman of $125,000, and Mr. Beckman of $92,625. In exercising its discretion the compensation committee weighed each individual’s qualitative performance and achievement of individual goals against the quantitative Corporate EBITDA and Net Debt targets described above.

Class A Restricted Stock /Restricted Stock Unit Grants

Reflecting our executive compensation principle of rewarding long-term performance, equity awards in the form of restricted class A common stock and restricted stock unit grants are designed to further our desire to align our executive’s compensation with the interests of our stockholders. We also believe that our restricted stock and restricted stock unit plans give executives incentive to balance the risks of achieving short term goals against the long term best interests of our Company and stockholders.

With respect to a restricted class A common stock grant, generally the forfeiture period applicable to the award lapses over a two-year period commencing upon a change in control, initial public offering, or liquidation (a “liquidity event”). In addition, we have a right of first refusal to acquire the restricted shares held by an employee at the current fair value.

Additionally, we have issued restricted stock units, which are similar to our grants of restricted class A common stock except that actual shares of class A common stock are only issued to individuals upon vesting and exercise. Grants of restricted stock units are typically issued for new hires and for promotions. Grants of restricted stock units vest over a three-year period commencing upon a liquidity event.

We did not make any grants of restricted class A common stock or restricted stock units to NEOs in 2010.

Since January 2005, following our decision to issue restricted class A common stock and restricted stock units, we have not granted any stock options. For further information about our 1998 Stock Option Plan and the options which remain outstanding, see Note 10 to our audited Consolidated Financial Statements for the year ended December 31, 2010, included elsewhere in this prospectus.

Perquisites.

We provide certain perquisites to NEOs which the compensation committee believes are reasonable and appropriate based on the results of market surveys reviewed from time to time. The perquisites assist in the attraction and retention of NEOs and, in the case of certain perquisites, promote the health, safety and efficiency of the NEOs. For further information on the perquisites provided to our NEOs during 2010, refer to “—Summary Compensation Table” below.

Retirement and Welfare Benefits.

Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans.    We sponsor a tax-qualified defined contribution 401(k) retirement plan. Participation is available to all employees who meet certain age and service requirements. Our NEOs are eligible to participate in this plan based on these requirements. The qualified plan allows employees to elect to make contributions up to the maximum limits allowable under the Internal Revenue Code subject to discrimination tests for highly compensated employees. Effective January 28, 2011, we implemented a three percent (3%) cap on employee contributions. Employees’ contributions vest immediately.

We do not sponsor or maintain any pension plans or non-qualified deferred compensation plans in which our NEOs participate.

With the exception of those benefits described under “—Perquisites” above, we provide NEOs the same health and welfare benefits provided generally to all of our other employees, at the same general premium rates as charged to such employees.

Severance Benefits.

Our NEOs and certain other executives with employment agreements are covered by arrangements which specify payments in the event the executive’s employment is terminated. The type and amount of payments vary by executive and the nature of the termination. These severance benefits are payable if and only if the executive’s employment terminates as specified in the applicable employment agreement. Our primary reason for including severance benefits in compensation packages is to attract and retain the best possible executive talent. We believe our severance benefits are competitive with general industry packages. For a further description of these severance benefits, see “—Employment Agreements” below.

Accounting and Tax Considerations

Policy with Respect to Deductibility of Compensation over $1 Million.    Section 162(m) of the Code generally limits to $1 million the tax deductibility of annual compensation paid to certain executives named in the Summary Compensation Table. However, performance-based compensation can be excluded from this limit if it meets certain requirements. Because we do not have publicly-held equity, the restrictions of Section 162(m) do not apply to us. However, since achieving increased enterprise value creation remains our goal, the compensation committee has emphasized performance-based compensation as an important part of the NEOs’ total compensation package.

Accounting for Stock-Based Compensation.    We adopted ASC 718, “Compensation-Stock Compensation” (“ASC 718”) using the modified prospective transition method for all stock based compensation awards. Upon adoption of ASC 718, we continued to use the Black-Scholes valuation model. Compensation for non-vested grants is measured at fair value on the grant date based on the number of shares expected to vest and the fair market value of such shares as determined by the board and our audit committee. Compensation cost for awards with service conditions are recognized in earnings, net of estimated forfeitures, on a straight-line basis over the requisite service period.

Compensation and Risk

We believe that our compensation programs have been designed and administered in a manner that discourages undue risk-taking by employees. Relevant features of these programs include:

•	compensation committee discretion to adjust base salaries, bonus and incentive compensation to reflect the core operating performance of the business;

•	the application of metrics in determining incentive compensation that aligns employees with balanced objectives of increasing revenues and reducing costs; and

•	use of class A restricted stock and restricted stock units—that vest after certain triggering events over a number of years, thereby promoting sustained operational and financial performance.

In light of these features of our compensation program, we conclude that the risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Tables

The purpose of the following tables is to provide information regarding the compensation earned during our most recently completed year by our NEOs.

Summary Compensation Table

The following table shows the compensation earned by our NEOs during the years ended December 31, 2010, 2009 and 2008, referred to as years 2010, 2009 and 2008, respectively.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)(2)		Stock Award ($)(3)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
David Garner	2010	$400,000		$250,000		$0		$0	$0	$0	$41,815	$691,815
Chief Executive Officer	2009	$400,000		$250,000		$119,369		$0	$0	$0	$44,359	$813,728
	2008	$400,000		$250,000		$0		$0	$0	$0	$43,536	$693,536

Dagoberto Quintana
President and Chief Operating Officer	2010	$500,000		$196,700		$0		$0	$0	$0	$12,582	$709,282
	2009	$201,923		$144,965	(6)	$1,375,000		$0	$0	$0	$12,182	$1,734,070

Patrick Tolbert	2010	$138,077	(7)	$80,000		$62,496	(8)	$0	$0	$0	$15,220	$295,793
Global Chief Financial Officer

Donald Berryman	2010	$350,000		$125,000		$0		$0	$0	$0	$34,692	$509,692
General Manager—Americas	2009	$262,500		$100,000		$550,000		$0	$0	$0	$32,090	$944,590

David Beckman	2010	$400,000		$92,625		$0		$0	$0	$0	$22,731	$515,356
Global Chief Legal Officer and Secretary	2009	$400,000		$0		$19,896		$0	$0	$0	$32,453	$452,349
	2008	$400,000		$30,000		$0		$0	$0	$0	$41,798	$471,798

Patrick Dupuis	2010	$306,923		$0		$0		$0	$0	$0	$11,773	$315,000
Former Global Chief Financial Office	2009	$350,000		$0		$159,159		$0	$0	$0	$6,756	$515,915
	2008	$329,808		$650,000	(9)	$1,455,000		$0	$0	$0	$807	$2,435,615

(1)	Reflects the base salary of each of our NEOs earned during 2010, 2009, and 2008. Patrick Dupuis resigned his position effective November 10, 2010. Salary was paid only through that date.
(2)	Reflects the bonus earned by each of our NEOs with respect to 2010, 2009 and 2008.
(3)	Reflects the grant-date fair value of stock awards calculated in accordance with FASB 718 for each NEO. Refer to Note 10 to our audited Consolidated Financial Statements for the year ended December 31, 2010, included elsewhere in this prospectus, for a discussion of the relevant assumptions used in calculating the fair value.
(4)	Payouts under the 2010 Incentive Program were conditioned on achieving the threshold goal for Corporate EBITDA. Because actual Corporate EBITDA was below the threshold, no payouts were made under the 2010 Incentive Program.
(5)	The following table details All Other Compensation paid to each NEO during 2010.
(6)	Reflects signing bonus paid in lieu of relocation expenses.
(7)	Reflects base salary as Chief Financial Officer of $60,577 and director compensation of $77,500.
(8)	Reflects stock granted as director compensation for 2010.

(9)	Reflects a $300,000 signing bonus in lieu of relocation expenses and a guaranteed bonus of $350,000.

Name	Tax Payment ($)	Executive Health Benefits ($)	Executive Life and Disability Insurance ($)	Commuting Expenses ($)	Housing Allowance ($)	Relocation Benefits ($)	401(k) Company Match ($)	Annual Company Contribution ($)	Company Match ($)	Annual Company Contribution ($)	PTO Payout on Term ($)
David Garner	$0	$3,876	$156	$5,983	$31,800	$0	$0	$0	$0	$0	$0
Dagoberto Quintana	0	3,876	156	0	8,550	0	0	0	0	0	0
Patrick Tolbert	0	0	0	8,413	6,897	0	0	0	0	0	0
Donald Berryman	0	3,876	156	6,026	24,634	0	0	0	0	0	0
David Beckman	0	3,876	156	8,235	10,464	0	0	0	0	0	0
Patrick Dupuis	0	3,553	143	0	0	0	0	0	0	0	8,077

Grants of Plan-Based Awards

The following table sets forth information regarding performance-based incentive compensation under the 2010 Incentive Program.

		Estimated Future Payments Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target($)	Maximum ($)	Threshold ($)	Target($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Closing Market Price on Grant Date ($/ Sh)	Full Grant Date Fair Value ($)
David Garner	—
Dagoberto Quintana	4-27-2010	$62,500	$500,000	$562,500	$0	$0	$0	$0	$0	$0	$0	$0
Patrick Tolbert	—	0	0	0	0	0	0	0	0	0	0	0
Patrick Dupuis	—	0	0	0	0	0	0	0	0	0	0	0
Donald Berryman	4-27-2010	62,625	350,000	415,675	0	0	0	0	0	0	0	0
David Beckman	4-27-2010	37,500	300,000	337,500	0	0	0	0	0	0	0	0

(1)    Amounts reported in this column represent the threshold, target and maximum amounts payable under the 2010 Incentive Program. Cash awards under the 2010 Incentive Program for Messrs. Quintana, Berryman and Beckman were based upon the achievement of Corporate EBITDA (weighted 50%), and Net Debt (weighted 50%). Mr. Berryman’s 2010 Incentive Program award included an additional factor for Regional EBITDA which was weighted 50%. Payouts under the 2010 Incentive Program were conditioned on achieving the threshold goal for Corporate EBITDA. Because actual Corporate EBITDA was below the threshold, no payouts were made under the 2010 Incentive Program.

Outstanding Equity Awards at Year-End

The table below sets forth certain information regarding the outstanding equity awards held by our NEOs as of December 31, 2010.

	Option Awards					Stock Awards
Name	Number Of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number Of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested (#)(1)	Market Value Of Shares Or Units Of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units Or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Or Payout Value Of Unearned Shares, Units Or Other Rights That Have Not Vested (#)
David Garner (2)	0	0	0	$0	0	43,407	$77,265	0	0
Dagoberto Quintana (3)	0	0	0	0	0	500,000	890,000	0	0
Patrick Dupuis (4)	0	0	0	0	0			0	0
Donald Berryman	0	0	0	0	0	200,000	356,000	0	0
David Beckman ((2))	0	0	0	0	0	7,235	12,878	0	0
David Beckman(5)	0	0	0	0	0	200,000	356,000	0	0

(1)  Reflects Class A restricted stock and restricted stock units that have not vested. The price used for valuation as of December 31, 2010 is $1.78. The following provides information with respect to the vesting schedule as of December 31, 2010.

(2)  Pursuant to the applicable modified Restricted Stock Grant Plan and Agreement, shares vest when the “Restriction Period” lapses upon either (a) a Liquidity Event (as defined in the respective agreements), (b) the employee’s death or disability or (c) the date the employee is terminated without cause or quits for good reason. A Liquidity Event is defined as an instance under which (a) there is a change in control, (b) the stock becomes freely tradeable or (c) there is a liquidation or winding up of the Company.

(3)  Pursuant to the applicable Restricted Stock Unit Plan and Agreement, units begin to vest upon the shares of the Company’s class A common stock becoming freely tradable. The stock vests upon a change in control or if the employee is constructively discharged prior to a change in control. Upon such stock becoming freely tradable, the units vest over three years in equal portions on the date the underlying stock becomes freely tradable and the first, second and third anniversary thereof. If the employee dies, becomes disabled or is terminated due to a reduction in force during the Restriction Period and a Liquidity Event occurs within six months of such event, one fourth (1/4) of the employee’s units will vest. A Liquidity Event is either a change in control or the stock becoming freely tradable.

(4)  Mr. Dupuis forfeited all of his unvested shares upon his resignation from the Company.

(5)  Pursuant to the Restricted Stock Grant Plan and Agreement shares begin to vest and the “Restriction Period” begins to lapse upon a Liquidity Event. Restricted stock vests in equal portions on the date of the Liquidity Event and the first and second anniversary thereof. A Liquidity Event is defined as (a) a change in control; (b) the stock becomes freely tradable or (c) the liquidation or winding up of the Company. If the employee dies, becomes disabled or is terminated due to a reduction in force during the Restriction Period and a Liquidity Event occurs within six months of such event, one third (1/3) of the shares vest. If the employee is terminated or constructively terminated in connection with a change in control, all shares immediately vest.

Option Exercises and Stock Vested

There were no Stock Awards or Option awards that vested during the year 2010.

Pension Benefits

None of our NEOs participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-Qualified Deferred Compensation

None of our NEOs participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans sponsored by us.

Employment and Other Agreements

David Garner

We entered into an employment agreement with David Garner dated September 25, 2003 which has an initial term of three years from its execution and is automatically renewable for successive one-year terms unless and until it is terminated pursuant to the terms of the employment agreement. Mr. Garner’s employment agreement provides for an annual base salary of $400,000 and an annual bonus of not less than $250,000, unless the board of directors notifies Mr. Garner within the first 60 days of any fiscal year that it is terminating such minimum bonus arrangement. Mr. Garner’s agreement included the right to purchase 3,652,172 shares of the Company’s Class A common stock at $2.30 per share. In 2003, we agreed to a non-recourse loan with Mr. Garner in the amount of $6,372,170.03 for use in purchasing a portion of these shares which loan was secured by the shares purchased by Mr. Garner with loan proceeds. The loan matured on January 5, 2011 and Mr. Garner opted to forfeit 2,596,596 shares securing the non-recourse loan to extinguish the remaining $5,972,170 principal amount of the loan. Mr. Garner paid the remaining $238,886 in accrued interest on March 7, 2011.

Mr. Garner’s employment agreement is terminable by us at any time and by Mr. Garner upon six months notice. In the event Mr. Garner’s employment is terminated by us without cause (as defined in the employment agreement), Mr. Garner is entitled to severance pay, to be paid in one lump sum, in an amount equal to the lesser of (1) one year of base salary and (2) the amount of base salary otherwise payable over the remainder of the then applicable term of the employment agreement. In the event Mr. Garner’s employment is terminated for any other reason, including by reason of death or disability, Mr. Garner is not entitled to any severance payments. In addition, if we terminate Mr. Garner’s employment without cause or as a result of Mr. Garner’s death or disability, Mr. Garner is entitled to require us to repurchase 869,565 shares of our Class A common stock purchased pursuant to the employment agreement which he beneficially owns, at a price equal to the fair market value of the stock. Fair market value of the shares will not be determined to be less than $2.30 per share so long as we have reached certain financial thresholds. For a period of two years after termination of the employment agreement for any reason, Mr. Garner is subject to both non-solicitation and non-competition provisions. Mr. Garner also has the right to be nominated to the board.

Dagoberto Quintana

We entered into an employment agreement with Dagoberto Quintana dated July 20, 2009, commencing August 3, 2009, which has an initial term of three years from its execution and is automatically renewable for successive one-year terms unless and until it is terminated pursuant to the terms of the employment agreement. Mr. Quintana’s employment agreement provides for an annual base salary of $500,000 and an annual target bonus of $500,000 as further described above in the Bonus and Incentive Compensation section. The board of directors granted Mr. Quintana 500,000 restricted stock units in connection with his agreement. Participation in the bonus plan remains at the discretion of both the board of directors and the Chief Executive Officer. The employment agreement is terminable by us or Mr. Quintana at any time. In the event Mr. Quintana’s employment is terminated by us without cause (as defined in the employment agreement) or by Mr. Quintana for good reason (as defined in the employment agreement), upon execution of a mutual release, Mr. Quintana is entitled to severance pay, to be paid pro rata in accordance with our regular payment practices over the course of a one year period, in an amount equal to one year of base salary and an amount equal to the difference between the employee paid portion of his health care benefits under the Company’s group health plans and the COBRA premium for such coverage subject to a cap of $500 per month and continued COBRA eligibility for a full year following the date of termination. In the event Mr. Quintana’s employment is terminated for any other reason, including by reason of death or disability, Mr. Quintana is not entitled to any severance payments. Mr. Quintana is subject to non-competition provisions for a period of one year after termination if he elects to receive severance payments (due for termination by us without cause or by Mr. Quintana for good reason, both subject to execution of a mutual release). Mr. Quintana is subject to a non-solicitation provision for a period of two years after termination of the employment agreement for any reason.

Patrick Tolbert

We entered into an employment agreement with Patrick Tolbert dated November 23, 2010, retroactive to October 25, 2010, which has a term of three years from its execution unless terminated by either party on thirty days’ notice. Mr. Tolbert’s employment agreement provides for an annual base salary of $350,000 plus a guaranteed bonus of $80,000 paid no later than March 15, 2011. For the 2011 incentive year, Mr. Tolbert will receive a guaranteed bonus of $457,500 which accrues daily at a rate of 30 days per month, and which is payable in equal quarterly payments of $114,375 on the last pay period of each quarter. Participation in the bonus plan after 2011 is at the discretion of both the board of directors and the President and Chief Operating Officer. For fiscal year 2010, Mr. Tolbert also served as a director and received $77,500 and 22,728 shares of class A common stock, with a fair market value of $62,500. Mr. Tolbert’s cash compensation included an additional $3,750 per quarter as compensation for his service as chair of the audit committee, a role he resigned on November 1, 2010. For 2011, Mr. Tolbert will continue to receive director cash compensation of $92,500. The employment agreement is terminable by us or Mr. Tolbert at any time on thirty days notice. Mr. Tolbert is not entitled to any severance payments on termination. Mr. Tolbert is subject to non-competition and non-solicitation provisions for a period of one year and two years, respectively, after termination of the employment agreement for any reason.

Patrick Dupuis

We entered into an employment agreement with Patrick Dupuis dated January 7, 2008 which was terminated by Mr. Dupuis’ resignation effective November 10, 2010. Mr. Dupuis’ employment agreement provided for an annual base salary of $350,000 and an annual target bonus of $500,000 based on achieving certain written and signed goals agreed to by the President and Chief Executive Officer. Participation in the bonus plan is at the discretion of both the board of directors and Chief Executive Officer. The board of directors granted Mr. Dupuis 300,000 restricted stock units in connection with his agreement. In addition, Mr. Dupuis was given and exercised the right to purchase 100,000 shares of class A common stock (at $4.85 per share). The restricted stock units were forfeited upon termination of his employment. The employment agreement was terminable by us or Mr. Dupuis at any time. In the event Mr. Dupuis’ employment was terminated by us without cause (as defined in the employment agreement) or by Mr. Dupuis for good reason (as defined in the employment agreement), Mr. Dupuis would have been entitled to severance pay, to be paid pro rata in accordance with our regular payment practices over the course of a one year period, in an amount equal to one year of base salary and an amount equal to any premium for health care insurance purchased to cover a full year following the date of termination. In the event Mr. Dupuis employment was terminated for any other reason, including by reason of death or disability, Mr. Dupuis was not entitled to any severance payments and received no severance associated with his resignation. Mr. Dupuis is subject to non-competition and non-solicitation provisions for a period of one year and two years, respectively, after termination of the employment agreement for any reason.

Donald Berryman

We entered into an employment agreement with Don Berryman dated February 21, 2010 which has an initial term of three years from its execution and is automatically renewable for successive one year terms unless either party provides notice of an intent not to renew the agreement at least ninety days prior to the expiration of the term or is otherwise terminated pursuant to the terms of the employment agreement. Mr. Berryman’s employment agreement provides for an annual base salary of $350,000 with a target bonus of 100% of his base salary based on the terms of our management incentive plan. Participation in the bonus plan is at the discretion of both the board of directors and the President. In 2011, we agreed to provide Mr. Berryman housing and reimburse him for related commuting expenses for the period February 21, 2010 through February 21, 2012. The employment agreement is terminable by us or Mr. Berryman at any time. In the event that Mr. Berryman’s employment is terminated by us without cause (as defined in the employment agreement) or by Mr. Berryman for good reason (as defined in the employment agreement), Mr. Berryman is entitled to severance payments, to be paid on a pro rata basis in accordance with our regular payroll practices over the course of a one year period, in an amount equal to one year of base salary and an amount equal to the difference between the employee paid portion of his health care benefits under the Company’s group health plans and the COBRA premium subject to a cap of $500 per month and continued COBRA eligibility for a full year following the date of termination. In the event Mr. Berryman’s employment is terminated for any other reason, including death or disability, Mr. Berryman is not entitled to any severance payments. Mr. Berryman is subject to a non-competition provision for a period of one year after termination if he elects to receive severance payments (due to termination by us without cause or by Mr. Berryman for good reason. Mr. Berryman is subject to a non-solicitation provision for a period of two years after termination of the employment agreement for any reason.

David Beckman

We entered into an employment agreement with David Beckman dated April 23, 2007 which has an initial term of three years from its execution and is automatically renewable for successive one-year terms unless either party gives notice of an intent to terminate at least 90 days prior to expiration of the term of the agreement or it is otherwise terminated pursuant to the terms of the employment agreement. Mr. Beckman’s employment agreement provides for an annual base salary of $400,000 and a target bonus of not less than 75% of base salary pursuant to our incentive/bonus plan. The board of directors awarded Mr. Beckman 200,000 shares of restricted stock in connection with his agreement. The employment agreement is terminable by us or Mr. Beckman at any time. In the event Mr. Beckman’s employment is terminated by us without cause (as defined in the employment agreement) or by Mr. Beckman for good reason (as defined in the employment agreement), Mr. Beckman is entitled to severance pay, to be paid each consecutive pay period in accordance with our regular payment practices over the course of an 18 month period, in an amount equal to 18 months of base salary and an amount equal to any premium for health care insurance purchased to cover a full year following the date of termination. In the event Mr. Beckman’s employment is terminated for any other reason, including by reason of death or disability, Mr. Beckman is not entitled to any severance payments. For a period of 18 months after termination of the employment agreement for any reason, Mr. Beckman is subject to non-competition and non-solicitation provisions.

Potential Payments Upon Termination and Change in Control

The information below describes and quantifies certain compensation that would become payable under employment agreements with the following NEOs if, as of December 31, 2010, his employment with us had been terminated. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event.

David Garner

Component	Voluntary Resignation	Involuntary without Cause or Voluntary with Good Reason				Involuntary w/out Cause following Change in Control		Death/ Disability		Retirement
		Without Signed Release		With Signed Release
Base Salary	$0	$0		$400,000		$400,000		$0		$0
Bonus	250,000	0		250,000		250,000		0		0
Value of Accelerated Equity	0	529,438	(1)	529,438	(1)	529,438	(1)	529,438	(1)	0
Benefits and Perquisites	0	0		0		0		0		0
Total Severance	250,000	529,438		1,179,438		1,179,438		529,438		0

(1)	43,407 shares of restricted stock vest upon termination without cause, resignation for good reason, death or disability. In addition, if we terminate Mr. Garner’s employment without cause or as a result of Mr. Garner’s death or disability, Mr. Garner is entitled to require us to repurchase 869,565 shares of our Class A common stock purchased pursuant to his employment agreement which he beneficially owns, at a price equal to the fair market value of the stock. Fair market value of the shares will not be determined to be less than $2.30 per share so long as we have reached certain financial thresholds. The price used for valuation of the repurchase option as of December 31, 2010 is $1.78. The value shown reflects the difference between $2.30 and the $1.78 stock value on December 31, 2010.

Dagoberto Quintana

Component	Voluntary Resignation	Involuntary without Cause or Voluntary with Good Reason				Involuntary w/out Cause following Change in Control		Death/ Disability		Retirement
		Without Signed Release		With Signed Release
Base Salary	$0	$0		$500,000		$500,000		$0		$0
Bonus	0	0		0		0		0		0
Value of Accelerated Equity	0	222,500	(1)	222,500	(1)	890,000	(3)	222,500	(1)	0
Benefits and Perquisite	0	0		6,000	(2)	6,000		0		0
Total Severance	0	222,500		728,500		1,396,000		222,500		0

(1)	125,000 restricted stock units vest if a Liquidity Event occurs within six months of an involuntary termination due to position elimination, death or disability.
(2)	Amount equal to the difference between insurance premium paid by employee during employment and insurance continued through COBRA capped at $500 per month.
(3)	500,000 restricted stock units vest if Mr. Quintana remains employed until the date of a change in control or upon constructive termination prior to the change in control.

Patrick Tolbert

Component	Voluntary Resignation	Involuntary without Cause or Voluntary with Good Reason		Involuntary w/out Cause following Change in Control	Death/ Disability	Retirement
		Without Signed Release	With Signed Release
Base Salary	$0	$0	$0	$0	$0	$0
Bonus	0	0	0	0	0	0
Value of Accelerated Equity	0	0	0	0	0	0
Benefits and Perquisite	0	0	0	0	0	0
Total Severance	0	0	0	0	0	0

Donald Berryman

Component	Voluntary Resignation	Involuntary without Cause or Voluntary with Good Reason				Involuntary w/out Cause following Change in Control		Death/ Disability		Retirement
		Without Signed Release		With Signed Release
Base Salary	$0	$0		$350,000		$350,000		$0		$0
Bonus	0	0		0		0		0		0
Value of Accelerated Equity	0	89,000	(1)	89,000	(1)	356,000	(3)	89,000	(1)	0
Benefits and Perquisite	0	0		6,000	(2)	6,000	(2)	0		0
Total Severance	0	89,000		445,000		712,000		89,000		0

(1)	50,000 restricted stock units vest if a Liquidity Event occurs within six months of an involuntary termination due to position elimination, death or disability.
(2)	Amount equal to the difference between insurance premium paid by employee during employment and insurance continued through COBRA capped at $500 per month.
(3)	200,000 restricted stock units vest if Mr. Berryman remains employed until the date of a change in control or upon constructive termination prior to the change in control.

David Beckman

Component	Voluntary Resignation	Involuntary without Cause or Voluntary with Good Reason				Involuntary w/out Cause following Change in Control		Death/ Disability		Retirement
		Without Signed Release		With Signed Release
Base Salary	$0	$0		$600,000		$600,000		$0		$0
Bonus	0	0		0		0		0		0
Value of Accelerated Equity	0	131,544	(1)	131,544	(1)	368,878	(2)	131,544	(1)	0
Benefits and Perquisite	0	0		6,000	(3)	6,000	(3)	0		0
Total Severance	0	131,544		737,544		974,878		131,544		0

(1)	7,235 shares of restricted stock vest on termination without cause, resignation with good reason or death or disability; 66,666 shares of restricted stock vest if a liquidity event occurs within six months of a reduction in force, death or disability.
(2)	7,235 shares of restricted stock vest on a change in control (without termination); 200,000 shares of restricted stock vest on a change in control.
(3)	Amount equal to the difference between insurance premium paid by employee during employment and insurance continued through COBRA capped at $500 per month

Director Compensation

Certain of our non-employee and employee directors were eligible to receive compensation based on their service. During 2010, only Messrs. Mahoney, Frost, and Powell received compensation in respect of their service as directors. For fiscal year 2010 Messrs. Frost and Powell each received $62,500 and 22,728 shares of class A common stock, with a fair market value of $62,500. For the fiscal year 2010, Mr. Mahoney received $66,250 and 22, 278 shares of class A common stock, with a fair market value of $62,500. Mr. Mahoney’s cash compensation included an additional $3,750 for the fourth quarter of 2010 when he assumed the role of chair of the audit committee. For the year ended December 31, 2010, Messrs. Hirsch and Mersky and Ms. Melchior did not receive compensation in respect of their service on our board of directors during 2010. Ms. Melchior resigned as a director effective August 5, 2010. Directors are reimbursed for their business expenses related to their attendance at SITEL Worldwide meetings, including room, meals and transportation to and from board and committee meetings.

Non-Employee Directors’ Compensation Table

The following table shows information regarding the compensation of our non-employee directors for the 2010 year.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Seth Mersky	$0	$0	$0	$0	$0	$0	$0
Martin Frost	62,500	62,500	0	0	0	0	125,000
David Hirsch	0	0	0	0	0	0	0
Robert Mahoney	66,250	62,500	0	0	0	0	128,750
Lisa Melchior(1)	0	0	0	0	0	0	0
Keith Powell	62,500	62,500	0	0	0	0	125,000

(1)	Ms. Melchior resigned as a director effective August 5, 2010.
(2)	Reflects the grant-date fair value of stock awards calculated in accordance with FASB 718 for each non-employee director. Refer to Note 10 to our audited Consolidated Financial Statements for the year ended December 31, 2010, included elsewhere in this prospectus, for a discussion of the relevant assumptions used in calculating the fair value.

Director and Officer Indemnification and Limitation of Liability

Section 102 of the Delaware General Corporation Law (“DGCL”), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

SITEL Worldwide’s certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

SITEL Worldwide’s bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and require us to advance litigation expenses upon our receipt of an undertaking by a director or officer to repay such advances if it is ultimately determined that such director or officer is not entitled to indemnification. The indemnification provisions contained in our bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, we have entered into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements, among other things, indemnify our directors and some of our officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of SITEL Worldwide or as a director or officer of any of our subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at our request.

PRINCIPAL STOCKHOLDERS

SITEL, LLC and Sitel Finance are direct, wholly owned subsidiaries of SITEL Worldwide. Unless otherwise noted, the following table sets forth, as of February 28, 2011, information with respect to the beneficial ownership of the common equity of SITEL Worldwide by:

•	each person that is a beneficial owner of 5% or more of any class of its outstanding common equity;

•	each of our NEOs;

•	each member of its board of directors; and

•	all of the executive officers and directors as a group.

Beneficial ownership is determined under SEC rules and generally includes voting or investment power over securities. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each equityholder identified in the table possesses sole voting and investment power over all common equity shown as beneficially owned by the equityholder. As of February 28, 2011, SITEL Worldwide had outstanding 29.65 million shares of class A common stock, 88.28 million shares of class B common stock and 6.75 million shares of class C common stock. All the common stock votes together as a single class. The class A common stock and class C common stock is entitled to one vote per share; the class B common stock is entitled to 25 votes per share. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated in the footnotes below, the address for each beneficial owner is c/o SITEL Worldwide Corporation, 3102 West End Avenue, Suite 1000, Nashville, Tennessee 37203.

	Class A Common		Class B Common		Class C Common		Aggregate
Name	Number of Shares of Common Stock Beneficially Owned	Percent of Class A Common Stock Bene- ficially Owned	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Class B Common Stock Bene- ficially Owned	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Class C Common Stock Bene- ficially Owned	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock Bene- ficially Owned	Percent of Voting Power
Equityholders owning 5% or more:
Onex Corporation(1)	44,534,451	74%	78,281,647	89%	—	*	122,816,098	79%	88%
Ontario Municipal Employees Retirement Systems (“OMERS”)(2)	5,198,243	16%	10,000,000	11%	—	*	15,198,243	12%	11%
JANA Investments(3)	4,035,068	12%	—	—	6,727,273	100%	10,762,341	8%	*
Edward Schwartz(4)	2,719,540	9%	—	—	—	—	2,719,540	2%	*
Citi Commerce Solutions(5)	2,500,000	8%	—	—	—	—	2,500,000	2%	*
Named executive officer:
David Garner(6)	1,932,902	7%	—	—	—	—	1,932,902	2%	*

Dagoberto Quintana (7)	150,000	*	—	—	—	—	150,000	*	*
David Beckman(8)	221,222	*	—	—	—	—	221,222	*	*
Donald Berryman (9)	50,000	*	—	—	—	—	50,000	*	*
Patrick Tolbert (10)	94,796	*	—	—	—	—	94,796	*	*
Patrick Dupuis (11)	260,460	*	—	—	—	—	260.460	*	*
Non-employee directors:
Martin Frost	79,272	*	—	—	—	—	79,272	*	*
Tate Abols	—	—	—	—	—	—	—	—	—
Robert Mahoney	72,828	*	—	—	—	—	72,828	*	*
Seth Mersky(12)	49,454	—	—	—	—	—	49,454	—	—
Keith Powell(13)	214,391	*	—	—	—	—	214,391	*	*
All directors and executive officers as a group (10 persons)	3,125,325	10%	—	—	—	—	3,125,325	3%	*

*	Less than 1%

(1)	Includes 401,561 shares of class A common stock, 147 shares of series B preferred stock convertible within 60 days to 36,925 shares of class A common stock and 608 shares of series C preferred stock convertible within 60 days to 545,417 shares of class A common stock, owned by Onex Advisor III LLC (“Onex Advisor”). Also includes 13,297,892 shares of class A common stock, 34,616 shares of series B preferred stock convertible within 60 days to 7,244,454 shares of class A common stock and 24,845 shares of series C preferred stock convertible within 60 days to 23,008,203 shares of class A common stock, owned by Onex ClientLogic Holdings, LLC. All of the 78,281,647 shares of class B common stock are held by Onex ClientLogic Holdings, LLC. The sole member of Onex Advisor III LLC is 1597257 Ontario Inc. Onex ClientLogic Holdings, LLC is controlled by Onex ClientLogic LLC. Onex Corporation is the sole member of Onex ClientLogic LLC. Gerald W. Schwartz, president and chief executive officer of Onex Corporation, controls 19.5% of the subordinated voting shares and 100% of the multiple voting shares of Onex Corporation and 100% of the common equity of 1597257 Ontario Inc., and controls all voting and investment decisions of both Onex Corporation and 1597257 Ontario Inc. Mr. Abols is a Director, and Mr. Mersky is a Managing Director, of Onex Corporation, and as a result, may be deemed to have beneficial ownership of the shares held by Onex Corporation and its affiliates. Mr. Mersky also own units of Onex ClientLogic Holdings, LLC. Messrs. Mersky and Schwartz disclaim beneficial ownership of the shares held by Onex Corporation and its affiliates except to the extent of their pecuniary interest therein. The address of Onex Corporation is 161 Bay Street, PO Box 700, Toronto, ON M5J 2S1. Each stockholder, other than OMERS, has granted Onex a proxy to vote all shares of common stock, with respect to the election of directors, pursuant to provisions of the August 15, 2000 stockholders agreement, as amended. See “Certain Relationships and Related Party Transactions—Stockholders’ Agreement.”

(2)	Includes 1,329,795 shares of class A common stock, 4,136 shares of series B preferred stock convertible within 60 days to 1,041,157 shares of class A common stock, 3,053 shares of series C preferred stock convertible within 60 days to 2,827,291 shares of class A common stock and 10,000,000 shares of class B common stock owned by OCP SC Investment Holdings Inc. OCP SC Investment Holdings Inc. is wholly owned by OMERS Administration Corporation, a non-share capital corporation continued under the Ontario Municipal Employees Retirement System Act, 2006. The address of OMERS is One University Avenue, Suite 1100, Toronto, Ontario, M5J 2P1.

(3)	Includes 259 shares of series B preferred stock convertible within 60 days to 65,177 shares of class A common stock and 206,186 shares of class C common stock owned by JANA Nirvana Fund, L.P. Includes 1,031 shares of series B preferred stock convertible within 60 days to 259,590 shares class A common stock and 824,744 shares of class C common stock owned by JANA Nirvana Master Fund, L.P. Includes 7,007 shares of series B preferred stock convertible within 60 days to 1,763,702 shares of class A common stock, 2,102 shares of series C preferred stock convertible within 60 days to 1,946,599 shares of class A common stock and 5,696,343 shares of class C common stock owned by JANA Piranaha Master Fund, Ltd. JANA Partners LLC, a Delaware limited liability company, is a private money management firm which holds our securities in various funds and accounts under its management and control. The principals of JANA Partners LLC are Barry Rosenstein and Gary Claar, who have voting and investment control over such shares. The address of JANA Investments is 200 Park Ave., New York, NY 10266.

(4)	Includes 498,355 exchangeable preferred shares convertible within 60 days to 498,355 shares of class A common stock and 2,171,185 shares of class A common stock owned by 1422621 Ontario Inc. Mr. Schwartz controls all voting and investment decisions of 1422621 Ontario Inc. The address of 1422621 Ontario Inc. is 9 Old Forest Hill Road, Toronto, Ontario M5P 7P6.

(5)	Citi Commerce Solutions (formerly known as Associates Commerce Solutions), is a division of Citibank, N.A., a wholly owned subsidiary of Citigroup, Inc. The address of Citigroup, Inc. is 399 Park Ave., New York, NY 10043.

(6)	Includes 793,407 shares of restricted class A common stock which vest immediately upon termination of employment by us for any reason other than “cause” or by the executive for “good reason.” Also includes 333 shares of series B preferred stock convertible within 60 days to 83,919 shares of class A common stock.

(7)	Includes 150,000 restricted stock units convertible within 60 days to class A common stock.

(8)	Includes 200,000 shares of restricted class A common stock which begin to vest upon occurrence of a “liquidity event” and in other circumstances described above and 7,235 restricted shares which vest immediately upon termination of employment by us for any reason other than “cause” or by the executive for “good reason.” Also includes 56 shares of series B preferred stock convertible within 60 days to 13,987 shares of class A common stock.

(9)	Includes 50,000 restricted stock units convertible within 60 days to class A common stock.

(10)	Includes 25 shares of series C preferred stock convertible within 60 days to 22,427 shares of class A common stock.

(11)	Mr. Dupuis is our former Global Chief Financial Officer. Includes 200 shares of series C preferred stock convertible within 60 days to 177,986 shares of class A common stock.

(12)	Includes 31,648 shares of class A common stock owned by Kyzalea Company. Also includes 37 shares of series B preferred stock convertible within 60 days to 9,231 shares of class A common stock and 10 shares of series C preferred stock convertible within 60 days to 8,575 shares of class A common stock, each owned by Kyzalea Company. Mr. Mersky owns all of the capital stock of Kyzalea Company. The address of by Kyzalea Company is 161 Bay Street, PO Box 700, Toronto, ON M5J 2S1.

(13)	Includes 56 shares of series B preferred stock convertible within 60 days to 13,987 shares of class A common stock and 32 shares of series C preferred stock convertible within 60 days to 28,794 shares of class A common stock.

Preferred Stock Ownership

As of February 28, 2011, SITEL Worldwide had outstanding an aggregate of 48,244 shares of series B preferred stock and an aggregate of 30,983 shares of series C preferred stock.

We issued 31,149 shares of series B preferred stock to Onex in June 2008 in exchange for its convertible subordinated note in an aggregate principal amount of $30.5 million plus $0.7 million of accrued interest. This transaction triggered certain preemptive rights for other stockholders, including certain members of Onex and our management, resulting in the issuance of additional shares to Onex Advisor, OMERS, JANA and other stockholders including certain NEOs at a price of $1,000 per share. The series B preferred stock has an initial liquidation preference of $1,000 per share and has the right to be converted into class A common stock (initially at $4.85 per share). Our series B preferred stock accrue cumulative dividends at a rate of 12% of the liquidation preference per share per annum, which dividends, commencing after June 2009, compound and cumulate annually on the anniversary date of issuance. Total cumulative dividends as of February 28, 2011 were $10.7 million. Messrs. Garner and Beckman own 333 and 56 shares of series B preferred stock, respectively. No other NEO owns series B preferred stock. Mr. Powell owns 56 shares of series B preferred stock and Mr. Mersky is the beneficial owner of 37 shares of series B preferred stock. No other non-employee director owns series B preferred stock.

Shares of series C preferred stock were issued in December 2008 and February 2009 to an Onex affiliate, OMERS, JANA and certain of our directors and executive officers for an aggregate of $31.0 million in cash. The series C preferred stock has an initial liquidation preference of $1,000 per share and has the right to be converted into class A common stock (initially at $1.50 per share). Our series C preferred stock accrue cumulative dividends at a rate of 16% of the liquidation preference per share per annum, which dividends compound and cumulate annually on and after on the anniversary date of issuance. Total cumulative dividends as of February 28, 2011 were $12.0 million. Messrs. Tolbert and Dupuis own 25 and 200 shares of series C preferred stock, respectively. No other NEO owns series C preferred stock. Mr. Powell owns 32 shares of series C preferred stock and Mr. Mersky is the beneficial owner of 10 shares of series C preferred stock. No other non-employee director owns series C preferred stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Senior Management Loans

David Garner.    On May 6, 2004, we and David Garner, our president, chief executive officer and a director, entered into a First Amended and Restated Promissory Note (the “Garner Note”) in connection with a loan by us to Mr. Garner in a principal amount of approximately $6.4 million. The purpose of the Garner Note was to permit Mr. Garner to purchase 2,782,607 shares of our class A common stock at a purchase price of $2.30 per share. The Garner Note carried a 4.0% interest rate and was secured by the class A common stock owned by him. The Garner Note matured on January 5, 2011 and Mr. Garner opted to forfeit 2,596,596 shares of class A common stock securing the non-recourse loan to extinguish the remaining $5,972,170 principal amount of the Garner Note. Mr. Garner paid the remaining $238,886 in accrued interest on March 7, 2011, and the Garner Note has been cancelled.

Stockholders’ Agreement

On August 15, 2000, we entered into a stockholders’ agreement with certain of our stockholders, including certain of those listed in the Principal Stockholders section of this prospectus. See “Principal Stockholders.” The stockholders’ agreement includes certain board representation rights, rights of first refusal, “tag along” rights and “drag along” rights. The agreement also includes preemptive rights in the event we issue or sell any equity rights, which do not apply to issuances to certain of our employees pursuant to employee benefit and incentive plans, issuances in connection with a qualified initial public offering and issuances in connection with payment of indebtedness. The agreement also provides for the following rights:

Board Composition.    Under the terms of the stockholders’ agreement, our board of directors consists of (i) one individual as may be designated from time to time by the OMERS and its affiliates and (ii) up to five individuals as may be designated from time to time by Onex. Our audit committee consists of (i) one individual as may be designated from time to time by OMERS and its affiliates and (ii) two individuals as may be designated from time to time by Onex, one of which shall be an independent director. Our compensation committee consists of (i) one individual as may be designated from time to time by OMERS and its affiliates and (ii) one or two individuals as may be designated from time to time by Onex. Each stockholder, other than OMERS, has granted Onex a proxy to vote all shares of capital stock in accordance with this board composition provision.

Secondary Offering Rights.    Under the terms of the stockholders’ agreement, we are required to use our reasonable best efforts to register our class A common stock (including the shares of class C common stock that automatically convert into our class A common stock as described below) in a secondary offering in connection with a qualified initial public offering, but only if, in the written opinion of the underwriter (in consultation with us and our stockholders), it will not adversely affect such offering. The number of shares included in the secondary offering is subject to a pro rata cut back based on each stockholder’s proportionate interest on a fully diluted basis.

Demand Registration Rights.    Under the terms of the stockholders’ agreement, certain stockholders may make a demand request within 180 days of the completion of a qualified initial public offering requesting that we register their shares on Form S-1 or, if applicable, Form S-3. Demands to register our class A common stock may only be made by holders of more than 50% of the 10 million shares originally issued to OMERS. Any demand registrations on Form S-3 must have a fair market value (as determined in good faith by our board) of at least $5 million. We are only required to effect one demand registration once every 180 days, with a maximum of two S-1 demand registrations and an unlimited number of S-3 demand registrations. No shares (including our shares) other than those of the demanding stockholder’s can be included in a demand registration, unless the managing underwriter advises us and the demanding stockholders in writing that the inclusion would not materially and adversely affect the price or success of such offering. If the managing underwriter further determines that including any secondary shares would materially and adversely affect such offering, we may reduce the number of shares in the demand registration. In that event, holders of our class A common stock may have the right to make an additional demand.

Piggyback Registration Rights.    In connection with a qualified initial public offering of our class A common stock, we are required to give the holders of our class A common stock written notice of their opportunity to include their shares in the registration statement. If the managing underwriter advises us that including the piggyback shares would have a material adverse effect on such offering, we can reduce the number of shares to be included on a pro rata basis. In a demand registration, OMERS has priority to have its shares included ahead of other stockholders.

Other Provisions.    Pursuant to the stockholders’ agreement, we and our stockholders have agreed not to sell, offer or distribute stock for 10 business days prior to an underwritten registration statement’s effectiveness and during the 180 days thereafter. We have agreed to pay the stockholders’ expenses associated with demand and piggyback offerings (other than underwriting discounts, commissions and other related expenses). Such expense reimbursement includes the expenses of one legal counsel selected by the holders of a majority of the shares included in the registration statement.

Conversion of Class C Common Stock to Class A Common Stock.    The stockholders’ agreement also provides that immediately prior to the closing of a qualified initial public offering all shares of class C common stock will be automatically converted into shares of our class A common stock on a one-for-one basis or into the shares of the class of securities into which the class A common stock has been or is being converted into, as the case may be.

Class B Stockholders’ Agreement

On August 15, 2000, we entered into a class B stockholders’ agreement with Onex and OMERS. Pursuant to the class B stockholders’ agreement, OMERS has certain information rights and approval rights, in addition to the following:

Information Rights.    The class B stockholders’ agreement gives OMERS the right to receive a budget for each year, audited annual financial statements, unaudited quarterly financial statements, unaudited monthly financial statements and such other information as OMERS may reasonably request.

Approval Rights.    Under the terms of the class B stockholders’ agreement, OMERS must approve, among other things, (i) material changes to our business, (ii) transactions with affiliates, (iii) amendments to our certificate of incorporation or bylaws, (iv) any merger, consolidation, recapitalization or share exchange resulting in a change in control, (v) the filing of bankruptcy or similar act of insolvency, (vi) material changes to our accounting practices, (vii) changes to our auditors, (viii) issuances of shares of any subsidiary or (ix) changes in the size of our board of directors.

Participation Rights.    The class B stockholders’ agreement gives OMERS the right to participate in certain offerings in order not to have its ownership diluted. Under the terms of the participation rights, we are required to use our commercially reasonable efforts to cause the managing underwriter of a qualified initial public offering to offer OMERS the right to purchase in such offering, at the price being offered thereby, shares of our class A common stock in order for OMERS to maintain up to 10.6% of our fully diluted shares immediately following such offering, or if less, the right to purchase a number of shares so as to provide it with the same percentage of our shares owned by OMERS prior to such offering. The managing underwriter may limit or modify OMERS’ participation right. If the price being offered thereby is less than the “Antidilution Price” (as defined in a certain share purchase agreement between OMERS and us), we will be required to issue additional shares to OMERS. In that event, the number of shares that OMERS has the right to purchase will be reduced by the number of shares it is issued pursuant to the antidilution adjustment. In certain situations, OMERS’ right to purchase shall be substituted with a right to buy shares in a private placement transaction prior to the completion of an initial public offering or an alternative transaction if more appropriate.

Class C Stockholders’ Agreement

On April 30, 2007, we entered into a class C stockholders’ agreement with JANA Piranha Master Fund, Ltd. (“JANA”). The agreement includes preemptive rights in the event we issue or sell any shares of our class A common stock, which do not apply to certain issuances such as those to certain of our employees pursuant to employee benefit and incentive plans, issuances in connection with a qualified initial public offering and issuances in connection with payment of indebtedness. The agreement also provides for the following rights:

Participation Rights.    The class C stockholders’ agreement gives JANA the right to participate in certain offerings in order not to have its ownership diluted. Under the terms of the participation rights, we are required to use commercially reasonable efforts to cause the managing underwriter to offer JANA the right to purchase in a qualified initial public offering, at the price being offered thereby, shares of common stock in order for JANA to maintain up to 5.4% of our fully diluted shares immediately following such offering, or if less, the right to purchase a number of shares so as to provide it with the same percentage of our shares it owned prior to such offering. The managing underwriter can limit or modify JANA’s participation. In certain situations, JANA’s right to purchase may be substituted with a right to buy shares in a private placement transaction prior the completion of an initial public offering or an alternative transaction if more appropriate.

Demand Registration Rights.    Under the terms of the class C stockholders’ agreement, JANA may make a demand request within 180 days of the completion of an initial public offering, requesting that we register their shares on Form S-1 or, if applicable, Form S-3. Demands to register class C common stock may only be made by holders of more than 50% of the 6,727,273 shares originally issued to JANA. Any demand registrations on Form S-3 must have a fair market value (as determined in good faith by our board) of at least $5 million. We are only required to effect one demand registration once every 180 days, with a maximum of two S-1 demand registrations and a maximum of two S-3 demand registrations. No shares (including any of our shares) other than the demanding stockholder’s can be included in a demand registration, unless the managing underwriter advises us and the demanding stockholder in writing that the inclusion would not materially and adversely affect the price or success of such offering. If the managing underwriter further determines that including any secondary shares would materially and adversely affect such offering, we can reduce the number of shares in the demand registration.

Piggyback Registration Rights.    In connection with a registered public offering of our class C common stock, we are required to give the holders of our class C common stock written notice of their opportunity to include their shares in the registration statement. If the managing underwriter advises us that including the piggyback shares would have a material adverse effect on such offering, we can reduce the number of shares to be included on a pro rata basis. In a demand registration, JANA has priority to have their shares included ahead of other stockholders.

Other Provisions.    Pursuant to the class C stockholders’ agreement, we and the class C stockholders have agreed not to sell, offer or distribute stock for 10 business days prior to a registration statement’s effectiveness and during the 180 days thereafter. We have agreed to pay the stockholders’ expenses associated with demand and piggyback offerings (other than underwriting discounts, commissions and other related expenses). Such expense reimbursement includes the expenses of one legal counsel selected by the holders of a majority of the shares included in the registration statement.

Series C Preferred Stock Purchase Agreement

In December 2008, Onex, JANA, and OMERS provided us cash proceeds of $30.0 million in exchange for 30,000 shares of our series C preferred stock. This transaction triggered certain preemptive rights for other stockholders, resulting in the issuance of additional shares at $1,000 per share. The series C preferred stock has an initial liquidation preference of $1,000 per share. Our series C preferred stock accrues cumulative dividends at a rate of 16% of the liquidation preference per share per annum, which dividends compound and cumulate annually on and after on the anniversary date of issuance.

We are required, after the maturity date of the notes, to the extent of our legally available assets, to redeem the series C preferred stock at the Redemption Price, equal to the greater of (i) the sum of (x) 100% of the liquidation price per share and (y) all accumulated and unpaid dividends thereon and (ii) the amount payable to the holder of such preferred shares upon our liquidation under the terms of our certificate of incorporation, determined as if we were liquidated, dissolved and wound up as of such mandatory redemption date.

At any time prior to redemption, the holders of the series C preferred stock may convert their shares into class A voting common stock at a price equal to the liquidation preference plus all accumulated and unpaid dividends divided by an initial conversion price of $1.50, which may be adjusted from time to time.

Subordinated Note / Series B Preferred Stock Purchase Agreement

In April 2008, we issued a $32.0 million convertible subordinated note to Onex, using the proceeds to make a voluntary prepayment on our term loans. In June 2008, Onex converted all $30.5 million principal plus $0.7 million in interest outstanding on the note into 31,149 shares of our series B preferred stock. This transaction triggered certain preemptive rights for other stockholders, including certain members of Onex and our management, resulting in the issuance of additional shares at $1,000 per share. The series B preferred stock has an initial liquidation preference of $1,000 per share. Our series B preferred stock accrues cumulative dividends at a rate of 12% of the liquidation preference per share per annum, which dividends, commencing after June 2009, compound and cumulate annually on the anniversary date of issuance.

We are required, after the maturity date of the notes, to the extent of our legally available assets, to redeem the series B preferred stock at the Redemption Price, equal to the greater of (i) the sum of (x) 100% of the liquidation price per share and (y) all accumulated and unpaid dividends thereon and (ii) the amount payable to the holder of such preferred shares upon our liquidation under the terms of our certificate of incorporation, determined as if we were liquidated, dissolved and wound up as of such mandatory redemption date.

At any time prior to redemption, the holders of the series B preferred stock may convert their shares into class A voting common stock at a price equal to the liquidation preference plus all accumulated and unpaid dividends divided by an initial conversion price of $4.85, which may be adjusted from time to time.

Debt Conversion Agreement

In 2004, 2003 and 2001, we entered into promissory notes with Onex in aggregate principal amounts of $13.0 million, $22.0 million and $3.0 million, respectively. Interest was payable on outstanding amounts at the rate of 10% and accrued to $3.9 million at March 2005. In March 2005, we completed a debt conversion agreement with Onex pursuant to which we converted $38.0 million of debt, which carried a 10% interest rate, and $9.4 million of accrued liabilities due Onex into an aggregate 47,419 shares our series A preferred stock. The series A preferred stock had an initial liquidation preference of $1,000 per share. Onex subsequently sold 3,252 shares to other related parties, including Onex management.

Subsidiary exchangeable preferred shares

As of December 31, 2010, there were 1.71 million exchangeable preferred shares of a subsidiary of the Company issued to the three stockholders of 1293220 Ontario Inc. under the terms of an agreement between Customerone Holding Corporation (now Sitel Worldwide) and 1293220 Ontario Inc., dated December 17, 1998. The exchangeable preferred shares have no voting rights or other rights of redemption but are exchangeable for SITEL Worldwide class A voting shares, plus any dividends declared thereon at any time. We have agreed to repurchase the exchangeable preferred shares at the underlying fair market value of the common stock for which they are exchangeable in the event that we are unable to issue the class A common stock upon conversion of the exchangeable preferred shares.

Other Onex Transactions

Effective February 5, 2010, Onex ClientLogic Holdings, LLC, a subsidiary of Onex Corporation, issued a commitment letter stating that it would provide a maximum $20.0 million principal subordinated loan (“Onex Loan”) to the Company to enable it to comply with certain restrictive covenants for each and any of the quarters in the year ending December 31, 2010, in the event that the Company otherwise would not be in compliance with the restrictive covenants under its senior secured credit facility. No amounts had been borrowed under the commitment letter when it expired on December 31, 2010. For further information, see Note 13 to our audited Consolidated Financial Statements for the year ended December 31, 2010, included elsewhere in this prospectus.

Employment Agreements

We have entered into employment agreements with David Garner, our Chairman and Chief Executive Officer, and other executives. See “Executive Compensation—Employment and Other Agreements.”

Review and Approval of Transactions with Related Persons

We have not formally adopted a written policy and procedure for approval of transactions involving “related persons” (directors and executive officers or their immediate family members, or stockholders owning five percent or greater of our outstanding stock). However, we believe that any such transactions have in the past been, and will continue to be, appropriately reviewed, approved and monitored.

DESCRIPTION OF OTHER INDEBTEDNESS

2007 Senior Secured Credit Facility

Overview

On January 30, 2007, we entered into the senior secured credit facility among a syndicate of banks with Goldman Sachs Credit Partners L.P. as joint lead arranger, joint bookrunner, administrative agent and collateral agent and GE Capital Markets, Inc. as joint lead arranger and joint bookrunner. The senior secured credit facility originally provided for total available borrowings in an aggregate principal amount of approximately $760.0 million, which includes $85.0 million of revolvers, consisting of a $50.0 million U.S. revolver, a $7.0 million Canadian revolver (made available in Canadian dollars) and a $28.0 million U.K. revolver (made available in Euro and British pound sterling), and $675.0 million of term loans maturing on January 30, 2014, consisting of a $550.0 million U.S. term loan, a € 51.4 million Euro term loan, and a £30.0 million British pound sterling term loan. SITEL, LLC is the borrower under the U.S. term loan and the U.S. revolver, ClientLogic Holding Limited is the borrower under the Euro term loan, the British pound sterling term loan and the U.K. revolver, and ClientLogic Canada Corporation is the borrower under the Canadian revolver. We used the proceeds from the senior secured credit facility to repay our August 2006 credit facility and to fund recent acquisitions, including the acquisition of Legacy SITEL on January 30, 2007.

As of December 31, 2010, we had an aggregate of $353.4 million of outstanding indebtedness under our senior secured credit facility, all of which consisted of $353.4 million of term loan borrowings. In addition, we had outstanding letters of credit of $1.1 million as of that date. As of December 31, 2010, we had no borrowings outstanding and $83.9 million available for additional borrowings under our revolvers.

First Amendment

On December 9, 2008, we entered into the first amendment to our senior secured credit facility which, among other matters, modified applicable interest rates, certain negative covenants and financial covenant thresholds. In addition, the first amendment permitted us to offer to purchase the outstanding term loans at a discount to par using a portion of the net proceeds we received from the sales of our series C preferred stock we completed in 2008. In December 2008, we purchased approximately $27.0 million of outstanding principal under the term loans for approximately $15.0 million, which term loans were subsequently cancelled and retired.

Second Amendment

On April 21, 2009, we entered into the second amendment to our senior secured credit facility which effected a technical amendment clarifying certain terms governing minimum borrowing amounts under certain interest rates including LIBOR.

Third Amendment

On February 18, 2010 we entered into a third amendment to the senior secured credit facility to, among other things, permit the issuance of the Senior Notes, improve the terms of mandatory prepayment requirements, and modify our leverage covenant and interest coverage covenant.

Interest

Interest on the U.S. term loan is based, at our option, on LIBOR plus the applicable margin of 5.5% or the higher of (i) the federal funds rate plus 0.5% or (ii) the banks’ prime rate, plus the applicable margin of 4.5%. At December 31, 2010, the weighted average rate on the term loan was 5.79%. We have an interest rate swap agreement for a notional amount of $350.0 million against our term loans that is based on a rate of 4.91% versus three month LIBOR. The agreement expires in March 2012. At December 31, 2010, including the impact of our interest rate swap, the weighted average interest rate on the term loans was 4.92%. Interest on the U.S. revolver is based on LIBOR plus the applicable margin of 5.5% or the higher of (i) the federal funds rate plus 0.5% or (ii) the banks’ prime rate, plus the applicable margin of 4.5%. At December 31, 2010, the weighted average rate on the revolvers was 0%, due to there being a zero balance. Specified interest rates for the Euro term loan and Canadian term loan are as described in the senior secured credit facility.

Prepayments

Beginning on April 2, 2007, our term loan began amortizing in equal quarterly installments of $1.7 million with the balance payable at maturity. We may be required to prepay certain amounts under the senior secured credit facility should we initiate specified transactions, including certain issuances of equity, sale of certain assets or receipt of certain insurance proceeds, or additional debt issuances if not otherwise extended as well as from certain percentages of any excess cash flow. We may voluntarily prepay all or part of the term loans under certain conditions. Amounts borrowed under the term loans that are repaid or prepaid may not be reborrowed. Amounts repaid under our revolvers may be reborrowed, as long as the total commitment under the revolvers is not permanently reduced.

On April 2, 2007, we made our first quarterly principal installment of $1.7 million. On April 30, 2007, we received an equity investment of $32.6 million. Our senior secured credit facility required us to use 50% of such equity proceeds to prepay the term loans. As such, we repaid $16.3 million against the term loans and, as a result, we were not required to make quarterly principal installments on the term loans until September 2009. In addition, in September 2008, we made a voluntary prepayment on the term loan of $31.5 million using proceeds from a $31.5 million convertible subordinated note from Onex. As a result, we will not incur any further quarterly principal installments on our term loans before maturity. Furthermore, on December 19, 2008, we received a $30.0 million equity investment and used $15.0 million of the proceeds to repurchase $27.0 million of the term loans pursuant to a tender offer process. We subsequently cancelled and retired these tendered term loans.

Covenants

We are required under the terms of the senior secured credit facility to maintain certain financial covenants. Specifically, the third amendment to the senior secured credit facility requires us to comply with the following financial covenants on an annual basis:

Senior Secured Leverage Ratio.    The senior secured leverage ratio is a maximum ratio of our total funded debt that is secured by a lien on any assets or equity interests of SITEL Worldwide or any of our subsidiaries to our Adjusted EBITDA (as defined in the amended senior secured credit facility) for each period of four consecutive quarters during the term of the senior secured credit facility.

Minimum Interest Coverage Ratio.    The minimum interest coverage ratio is the ratio of Adjusted EBITDA to cash interest expense (net of interest income) for each period of four consecutive quarters during the term of the senior secured credit facility.

Maximum Capital Expenditures.    The maximum capital expenditures covenant limits our annual capital spending and cash restructuring in excess of $10.0 million per year to a pre-established limit each year and allows for carryover of unused spend up to a maximum of $5.0 million per year.

The senior secured credit facility also contains customary affirmative and negative covenants such as restricting certain corporate actions, including asset dispositions, acquisitions, the payment of dividends, changes of control, the incurrence of indebtedness, providing financing and investments and transactions with affiliates.

We were in compliance with all financial covenants under the senior secured credit facility as of December 31, 2010.

Security and Guarantees

Borrowings under the senior secured credit facility are unconditionally guaranteed by all of our domestic material subsidiaries. Subject to certain exceptions, the senior secured credit facility is secured by first priority perfected security interests in, and mortgages on, substantially all of our assets and the assets of each domestic material subsidiary, whether owned now or acquired in the future, including a first priority pledge of all of the equity interests held by us and each domestic subsidiary and 65% of the equity interests directly owned by any subsidiary guarantor that is a foreign entity. In addition, each of our material foreign subsidiaries guarantees the portion of our senior secured credit facility that has been extended to certain of our foreign subsidiaries. Subject to certain exceptions, such portion of the senior secured credit facilities is secured by first priority perfected security interests in, and mortgages on, substantially all of the assets of each foreign material subsidiary, whether owned now or acquired in the future, including a first priority pledge of all of the equity interests held by each foreign material subsidiary in its subsidiaries.

Events of Default

Subject to certain important exceptions, the senior secured credit facility contains customary events of default including non-payment of principal, interest or fees, failure to comply with covenants, inaccuracy of representations or warranties in any material respect, cross default to certain other indebtedness, impairment of security interests in collateral or invalidity of guarantees or security documents, material judgments, material ERISA liabilities, change of control, and certain bankruptcy or insolvency events.

DESCRIPTION OF EXCHANGE NOTES

You can find the definitions of certain terms used in this description under “—Certain Definitions.” For purposes of this description only, (i) the term “Company” refers only to SITEL, LLC, a Delaware limited liability company, and not to any of its subsidiaries, (ii) the term “Co-Issuer” refers only to Sitel Finance Corp., a Delaware corporation, and not to any of its subsidiaries, (iii) the term “Issuers” refers collectively to the Company and the Co-Issuer and (iv) the terms “Holdings,” “we,” “us” and “our” or similar terms refer only to SITEL Worldwide Corporation, a Delaware corporation, and not to any of its subsidiaries. Certain defined terms used in this description but not defined below under the caption “—Certain Definitions” have the meanings assigned to them in the indenture and the registration rights agreement.

On March 18, 2010, the Issuers issued $300.0 million aggregate principal amount of its 11.5% Senior Notes under an indenture dated March 18, 2010 (the “indenture”) among themselves, the Guarantors and U.S. Bank National Association, as trustee (the “trustee”), in a private transaction that was not subject to the registration requirements of the Securities Act. The indenture under which the Exchange Notes are to be issued is the same indenture under which the Senior Notes were issued. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, which is referred to in this prospectus as the Trust Indenture Act, or TIA.

The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as a holder of the notes. Anyone who receives this prospectus may obtain a copy of the indenture and the registration rights agreement without charge upon request. See “—Additional Information.”

The Co-Issuer is a wholly owned subsidiary of Holdings that was incorporated in Delaware for the purpose of serving as a co-issuer of the notes. The Company believes that certain prospective purchasers of the notes may be restricted in their ability to purchase debt securities of limited liability companies, such as the Company, unless those debt securities are jointly issued by a corporation. The Co-Issuer does not have any substantial operations or assets and does not have any revenues. As a result, prospective purchasers of the notes should not expect the Co-Issuer to participate in servicing the interest and principal obligations on the notes.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Exchange Notes

The Exchange Notes:

•	will be general unsecured obligations of the Issuers;

•	will be senior in right of payment to all existing and future Indebtedness of the Issuers, if any, that is by its terms expressly subordinated to the notes;

•	will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of the Issuers;

•	will be effectively subordinated to secured Indebtedness of the Issuers, including Indebtedness under the Credit Agreement, to the extent of the assets securing such Indebtedness; and

•	will be structurally subordinated to any existing and future Indebtedness and other liabilities of the Company’s non-Guarantor Subsidiaries.

The Note Guarantees

The Exchange Notes will be guaranteed by (i) Holdings and (ii) all of the current and future Domestic Subsidiaries of Holdings that guarantee any Indebtedness of the Company or any Guarantor (other than any Domestic Subsidiary that is an Immaterial Subsidiary). As of the date of the indenture, Holdings and each of its Domestic Subsidiaries that guarantee the obligations under the Credit Agreement are Guarantors.

Each Note Guarantee of a Guarantor:

•	will be a general unsecured obligation of that Guarantor;

•	will be senior in right of payment to any future Indebtedness of that Guarantor, that is by its terms is expressly subordinated in right of payment to the Note Guarantee;

•	will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of that Guarantor; and

•	will be effectively subordinated to all secured Indebtedness of such Guarantors, to the extent of the value of the Guarantors’ assets securing such Indebtedness.

Not all of Holdings’ Subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation, administration, receivership or reorganization of any of these non-Guarantor Subsidiaries, the non-Guarantor Subsidiaries will pay the holders of their debt (including unsecured trade creditors), preferred stockholders (if any) and other liabilities before they will be able to distribute any of their assets to the Issuers. See “Risk Factors—Risks Associated with This Exchange Offer—The Exchange Notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries that are not guarantors of the notes.”

The Note Guarantee of a Guarantor will be released under specified circumstances, including (i) in connection with a disposition of the Guarantor’s Capital Stock and (ii) in the event that a Note Guarantor no longer guarantees any Indebtedness under the Credit Agreement. The release of a Note Guarantee of a Guarantor is subject to satisfaction of certain conditions, see “—Certain Covenants—Additional Guarantees.”

As of the date of this prospectus, all of Holdings’ Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” Holdings will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to any of the covenants in the indenture and will not guarantee the notes.

Principal, Maturity and Interest

The Issuers originally issued $300.0 million in aggregate principal amount of notes. The Issuers may issue additional notes (the “additional notes”) from time to time. Any offering of additional notes is subject to all of the covenants in the indenture, including the covenants described below under the captions “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Certain Covenants—Liens.” Any notes that remain outstanding after completion of the exchange offer, together with the Exchange Notes issued in the exchange offer and any additional notes subsequently issued under the indenture would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Additional notes may not be fungible with the notes for U.S. federal income tax purposes. The Issuers originally issued notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on April 1, 2018.

Interest on the notes accrues at the rate of 11.5% per annum and is payable semi-annually in arrears on April 1 and October 1. The Issuers will make each interest payment to the holders of record on the immediately preceding March 15 and September 15, less any amounts properly withheld under applicable law from a payment to any holder of notes of interest and/or principal. Any amounts so withheld shall be considered as having been paid by the Issuers to such holder of notes.

Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to the Issuers, the Issuers pay all principal, interest, premium, if any, and interest, if any, on that holder’s notes in accordance with those instructions. All other payments on notes is made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the holders of the notes at their addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee initially acts as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the holders of the notes, and Holdings or any of its Subsidiaries may act as paying agent or registrar.

Mandatory Redemption

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Optional Redemption

At any time prior to April 1, 2013, the Issuers may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of notes issued under the indenture (including any additional notes), upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 111.50% of the principal amount thereof, plus accrued and unpaid interest thereon to the applicable redemption date, with the net cash proceeds of an Equity Offering by the Company or a contribution to the Company’s common equity capital made with the net cash proceeds of an Equity Offering by Holdings; provided that:

(1)	at least 65% of the aggregate principal amount of notes issued under the indenture (including any additional notes, but excluding notes held by Holdings and its Restricted Subsidiaries) remain outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 180 days of the date of the closing of such Equity Offering.

At any time prior to April 1, 2014, the Issuers may, on any one or more occasions, redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest to the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the two preceding paragraphs, the notes will not be redeemable at the Issuers’ option prior to April 1, 2014.

On or after April 1, 2014, the Issuers may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on April 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2014	105.750%
2015	102.875%
2016 and thereafter	100.000%

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes issued in global form as discussed under “—Book-Entry, Delivery and Form,” based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.

No notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may be conditional at the Issuers discretion, including but not limited to, upon the completion of an Equity Offering.

If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Notes called for redemption become due, subject to any conditions described in the notice of redemption, on the date fixed for redemption. On and after the redemption date, unless the Issuers default in the payment of the redemption price, interest ceases to accrue on notes or portions of them called for redemption.

The Issuers may acquire notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of the indenture.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In such Change of Control Offer, the Issuers will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1)	accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Issuers.

The paying agent will promptly mail or wire transfer to each holder of notes properly tendered and so accepted the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Notwithstanding anything to the contrary contained herein, the Issuers will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes properly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption has been given for all of the notes pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Credit Agreement provides that certain change of control events will constitute a default under the Credit Agreement. Credit agreements that Holdings and its Restricted Subsidiaries enter into in the future may contain similar provisions. Such defaults could result in amounts outstanding under the Credit Agreement and such other agreements being declared immediately due and payable or lending commitments being terminated. Additionally, the Issuers’ ability to pay cash to holders of notes following the occurrence of a Change of Control may be limited by their then existing financial resources; sufficient funds may not be available to the Issuers when necessary to make any required repurchases of notes. See “Risk Factors—Risks Relating to the Notes—The Issuers may be unable to repurchase the notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Holdings and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuers to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Holdings and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Holdings (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration therefore received by Holdings or such Restricted Subsidiary is in the form of cash or Cash Equivalents or a combination of cash and Cash Equivalents; provided that, for purposes of this provision, each of the following shall be deemed to be cash:

(a) any Indebtedness or liabilities (as shown on Holdings’ or such Restricted Subsidiary’s most recent consolidated balance sheet) of Holdings or any such Restricted Subsidiary (other than contingent liabilities and Indebtedness of the Issuers or any Guarantor that is, by its terms, contractually subordinated in right of payment to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that releases Holdings or such Restricted Subsidiary, as the case may be, from or indemnifies them against further liability;

(b) any securities, notes or other obligations received by Holdings or any such Restricted Subsidiary, as the case may be, from such transferee that are converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents within 180 days after consummation of such Asset Sale (to the extent of the cash or Cash Equivalents received in that conversion); and

(c) any stock or assets of the kind referred to in clauses (3) or (5) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Holdings or such Restricted Subsidiary may apply such Net Proceeds:

(1)	to repay Indebtedness and other Obligations under a Credit Facility;

(2)	to repay Indebtedness and other Obligations of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to Holdings or another Restricted Subsidiary;

(3)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Holdings;

(4)	to make a capital expenditure;

(5)	to acquire other similar replacement property or other assets that are used or useful in a Permitted Business; or

(6)	any combination of the foregoing;

provided that Holdings and its Restricted Subsidiaries will be deemed to have complied with the provision described in clauses (3) and (5) of this paragraph if and to the extent that, within 365 days after the Asset Sale that generated the Net Proceeds, Holdings (or one or more of its Restricted Subsidiaries) has entered into and not abandoned or rejected a binding agreement to acquire the assets or Capital Stock of a Permitted Business or acquire such assets in compliance with the provision described in clauses (3) and/or (5) of this paragraph, and that acquisition is thereafter completed within 180 days after the end of such 365-day period. Pending the final application of any such Net Proceeds, Holdings (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

An amount equal to the Net Proceeds from Asset Sales that are not applied or invested as described in the preceding paragraph will constitute “Excess Proceeds.” Within 30 days after the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuers will make an Asset Sale Offer to all holders of notes to purchase, prepay or redeem the maximum principal amount of notes that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price for the notes in any Asset Sale Offer will be equal to 100% of the principal amount of the notes purchased, plus accrued and unpaid interest on the notes to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Holdings may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes tendered into (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the notes shall be purchased on a pro rata basis based on the principal amount of notes tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Credit Agreement provides that certain asset sales will constitute a default under the Credit Agreement. Credit agreements that Holdings and it Restricted Subsidiaries enter into in the future may contain similar provisions. Such defaults could result in amounts outstanding under the Credit Agreement and such other agreements being declared immediately due and payable or lending commitments being terminated. Additionally, the Issuers’ ability to pay cash to holders of notes following the occurrence of an Asset Sale may be limited by their then existing financial resources; sufficient funds may not be available to the Issuers when necessary to make any required repurchases of notes. See “Risk Factors—Risks Relating to the Notes—The Issuers may be unable to repurchase the notes upon a change of control.”

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sales provisions of the indenture by virtue of such compliance.

Because the Credit Agreement is secured by substantially all of our properties and assets, and since the definition of “Net Proceeds” excludes all amounts in respect of any Asset Sale that are used to repay any Indebtedness that is secured by the property or assets that are the subject of such Asset Sale, it is unlikely that any meaningful amount of Net Proceeds will be generated from any Asset Sale so long as the Credit Agreement remains outstanding.

Certain Covenants

Restricted Payments

(A)	Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of Holdings or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Holdings or any of its Restricted Subsidiaries) or to the direct or indirect holders of Holdings’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of Holdings and other than dividends, payments or distributions payable to Holdings or a Restricted Subsidiary of Holdings);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Holdings) any Equity Interests of Holdings other than any such Equity Interests owned by Holdings or any Restricted Subsidiary;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Holdings, the Issuers or any Restricted Subsidiary of Holdings that is a Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany loans, advances or Indebtedness between or among Holdings and any of its Restricted Subsidiaries), except payments of interest and/or principal at the Stated Maturity thereof or the purchase, redemption, defeasance, acquisition or retirement for value of any such Indebtedness within twelve months of the Stated Maturity thereof; or

(4)	make any Restricted Investment

(all such restricted payments and other restricted actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment;

(2)	Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by the provisions described in clauses (2) through (15) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) from the beginning of the second quarter beginning after the date of the indenture to the end of Holdings’ most recently ended quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds and the Fair Market Value of any property or assets other than cash received by Holdings since the date of the indenture as a contribution to its equity capital or from the issue or sale of Equity Interests of Holdings (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of Holdings that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of Holdings), plus

(c) (a) 100% of the aggregate net cash proceeds and 100% of the Fair Market Value of any non-cash property or assets received by Holdings or any Restricted Subsidiary of Holdings from the disposition of any Restricted Investment that was made after the date of the indenture and (b) 100% of the Fair Market Value of any Restricted Investment that was made after the date of the indenture in an entity that subsequently becomes a Restricted Subsidiary of Holdings, plus

(d) 100% of the Fair Market Value of any Unrestricted Subsidiary of Holdings that is redesignated as a Restricted Subsidiary after the date of the indenture, determined as of the date of such redesignation, plus

(e) 100% of any dividends received in cash by Holdings, the Issuers or a Restricted Subsidiary of Holdings after the date of the indenture from an Unrestricted Subsidiary of Holdings, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Holdings for such period, plus

(f) 100% of the aggregate principal, interest and premium, if any, of any Indebtedness (including the notes) of Holdings, the Issuers or any Restricted Subsidiary of Holdings (other than Indebtedness that is contractually subordinated to the notes or to any Note Guarantee), which on or after the date of this indenture is cancelled, forgiven, or converted into or exchanged for Equity Interests (other than Disqualified Stock and other than any intercompany Indebtedness between Holdings, the Issuers and any Restricted Subsidiary); provided, that, any amount which is utilized by Holdings pursuant to this clause (f) will not also be utilized by Holdings in clause 3(b) of this paragraph (A).

(B) In addition, the preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 90 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, such dividend or redemption would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of contributions to the equity capital of Holdings or a sale (other than to a Subsidiary of Holdings) of, Equity Interests of Holdings (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from the amounts described in clause (3)(b) of the preceding paragraph (A) and in clause (5) of this paragraph (B);

(3)	the payment, defeasance, redemption, repurchase, retirement or other acquisition of Indebtedness of Holdings, the Issuers or any Restricted Subsidiary of Holdings that is a Guarantor that is contractually subordinated to the notes or to any Note Guarantee or any Disqualified Stock of Holdings or any Restricted Subsidiary thereof in exchange for, or out of the net cash proceeds from, the incurrence of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Holdings to the holders of such Restricted Subsidiary’s Equity Interests on a pro rata basis or otherwise in accordance with the terms of such Equity Interests;

(5)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings or any Restricted Subsidiary of Holdings held by any future, current or former officer, director or employee of Holdings or any direct or indirect parent entities of Restricted Subsidiaries (or any such Person’s assigns, estates or heirs) pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar plans or other contractual arrangements or agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $7.5 million in any year; provided further, that Holdings may carry over and make in subsequent years, in addition to the amounts permitted for such year, any unutilized capacity under this clause (5) attributable to the immediately preceding year; provided, further, that such amount in any year may be increased by an amount not to exceed the cash proceeds from the sale of Equity Interests of Holdings (other than Disqualified Stock) and, to the extent contributed to Holdings or any of its Restricted Subsidiaries as common equity capital, the cash proceeds from the sale of Equity Interests of any of Holdings’ direct or indirect parent companies, any of their Subsidiaries or any of their direct or indirect parent companies that occurs after the date of the indenture to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to clause (3)(b) of the preceding paragraph (A) or clause (2) of this paragraph (B); and in addition, cancellation of any Indebtedness owing to Holdings from any future, current or former officer, director or employee (or any permitted transferees thereof) of Holdings or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), the proceeds of which were used to purchase Equity Interests of Holdings from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the indenture;

(6)	the repurchase of Equity Interests deemed to occur upon the exercise of options, warrants or similar Equity Interests if such Equity Interests represents all or a portion of the exercise price thereof and repurchases of Equity Interests deemed to occur upon the withholding of a portion of the Equity Interest granted or awarded to a director, employee or consultant to pay for the taxes payable by such director, employee or consultant upon such grant or award;

(7)	(i) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled redemption payments or accrued dividends to holders of any class or series of Disqualified Stock of Holdings or any preferred stock of any Restricted Subsidiary of Holdings issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (ii) the declaration and payment of regularly scheduled or accrued non-cash dividends to holders of any class or series of any Existing Preferred Stock;

(8)	the distribution, as a dividend or otherwise, of Equity Interests of any Unrestricted Subsidiary;

(9)

to the extent no Event of Default has occurred and is continuing or will occur as a consequence thereof, upon the occurrence of a Change of Control or an Asset Sale, the defeasance, redemption, repurchase or other acquisition of any subordinated Indebtedness pursuant to provisions substantially similar to those described above under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales” at an offer price not greater than 101% of the principal amount thereof (in the case of a Change of Control) or at a percentage of the principal amount thereof not higher than the principal amount applicable to the notes (in the case of an Asset Sale), plus any accrued and unpaid interest thereon; provided that prior to or contemporaneously with such defeasance, redemption, repurchase or other acquisition, the Issuers have made a Change of Control Offer or Asset Sale Offer, as applicable, with respect to the notes and has repurchased all notes validly tendered for payment and not withdrawn in connection therewith;

(10)	other Restricted Payments in an amount which, taken together with all other Restricted Payments made pursuant to the provision described in this clause (10), do not exceed $15.0 million;

(11)	payments of cash, dividends, distributions, advances or other Restricted Payments by Holdings or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants, (ii) the conversion or exchange of Capital Stock of any such Person or (iii) stock dividends, splits or business combinations;

(12)	Restricted Payments used to fund the Refinancing Transactions;

(13)	payments or distributions made in connection with any Foreign Subsidiary Reorganization or otherwise permitted by clause (14) under the caption “—Transactions with Affiliates”;

(14)	dividends or other distributions of Capital Stock of, or Indebtedness owed to, Holdings or any Restricted Subsidiary by an Unrestricted Subsidiary;

(15)	distributions or payments in connection with Receivables Facilities and purchase of any assets in connection with a Receivables Facility;

(16)	conversion or exchange of any Equity Interests (including the Existing Preferred Stock) into or for another Equity Interest (other than Disqualified Stock); and

(17)	payments or distributions permitted by clause (13) under the caption “—Transactions with Affiliates.”

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by Holdings or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (17) above, or is permitted pursuant to the first paragraph above, Holdings will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Holdings will not issue any Disqualified Stock and Holdings will not permit any of its Restricted Subsidiaries to issue any preferred stock; provided, however, that Holdings may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and the Issuers and any Guarantor may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Holdings most recently ended four full quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence or issuance of any of the following (collectively, “Permitted Debt”):

(1)	Indebtedness of Holdings or any Restricted Subsidiary under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit issued thereunder being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) not to exceed $450.0 million;

(2)	Existing Indebtedness and Existing Preferred Stock;

(3)	the notes and the related Note Guarantees to be issued on the date of the indenture and the Exchange Notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

(4)	Indebtedness of Holdings or any of its Restricted Subsidiaries represented by Capital Lease Obligations, mortgage financings or purchase money obligations (including such Indebtedness as a lessee or guarantor with respect to any lease of property, whether real, personal or mixed), in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Holdings or any of its Restricted Subsidiaries or in connection with the sale or transfer of such property, in an aggregate principal amount at any time outstanding, including any Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed as of the date of incurrence the greater of (a) $30.0 million and (b) 4% of Holdings Consolidated Net Tangible Assets;

(5)	Permitted Refinancing Indebtedness incurred by Holdings or any of its Restricted Subsidiaries in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the provisions described in first paragraph under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or clauses (2), (3), (5), (7), (13) or (14) of this paragraph;

(6)	intercompany Indebtedness between or among Holdings or any of its Restricted Subsidiaries and owing to and held by Holdings or any of its Restricted Subsidiaries; provided, however, that:

(a) if Holdings, the Issuers or any Restricted Subsidiary of Holdings that is a Guarantor is the obligor on such Indebtedness and the payee is not Holdings, the Issuers or such Restricted Subsidiary, such Indebtedness must be subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of the Issuers, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Holdings or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Holdings or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Holdings or such Restricted Subsidiary, as the case may be, that was not permitted by the provision described in this clause (6);

(7)	shares of preferred stock issued by any of Holdings’ Restricted Subsidiaries to Holdings or to any of its Restricted Subsidiaries; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Holdings or a Restricted Subsidiary of Holdings; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either Holdings or a Restricted Subsidiary of Holdings, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	Hedging Obligations incurred by Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(9)	the Guarantee by Holdings, the Issuers or any of the Guarantors of Indebtedness of Holdings or a Restricted Subsidiary of Holdings and the Guarantee by a Foreign Subsidiary of Indebtedness of another Foreign Subsidiary, in each case, that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)	Indebtedness incurred by Holdings or any of its Restricted Subsidiaries constituting reimbursement obligations or evidenced by reimbursement obligations incurred in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance and/or other Indebtedness with respect to reimbursement-type obligations or letters of credit or insurance incurred in the ordinary course of business;

(11)	Indebtedness of Holdings or any of its Restricted Subsidiaries in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, indemnities, performance and surety bonds or guarantees in the ordinary course of business or incurred in connection with any Permitted Lien;

(12)	Indebtedness of Holdings or any of its Restricted Subsidiaries incurred in the ordinary course of business in connection with cash pooling arrangements, cash management and other Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections and similar arrangements (including honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds);

(13)	the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding pursuant to this clause (13), including all Indebtedness incurred to renew, refund, refinance, defease or discharge any Indebtedness incurred pursuant to this clause (13) not to exceed $10.0 million (or the equivalent thereof, measured at the time of each incurrence, in the applicable foreign currency);

(14)	(i) Indebtedness or preferred stock of any Person incurred and outstanding on or prior to the date on which such Person was acquired by or merged into Holdings or any of its Restricted Subsidiaries in accordance with the terms of the indenture or (ii) Indebtedness of Holdings or any of its Restricted Subsidiaries incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the acquisition by Holdings or any such Restricted Subsidiary of property used or useful in the Permitted Business (whether through the direct purchase of assets or the purchase of Capital Stock of, or merger or consolidation with, any Person owning such assets); provided that, after giving effect to such incurrence of Indebtedness Holdings would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant;

(15)	additional Indebtedness of Holdings or any of its Restricted Subsidiaries in an aggregate principal amount at any time outstanding pursuant to this clause (15), including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), not to exceed $35.0 million;

(16)	Indebtedness arising from agreements of Holdings or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary;

(17)	Indebtedness consisting of the financing of insurance premiums, including Indebtedness representing installment insurance premiums, incurred in the ordinary course of business;

(18)	Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, customs appeal bonds, return-of-money or similar obligations incurred in the ordinary course of business;

(19)	Guarantees in the ordinary course of business of the obligations to suppliers, lessees, customers, landlords, franchisees and licensees of Holdings or any of its Restricted Subsidiaries;

(20)	Indebtedness relating to unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(21)	Indebtedness owing to Holdings or another Restricted Subsidiary to finance or assumed in connection with any Foreign Subsidiary Reorganization;

(22)	Indebtedness of Holdings or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease the notes as provided for below under the caption “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge;”

(23)	Indebtedness of Holdings or any of its Restricted Subsidiaries arising from the endorsement of negotiable instrument in the ordinary course of business;

(24)	Indebtedness incurred in connection with a Receivables Facility in an aggregate principal amount at any time outstanding pursuant to this clause (24), including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (24), not to exceed $50.0 million; and

(25)	Permitted Affiliate Sub Debt.

For purposes of determining compliance with the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” in the event that any proposed Indebtedness or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (25) above, or is entitled to be incurred or issued pursuant to the first paragraph of this covenant, Holdings, in its sole discretion, will be permitted to divide and classify at the time of its incurrence or issuance, and may from time to time divide or reclassify, all or a portion of such item of Indebtedness or preferred stock in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Indebtedness under the Credit Agreement outstanding on the date of the indenture will be deemed to have been incurred on that date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

Holdings will not incur, and will not permit the Issuers or any other Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Holdings, the Issuers or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantees on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Holdings solely by virtue of being unsecured or by virtue of being secured on a junior priority basis or by virtue of being structurally subordinated.

The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant or the covenant described above under the caption “—Liens;” provided, with respect to any Indebtedness (other than Permitted Affiliate Sub Debt) or any preferred stock that is Disqualified Stock, that the amount thereof is included in Fixed Charges of Holdings as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Holdings or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Liens

Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to Holdings or any of its Restricted Subsidiaries or pay any indebtedness owed to Holdings or any of its Restricted Subsidiaries;

(2)	make loans or advances to Holdings or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those in effect on the date of the indenture;

(2)	the indenture, the notes and the Note Guarantees, and any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings thereof;

(3)	agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not materially more restrictive, taken as a whole, than those contained in the indenture, the notes and the Note Guarantees;

(4)	agreements governing other Indebtedness of Foreign Subsidiaries permitted to be incurred under the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements;

(5)	applicable law, rule, regulation or administrative or court order;

(6)	any instrument governing Indebtedness or Capital Stock of a Person acquired by Holdings or any of its Restricted Subsidiaries existing at the time of such acquisition or at the time a Restricted Subsidiary is first designated as a Restricted Subsidiary (but not incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings thereof;

(7)	customary non-assignment provisions in contracts, leases, and licenses entered into in the ordinary course of business;

(8)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(9)	any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(10)	Permitted Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(11)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(12)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into in the ordinary course of business or with the approval of Holdings’ Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(13)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(14)	agreements governing Indebtedness incurred pursuant to the definition of Permitted Debt as set forth above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(15)	restrictions and conditions by the terms of the documentation governing any Receivables Facility that in the good faith determination of the Company are necessary or advisable to effect such Receivables Facility; and

(16)	negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under the indenture.

Merger, Consolidation or Sale of Assets

Holdings and the Company will not, directly or indirectly: (1) consolidate or merge with or into another Person or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company, Holdings and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person or Persons, unless:

(1)

either: (a) Holdings or the Company is the surviving corporation; or (b) the Person formed by or surviving such consolidation or merger (if other than Holdings or the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia (provided that if such Person is a limited liability company or partnership (A) a corporate Wholly Owned Restricted Subsidiary of such Person organized or existing under the laws of the United States, any state thereof or the District of Columbia, or (B) a corporation of which such Person is a Wholly Owned

Restricted Subsidiary organized or existing under the laws of the United States, any state thereof or the District of Columbia, is a co-issuer of the notes or becomes a co-issuer of the notes in connection therewith) and (ii) assumes all the obligations of Holdings and the Issuers under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(2)	immediately after giving effect to such transaction no Event of Default exists; and

(3)	immediately after giving effect to such transaction on a pro forma basis, Holdings, the Company or the Person formed by or surviving any such consolidation or merger (if other than Holdings or the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) have had a Fixed Charge Coverage Ratio greater that the actual Fixed Charge Coverage Ratio for Holdings for such four-quarter period.

In addition, neither Holdings nor any Restricted Subsidiary of Holdings may, directly or indirectly, lease all or substantially all of the properties or assets of Holdings and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Holdings and/or its Restricted Subsidiaries. Clauses (2) and (3) of the first paragraph of this covenant will not apply to any merger or consolidation of Holdings or the Company (1) with or into one of its Restricted Subsidiaries for any purpose or (2) with or into an Affiliate solely for the purpose of reincorporating Holdings or the Company in another jurisdiction.

All references to “Holdings,” “the Company” or the “Co-Issuer” in this Description of Exchange Notes shall be deemed to include any successor entity that assumes all of the obligations of Holdings, the Company or the Co-Issuer, as applicable, under the notes, the indenture and the registration rights agreement in a transaction that complies with this “Merger, Consolidation or Sale of Assets” covenant.

Transactions with Affiliates

Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of Holdings (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

(1)	such Affiliate Transaction is on terms that are not materially less favorable to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s length transaction by Holdings or such Restricted Subsidiary with a Person that is not an Affiliate of Holdings; and

(2)	Holdings delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, a resolution approved by a majority of the Board of Directors of Holdings set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with the covenant described under the caption “—Transactions with Affiliates;” and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, an opinion as to the fairness to Holdings of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment or compensation agreement (whether based in cash or securities), officer or director indemnification agreement, severance or termination agreement or any similar arrangement entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto and any transactions pursuant to stock option plans, stock ownership plans and employee benefit plans or similar arrangements;

(2)	transactions between or among Holdings and/or its Restricted Subsidiaries;

(3)	Restricted Payments that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments” or any Permitted Investments;

(4)	any issuances or sales of Equity Interests of Holdings or any Restricted Subsidiary of Holdings, not otherwise prohibited by the indenture, and the granting of registration and other customary rights in connection therewith;

(5)	transactions with a Person (other than an Unrestricted Subsidiary of Holdings) that is an Affiliate of Holdings solely because Holdings, directly or indirectly, owns Equity Interests in, or controls, such Person;

(6)	payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of Holdings or any of its Restricted Subsidiaries;

(7)	loans and advances to employees entered in the ordinary course of business not to exceed $5.0 million in the aggregate amount at any one time outstanding;

(8)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of the indenture and which are on terms that are no less favorable to Holdings or the relevant Restricted Subsidiary that those that would have been obtained in a comparable arm’s length transaction with a person that is not an Affiliate of Holdings;

(9)	any contribution of capital to Holdings or any Restricted Subsidiary (including by virtue of a sale of Equity Interests or an issuance of Equity Interests in connection with the cancellation of Indebtedness, including the notes);

(10)	transactions permitted by, and complying with, the provisions described above under the caption “—Merger, Consolidation or Sale of Assets;”

(11)	any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into Holdings or any of Holdings’ Restricted Subsidiaries; provided that such agreement was not entered into contemplation of such acquisition or merger;

(12)	any transactions, payments or performance pursuant to the Stockholders’ Agreements, the Existing Preferred Stock and other agreements or arrangements in each case as in effect on the date of the indenture, including with additional parties that may be added subsequent to the date of the indenture and any amendment, modification or supplement thereto or any renewal, extension, refinancing, refunding or replacement thereof, as long as such agreement or arrangement as so amended, modified, supplemented, renewed, extended, refinanced, refunded or replaced, taken as a whole, is not materially more disadvantageous to Holdings and its Restricted Subsidiaries than the original agreement or arrangement as in effect on the date of the indenture;

(13)	payments to any Principal, Related Person or their Affiliates in connection with: (a) board of directors meetings, management and other advisory services not to exceed $1.0 million in any twelve month period, (b) equity and debt financings, M&A review, transactional advice and other similar services not to exceed $4.5 million in any twelve month period and (c) reimbursement of reasonable out of pocket fees and expenses incurred in connection with such activities;

(14)	any tax-sharing arrangements between Holdings, any of its direct or indirect parent entities and/or any of their subsidiaries (including, without limitation, intercompany loans, transfer pricing initiatives and transactions among Foreign Subsidiaries for tax planning and tax efficiency purposes);

(15)	any transaction effected as part of a Receivables Facility; and

(16)	transactions permitted by, and complying with, the provisions described above under clause (25) of the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Holdings may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Holdings and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Holdings.

That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Holdings may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Restricted Subsidiary of Holdings as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of Holdings giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the indenture. If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred or made by a Restricted Subsidiary of Holdings as of such date and, if such Indebtedness is not permitted to be incurred or made as of such date under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” Holdings will be in default of such covenant.

The Board of Directors of Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Holdings; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Holdings of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

Additional Guarantees

If Holdings or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary on or after the date of the indenture, and such Domestic Subsidiary guarantees any Indebtedness of the Company or any Guarantor, then that newly acquired or created Domestic Subsidiary must become a Guarantor, execute a supplemental indenture and deliver an Opinion of Counsel to the trustee within 20 business days of the date of such acquisition or creation.

In addition, any Restricted Subsidiary of Holdings (other than a Guarantor) that guarantees any Indebtedness of the Company or any Guarantor must, within 20 business days of such guarantee, become a Guarantor, execute a supplemental indenture and deliver an Opinion of Counsel to the trustee.

The form of the Note Guarantee will be attached as an exhibit to the indenture.

Notwithstanding the foregoing, any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person (other than either Issuer or another Guarantor), unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Note Guarantee and the registration rights agreement pursuant to documentation satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition or consolidation or merger are applied in accordance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

The Note Guarantee of a Guarantor will automatically be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, consolidation or otherwise) to a Person that is not (either before or after giving effect to such transaction) Holdings or a Restricted Subsidiary of Holdings, if the sale or other disposition does not violate the covenants described above under the captions “—Repurchase at the Option of Holders—Asset Sales;”

(2)	in connection with any sale or other disposition of Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) Holdings or a Restricted Subsidiary of Holdings, such that, immediately after giving effect to such transaction, such Guarantor would no longer constitute a Restricted Subsidiary of Holdings, if the sale of such Capital Stock of that Guarantor does not violate the covenants described above under the captions “—Repurchase at the Option of Holders—Asset Sales;”

(3)	if Holdings properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary under the indenture;

(4)	upon Legal Defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge;”

(5)	in connection with any disposition of all or substantially all of the assets of that Guarantor or the Capital Stock of the Guarantor such that the Guarantor ceases to be a Restricted Subsidiary of Holdings if, in either case, the disposition complies with the covenant set forth below under the caption “—Restricted Payments;”

(6)	in the case of any Restricted Subsidiary which, after the date of the indenture, is required to guarantee the notes pursuant to the first or second paragraphs appearing above under the caption “—Certain Covenants—Additional Guarantees” (other than as a result of a guarantee of Indebtedness under the Credit Agreement), upon the release or discharge of the Indebtedness or Guarantees incurred by such Restricted Subsidiary which resulted in the obligation to guarantee the notes (which release may be conditioned upon the concurrent release of the Note Guarantee hereunder); or

(7)	in the case of any Guarantor which is also a guarantor under the Credit Agreement on the date of the indenture, upon the release of such guarantee under the Credit Agreement (which release under the Credit Agreement may be conditioned upon the concurrent release of the Note Guarantee hereunder).

The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Under certain circumstances a court could cancel the notes or the related guarantees and any guarantees under fraudulent conveyance laws.”

Business Activities

Holdings will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Holdings and its Restricted Subsidiaries taken as a whole.

Payments for Consent

Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Holdings will furnish to the holders of notes or cause the trustee to furnish to the holders of notes (or file with the SEC for public availability), within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Holdings were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by Holdings’ certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Holdings were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the Exchange Offer (as defined in the registration rights agreement) or the effectiveness of the Shelf Registration Statement (as defined in the registration rights agreement) by (1) the filing with the SEC of the Exchange Offer Registration Statement (as defined in the registration rights agreement) or Shelf Registration Statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act, subject to exceptions consistent with the presentation of financial information in this prospectus, to the extent filed within the time specified above, or (2) by Holdings posting on its website or Intralinks and providing to the trustee within 15 days of the time periods after Holdings would have been required to file annual and interim reports with the SEC, the financial information of Holdings and its consolidated subsidiaries (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section) that would be required to be included in such reports, subject to exceptions consistent with the presentation of consolidated financial information in this prospectus, to the extent filed within the times specified above. Holdings will, at all times after the effectiveness of any Exchange Offer Registration Statement or Shelf Registration Statement, comply with TIA §314(a).

If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, Holdings is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Holdings will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Holdings will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Holdings’ filings for any reason, Holdings will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Holdings were required to file those reports with the SEC.

If Holdings has designated any of its Subsidiaries as Unrestricted Subsidiaries, which Subsidiaries either individually or in the aggregate constitute a Significant Subsidiary of Holdings, then the quarterly and annual consolidated financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the consolidated financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Holdings and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Holdings.

In addition, Holdings agrees that, for so long as any notes remain outstanding, if at any time it is not required to file with the SEC the reports required by the preceding paragraphs, it will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

An Event of Default under the indenture is defined as:

(1)	default for 30 consecutive days in the payment when due of interest on the notes;

(2)	default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the notes;

(3)	failure by Holdings or any of its Restricted Subsidiaries to comply with the payment provisions described under the captions “—Repurchase at the Option of Holders—Change of Control” or under the third paragraph under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(4)	failure by Holdings or any of its Restricted Subsidiaries for 60 days after written notice by the trustee or holders representing 25% or more of the aggregate principal amount of notes outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Holdings or any of Holdings’ Restricted Subsidiaries that are Significant Subsidiaries (or any group of Restricted Subsidiaries of Holdings that together would constitute a Significant Subsidiary of Holdings), or the payment of which is guaranteed by Holdings or any of Holdings’ Restricted Subsidiaries that are Significant Subsidiaries (or any group of Restricted Subsidiaries of Holdings that together would constitute a Significant Subsidiary of Holdings), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay the principal amount of such Indebtedness at its final Stated Maturity prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6)	failure by Holdings or any of the Issuer’s Restricted Subsidiaries that are Significant Subsidiaries (or any group of Restricted Subsidiaries of Holdings that together would constitute a Significant Subsidiary of Holdings) to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million (excluding amounts covered by insurance provided by a carrier that has acknowledged coverage in writing and has the ability to perform), which judgments are not paid, discharged or stayed for a period of 60 days or more;

(7)	except as permitted by the indenture, any Note Guarantee of a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any Guarantor that is a Significant Subsidiary, shall deny or disaffirm its obligations under its Note Guarantee ; and

(8)	certain events of bankruptcy or insolvency described in the indenture with respect to the Issuers, any Guarantor or any Restricted Subsidiary of Holdings that is a Significant Subsidiary of Holdings (or any Restricted Subsidiaries of Holdings that together would constitute a Significant Subsidiary).

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuers, any Guarantor or any Restricted Subsidiary of Holdings that is a Significant Subsidiary of Holdings (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary of Holdings), all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or premium, if any) if it determines that withholding notice is in their interest. The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal of, premium on, if any, and interest on the notes.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense.

Except to enforce the right to receive payment of principal, premium, if any, interest when due, a holder may not pursue any remedy with respect to the indenture or the notes unless:

(1)	the holder gives the trustee written notice of a continuing Event of Default;

(2)	the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

(3)	such holder or holders offer and, if requested, provide to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4)	the trustee does not comply with the request within 90 days after receipt of the request and the offer of security or indemnity; and

(5)	during such 90-day period, the holders of a majority in aggregate principal amount of the outstanding notes do not give the trustee a direction that is inconsistent with the request.

Holdings is required to deliver to the trustee annually within 90 days after the end of each year a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Holdings is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Stockholders and Partners

No director, officer, employee, stockholder, general or limited partner or incorporator of the Issuers or any Guarantor, as such, shall have any liability for any obligations of the Issuers or the Guarantors under the notes, the indenture, the Note Guarantees or the note documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Holdings may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of the obligations of the Issuers discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, premium on, if any, and interest on such notes when such payments are due from the trust referred to below;

(2)	the Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment;

(3)	the rights, powers, trusts, duties and immunities of the trustee under the indenture, and the Issuers’ and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, Holdings may, at its option and at any time, elect to have the obligations of the Issuers and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, all Events of Default described under “—Events of Default and Remedies” (except those relating to payments on the notes or bankruptcy, receivership, rehabilitation or insolvency events) will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, and interest on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to Stated Maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Company shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuers or any of the Guarantors is a party or by which the Issuers or any of the Guarantors is bound;

(6)	the Company must deliver to the trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7)	the Company must deliver to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (2) above with respect to a Legal Defeasance need not to be delivered if all notes not theretofore delivered to the trustee for cancellation (x) have become due and payable, or (y) will become due and payable at Stated Maturity within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Company.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture, the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, and interest on the notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the Stated Maturity of any note or alter the provisions, or waive any payment, with respect to the redemption of the notes, other than provisions relating to the covenants described under “—Repurchase at the Option of Holders;”

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)	waive a Default or Event of Default in the payment of principal of, premium on, if any, and interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note issued under the indenture payable in money other than U.S. dollars;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, premium on, if any, and interest on the notes;

(7)	release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(8)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, the Issuers, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of the Issuers’ or any Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	to comply with the provision described under “—Certain Covenants—Additional Guarantees;”

(7)	to conform the text of the indenture, the notes or the Note Guarantees to any provision of this Description of Exchange Notes to the extent that such provision of the “Description of Notes” section of the Issuers’ Offering Memorandum dated March 18, 2010 was intended to be a verbatim recitation of a provision of the indenture, the notes or the Note Guarantees, which intent may be evidenced by an officers’ certificate to that effect;

(8)	to evidence and provide for the acceptance of appointment by a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the indenture; or

(9)	to provide for the issuance of additional notes in accordance with the limitations in the indenture.

The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if the consent approves the substance of the proposed amendment.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a) all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Issuer) have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)

in respect of clause 1(b), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuers or any Guarantor is a party or by which the Issuers or any

Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3)	the Issuers or any Guarantor have paid or caused to be paid all sums payable by the Issuers or such Guarantor under the indenture; and

(4)	the Issuers have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officers’ Certificate and an Opinion of Counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of the Issuers or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions.

The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity reasonably satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and the registration rights agreement without charge by writing to SITEL Worldwide Corporation, Two American Center, 3102 West End Ave., Suite 1000, Nashville, TN 37203, Attention: SVP, Global Treasurer and Investor Relations.

Book-Entry, Delivery and Form

The Exchange Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Exchange Notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuers take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuers that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the exchange agent with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, premium on, if any, and interest on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Issuers and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the trustee nor any agent of the Issuers or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuers that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuers. Neither the Issuers nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Issuers and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Issuers that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuers, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuers fail to appoint a successor depositary;

(2)	the Issuers, at their option, notify the trustee in writing that they elect to cause the issuance of the Certificated Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged for Certificated Notes prior to (a) the expiration of the Restricted Period and (b) the receipt of any certificates required under the provisions of Regulation S; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

The Issuers will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest), by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Issuers will make all payments of principal, premium, if any, and interest with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Governing Law

The indenture and the notes are governed by, and will be construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)

Indebtedness of any other Person existing at the time such other Person is merged with or into, or becomes a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; provided, however, that any Indebtedness of such acquired Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person merges with or into or becomes a Subsidiary of such Person shall not be considered to be Acquired Debt; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control”, as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling”, “controlled by” and “under common control with” shall have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at April 1, 2014 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”), plus (ii) all required interest payments due on the note through April 1, 2014 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the note.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition outside of the ordinary course of business of any property or assets, other than Equity Interests of Holdings; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Holdings and Holdings’ Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales;” and

(2)	the issuance of Equity Interests by any of Holdings’ Restricted Subsidiaries or the sale by Holdings or any Restricted Subsidiary thereof of Equity Interests in any of Holdings’ Restricted Subsidiaries (other than directors’ qualifying shares or Investments by foreign nationals mandated by applicable law).

Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

(1)	any single transaction or series of related transactions that involves property or assets or Equity Interests having a Fair Market Value of less than $7.5 million;

(2)	a transfer of property or assets between or among Holdings and/or Holdings’ Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of Holdings to Holdings or to another Restricted Subsidiary thereof;

(4)	the sale, lease or other transfer of products, services or accounts receivable in the ordinary course of business (including the discount or forgiveness of accounts receivable in the ordinary course of business) and any sale or other disposition of damaged, no longer used or useful, surplus, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is obsolete, no longer used or useful or in the good faith judgment of Holdings, no longer material in the conduct of the business of Holdings and its Restricted Subsidiaries taken as whole);

(5)	licenses, sublicenses, leases and subleases (as lessee, sublessee, lessor, sublessor, licensee, sublicensee, licensor or sublicensor) by Holdings or any of its Restricted Subsidiaries of software, intellectual property, general intangibles or other property (including real or tangible property), in the ordinary course of business

(6)	any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7)	the granting of Liens not prohibited by the covenant described above under the caption “—Liens;”

(8)	the sale or other disposition of cash or Cash Equivalents;

(9)	a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(10)	the sale of Permitted Investments (other than sales of Equity Interests of any of Holdings’ Restricted Subsidiaries) made by Holdings or any Restricted Subsidiary after the date of the indenture, if such Permitted Investments were (a) received in exchange for, or purchased out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Holdings) of, Equity Interests of Holdings (other than Disqualified Stock) or (b) received in the form of, or were purchased from the proceeds of, a substantially concurrent contribution of common equity capital to Holdings;

(11)	any trade-in of equipment in exchange for other equipment; provided that in the good faith judgment of Holdings, Holdings or such Restricted Subsidiary receives equipment having a Fair Market Value equal or greater than the equipment being traded in;

(12)	the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets between Holdings or any of its Restricted Subsidiaries and another person to the extent that the Related Business Assets received by Holdings or its Restricted Subsidiaries are of equivalent or greater market value than the Related Business Assets transferred;

(13)	sales, dispositions, foregiveness or discount of accounts receivable in connection with the write-down, collection or compromise thereof in the ordinary course of business;

(14)	dispositions or securitizations of accounts receivable pursuant to a Receivables Facility;

(15)	transfers resulting from any casualty or condemnation of property;

(16)	a grant of options to purchase, lease or acquire real or personal property in the ordinary course of business;

(17)	the leasing (as lessee or lessor) of real or tangible personal property in the ordinary course of business;

(18)	dispositions of investments in joint ventures (including Foreign Subsidiaries), to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties;

(19)	any sale of inventory, consignment arrangement or similar arrangement for the sale of property in the ordinary course of business;

(20)	dispositions of non-core assets acquired in connection with any acquisition which are not used or useful or are duplicative in the business of Holdings and its Subsidiaries; and

(21)	the sale, transfer or other disposition of Hedging Obligations incurred pursuant to the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Bankruptcy Code” means Title 11 of the United States Code.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“business day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock (including preferred stock);

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars, Canadian dollars, Euros or British pounds;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(3)	time deposits, demand deposits, money market deposits, certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within one year after the date of acquisition;

(6)	securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services;

(7)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8)	in the case of any Foreign Subsidiary:

(a) local currency held by such Foreign Subsidiary from time to time in the ordinary course of business;

(b) securities issued or directly and fully guaranteed by the sovereign nation or any agency thereof (provided that the full faith and credit of such sovereign nation is pledged in support thereof) in which such Foreign Subsidiary is organized and is conducting business having maturities of not more than one year from the date of acquisition; and

(c) investments of the type and maturity described in clauses (3) through (5) above of foreign obligors, which investments or obligors satisfy the requirements and have ratings described in such clauses.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Holdings and its Subsidiaries, taken as a whole, to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than one or more of the Principals and their Related Parties;

(2)	the adoption of a plan relating to the liquidation or dissolution of Holdings;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)), other than the Principals and their Related Parties or a Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Holdings, measured by voting power rather than number of shares;

(4)	the first day on which a majority of the members of the Board of Directors of Holdings are not Continuing Directors;

(5)	the first day on which Holdings ceases to own 100% of the outstanding Equity Interests of the Company; or

(6)	Holdings consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Holdings, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Holdings or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Holdings outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction).

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Change of Control Payment” has the meaning assigned to that term in the indenture governing the notes.

“Change of Control Payment Date” has the meaning assigned to that term in the indenture governing the notes.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication and to the extent not otherwise reflected in Consolidated Net Income of such Person:

(1)	provision for taxes of such Person and its Restricted Subsidiaries (including, without limitation, federal, state, local and foreign income withholding, franchise, state single business unitary and similar tax expense) for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3)	any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(4)	depreciation of assets, amounts attributable to amortization (including amortization of goodwill and other intangibles and any non-cash charges for impairment of such intangibles) and other non-cash expenses or charges including all (A) non-cash charges and items associated with restructurings, whether announced previously or in the future, (B) foreign currency income or loss, (C) impairment of intangible assets and write-offs of property, plant and equipment, (D) non-cash stock compensation and (E) non-cash charges and items attributed to Affiliates owned by Holdings or any of its Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

(5)	net cash charges incurred in the applicable period associated with or related to any restructurings (whether or not such charges are classified as a restructuring charge in accordance with GAAP), whether announced previously or in the future (including the Refinancing Transactions and the payment of all fees, costs and expenses associated with the Refinancing Transactions, including the execution and delivery of all of the related transactions documents); plus

(6)	all amounts in respect of extraordinary losses; plus

(7)	non-cash compensation expense, or other non-cash expenses or charges, arising from the sale of stock, the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation rights or similar arrangements); plus

(8)	any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees, cash charges in respect of strategic market reviews, management bonuses and early retirement of Indebtedness, and related out-of-pocket expenses incurred by Holdings or any of its Subsidiaries as a result of the Refinancing Transactions and the payment of all fees, costs and expenses associated with the Refinancing Transactions, including the execution and delivery of all of the related transactions documents, all determined in accordance with GAAP; plus

(9)	non-cash or unrealized losses on agreements with respect to Hedging Obligations (excluding mark to market losses); plus

(10)	to the extent non-recurring and not capitalized, any financial advisory fees, accounting fees, legal fees and similar advisory and consulting fees and related costs and expenses of Holdings and its Subsidiaries incurred as a result of acquisitions permitted under the indenture, Investments, dispositions permitted under the indenture and the issuance of Capital Stock or Indebtedness permitted pursuant to the indenture (and any amendments or other modifications to such Capital Stock or Indebtedness), all determined in accordance with GAAP and in each case eliminating any increase or decrease in income resulting from non-cash accounting adjustments made in connection with the related permitted acquisition or dispositions; plus

(11)	to the extent the related loss is not otherwise added back pursuant to this definition, all proceeds actually received of business interruption insurance policies; plus

(12)	expenses incurred by Holdings or any Subsidiary to the extent actually reimbursed in cash by a third party; plus

(13)	to the extent permitted hereunder the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Principals and their Related Parties and the amount of reasonable and customary investment banking fees paid to the Principals and their Related Parties for services rendered to Holdings or any of its Subsidiaries in connection with divestitures, acquisitions, financings and other transactions; plus

(14)	to the extent the related loss is not otherwise added back pursuant to clauses (1) through (13) above, (A) any non-cash charge resulting from any repurchase, cancellation, assignment or participation of Indebtedness or any non-cash accruals for income tax resulting from any such transaction and (B) any losses resulting from currency fluctuations in connection with prepayment of the Credit Agreement; plus

(15)	to extent included in determining such Consolidated Net Income, reversals (in whole or in part) of any restructuring charges previously treated as non-cash charges in any prior period; minus

(16)	to extent included in determining such Consolidated Net Income, non-cash items increasing such Consolidated Net Income for such period, other than (A) the accrual of revenues consistent with past practice (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period), (B) the reversal in such period of an accrual of, or cash reserve for, cash expenses in a prior period, to the extent such accrual or reserve did not increase Consolidated EBITDA in a prior period, (C) non-cash incentive grant income from any Governmental Authority (whether in the form of forgiveness of a loan or lease, or otherwise), (D) non-cash income attributable to Affiliates owned by a Group Member from time to time and (E) any after-tax gains or losses attributable to dispositions or returned surplus assets of any pension plan, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1)	all extraordinary gains and losses and all gains and losses, realized in connection with any sale of assets or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain or loss, will be excluded;

(2)	the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash (or converted to cash) to the specified Person or a Restricted Subsidiary of the Person;

(3)	solely for the purpose of the covenant described under the caption “—Certain Covenants—Restricted Payments,” the net income of any Restricted Subsidiary (that is not a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; provided that Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or payments actually paid to such Person or a Restricted Subsidiary of such Person in respect of such period, to the extent not already included therein;

(4)	the cumulative effect of a non-cash change in accounting principles will be excluded;

(5)	any gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Accounting Standards Codification Nos. 440, 815 or 960 (formerly Financial Accounting Standards Board Statement No. 133) or in connection with the early extinguishment of Hedging Obligations will be excluded;

(6)	non-cash compensation charges or expenses, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs, shall be excluded;

(7)	any goodwill impairment charges shall be excluded;

(8)	the effect of any non-cash impairment charges incurred subsequent to the date of the indenture resulting from the application of Accounting Standards Codification Nos. 205, 225, 350, 360, 730, 805, 840, 958 (formerly SFAS Nos. 141, 142 or 144) and any other non-cash items resulting from any amortization, write-up, write-down or write-off of assets or liabilities (including intangible assets, goodwill, deferred financing costs and the effect of straight-lining of rents as a result of purchase accounting adjustments) in connection with any acquisition, disposition, merger, consolidation or similar transaction shall be excluded; and

(9)	any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded.

“Consolidated Net Tangible Assets” of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended quarter for which internal consolidated financial statements are available, less (1) all intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises, and research and development costs and (2) current liabilities.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Issuer who:

(1)	was a member of such Board of Directors on the date of the indenture; or

(2)	was nominated for election or elected to such Board of Directors (i) by the Principals or their Related Parties or (ii) with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain credit agreement, dated as of January 30, 2007, among the Company, Clientlogic Holding Limited and Clientlogic Canada Corporation, as borrowers, the other credit parties and lenders from time to time party thereto, Goldman Sachs Credit Partners L.P., as joint lead arranger, joint bookrunner, administrative agent and collateral agent, and General Electric Capital Corporation, as syndication agent, and any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including the amendment to be effected March 18, 2010), restated, adjusted, waived, renewed, modified, refunded, replaced, restated, restructured, increased, supplemented or refinanced in whole or in part from time to time, regardless of whether such amendment, restatement, adjustment, waiver, modification, renewal, refunding, replacement, restatement, restructuring, increase, supplement or refinancing is with the same financial institutions or with other Persons (whether as agents or lenders) or otherwise and regardless of the form or name of such documentation and number of agreements entered into.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities, note purchase agreements, security agreements, mortgages, debentures, indentures or other forms of Indebtedness, in each case with banks, other lenders or trustees or any other Persons, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, notes or other borrowings, in each case, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (whether upon or after termination or otherwise).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided, however, that only the portion of the Capital Stock which so matures, is mandatorily redeemable or is redeemable at the option of the holder prior to such date shall be deemed to be Disqualified Stock. Notwithstanding the foregoing, the Existing Preferred Stock shall not constitute Disqualified Stock.

Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuers to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuers may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary of Holdings (other than the Issuers) that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Holdings.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale either (1) of Equity Interests of the Company by the Company (other than Disqualified Stock and other than to a Subsidiary of the Company) or (2) of Equity Interests of Holdings to the extent that the net proceeds therefrom are contributed to the common equity capital of the Company.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of Holdings and its Subsidiaries (other than Indebtedness under Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

“Existing Preferred Stock” means any preferred stock of Holdings and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture (including Holdings’ 12% Cumulative Participating Preferred Stock, Series B and 16% Cumulative Participating Preferred Stock, Series C), and non-cash dividends and/or redemption payments on such preferred stock existing on, or made pursuant to such preferred stock pursuant to terms either existing on the date of the indenture or any amendment, modification or supplement thereto, as long as such preferred stock as so amended, modified or supplemented is not materially more disadvantageous to Holdings and its Restricted Subsidiaries, taken as a whole, than the terms of the preferred stock as in effect on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, determined in good faith by the Board of Directors of Holdings.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of or site locations shut down prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations, but excluding amortization of debt issuance costs; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Holdings (other than Disqualified Stock) or to Holdings or a Restricted Subsidiary of Holdings, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

Notwithstanding the foregoing, Fixed Charges shall exclude any redemption payments, non-cash dividends, non-cash interest and other related accruals with respect to:

(A)	the Existing Preferred Stock and any additional series of preferred stock issued after the date of the indenture that does not constitute Disqualified Stock; and

(B)	any Permitted Affiliate Sub Debt.

In addition, notwithstanding clauses (1) – (4) above, any interest, dividends or other related accrual which is included in the calculation of Fixed Charges of any specified Person for any period, which interest or accrual is subsequently converted into Equity Interests of Holdings (other than Disqualified Stock) shall be deducted from the calculation of Fixed Charges of such Person at the time of such conversion into Equity Interests of Holdings (other than Disqualified Stock).

“Foreign Subsidiary” means any Restricted Subsidiary of Holdings other than a Domestic Subsidiary.

“Foreign Subsidiary Reorganization” shall mean the reorganization of any Foreign Subsidiaries (including the creation of a new holding company subsidiary to hold substantially all of the capital stock of the Foreign Subsidiaries or the collapse or intercompany sales of any Foreign Subsidiaries), in each case with Holdings or another Restricted Subsidiary of Holdings which is effected for tax planning or tax efficiency purposes.

“GAAP” means generally accepted accounting principles in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture, except with respect to any reports or financial information required to be delivered pursuant to the covenant set forth under the caption “—Reports,” which shall be prepared in accordance with GAAP as in effect on the date thereof.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Government Securities” means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

“Group Members” means Holdings and each of its Subsidiaries from time to time (including Legacy SITEL and its Subsidiaries).

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person (whether arising by virtue of partnership arrangements, or by agreements to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means:

(1)	Holdings;

(2)	each direct or indirect Domestic Subsidiary of Holdings (other than the Issuers) on the date of the indenture, other than each Immaterial Subsidiary; and

(3)	any other Restricted Subsidiary of Holdings that executes a Note Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns until released from their obligations under their Note Guarantees and the indenture in accordance with the terms of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of managing, fixing, hedging or swapping interest rate risk;

(2)	commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of managing, fixing, hedging or swapping commodity price risk; and

(3)	foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of managing, fixing, hedging or swapping foreign currency exchange rate risk.

“holder” means a Person in whose name a note is registered.

“Immaterial Subsidiary” means any Subsidiary of Holdings that is not a Material Subsidiary.

“Indebtedness” means, with respect to any specified Person (excluding accrued expenses and trade payables), any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments;

(3)	evidenced by letters of credit (or reimbursement agreements in respect thereof);

(4)	in respect of banker’s acceptances;

(5)	in respect of Capital Lease Obligations;

(6)	in respect of the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed (excluding obligations to trade creditors being contested in good faith); or

(7)	representing any Hedging Obligations with respect to interest rates,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (1) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided that the amount of such Indebtedness shall be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness, and (2) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person; provided that the amount of such Guarantee shall be the lesser of (a) the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Guarantee is given and (b) the maximum amount of such primary obligation for which the specified Person may be liable pursuant to the terms of the instrument or agreement, including any unwritten agreement, evidencing such Guarantee. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

No Indebtedness of any Person will be deemed to be contractually subordinated in right of payment to any other Indebtedness of such Person solely by virtue of being unsecured or by virtue of being secured on a junior priority basis or by virtue of being structurally subordinated.

“Insolvency or Liquidation Proceeding” means:

(1)	any case commenced by or against the Issuers or any Guarantor under the Bankruptcy Code, or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Issuers or any Guarantor, any receivership or assignment for the benefit of creditors relating to the Issuers or any Guarantor or any similar case or proceeding relative to the Issuers or any Guarantor or its creditors, as such, in each case whether or not voluntary;

(2)	any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Issuers or any Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency, unless otherwise permitted by the indenture;

(3)	any proceeding seeking the appointment of a trustee, receiver, liquidator, custodian or other insolvency official with respect to the Issuers or any Guarantor or any of their assets;

(4)	any other proceeding of any type or nature in which substantially all claims of creditors of the Issuer or any Guarantor are determined and any payment or distribution is or may be made on account of such claims; or

(5)	any analogous procedure or step in any jurisdiction.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantees or other obligations), advances (excluding loans, commission, payroll, travel and similar advances to officers and employees made in the ordinary course of business, prepaid expenses and accounts receivable), capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities (in each case other than any Indebtedness, Equity Interests or other securities of Holdings or any of this Restricted Subsidiaries), together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

If Holdings or any Restricted Subsidiary of Holdings sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Holdings such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Holdings, Holdings shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Holdings or any Restricted Subsidiary of Holdings of a Person that holds an Investment in a third Person shall be deemed to be an Investment by Holdings or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset.

“Material Subsidiary” means at any time: any Subsidiary of Holdings which has assets or Consolidated EBITDA (in each case, excluding intra-Group Member items) representing 2.5% or more of the consolidated assets or Consolidated EBITDA of the Group Members; provided, that, the calculation of assets or Consolidated EBITDA shall be made:

(1)	in the case of a Person which itself has Subsidiaries, the calculation shall be made by using such Person’s consolidated assets or Consolidated EBITDA, as the case may be; and

(2)	the calculation of assets or Consolidated EBITDA shall be made by reference to the most recent unaudited quarterly or audited financial statements of Holdings and its Subsidiaries, provided that:

(i) if a Person becomes a Subsidiary of Holdings after the date on which the latest annual or quarterly financial statements of the Group Members have been prepared, the assets and Consolidated EBITDA of that Subsidiary will be determined from its latest annual or quarterly financial statements; and

(ii) if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of Holdings, that Material Subsidiary will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; and the subsequent financial statements of those Subsidiaries and the Group Members will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale or any disposition of Equity Interests (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale or disposition of Equity Interests), net of (1) the costs relating to such Asset Sale or such disposition and the sale or other disposition of any non-cash consideration, including, without limitation, legal, accounting and investment banking fees, discounts and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities, secured by a Lien on the asset or assets that were the subject of such Asset Sale or such disposition, or required to be paid as a result of such Asset Sale or such disposition, and (4) any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets or such disposition established in accordance with GAAP.

“New York Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither Holdings nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Holdings or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“note documents” means the indenture and the notes.

“Note Guarantee” means the Guarantee by each Guarantor of the Issuers’ obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Accounting Officer, the Chief Operating Officer, Controller, the Chief Legal Officer, the Treasurer and the Secretary of such Person.

“Officers’ Certificate” means a certificate signed on behalf of Holdings or the Issuers, as applicable, by at least two Officers of Holdings or of each Issuer, as applicable, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Holdings or of each Issuer, as applicable, that meets the requirements of the indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the trustee (who may be counsel to or an employee of Holdings) that meets the requirements of the indenture.

“Permitted Affiliate Sub Debt” means any unsecured Indebtedness of Holdings:

(1)	that is held by any Permitted Holder;

(2)	the net proceeds of which are used to improve compliance with any covenant, or prevent or cure any default or potential default, under any Indebtedness of Holdings or any of its Restricted Subsidiaries (including, without limitation, any maximum senior secured leverage ratio, interest coverage ratio or other financial covenant in the Credit Agreement), in each case whether or not compliance with such covenant is achieved or prevention of such default is successful;

(3)	which is (a) contractually subordinated to the notes and Note Guarantees and (b) mandatorily convertible or converted into Equity Interests of Holdings (other than Disqualified Stock) within 90 days after its incurrence; and

(4)	that accrues interest only on a non-cash basis.

“Permitted Business” means any business conducted or proposed to be conducted (as described in the prospectus) by Holdings and its Restricted Subsidiaries on the date of the indenture and other businesses reasonably related, complementary or ancillary thereto and reasonable expansions or extensions thereof.

“Permitted Group” means any group of investors that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act) by virtue of the Stockholders’ Agreements, as the same may be amended, modified or supplemented from time to time; provided that no single Person (other than the Principals and their Related Parties) Beneficially Owns (together with its Affiliates) more of the Voting Stock of Holdings that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Principals and their Related Parties in the aggregate.

“Permitted Holder” means any Principal, any of their Related Parties and any holder of Equity Interests of Holdings.

“Permitted Investments” means:

(1)	any Investment in Holdings or in a Restricted Subsidiary of Holdings;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Holdings or any Restricted Subsidiary of Holdings in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Holdings; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary of Holdings;

(4)	any Investment made prior to the date of the indenture;

(5)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(6)	Investments to the extent acquired in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Holdings;

(7)	Investments represented by Hedging Obligations;

(8)	any acquisition of assets or Capital Stock solely in exchange for, or out of the net cash proceeds received from, the issuance of Equity Interests (other than Disqualified Stock) of Holdings; provided that the amount of any such net cash proceeds that are utilized for any such Investment pursuant to this clause (8) will be excluded from clauses (A)(3)(b) and (B)(5) of the covenant described above under the caption “—Certain Covenants—Restricted Payments;”

(9)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Holdings or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(10)	loans or advances to future, current or former officers, directors and/or employees of Holdings or any of its direct or indirect parent entities or Restricted Subsidiaries (including for the purpose of purchasing Equity Interests of Holdings or any Restricted Subsidiary) in an aggregate principal amount under this clause (10) not to exceed $5.0 million at any one time outstanding;

(11)	any Investment by Holdings or any Restricted Subsidiary in pledges or deposits:

(a) with respect to leases or utilities provided to third parties in the ordinary course of business; or

(b) otherwise described in the definition of “Permitted Liens;”

(12)	repurchases of the notes;

(13)	endorsements of negotiable instruments and documents in the ordinary course of business;

(14)	any guarantee of Indebtedness incurred in the ordinary course of business or permitted to be incurred by the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(15)	any Investment existing on, or made pursuant to binding commitments existing on, the date of the indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of the indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of the indenture or (b) as otherwise permitted under the indenture;

(16)	Investments acquired after the date of the indenture as a result of the acquisition by Holdings or any Restricted Subsidiary of Holdings of another Person, including by way of a merger, amalgamation or consolidation with or into Holdings or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” after the date of the indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(17)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(18)	Investments in any Person that is not an Affiliate of Holdings (other than a Restricted Subsidiary or any Person that is an Affiliate of Holdings solely because Holdings, directly or indirectly, owns Equity Interests in or controls such Person) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding not to exceed $30.0 million;

(19)	Investments of the proceeds of insurance or condemnation or the sale of property;

(21)	notes payable, stock, securities, receivables owing to Holdings or any of its Restricted Subsidiaries if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms as Holdings or any of its Restricted Subsidiaries deems reasonable under the circumstances;

(22)	Investments (including Investments constituting Indebtedness) in joint ventures and/or Foreign Subsidiaries having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (22) that are at the time outstanding not to exceed $30.0 million;

(23)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business;

(24)	Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(25)	Investments in deposits, prepayments and other credits to suppliers made in the ordinary course of business;

(26)	Investments by Foreign Subsidiaries of Holdings in accounts at foreign banks in the ordinary course of business;

(27)(i)	deposits made in the ordinary course of business to secure the performance of operating leases and payment of utility contracts, (ii) deposits required in connection with any acquisition, joint venture or acquisition of assets and (iii) escrowed money for Asset Sales, acquisitions or joint ventures; and

(28)	Investments relating to a Receivables Facility that, in the good faith determination of the Company, are necessary or advisable to effect a Receivables Facility.

“Permitted Liens” means:

(1)	Liens on assets of the Issuers or any Guarantor securing Indebtedness and other Obligations under Credit Facilities that was permitted by the terms of the indenture to be incurred pursuant to clause (1) or clause (15) of the definition of Permitted Debt and/or securing Hedging Obligations related thereto and/or securing Obligations with regard to Treasury Management Arrangements;

(2)	Liens in favor of the Issuers or any Guarantor;

(3)	Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of Holdings or is merged with or into or consolidated with Holdings or any Restricted Subsidiary of Holdings; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of Holdings or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of Holdings or is merged with or into or consolidated with Holdings or any Restricted Subsidiary of Holdings;

(4)	Liens on property (including Capital Stock) existing at the time of acquisition of such property by Holdings or any Subsidiary of Holdings; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

(5)	Liens existing on, or provided for under written arrangements existing on, the date of the indenture;

(6)

Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture (other than Indebtedness under Credit Facilities); provided that (a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(7)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by the provision described in clause (4) of the second paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;” provided that any such Lien covers only the assets acquired, constructed or improved with such Indebtedness;

(8)	Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of governmental insurance or benefits (including social security and employee health and disability benefits);

(9)	Liens to secure the performance of bids, tenders, completion guarantees, statutory obligations, surety or appeal bonds, leases, performance bonds, trade contracts or reimbursement obligations under letters of credit incurred in the ordinary course of business (including Liens to secure letters of credit or bank guarantees issued to assure payment of such obligations);

(10)	Liens for taxes, assessments or governmental charges or claims that are not yet due by more than sixty (60) days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision required under GAAP has been made therefore;

(11)	Liens imposed by law, including carriers’ warehousemen’s, landlords’ mechanics’, suppliers’ (including sellers of goods pursuant to customary reservations or retention of title), materialmen’s and repairmen’s Liens, or in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of custom duties, in each case incurred in the ordinary course of business;

(12)	licenses, entitlements, servitudes, easements, rights-of-way, restrictions, reservations, covenants, conditions, building codes, utility agreements, minor imperfections of title, minor defects or other similar irregularities in title and other similar encumbrances and matters that would be disavowed by a full survey of real property not interfering in any material respect with the value or use of the affected or encumbered real property to which such Lien is attached;

(13)	leases, subleases, licenses, sublicenses or other occupancy agreements granted to others in the ordinary course of business which do not secure any Indebtedness and which do not materially interfere with the ordinary course of business of Holdings or any of its Restricted Subsidiaries;

(14)	with respect to any leasehold interest where Holdings or any Restricted Subsidiary of Holdings is a lessee, tenant, subtenant or other occupant, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or sublandlord of such leased real property encumbering such landlord’s or sublandlord’s interest in such leased real property;

(15)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignment arrangements entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(16)	Liens of a collection bank arising under Section 4-210 of the New York Uniform Commercial Code on items in the course of collection in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) within general parameters customary in the banking industry;

(17)	bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation arising in the ordinary course of business or being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(18)	any pledge of the Capital Stock of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary;

(19)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(20)	Liens arising out of conditional sale, title retention, consignment or similar arrangements, or that are contractual rights of set-off, relating to the sale or purchase of goods entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(21)	any extension, renewal or replacement, in whole or in part of any Lien described in clauses (2), (3) and (4) of this definition of “Permitted Liens;” provided that any such extension, renewal or replacement is no more restrictive in any material respect than any Lien so extended, renewed or replaced and does not extend to any additional property or assets;

(22)	judgment Liens not giving rise to an Event of Default;

(23)	Liens on cash or Cash Equivalents securing Hedging Obligations in existence on the date of the indenture, or permitted to be incurred under, the indenture;

(24)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(25)	Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(26)	Liens (including with respect to the use and occupancy of real property) on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(27)	Liens (other than Liens on Capital Stock) incurred in the ordinary course of business of Holdings or any Restricted Subsidiary of Holdings with respect to obligations that do not exceed $5.0 million at any one time outstanding;

(28)	Liens on Capital Stock issued by, or any property or assets of, any Foreign Subsidiary securing Indebtedness incurred by such Foreign Subsidiary or another Foreign Subsidiary that directly or indirectly owns such Capital Stock, which amount when taken together with clause (32) of this definition, will not exceed $10.0 million;

(29)	Liens securing Indebtedness incurred pursuant to a Receivables Facility permitted by clause (24) of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(30)	Liens relating to Indebtedness incurred by any Foreign Subsidiary provided such Indebtedness is incurred in the ordinary course of business and that any such Lien shall be limited to the interests of such Foreign Subsidiaries in bank accounts maintained with the holder of such Indebtedness;

(31)	the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by Holdings or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(32)	Liens securing Indebtedness incurred by a Foreign Subsidiary permitted by clause (13) of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” which amount when taken together with clause (28) of this definition, will not exceed $10.0 million (or the equivalent thereof, measured at the time of each incurrence, in the applicable foreign currency);

(33)	any encumbrances or restrictions (including options, put and call arrangements, rights of first refusal and similar rights) relating to Investments in joint ventures, partnerships and the like; and

(34)	Liens securing Acquired Debt incurred in accordance with the “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant above.

“Permitted Refinancing Indebtedness” means any Indebtedness of Holdings or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Holdings or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any premium necessary to accomplish such refinancing and any fees and expenses incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (b) more than 90 days after the final maturity date of the notes;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is contractually subordinated in right of payment to the notes or the Note Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Indebtedness is incurred either by Holdings or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“preferred stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

“Principals” means (1) Ontario Municipal Employees Retirement Board, OMERS Administration Corporation, OCP SC Investment Holdings Inc., and (2) Onex Corporation, Onex Clientlogic Holdings, LLC, Onex Administration Corporation, Onex Investment Corp., Onex Partners, Onex Holding Property Management, Ltd., Onex Advisor III LLC, 1597257 Ontario Inc. and Onex ClientLogic LLC.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and related adjustments that (1) were directly attributable to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the date of the indenture, (2) were actually implemented in connection with or as a result of the subject acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action within six months after the date thereof and prior to the Calculation Date that are supportable and quantifiable by the underlying accounting records or (3) relate to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that Holdings reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the closing of the acquisition, Investment, disposition, merger, consolidation or discontinued operation or specified action and, in the case of each of (1), (2) and (3), are described, as provided below, in an Officers’ Certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be established by a certificate delivered to the trustee from Holdings’ Chief Executive Officer or Chief Financial Officer that outlines the specific actions taken or to be taken and the net cost savings achieved or to be achieved from each such action and, in the case of clause (3) above, that states such savings have been determined in management’s reasonable judgment to be probable based on information then available.

“Receivables Facility” shall mean any of one or more receivables factoring programs or financing facilities (including any securitization facility) as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which Holdings or any of its Subsidiaries sells their accounts receivable to either (A) a Person that is not a Restricted Subsidiary or (B) a Receivables Subsidiary that in turn sells or securitizes such accounts receivable with or to a Person that is not a Restricted Subsidiary.

“Receivables Subsidiary” shall mean any subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Refinancing Transactions” means the offering of the notes hereby and the repayment by the Company of amounts outstanding under the Credit Agreement (as contemplated by the Third Amendment to the Credit Agreement, dated as of February 18, 2010, among the Company, Clientlogic Holding Limited and Clientlogic Canada Corporation, as borrowers, the other credit parties and lenders from time to time party thereto, Goldman Sachs Credit Partners L.P., as joint lead arranger, joint bookrunner, administrative agent and collateral agent, and General Electric Capital Corporation, as syndication agent), including the payment of fees and expenses in connection with the foregoing transactions.

“registration rights agreement” means the registration rights agreement, to be dated the date of the indenture, among the co-issuers, the Guarantors and Goldman, Sachs & Co., Banc of America Securities LLC and Credit Suisse Securities (USA) LLC.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business, provided that any assets received by Holdings or a Restricted Subsidiary in exchange for assets transferred by Holdings or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Party” means (a) any investment fund under common control or management with any Principal, or any of their respective Affiliates, (b) any controlling stockholder, general partner, member, officer, director or person performing equivalent functions of any Principal or any of their respective Affiliates, and (c) any trust, corporation, limited liability company or other entity, the beneficiaries, stockholders, members, general partners or Persons Beneficially Owning a 10% or more interest of which consist of any Principal or the Persons referred to in the immediately preceding clauses (a) and (b) individually or in the aggregate.

“Request Date” shall mean the earliest date on which (i) the holders of at least $50.0 million in principal amount of the Registrable Securities (as defined in the registration rights agreement) have demanded in writing the filing of a Shelf Registration Statement pursuant to Section 2(b) of the registration rights agreement or (ii) any holder of Registrable Securities who is an affiliate of Parent (within the meaning of Rule 405 of the Securities Act) has demanded the filing of a Shelf Registration Statement pursuant to Section 2(b).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1, Rule 1-02 of Regulation S-X under the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness or Disqualified Stock, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness or Disqualified Stock, as applicable, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stockholders’ Agreements” means (1) the Amended and Restated Stockholders Agreement of SITEL Worldwide Corporation (formerly known as ClientLogic Corporation), dated as of August 15, 2000, among SITEL Worldwide Corporation (formerly known as ClientLogic Corporation) and certain security holders named therein, including those security holders who subsequently are listed as a result of executing a joinder agreement (2) the Class B Stockholders Agreement of SITEL Worldwide Corporation (formerly known as ClientLogic Corporation) dated as of August 15, 2000, among SITEL Worldwide Corporation (formerly known as ClientLogic Corporation) and certain security holders named therein, including those security holders who subsequently are listed as a result of executing a joinder agreement and (3) the Class C Stockholders Agreement of SITEL Worldwide Corporation dated as of April 30, 2007, among SITEL Worldwide Corporation and certain security holders named therein, including those security holders who subsequently are listed as a result of executing a joinder agreement, in each case as amended, supplemented or modified from time to time.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person (or a combination thereof); and

(2)	any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 1, 2014; provided, however, that if the period from the redemption date to April 1, 2014, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“Unrestricted Subsidiary” means any Subsidiary of Holdings (other than the Issuers) that is designated by the Board of Directors of Holdings as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Holdings or any Restricted Subsidiary of Holdings unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Holdings;

(3)	is a Person with respect to which neither Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Holdings or any of its Restricted Subsidiaries.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal or liquidation or face value, including payment at final maturity or redemption, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal or liquidation or face value amount of such Indebtedness or Disqualified Stock.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or Investments by foreign nationals mandated by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We, the guarantors and the initial purchasers of the Senior Notes entered into a registration rights agreement in connection with the issuance of the Senior Notes on March 18, 2010. Under the registration rights agreement, we and the guarantors have agreed to:

•

use all commercially reasonable efforts to cause the registration statement to be declared effective by the SEC on or prior to 360 days after March 18, 2010 enabling holders of outstanding notes to exchange the privately placed Senior Notes for publicly registered Exchange Notes with substantially identical term; and

•

unless the exchange offer would not be permitted by applicable law or SEC policy, use all commercially reasonable efforts to commence the exchange offer and issue Exchange Notes in exchange for all notes tendered in the exchange offer.

Under the registration rights agreement that we, the guarantors and the initial purchasers entered into in connection with the issuance of the Senior Notes on March 18, 2010, we and the guarantors will use all commercially reasonable efforts to file a shelf registration statement, which may be an amendment to this registration statement, with the SEC on or prior to 30 days after such filing obligation arises and will use all commercially reasonable efforts to cause such shelf registration statement to be declared effective by the SEC on or prior to 90 days after such obligation arises if:

•

on or prior to the time the exchange offer is completed existing law or SEC interpretations are changed such that the debt securities or the related guarantees received by holders other than Restricted Holders (as defined in the registration rights agreement) in the exchange offer for Senior Notes are not or would not be, upon receipt, transferable by each such holder without restriction under the Securities Act; or

•	any holder of the Senior Notes notifies the issuers prior to the 20th Business Day following the consummation of the exchange offer that:

•	it is prohibited by law or SEC policy from participating in the exchange offer;

•

it may not resell the Exchange Notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales;

•	it is a broker-dealer and owns Senior Notes acquired directly from the issuers or an affiliate of the issuers.

We and the guarantors will pay additional interest on the Senior Notes for the periods described below if:

•	we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

•	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “effectiveness target date”); or

•	we fail to consummate the exchange offer within 45 business days of the effectiveness target date with respect to the exchange offer registration statement; or

•

the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Senior Notes during the periods specified in the registration rights agreement.

You will not have any remedy other than liquidated damages on the notes if we fail to meet the deadlines listed above, which we refer to as a registration default. When there is a registration default, the interest rate of the notes will increase by one-quarter of one percent per year for the first 90-day period. The interest rate (as so increased) will increase by an additional one-quarter of one percent each subsequent 90-day period until all registration defaults have been cured, up to an aggregate maximum increase in the interest rate equal to one percent (1%) per annum. Following the cure of all registration defaults, the accrual of additional interest will cease and the interest rate will revert to the original rate.

Resale of Exchange Notes

Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that Exchange Notes issued in the exchange offer in exchange for Senior Notes may be offered for resale, resold and otherwise transferred by any Exchange Note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such Exchange Notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such Exchange Notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of Exchange Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the Senior Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Notes, where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes.

Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of Exchange Notes. We have agreed to use commercially reasonable efforts to keep the registration statement of which this prospectus forms a part effective and to amend and supplement this prospectus in order to permit this prospectus to be lawfully delivered by all persons subject to the prospectus delivery requirements of the Securities Act for a period ending on the earlier of (1) 180 days from the date on which the registration statement of which this prospectus forms a part is declared effective and (2) the date on which broker-dealers are no longer required to deliver a prospectus in connection with market making or other trading activities. We have also agreed that we will make a sufficient number of copies of this prospectus available to any selling holders of the Exchange Notes or broker-dealer for use in connection with any resale of the Exchange Notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus, we will accept for exchange any Senior Notes properly tendered and not withdrawn prior to the expiration date. We will issue a like principal amount of Exchange Notes in exchange for each $2,000 principal amount of Senior Notes surrendered under the exchange offer. We will issue $1,000 integral multiple amount of Exchange Notes in exchange for each $1,000 integral multiple amount of Senior Notes surrendered under the exchange offer. Senior Notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The form and terms of the Exchange Notes will be substantially identical to the form and terms of the Senior Notes except the Exchange Notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to become effective, a registration statement. The Exchange Notes will evidence the same debt as the Senior Notes. The Exchange Notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding Senior Notes. Consequently, both series of notes will be treated as a single class of debt securities under the indenture.

The exchange offer is not conditioned upon any minimum aggregate principal amount of Senior Notes being tendered for exchange.

As of the date of this prospectus, $300,000,000 aggregate principal amount of the Senior Notes are outstanding. There will be no fixed record date for determining registered holders of Senior Notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. Senior Notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the Senior Notes.

We will be deemed to have accepted for exchange properly tendered Senior Notes when we have given oral notice (which is subsequently confirmed in writing) or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us and delivering Exchange Notes to such holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Senior Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “— Conditions to the Exchange Offer.”

By tendering your Senior Notes, you will represent to us that, among other things:

•	any Exchange Notes that you receive will be acquired in the ordinary course of your business;

•

you are not engaging in or intending to engage in a distribution of the Exchange Notes and you have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the Exchange Notes;

•

if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Senior Notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the Exchange Notes; and

•

you are not our “affiliate” as defined in Rule 405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Holders who tender Senior Notes in the exchange offer will not be required to pay brokerage commissions or fees, or transfer taxes with respect to the exchange of Senior Notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled “— Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

The exchange offer for the Senior Notes will expire at 5:00 p.m., New York City time, on                    , 2011, unless we extend it in our sole discretion.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of Senior Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any Senior Notes in connection with the extension of the exchange offer;

•

to extend the exchange offer or to terminate the exchange offer and to refuse to accept Senior Notes not previously accepted if any of the conditions set forth below under “Conditions” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•

subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of Senior Notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Senior Notes of such amendment, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change. If we terminate this exchange offer as provided in this prospectus before accepting any Senior Notes for exchange or if we amend the terms of this exchange offer in a manner that constitutes a fundamental change in the information set forth in the registration statement of which this prospectus forms a part, we will promptly file a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, we will in all events comply with our obligation to make prompt delivery of Exchange Notes for all Senior Notes properly tendered and accepted for exchange in the exchange offer.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any Exchange Notes for, any Senior Notes, and we may terminate the exchange offer as provided in this prospectus before accepting any Senior Notes for exchange if in our reasonable judgment:

•	the exchange offer, or the making of any exchange by a holder of Senior Notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the Senior Notes of any holder that has not made:

•	the representations described under “— Procedures for Tendering Senior Notes” and “Plan of Distribution;” and

•

such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any Senior Notes by giving written notice of such extension to the registered holders of the Senior Notes. During any such extensions, all Senior Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any Senior Notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any Senior Notes not previously accepted for exchange, upon the occurrence of any of the conditions to termination of the exchange offer specified above. We will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the Senior Notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times except that all conditions to the exchange offer must be satisfied or waived by us prior to acceptance of your notes. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer. Any waiver by us will be made by written notice or public announcement to the registered holders of the notes and any such waiver shall apply to all the registered holders of the notes.

In addition, we will not accept for exchange any Senior Notes tendered, and will not issue Exchange Notes in exchange for any such Senior Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering Senior Notes

Only a holder of Senior Notes may tender such Senior Notes in the exchange offer. If you are a DTC participant that has Senior Notes which are credited to your DTC account by book-entry and which are held of record by DTC’s nominee, as applicable, you may tender your Senior Notes by book-entry transfer as if you were the record holder. Because of this, references herein to registered or record holders include DTC.

If you are not a DTC participant, you may tender your Senior Notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a DTC participant, as the case may be.

If you are DTC participant, to tender Senior Notes in the exchange offer:

•	you must comply with DTC’s Automated Tender Offer Program, or ATOP, procedures described below; and

•

the exchange agent must receive a timely confirmation of a book-entry transfer of the Senior Notes into its account at DTC through ATOP pursuant to the procedure for book-entry transfer described below, along with a properly transmitted agent’s message, before the expiration date.

Participants in DTC’s ATOP program must electronically transmit their acceptance of the exchange by causing DTC to transfer the Senior Notes to the exchange agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send an agent’s message to the exchange agent. With respect to the exchange of the Senior Notes, the term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its ATOP that is tendering Senior Notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus; and

•	we may enforce the agreement against such participant.

Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations described below in this prospectus are true and correct and when received by the exchange agent will form a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

In addition, each broker-dealer that receives new notes for its own account in exchange for Senior Notes, where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Guaranteed Delivery Procedures

If you desire to tender Senior Notes pursuant to the exchange offer and (1) time will not permit your letter of transmittal and all other required documents to reach the exchange agent on or prior to the expiration date, or (2) the procedures for book-entry transfer (including delivery of an agent’s message) cannot be completed on or prior to the expiration date, you may nevertheless tender such Senior Notes with the effect that such tender will be deemed to have been received on or prior to the expiration date if all the following conditions are satisfied:

•	you must effect your tender through an “eligible guarantor institution”;

•

a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us herewith, or an agent’s message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the expiration date as provided below; and

•

a book-entry confirmation of the transfer of such notes into the exchange agent account at DTC as described above, together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent’s message, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the Senior Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of Senior Notes by causing DTC to transfer such Senior Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of Senior Notes at any time before 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of Senior Notes in any exchange offer, the applicable exchange agent must receive a letter or facsimile notice of withdrawal at its address set forth below under “— Exchange Agent” before the time indicated above. Any notice of withdrawal must:

•	specify the name of the person who deposited the Senior Notes to be withdrawn;

•

identify the Senior Notes to be withdrawn including the certificate number or numbers and aggregate principal amount of Senior Notes to be withdrawn or, in the case of Senior Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited and otherwise comply with the procedures of the relevant book-entry transfer facility; and

•	specify the name in which the Senior Notes being withdrawn are to be registered, if different from that of the person who deposited the notes.

We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any Senior Notes withdrawn in this manner will be deemed not to have been validly tendered for purposes of the exchange offer. We will not issue Exchange Notes for such withdrawn Senior Notes unless the Senior Notes are validly retendered. We will return to you any Senior Notes that you have tendered but that we have not accepted for exchange without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Senior Notes by following one of the procedures described above at any time before the expiration date.

Exchange Agent

We have appointed U.S. Bank National Association as exchange agent for the exchange offer of Senior Notes.

You should direct questions and requests for assistance and requests for additional copies of this prospectus to the exchange agent addressed as follows:

By Overnight Courier or Registered/Certified Mail:

U.S. Bank National Association

Corporate Trust Services

Attn: Specialized Finance

60 Livingston Avenue

St. Paul, MN 55107

Attention: Specialized Finance Department

Facsimile Transmission: (651) 495-8158 For information or to confirm receipt of facsimile by telephone (call toll-free): (800) 934-6802

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with the exchange offer include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees;

•	printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all of the transfer taxes, if any applicable to the exchange of Senior Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing Senior Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Senior Notes tendered; or

•	a transfer tax is imposed for any reason other than the exchange of Senior Notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted, the amount of such transfer taxes will be billed to that tendering holder.

Consequences of Failure to Exchange

Holders of Senior Notes who do not exchange their Senior Notes for Exchange Notes under the exchange offer, including as a result of failing to timely deliver Senior Notes to the exchange agent, together with all required documentation, will remain subject to the restrictions on transfer of such Senior Notes:

•

as set forth in the legend printed on the Senior Notes as a consequence of the issuance of the Senior Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering memorandum distributed in connection with the private offering of the Senior Notes.

In addition, holders of Senior Notes who do not exchange their Senior Notes for Exchange Notes under the exchange offer will no longer have any registration rights or be entitled to liquidated damages under the registration rights agreement.

In general, you may not offer or sell the Senior Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Senior Notes under the Securities Act. Based on interpretations of the SEC staff, Exchange Notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the Exchange Notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired in the exchange offer. Any holder who tenders Senior Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes:

•	cannot rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

After the exchange offer is consummated, if you continue to hold any Senior Notes, you may have difficulty selling them because there will be fewer Senior Notes outstanding.

Accounting Treatment

We will record the Exchange Notes in our accounting records at the same carrying value as the Senior Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered Senior Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Senior Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Senior Notes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations relating to the exchange of Senior Notes for Exchange Notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of Senior Notes who hold the Senior Notes as “capital assets” (in general, assets held for investment). Special situations, such as the following, are not addressed:

•

tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid United States federal income tax;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

•	tax consequences to holders whose “functional currency” is not the United States dollar;

•	tax consequences to persons who hold notes through a partnership or similar pass-through entity;

•	United States federal gift tax, estate tax or alternative minimum tax consequences, if any; or

•	any state, local or non-United States tax consequences.

The discussion below is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Consequences of Tendering Senior Notes

The exchange of your Senior Notes for Exchange Notes in the exchange offer should not constitute an exchange for United States federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Senior Notes. Accordingly, the exchange offer should have no United States federal income tax consequences to you if you exchange your Senior Notes for Exchange Notes. For example, there should be no change in your tax basis and your holding period should carry over to the Exchange Notes. In addition, the United States federal income tax consequences of holding and disposing of your Exchange Notes should be the same as those applicable to your Senior Notes.

The preceding discussion of certain United States federal income tax considerations of the exchange offer is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of exchanging Senior Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

Each participating broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of Exchange Notes received by it in exchange for Senior Notes where such Senior Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, upon request, we will make a sufficient number of copies of this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale for a period ending on the earlier of (1) 180 days from the date on which the registration statement of which this prospectus forms a part is declared effective and (2) the date on which broker-dealers are no longer required to deliver a prospectus in connection with market making or other trading activities.

We will not receive any proceeds from any sales of the Exchange Notes by participating broker-dealers. Exchange Notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such Exchange Notes. Any participating broker-dealer that resells the Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers, and will indemnify the holders of the Senior Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the Exchange Notes and the guarantees and certain other legal matters will be passed upon on our behalf by Kirkland & Ellis LLP, a limited liability partnership that includes professional corporations, Chicago, Illinois. Certain matters relating to Georgia law will be passed upon or our behalf by Stites & Harbison, PLLC.

EXPERTS

The financial statements as of December 31, 2010 and December 31, 2009 and for each of the three years in the period ended December 31, 2010, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the Exchange Notes. This prospectus does not contain all of the information contained in the registration statement, including the exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities being offered hereby. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. As described below, the registration statement, including exhibits and schedules is on file at the offices of the SEC and may be inspected without charge.

The issuers and the guarantors are not currently subject to the periodic reporting and other informational requirements of the Exchange Act. The registration statement of which this prospectus forms a part, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement of which this prospectus forms a part, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov). However, any such information filed with the SEC does not constitute a part of this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page(s)

Report of Independent Auditors

To the Board of Directors and Stockholders of

SITEL Worldwide Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit, and cash flows present fairly, in all material respects, the financial position of SITEL Worldwide Corporation and its subsidiaries (the “Company”) at December 31, 2010 and December 31, 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Nashville, Tennessee

March 18, 2011

 PricewaterhouseCoopers LLP, 830 Crescent Centre Drive, Suite 260, Nashville, TN 37067

 T: (615) 503 2860, F: (615) 503 2870, www.pwc.com

SITEL Worldwide Corporation

Consolidated Balance Sheets

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share data)

	2010	2009
Assets
Current assets
Cash and cash equivalents	$29,894	$26,915
Accounts receivable (net of allowance for doubtful accounts of $6,142 and $5,783, respectively)	236,092	269,972
Prepaids and other current assets	78,243	71,214

Total current assets	344,229	368,101

Property and equipment, net	106,359	103,146
Goodwill	117,711	117,703
Other intangible assets, net	63,237	78,761
Deferred income taxes	20,026	19,890
Other noncurrent assets	30,855	19,407

Total assets	$682,417	$707,008

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$27,534	$31,781
Accrued payroll and benefits	65,967	67,132
Accrued liabilities and other	123,280	116,158
Income taxes payable	3,200	6,721
Current portion of capital lease obligations	3,224	5,671

Total current liabilities	223,205	227,463

Long-term debt	646,213	608,040
Capital lease obligations	6,837	9,738
Deferred income taxes	8,303	9,780
Other noncurrent liabilities	72,321	92,782

Total liabilities	956,879	947,803

Commitments and contingencies (see Note 16)

Series B PIK preferred stock, convertible	57,282	50,995
Series C PIK preferred stock, convertible, net of beneficial conversion feature	37,278	31,566

Stockholders’ deficit
Subsidiary exchangeable preferred stock	2,665	2,665
Common stock, 361,000,000 shares authorized; 225,000,000 Class A shares, 128,500,000 Class B convertible shares, and 7,500,000 Class C shares
Class A, $0.01 par value; 31,174,824 shares (including 1,133,975 restricted shares) and 31,238,754 shares (including 1,399,803 restricted shares) issued at December 31, 2010 and 2009, respectively; 28,881,055 shares and 29,145,328 shares outstanding at December 31, 2010 and 2009, respectively	301	299
Class B, $0.01 par value; 88,281,647 shares issued and outstanding at December 31, 2010 and 2009	882	882
Class C, $0.01 par value; 6,751,263 shares issued and outstanding at December 31, 2010 and 2009	68	68
Additional paid-in capital	391,297	402,770
Accumulated deficit	(733,723)	(694,866)
Accumulated other comprehensive loss	(19,689)	(24,220)
Stock subscriptions receivable	(2,653)	(3,335)
Treasury shares, at cost	(8,170)	(7,619)

Total stockholders’ deficit	(369,022)	(323,356)

Total liabilities and stockholders’ deficit	$682,417	$707,008

See accompanying notes to the consolidated financial statements.

SITEL Worldwide Corporation

Consolidated Statements of Operations and Comprehensive Loss

Years Ended December 31, 2010, 2009 and 2008

(in thousands of U.S. dollars)

	2010	2009	2008

Revenues	$1,340,545	$1,558,167	$1,746,724

Operating expenses
Costs of services (exclusive of depreciation and amortization shown below)	856,463	998,584	1,128,550
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown below)	363,177	424,381	489,478
Depreciation and amortization of property and equipment	37,346	53,643	58,134
Amortization of intangible assets	15,523	17,074	17,777
Restructuring and exit charges	38,065	23,763	34,701
Loss (gain) on foreign currency transactions	4,628	5,301	(8,512)
Loss on disposal of capital assets	179	1,728	2,868
Impairment of goodwill and trade name	-	46,199	102,022
Other (income) expense, net	(285)	240	4,470

Operating gain (loss)	25,449	(12,746)	(82,764)
Interest and other financing costs, net	65,775	50,872	79,031
Loss on extinguishment of debt, net	3,019	-	1,700

Loss before income taxes, noncontrolling interest, and discontinued operations	(43,345)	(63,618)	(163,495)
Income tax (benefit) provision	(4,488)	13,371	4,339

Loss from continuing operations	(38,857)	(76,989)	(167,834)
Income from discontinued operations, net of tax	-	-	192

Net loss	(38,857)	(76,989)	(167,642)
Less: Net income attributable to the noncontrolling interest	-	-	(781)

Net loss attributable to Sitel Worldwide Corporation	(38,857)	(76,989)	(168,423)

Other comprehensive loss
Foreign currency translation adjustments	3,209	6,052	(10,712)
Unrealized gain (loss) on derivative valuation, net of tax of $0	284	6,473	(6,097)
Unrecognized pension gain (loss), net of tax of $0, $0 and $408	1,038	(744)	(443)

Comprehensive loss attributable to Sitel Worldwide Corporation	$(34,326)	$(65,208)	$(185,675)

See accompanying notes to the consolidated financial statements.

SITEL Worldwide Corporation

Consolidated Statements of Changes in Stockholders’ Deficit

Years Ended December 31, 2010, 2009 and 2008

(in thousands of U.S. dollars, except per share amounts)

	Shares Issued			Par Value
	Class A Common Stock	Class B Common Stock	Class C Common Stock	Class A Common Stock	Class B Common Stock	Class C Common Stock	Additional Paid-in Capital	Accumulated Deficit	Subtotal
Balances at January 1, 2008	31,567,041	88,281,647	6,751,263	$297	$882	$68	$420,459	$(449,454)	$(27,748)
Restricted shares forfeited	(331,500)			-	-	-	-	-	-
Stock issued for cash and notes	82,474	-	-	1	-	-	399	-	400
Stock award compensation expense	-	-	-	-	-	-	1	-	1
Noncash stock granted	51,552	-	-	-	-	-	250	-	250
Noncash minority interest transactions	-	-	-	-	-	-	(10,274)	-	(10,274)
Preferred B and C stock accretion and BCF	-	-	-	-	-	-	4,296	-	4,296
Unrecognized pension loss, net of tax	-	-	-	-	-	-	-	-	-
Unrealized loss on derivative	-	-	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	-	-	(168,423)	(168,423)
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-

Balances at December 31, 2008	31,369,567	88,281,647	6,751,263	298	882	68	415,131	(617,877)	(201,498)
Restricted shares granted	134,775	-	-	-	-	-	-	-	-
Restricted shares forfeited	(356,500)	-	-	-	-	-	-	-	-
Stock issued for cash and notes	-	-	-	-	-	-	-	-	-
Purchase of treasury stock	-	-	-	-	-	-	(254)	-	(254)
Non-cash stock granted	90,912	-	-	1	-	-	250	-	251
Noncontrolling interest dividends paid	-	-	-	-	-	-	(1,277)	-	(1,277)
Preferred B and C stock accretion and BCF	-	-	-	-	-	-	(11,080)	-	(11,080)
Unrecognized pension loss, net of tax	-	-	-	-	-	-	-	-	-
Unrealized gain on derivative	-	-	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	-	-	(76,989)	(76,989)
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-

Balances at December 31, 2009	31,238,754	88,281,647	6,751,263	299	882	68	402,770	(694,866)	(290,847)
Restricted shares converted	-	-	-	1	-	-	277	-	278
Restricted shares forfeited	(164,778)	-	-	-	-	-	-	-	-
Stock issued for cash and notes	-	-	-	-	-	-	-	-	-
Purchase of treasury stock	-	-	-	-	-	-	-	-	-
Noncash stock granted	100,848	-	-	1	-	-	249	-	250
Preferred B and C stock accretion and BCF	-	-	-	-	-	-	(11,999)	-	(11,999)
Unrecognized pension gain, net of tax	-	-	-	-	-	-	-	-	-
Unrealized gain on derivative	-	-	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	-	-	(38,857)	(38,857)
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-

Balances at December 31, 2010	31,174,824	88,281,647	6,751,263	$301	$882	$68	$391,297	$(733,723)	$(341,175)

See accompanying notes to the consolidated financial statements.

SITEL Worldwide Corporation

Consolidated Statements of Changes in Stockholders’ Deficit (Continued)

Years Ended December 31, 2010, 2009 and 2008

(in thousands of U.S. dollars, except per share amounts)

		Accumulated Other Comprehensive (Loss) Income
	Totals From Schedule 1	Foreign Currency Translation	Defined Benefit Pension / Other	Unrealized (Loss) Gain on Derivatives Valuation	Subsidiary Exchangeable Stock	Stock Subscriptions Receivable	Treasury Stock Shares	Treasury Stock Capital	Total
Balances at January 1, 2008	$(27,748)	$(19,664)	$915	$-	$2,665	$(3,854)	1,908,950	$(7,112)	$(54,798)
Restricted shares forfeited	-	-	-	-	-	-	-	-	-
Stock issued for cash and notes	400	-	-	-	-	(127)	-	-	273
Stock award compensation expense	1	-	-	-	-	-	-	-	1
Noncash stock granted	250	-	-	-	-	-	-	-	250
Noncash minority interest transactions	(10,274)	-	-	-	-	-	-	-	(10,274)
Preferred B and C Stock Accretion and BCF	4,296	-	-	-	-	-	-	-	4,296
Unrecognized pension loss, net of tax	-	-	(443)	-	-	-	-	-	(443)
Unrealized loss on derivative	-	-	-	(6,097)	-	-	-	-	(6,097)
Net loss	(168,423)	-	-	-	-	-	-	-	(168,423)
Foreign currency translation adjustment	-	(10,712)	-	-	-	-	-	-	(10,712)

Balances at December 31, 2008	(201,498)	(30,376)	472	(6,097)	2,665	(3,981)	1,908,950	(7,112)	(245,927)
Restricted shares granted	-	-	-	-	-	-	-	-	-
Restricted shares forfeited	-	-	-	-	-	-	-	-	-
Stock issued for cash and notes	-	-	-	-	-	646	-	-	646
Purchase of treasury stock	(254)	-	-	-	-	-	184,476	(507)	(761)
Non-cash stock granted	251	-	-	-	-	-	-	-	251
Noncontrolling interest dividends paid	(1,277)	-	-	-	-	-	-	-	(1,277)
Preferred B and C stock accretion and BCF	(11,080)	-	-	-	-	-	-	-	(11,080)
Unrecognized pension loss, net of tax	-	-	(744)	-	-	-	-	-	(744)
Unrealized gain on derivative	-	-	-	6,473	-	-	-	-	6,473
Net loss	(76,989)	-	-	-	-	-	-	-	(76,989)
Foreign currency translation adjustment	-	6,052	-	-	-	-	-	-	6,052

Balances at December 31, 2009	(290,847)	(24,324)	(272)	376	2,665	(3,335)	2,093,426	(7,619)	(323,356)
Restricted shares converted	278	-	-	-	-	-	-	-	278
Restricted shares forfeited	-	-	-	-	-	-	-	-	-
Stock issued for cash and notes	-	-	-	-	-	682	-	-	682
Purchase of treasury stock	-	-	-	-	-	-	200,343	(551)	(551)
Noncash stock granted	250	-	-	-	-	-	-	-	250
Preferred B and C stock accretion and BCF	(11,999)	-	-	-	-	-	-	-	(11,999)
Unrecognized pension gain, net of tax	-	-	1,038	-	-	-	-	-	1,038
Unrealized gain on derivative	-	-	-	284	-	-	-	-	284
Net loss	(38,857)	-	-	-	-	-	-	-	(38,857)
Foreign currency translation adjustment	-	3,209	-	-	-	-	-	-	3,209

Balances at December 31, 2010	$(341,175)	$(21,115)	$766	$660	$2,665	$(2,653)	2,293,769	$(8,170)	$(369,022)

See accompanying notes to the consolidated financial statements.

SITEL Worldwide Corporation

Consolidated Statements of Cash Flows

Years Ended December 31, 2010, 2009 and 2008

(in thousands of U.S. dollars)

	2010	2009	2008
Cash flows from operating activities
Net loss	$(38,857)	$(76,989)	$(167,642)
Adjustments to reconcile net loss to net cash flows relating to operating activities:
Depreciation and amortization (including of intangible assets)	52,869	70,717	75,911
Amortization of below market contracts	-	-	(2,456)
Deferred income taxes	(4,614)	(4,531)	(19,324)
Noncash derivative activity	(11,115)	(11,163)	25,525
Noncash stock compensation expense	219	250	165
Amortization of debt issue costs and OID	1,574	665	2,616
Write off of deferred financing fees	371	-	927
Amortization of deferred training revenue, net of costs	(5,090)	(2,214)	(2,195)
Loss on disposal of capital assets	179	1,728	2,868
Impairment of goodwill and trade names	-	46,199	102,022
Non-cash interest and dividend expense	8,638	88	3,148
Loss on extinguishment of debt	2,648	-	1,700
Other noncash items, net	413	(2,367)	(395)
Proceeds (purchases) of marketable securities, net	8,683	(2,008)	2,445
Change in book overdrafts	(1,580)	4,001	(7,153)
Changes in operating assets and liabilities
Accounts receivable	21,727	56,565	36,443
Prepaids and other current assets	(15,059)	(10,493)	(16,686)
Other noncurrent assets	(3,660)	290	(5,427)
Accounts payable and accrued liabilities and taxes	(8,468)	(20,386)	8,100
Other noncurrent liabilities	(7,987)	9,104	5,395

Net cash provided by operating activities	891	59,456	45,987

Cash flows from investing activities
Purchases of property and equipment	(29,187)	(23,912)	(42,638)
Proceeds from disposition of property and equipment	625	757	395
Acquisition of redeemable noncontrolling interest in CL13L (India JV)	-	-	(10,288)

Net cash used in investing activities	(28,562)	(23,155)	(52,531)

Cash flows from financing activities
Proceeds related to convertible subordinated note	-	-	30,478
Proceeds related to series B preferred stock	-	-	12,263
Proceeds related to series C preferred stock	-	983	29,550
Other proceeds related to stock transactions	-	-	400
Purchases of treasury shares	(551)	-	-
Noncontrolling interest dividends paid	-	(1,277)	(64)
Acquisition of redeemable noncontrolling interest in CL13L (India JV)	-	(13,269)	-
Payments on long-term debt and capital lease obligations	(642,355)	(544,999)	(457,047)
Proceeds from long-term debt	682,088	500,953	415,696
Payments of debt issue costs	(8,233)	(79)	(6,096)

Net cash provided by (used in) financing activities	30,949	(57,688)	25,180

Effect of exchange rate on cash and cash equivalents	(299)	2,063	(5,642)

Net change in cash and cash equivalents	2,979	(19,324)	12,994

Cash and cash equivalents
Beginning of year	26,915	46,239	33,245

End of year	$29,894	$26,915	$46,239

Cash paid for interest	$63,293	$64,865	$51,422
Cash paid for income taxes	$21,119	$11,411	$20,677

Noncash activities
Purchases of assets under capital leases	$1,489	$1,147	$12,609
Conversion of convertible subordinated note to shares subject to mandatory redemption	$-	$-	$31,149

See accompanying notes to the consolidated financial statements.

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

1.	Nature of Business and Summary of Significant Accounting Policies

References in the Notes to Consolidated Financial Statements to “the Company”, “we”, and “our” are to SITEL Worldwide Corporation and its subsidiaries, collectively.

The Company is a majority-owned subsidiary of Onex Corporation (“Onex”) and is one of the world’s largest and most diversified providers of customer care outsourcing services. The Company offers its clients a wide array of services, including customer service, technical support, and customer acquisition, retention, and revenue generation services. The majority of our customer care services are inbound and delivered telephonically, but we are increasingly asked to provide services through other communication channels, including email, online chat, web, and interactive voice response (“IVR”). The Company serves a broad range of industry end-markets, including wireless, telecommunications, technology, financial services, retail and consumer products, media and entertainment, energy and utilities, travel and transportation, internet service providers, insurance, and healthcare.

We are organized geographically and have two reporting segments: (1) “Americas,” which refers to North America, Latin America, and Asia Pacific and (2) “EMEA,” which refers to Europe, the Middle East, and Africa. Each reporting segment performs substantially the same services for clients.

Summary of Significant Accounting Policies

Basis of Presentation and Preparation

The accompanying Consolidated Financial Statements of the Company are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the accounts of the Company and its majority owned subsidiaries after elimination of intercompany transactions.

Use of Estimates

Management makes estimates and assumptions when preparing financial statements under U.S. GAAP that affect our reported amounts of assets and liabilities at the dates of the Consolidated Financial Statements, our disclosure of contingent assets and liabilities at the dates of the Consolidated Financial Statements, and our reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include revenue recognition, income taxes, allowance for doubtful accounts, impairment of long-lived assets, impairment of goodwill and other indefinite-lived intangibles, projected compliance with debt covenants, contingencies, restructuring charges, asset retirement obligations, stock-based compensation, derivatives, and employee benefit plans. These estimates involve judgments with respect to, among other things, future economic factors that are difficult to predict and are beyond management’s control. As a result, actual amounts could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments, such as disbursement accounts, term deposits, money market instruments, and commercial paper carried with original maturities of three months or less. Restricted cash (primarily cash collected on behalf of customers and lease deposits) of $6,121 and $4,896 as of December 31, 2010 and 2009, respectively, are included in prepaids and other current assets in the Consolidated Balance Sheets.

Accounts Receivable and Allowance for Doubtful Accounts

Trade receivables are comprised primarily of amounts owed to the Company by clients and are presented net of an allowance for doubtful accounts, which represents management’s estimate of the amount of its receivables that may not be collectible. This estimate is based on a detailed aging analysis of accounts

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

receivable, historical bad debts, client credit-worthiness, and changes in client payment patterns. The financial condition of our clients may deteriorate, which may require the Company to increase its allowance for doubtful accounts. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The transactions in the allowance for doubtful accounts for the years ended December 31, 2010, 2009, and 2008 are as follows:

	2010	2009	2008

Balance, beginning of year	$5,783	$6,762	$9,788
Charges to costs and expenses	2,349	305	1,291
Write-offs, net of recoveries	(1,876)	(1,607)	(3,807)
Currency translation	(114)	323	(510)

Balance, end of year	$6,142	$5,783	$6,762

Short-Term Investments

The Company invests certain of its excess cash held by certain foreign subsidiaries in investment vehicles consisting of money market investments and debt of high-quality corporate issuers. These investments totaled $8 and $8,536 at December 31, 2010 and 2009, respectively. They are classified as trading securities, are carried at fair value, and are classified as part of prepaids and other current assets within the Consolidated Balance Sheets.

Financial Instruments

The Company has cash and cash equivalents, short-term investments, short-term trade receivables and payables, and long-term debt instruments, including capital leases.

The Company’s earnings and cash flow are subject to fluctuations due to changes in foreign currency exchange rates and interest rates. The Company allows for the use of derivative financial instruments to prudently manage foreign currency exchange rate and interest rate exposure, but does not allow derivatives to be used for speculative purposes. Derivatives used are primarily foreign currency forward contracts and interest rate swaps. Derivative activities are subject to the management, direction, and control of the Company’s senior financial officers. Risk management practices, including the use of financial derivative instruments, are presented to the Board of Directors at least annually. All derivatives are recognized on the Consolidated Balance Sheets at their fair value. On the date the derivative contract is entered, the derivative is either (1) designated as a hedge of a forecasted transaction or the variability of cash flow to be paid (“cash flow” hedge) or (2) undesignated. Changes in the fair value of a derivative that is qualified, designated, and highly effective as a hedge are recorded in other comprehensive income (loss) until earnings are affected by the forecasted transaction or the variability of cash flow, and are then reported in current earnings (in the same line items as the gain or loss on the item hedged). Changes in the fair value of undesignated derivative instruments and the ineffective portion of designated derivative instruments are reported in current earnings (in the same line item as the gain or loss on the item hedged). The Company formally documents all relationships between hedging instruments and hedged items, as well as the risk-management objective and strategy for undertaking various hedge transactions. This process includes linking cash flow hedges to specific forecasted transactions or variability of cash flow. For derivatives designated as a hedge for accounting purposes, the Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in the exposure of the hedged items. If it is determined that a derivative is not highly effective as a hedge, or

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively. For financial instruments that no longer qualify for hedge accounting, changes in fair value are recognized in loss (gain) on foreign currency transactions in the accompanying Consolidated Statements of Operations and Comprehensive Loss.

Significant Customers and Concentrated Credit Risk

The Company is exposed to credit risk in the normal course of business, primarily related to accounts receivable and derivative instruments. Historically, the losses related to credit risk have been minimal. The Company regularly monitors its credit risk to mitigate the possibility of current and future exposures resulting in a loss. The Company evaluates the creditworthiness of its clients prior to entering into an agreement to provide services and on an on-going basis as part of the processes for revenue recognition and accounts receivable. The Company does not believe it is exposed to more than a nominal amount of credit risk in its derivative hedging activities, as the counter parties are established, well-capitalized financial institutions.

No customer accounted for greater than 10% of 2010, 2009, or 2008 revenues or 10% of accounts receivable at December 31, 2010, 2009, or 2008.

Property and Equipment

Property and equipment are carried at cost and depreciated over their estimated useful lives on a straight-line basis. Estimated useful lives for the principal asset categories are as follows:

Buildings - structure	40 years
Buildings - interior / mechanical	15 years
Buildings - roof	20 years
Leasehold improvements	Shorter of useful life or term of lease
Computer software	3 to 7 years
Equipment	3 to 7 years
Furniture and fixtures	5 years

Cost and related accumulated depreciation on assets retired or disposed of are removed from the accounts and any gains or losses resulting thereon are credited or charged to operating income. Cost of property and equipment having a useful life of less than one year, and maintenance and repairs are charged to operations as incurred; major overhauls that extend the useful lives of existing assets are capitalized.

Fixed asset costs, including leasehold improvements, include actual costs plus capitalized interest accruing during the construction process.

Internal-use software costs incurred during the application development stage are capitalized as incurred. The application development stage does not begin until both (a) technological feasibility has been established for the software and (b) all research and development activities for the other components of the product or process have been completed. Those costs related to the development of internal-use software, other than those incurred during the application development stage, are expensed as incurred. Capitalized internal-use software costs are amortized using the straight-line method over the remaining estimated economic life of the software.

Intangible Assets

The Company’s intangible assets are primarily comprised of nonamortizable goodwill, trademark/trade name, amortizable customer relationships, and developed technology, primarily related to the January 30,

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

2007 acquisition of SITEL Corporation (“Legacy SITEL”). The customer relationships and developed technology have useful lives of four to seven years and three years, respectively.

Impairment of Long-lived Assets

We evaluate long-lived assets (property and equipment and definite-lived intangible assets) for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. Triggering events include a significant change in the extent or manner in which long-lived assets are being used or in their physical condition, in legal factors, or in the business climate that could affect the value of the long-lived assets. The interpretation of such events requires judgment from management as to whether such an event has occurred. Due to the sluggishness and volatility in the global economy and reduced operating cash flows during the period, the Company reviewed long-lived assets for possible impairment as of December 31, 2010. Based on the results of our review, it was determined that no impairment existed. A triggering event also occurred during the year ended December 31, 2009 in correlation with the impairment charge to goodwill explained below.

Upon the occurrence of a triggering event, the carrying amount of a long-lived asset is reviewed to assess whether the recoverable amount has declined below its carrying amount. The recoverable amount is the estimated net future cash flows that we expect to recover from the future use of the asset, undiscounted and without interest, plus the asset’s residual value on disposal. Where the recoverable amount of the long-lived asset is less than the carrying value, an impairment loss would be recognized to write down the asset to its fair value, which is based on discounted estimated cash flows from the future use of the asset.

The estimated cash flows arising from future use of the asset that are used in the impairment analysis requires judgment regarding what we would expect to recover from future use of the asset. Any changes in the estimates of cash flows arising from future use of the asset or the residual value of the asset on disposal based on changes in the market conditions, changes in the use of the assets, management’s plans, and the determination of the useful life of the assets could significantly change the recoverable amount of the asset or the calculation of the fair value and the resulting impairment loss, which could significantly affect the results of operations.

We recorded an impairment charge of $2,327 on the Americas segment related to the planned discontinuance of certain software which had not yet been placed in service during the year ended December 31, 2008. No such charges were recorded during the years ended December 31, 2010 or 2009.

Impairment of Goodwill and Other Indefinite-Lived Intangibles

At least annually or more frequently, as changes in circumstances indicate, we evaluate the estimated fair value of our goodwill and indefinite-lived intangibles. Regarding goodwill, to the extent that the carrying value of the net assets of any of our reporting units having goodwill is greater than their estimated fair value, we may be required to take goodwill impairment charges. Regarding indefinite-lived intangibles, an impairment charge is recorded if the carrying value of the intangible exceeds its estimated fair value. We are required to make certain assumptions and estimates regarding the fair value of goodwill and indefinite-lived intangibles when assessing for impairment. Changes in the fact patterns underlying such assumptions and estimates could ultimately result in the recognition of additional impairment losses.

No impairment charges were recorded to goodwill during the year ended December 31, 2010. We recorded impairment charges to goodwill of $46,199 and $97,842 during the years ended December 31, 2009 and 2008, respectively, on the EMEA segment. An impairment charge of $4,180 to other indefinite-lived intangibles was recorded on the EMEA segment during the year ended December 31, 2008. See Note 5.

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

Other Assets

Other assets consist primarily of debt issue costs, deferred training costs, and deposits. Debt issue costs are amortized using a method that approximates the interest method over the terms of the related debt agreements. Deferred costs are amortized using the straight-line method over the expected customer relationship period. See Note 9 for additional discussion regarding our debt issue costs.

Long-lived assets are classified as held for sale and presented within other current assets if their carrying amount will be recovered principally through a sale transaction rather than through continuing use. Assets are classified as held for sale only when the sale is highly probable and the asset is available for immediate sale in its present condition subject to terms that are usual and customary. Long-lived assets held for sale are measured at the lower of carrying amount or fair value, and any differences between carrying amount and fair value are recognized in the Consolidated Statements of Operations and Comprehensive Loss during the period in which a long-lived asset is classified as held for sale. During the year ended December 31, 2010, the Company closed its Port Arthur, Texas site (included within the Americas segment) and reclassified the fair value of the office building of $1,741 from property and equipment to other current assets. At December 31, 2009, the Company had no such assets held for sale recorded on the Consolidated Balance Sheet. No amounts related to assets held for sale were recognized in the Consolidated Statements of Operations and Comprehensive Loss during the years ended December 31, 2010 or 2009.

Contingencies

An estimated loss contingency is accrued when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. We regularly evaluate current information available to us to determine the appropriate amount to be recorded for such accruals. See Note 16 for additional discussion regarding our contingencies.

Revenue Recognition

The Company generates revenues from its clients through the provision of a wide array of services. Our services include the provision of customer service and technical support services to our clients’ customers as well as services that assist our clients in acquiring or retaining customers and generating revenue from customers. The majority of our services result from inbound telephonic contacts, but we are increasingly asked to provide services through other communication channels, including email, online chat, web, and IVR. Revenues are recognized only when there is persuasive evidence that an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable, and collection is reasonably assured. The Company recognizes revenues at the time services are performed based on the rate detailed in the client contract, such as per: minute, hour, month, employee, subscriber or user, or item basis for each transaction processed. A portion of revenues may be subject to performance standards, such as sales per hour, average handle time, occupancy rate, abandonment rate, call quality, and customer satisfaction. The Company’s performance against such standards may result in bonuses or penalties, which are recognized as earned or incurred. In certain circumstances, the Company receives payment in advance of providing service. Amounts billed but not earned under these contracts are excluded from revenues and included in accounts payable in the Consolidated Balance Sheets. The Company had $1,712 and $1,287 of unearned revenues recorded on the Consolidated Balance Sheets at December 31, 2010 and 2009, respectively.

The Company may incur certain upfront project start-up costs specific to each customer contract. In certain instances, our contracts allow us to bill the customer for these costs; however, because these upfront start-up services (mostly employee training services) do not have stand alone value to the customer, revenues from upfront start-up services are deferred (and included in accrued liabilities and other for the current portion

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

and in other noncurrent liabilities) and are recognized in revenues as services are provided over the contract term. The Company recognized $6,063, $12,728, and $3,863 of cost and $11,153, $14,942, and $7,166 of revenues for the years ended December 31, 2010, 2009, and 2008, respectively, relating to these deferrals.

The Company is reimbursed by clients for certain pass-through out-of-pocket expenses, consisting principally of telecommunication, employee performance incentive, and postage and shipping costs. The reimbursement and related costs are reflected in the accompanying Consolidated Statements of Operations and Comprehensive Loss as revenues and costs of services, respectively. Telecommunication, postage and shipping, and other costs were $18,763, $14,862, and $11,503 for 2010, 2009, and 2008, respectively. Reimbursed employee performance incentives were $7,835 and $4,803 in 2010 and 2009, respectively, and were not separately identifiable in 2008.

Revenue-related taxes collected from customers and remitted to governmental authorities are netted and not included in revenues.

Deferred Costs and Deferred Revenues

As more fully described under the heading “Revenue Recognition,” the Company follows guidance on how to account for multiple element contracts. The Company capitalizes direct and incremental multiple-element training related costs to the extent recovery of these costs is probable. Both the training revenues and related costs are amortized straight-line over the term of the expected client relationship as a component of revenues and costs of services, respectively. The deferred costs are recorded as a component of prepaids and other current assets or other assets, while the deferred revenues are recorded as a component of accrued liabilities and other or other noncurrent liabilities in the accompanying Consolidated Balance Sheets based upon the remaining term of the underlying client contracts.

Deferred amounts are periodically evaluated for impairment or when circumstances indicate a possible inability to recover their carrying amounts. In the event these costs are not deemed recoverable, the costs are immediately expensed. The Company evaluates probability of recovery by considering remaining profits to be earned during the term of the related contract, including any related deferred revenues, the creditworthiness of the client, and, if applicable, contract termination penalties payable by the client in the event that the client terminates the contract early. The company recorded impairments of deferred training costs of $1,100 during 2009. No such charges were recorded during 2010 or 2008.

The balance of deferred training revenues was $12,698 and $15,370 at December 31, 2010 and 2009, respectively. The balance of deferred training costs was $7,231 and $9,170 at December 31, 2010 and 2009, respectively.

Costs of Restructuring and Exit Activities

The Company has incurred various costs in an effort to reposition its business and information processes in order to assimilate business acquisitions, lower its cost structure, and improve its long-term competitive position. The costs are mainly comprised of employee severance and facility exit costs (see Note 8).

Debt Issue Costs

Costs related to the acquisition of long-term debt are amortized using a method that approximates the effective interest method over the expected life of the related debt instrument. Amortization of the debt issue costs amounted to $1,890, $665, and $2,616 during the years ended December 31, 2010, 2009, and 2008, respectively, and is included in interest and other financing costs, net in the Consolidated Statements of Operations and Comprehensive Loss.

On March 18, 2010, the Company issued Senior Notes having an aggregate principal amount of $300,000 and used the proceeds to pay down a portion of the outstanding balance on the Company’s senior secured

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

term loans as well as the then outstanding balance of its revolvers (see Note 9). As a result, the Company reported a loss on extinguishment of debt, which included a charge of $371 to write off unamortized deferred financing fees relating to the credit facility.

On December 8, 2008, the Company entered into an amendment to our credit agreement, which resulted in an extinguishment of debt (see Note 9). As a result, the Company recorded a charge of $10,121, included in the loss on extinguishment of debt, to write off unamortized fees relating to the original credit facility.

Employee Benefit Plans

The Company has defined benefit pension plans covering certain employees outside of the U.S. We estimate the projected benefit obligations using an assumed discount rate, expected return on plan assets, and a rate of compensation increase. As of December 31, 2010 and 2009, our projected benefit obligations were $6,863 and $6,907, respectively.

Income Taxes

U.S. GAAP defines the threshold for recognizing the tax benefits of a tax return filing position in the financial statements as “more–likely–than–not” to be sustained by the taxing authority. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized. We regularly evaluate current information available to us to determine whether such accruals should be adjusted.

We record deferred tax assets and liabilities using enacted tax rates in the jurisdictions in which we operate for the effect of temporary differences between the book and tax basis of assets and liabilities. If enacted tax rates change, we would adjust the deferred tax assets and liabilities, through the provision for income taxes in the period of change, to reflect the enacted tax rate expected to be in effect when the deferred tax items reverse. To the extent that we believe that recovery is not likely, we establish a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized. The valuation allowance is based on our estimates of future taxable income by jurisdiction in which we operate and the period over which the deferred tax assets can be recovered. A review of all available positive and negative evidence needs to be considered, including our current and past performance, the market environment in which we operate, the utilization of past tax credits, length of carryback and carryforward periods, and existing or prospective contracts that will result in future profits.

Forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence, such as cumulative losses in recent years in certain tax jurisdictions. The Company considers cumulative losses which weigh heavily in the overall assessment. We have established valuation allowances for future tax benefits related to net operating losses incurred in certain federal, state, and foreign tax jurisdictions. We expect to continue to record a valuation allowance on future tax benefits in certain tax jurisdictions until an appropriate level of profitability is sustained.

See Note 11 for additional discussion regarding income taxes.

Discontinued Operations

In 2006, the Company sold its warehouse management and letter shop assets in Grove City, Ohio. The sales transaction included an earn-out provision relating to ongoing revenues from certain warehouse management customers. This earn-out provision resulted in income from discontinued operations of $192 during 2008. No such income was recorded during 2010 or 2009.

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

Stock Awards

All equity-based payments to employees (stock awards) are recognized in the Consolidated Statements of Operations and Comprehensive Loss based on the grant date fair value of the award. See Note 10 for additional discussion regarding stock-based compensation.

Stock Subscription - Notes Receivable

Notes receivable issued to the Company as consideration for the purchase of the Company’s common stock are reflected as a component of stockholders’ deficit. Interest income on such notes is recognized in the Consolidated Statements of Operations and Comprehensive Loss to the extent collection is deemed probable.

Treasury Stock

The Company accounts for treasury stock under the cost method, which requires the Company to record the value of the shares at the purchased amount.

Incentive Grants

The Company has received grants from various local government entities as incentives for the creation of jobs and training credits. These grants generally take the form of forgivable loan or lease obligations or cash subsidies of current wages paid. In the instance of forgivable loans or leases, the Company’s obligations under the arrangements are forgiven as certain employment or payroll dollar criteria are achieved, and in some cases, maintained. With respect to cash grants, the amount of grant monies that may be received by the Company over the term of the grant agreement is a function of eligible payroll dollars paid or employment levels achieved.

Forgiveness of loan or lease obligations is recognized as other income in the Consolidated Statements of Operations and Comprehensive Loss when the terms of the forgiveness are met and when continued compliance with the grant terms is reasonably assured. Cash grant subsidies relating to operating expenditures are recorded as a reduction of the related expense in the period in which the expenditure is recorded.

Unforgiven loan balances and lease obligations of $2,732 and $3,243 at December 31, 2010 and 2009, respectively are reflected in the accompanying Consolidated Balance Sheets as a component of other current and other noncurrent liabilities. In the case of forgivable loan and lease obligations, interest expense is not recognized on the obligations to the extent management believes there is reasonable assurance that the grant criteria will be met over the term of the agreement. Training grants receivable of $314 and $483 at December 31, 2010 and 2009, respectively, are recorded in prepaids and other current assets in the Consolidated Balance Sheets.

The Company recognized $75, $262 and $610 of other income and $426, $1,188, and $1,261 of reductions to operating expense for the years ended December 31, 2010, 2009, and 2008, respectively, relating to the various incentive grants.

Government grant obligations assumed by the Company through the acquisition of another entity are recorded at the acquisition date at their estimated fair values, which were less than the unforgiven balance of the grants, based on the Company’s expectation of meeting respective grant criteria. To the extent that the Company does not meet such grant criteria in future periods, the Company would be obligated to make payments on grant obligations which are not currently reflected on the accompanying Consolidated Balance Sheets. The Company did not have such unrecorded liabilities at December 31, 2010 or 2009.

Foreign Currency

The reporting currency of the Company is the U.S. dollar. Subsidiaries utilize their various local currencies as their functional currency and convert to U.S. dollars for reporting purposes.

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

The accounts of the Company’s foreign operations are translated into U.S. dollars using the current rate method. Assets and liabilities are translated at the year-end exchange rate and revenues and expenses are translated at average exchange rates. Gains and losses arising from the translation of the financial statements of foreign operations are deferred and recognized as a separate component of stockholders’ deficit. Transactional currency gains or losses are recorded in the Consolidated Statements of Operations and Comprehensive Loss as gain or loss on foreign currency transactions.

Asset Retirement Obligations

We have contractual obligations with respect to the retirement of certain leasehold improvements at maturity of facility leases and the restoration of facilities back to their original state at the end of the lease term. Accruals are made based on management’s estimates of current market restoration costs, inflation rates, and discount rates. At the inception of a lease, the present value of the expected cash payment is recognized as an asset retirement obligation with a corresponding amount recognized in property assets. The property asset amount is depreciated, and the liability is accreted, over the period from lease inception to the time we expect to vacate the premises resulting in both depreciation and interest charges in the Consolidated Statements of Operations and Comprehensive Loss. Discount rates used are based on incremental borrowing rates. Liabilities incurred and settled during 2010 were $131 and $297, respectively. Liabilities incurred and settled during 2009 were $87 and $40, respectively. Accretion expense totaled $177 and $105 for the years ended December 31, 2010 and 2009, respectively. As of December 31, 2010 and 2009, the Company’s asset retirement obligations totaled $3,638 and $4,210, respectively.

Newly Issued Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board issued ASU 2009-13, “Multiple-Deliverable Revenue Arrangements,” which amended the accounting for multiple-deliverable revenue arrangements. ASU 2009-13 requires allocation of the overall consideration to each deliverable based upon its estimated selling price in absence of other objective evidence of selling prices. ASU 2009-13 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The Company does not expect the adoption of this amendment to materially impact its financial condition, results of operations, and cash flows.

No other new accounting pronouncement issued or effective during the fiscal year has had or is expected to have a material impact on the Consolidated Financial Statements.

2.	Acquisitions

Since the date of the Company’s inception, we have completed acquisitions that have been accounted for as purchases. The results of operations of the entities acquired are included in the Company’s Consolidated Statements of Operations and Comprehensive Loss from the respective dates of acquisition. The costs of the acquisitions were allocated to the assets acquired and liabilities assumed based on estimates of their respective fair values at the date of acquisition. Management uses the assistance of third party appraisers in developing its estimates of fair values.

India Joint Venture

In September 2008, SITEL Worldwide acquired an additional 8% equity interest from ITC Limited (“ITC”) in the joint venture originally formed by the parties in July 2003 then known as CLI3L e-Services Limited (and now known as Sitel Operating Corporation India Limited) (the “India JV” or “CLI3L”). This acquisition was initiated due to ITC’s exercise of a put option in accordance with the terms of the original joint venture agreement. In November 2008, SITEL Worldwide acquired an additional 8% equity interest in

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

the India JV from ITC. As of December 31, 2008, SITEL Worldwide owned 66% of the outstanding equity of the India JV, which is accounted for in the Americas segment.

The total price of the equity interest acquisitions including acquisition costs in 2008 was $10,288, with settlements funded through our Senior Secured Credit Facility more fully discussed in Note 9. The following table summarizes the purchase price allocation of the assets acquired and liabilities assumed at the date of this acquisition.

Customer relationships	$1,178
Goodwill	6,502

Total assets acquired	7,680

Deferred income taxes	294

Total liabilities	294

Incremental net assets acquired	7,386
Cash paid for previously held minority interest	2,902

Cash purchase consideration	$10,288

Customer relationships will be amortized on a straight line basis over its estimated 4-year life. None of the goodwill is deductible for tax purposes.

In 2009, SITEL Worldwide acquired the remainder of ITC’s equity interest in the India JV (8% in May; 8% in October; and 18% in November). We now own 100% of the outstanding equity of Sitel Operating Corporation India Limited. The purchase price for the remaining 34% equity interest of $14,545 was recorded as an equity transaction. Net loss attributable to the noncontrolling interest was $0 and $781 for the years ended December 31, 2009 and 2008, respectively.

3.	Prepaids and Other Current Assets

The composition of prepaids and other current assets is as follows:

	2010	2009

Prepaid expenses	$14,042	$13,188
Income tax receivable	10,613	5,178
Other tax receivable	8,959	4,987
Value-added tax receivables	9,625	10,047
Derivatives	7,155	2,831
Restricted cash	6,121	4,896
Deferred training costs	5,115	6,328
Refundable deposits	2,631	2,815
Deferred income taxes - current	2,104	1,212
Assets held for sale	1,741	-
Taxes recoverable	1,164	1,770
Marketable securities - trading securities	8	8,536
Other receivables	3,036	4,702
Other current assets	5,929	4,724

	$78,243	$71,214

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

At December 31, 2010, other current assets and other receivables consist primarily of payroll withholding taxes receivable, vendor receivables, employee advances, deposits, prepaid taxes, and accrued interest. At December 31, 2009, other current assets and other receivables consist primarily of employee advances, deposits, and accrued interest.

4.	Property and Equipment

The composition of property and equipment is as follows:

	2010	2009

Land	$3,579	$3,850
Buildings and improvements	30,877	32,976
Leasehold improvements	61,813	60,859
Computer software	35,354	16,249
Equipment	151,305	137,167
Furniture and fixtures	29,239	29,785

Total original cost	312,167	280,886
Less: Accumulated depreciation and amortization	(211,918)	(194,097)

Net, excluding construction in progress	100,249	86,789
Construction in progress	6,110	16,357

Property and equipment, net	$106,359	$103,146

Depreciation expense was $37,244, $53,643, and $58,134 for the years ended December 31, 2010, 2009, and 2008, respectively.

Loss on disposal of property and equipment was $179, $1,728, and $2,868 for the years ended December 31, 2010, 2009, and 2008, respectively.

Capitalized computer software costs are comprised of internal-use software acquired direct from vendors or in an acquisition. Amortization of computer software amounted to $2,768, $3,396, and $3,512 for the years ended December 31, 2010, 2009, and 2008, respectively. Unamortized computer software costs were $21,762, $4,467, and $3,309 at December 31, 2010, 2009, and 2008, respectively.

Included in property and equipment are the following capital leases:

	2010	2009

Buildings and improvements	$6,234	$5,567
Leasehold improvements	2,420	2,654
Computer software	2,235	2,184
Equipment	14,817	14,392

	25,706	24,797
Less: Accumulated amortization	(18,700)	(15,352)

	$7,006	$9,445

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

5.	Goodwill and Other Intangible Assets

We test all existing goodwill for impairment at least annually and more frequently if circumstances require. Annual impairment tests are conducted by the Company on December 31.

For purposes of testing goodwill, the Company estimated the fair value utilizing multiple measurement techniques. The estimation was primarily determined based on an estimate of future cash flows (income approach) discounted at a market derived weighted average cost of capital. The income approach has been determined to be the most representative because the Company does not have an active trading market for its equity or debt. We then used a public company model (which uses peer group valuation metrics) to confirm the measurement.

Based on the results of our reviews, we did not record goodwill and trade name impairment charges for the year ended December 31, 2010. For the years 2009 and 2008, it was determined that the fair value of one of our reporting units was less than the carrying value, and therefore, the Company was required to calculate the implied fair value of goodwill in order to determine the possible impairment charge. This calculation resulted in the Company recognizing pre-tax impairment charges in its EMEA segment of $46,199 and $97,842 for the years ended December 31, 2009 and 2008, respectively. Such charges are reflected in impairment of goodwill and trade name in the accompanying Consolidated Statements of Operations and Comprehensive Loss and have no effect on the Company’s cash flows or liquidity.

The change in the carrying amount of goodwill for the Company’s segments during 2010, 2009, and 2008 is as follows:

	EMEA	Americas	Total

Balance at January 1, 2008	$147,737	$113,488	$261,225
Goodwill acquired during the year	-	6,502	6,502
Impairment losses	(97,842)	-	(97,842)
Tax adjustments - purchase accounting	(2,586)	(357)	(2,943)
Restructuring adjustments - purchase accounting	(1,110)	(552)	(1,662)
Currency translation adjustments	-	(940)	(940)

Balance at December 31, 2008	46,199	118,141	164,340
Goodwill acquired during the year	-	-	-
Impairment losses	(46,199)	-	(46,199)
Tax adjustments - purchase accounting	-	-	-
Restructuring adjustments - purchase accounting	-	(441)	(441)
Currency translation adjustments	-	3	3

Balance at December 31, 2009	-	117,703	117,703
Goodwill acquired during the year	-	-	-
Impairment losses	-	-	-
Tax adjustments - purchase accounting	-	-	-
Restructuring adjustments - purchase accounting	-	-	-
Currency translation adjustments	-	8	8

Balance at December 31, 2010	$-	$117,711	$117,711

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

The tax and restructuring adjustments relate to estimate revisions and settlements of reserves established in 2007 purchase allocations based upon actual activity and updated information arising during 2008 and 2009. Accumulated goodwill impairment charges at December 31, 2010 and 2009 were $144,041 and related entirely to the EMEA segment.

We amortize intangible assets with definite lives over their estimated useful lives, using the straight-line method. We evaluate the remaining useful life of these assets at least annually to determine whether events or circumstances warrant a revision to the remaining amortization period. In addition, at least annually, we review our indefinite-lived intangibles for impairment. During our annual assessment in 2008, it was determined that the fair value of trademarks and trade names was less than the carrying value. Accordingly, the Company recognized a pre-tax impairment charge on its EMEA segment of $4,180, which is reflected in impairment of goodwill and trade name in the accompanying Consolidated Statements of Operations and Comprehensive Loss. No such charges were recorded during 2010 or 2009.

The following tables present our intangible assets as of December 31, 2010 and 2009:

	2010
	Gross Intangibles	Accumulated Amortization	Currency Translation Adjustment	Net Intangibles

Customer relationships	$89,686	$(61,966)	$(507)	$27,213
Trademark and trade name	36,020	-	-	36,020
Developed technology	4,800	(4,800)	-	-
Cash grant contracts	605	(601)	-	4

	$131,111	$(67,367)	$(507)	$63,237

	2009
	Gross Intangibles	Accumulated Amortization	Currency Translation Adjustment	Net Intangibles

Customer relationships	$89,686	$(46,855)	$(276)	$42,555
Trademark and trade name	36,020	-	-	36,020
Developed technology	4,800	(4,704)	-	96
Cash grant contracts	605	(515)	-	90

	$131,111	$(52,074)	$(276)	$78,761

Our estimated future amortization expense is as follows:

Years Ending
2011	$13,036
2012	6,803
2013	6,228
2014	1,150
2015	-

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

The Company cannot predict the occurrence of certain events that might adversely affect the carrying value of goodwill and other intangible assets. Further deterioration in global economic conditions and/or additional changes in assumptions or circumstances could result in additional impairment charges in goodwill or other indefinite-lived intangibles in future periods in which the change occurs.

6.	Accrued Liabilities and Other

The composition of accrued liabilities and other is as follows:

	2010	2009

Accrued expenses	$37,222	$52,223
Restructuring - current	20,168	9,838
Derivatives	17,104	11,465
Accrued interest	13,252	5,190
Deferred revenues	11,364	12,382
Software license liability	5,900	-
Deferred income taxes	5,113	3,232
Accrued value-added tax	4,633	7,790
Sales and use tax liability	3,307	3,788
Book overdrafts	2,921	4,502
Unrecognized tax benefits	-	3,164
Other	2,296	2,584

	$123,280	$116,158

At December 31, 2010 and 2009, Other consists primarily of deferred rent and deferred grant income.

7.	Other Noncurrent Liabilities

The composition of other noncurrent liabilities is as follows:

	2010	2009

Unrecognized tax benefits	$38,479	$46,736
Software license liability	5,900	-
Derivatives	4,133	15,928
Asset retirement obligation	3,638	4,210
Deferred revenues	3,529	5,081
Pension liability	3,434	3,518
Restructuring - noncurrent	3,099	4,579
Deferred rent - noncurrent	2,347	2,658
Deferred grant income	1,922	2,554
Deferred lease premiums	1,292	1,646
Other	4,548	5,872

	$72,321	$92,782

At December 31, 2010 and 2009, Other consists primarily of unclaimed property, deferred compensation, and client retainers.

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

8.	Restructuring and Exit Activities

The Company continues to evaluate and assess operations. This has resulted in restructuring plans to rationalize facility and labor costs, further streamline the Company’s operations in order to align resources to support growth, and to shift the geographic mix of some of the Company’s resources. Restructuring activity in 2009 and 2008 primarily centered on the Corporate division and certain European locations, and was predominately associated with reductions in the Company’s workforce to better align the workforce with current business needs. Total expected costs relating to these plans are equal to the amounts incurred and paid.

Plans initiated in 2010 include further workforce reductions and several site closures in response to reduced volumes stemming from the recent global economic downturn. Total expected costs relating to 2010 plans are equal to the amounts incurred as of December 31, 2010. The restructuring activities related to 2010 plans are expected to be completed by the end of 2011. The remaining accrual for severance-related activities of $17,042 is expected to be paid in 2011, and the remaining accrual for facility exit costs of $5,990 is expected to be paid during the years 2011 through 2014 as the related leases expire.

Restructuring expenses recorded in the years ended December 31, 2010, 2009, and 2008 were $38,065, $23,763, and $34,701, respectively. Below is a summary of these restructuring charges by segment:

	EMEA	Americas	Total
2008 restructuring costs
Severance	$15,469	$1,358	$16,827
Facility exit and other	3,513	14,361	17,874

	$18,982	$15,719	$34,701

2009 restructuring costs
Severance	$12,839	$865	$13,704
Facility exit and other	4,401	5,658	10,059

	$17,240	$6,523	$23,763

2010 restructuring costs
Severance	$26,302	$4,547	$30,849
Facility exit and other	964	6,252	7,216

	$27,266	$10,799	$38,065

Cumulative restructuring costs
Severance	$54,610	$6,770	$61,380
Facility exit and other	8,878	26,271	35,149

	$63,488	$33,041	$96,529

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

Restructuring liability activity related to the plans consisted of the following:

Restructuring activities	Severance	Facility Exit and Other	Total

January 1, 2008	$492	$809	$1,301
Costs accrued (offset was to expense)	16,827	17,874	34,701
Cash payments	(14,925)	(9,606)	(24,531)
Foreign exchange	(645)	(580)	(1,225)
Other adjustments	-	969	969

December 31, 2008	1,749	9,466	11,215
Costs accrued (offset was to expense)	13,674	9,912	23,586
Cash payments	(12,241)	(9,079)	(21,320)
Foreign exchange	139	331	470

December 31, 2009	3,321	10,630	13,951
Costs accrued (offset was to expense)	26,631	5,390	32,021
Cash payments	(12,466)	(10,202)	(22,668)
Foreign exchange	(444)	172	(272)

December 31, 2010	$17,042	$5,990	$23,032

2010 activity not reflected within the restructuring liability:
Costs expensed	$4,218	$1,805	$6,023
Cash payments	$(3,747)	$(1,805)	$(5,552)

Current portion of restructuring included in accrued liabilities and other	$16,941	$2,992	$19,933
Long-term portion of restructuring included in other noncurrent liabilities	$101	$2,998	$3,099

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

In January 2007, we approved a plan to restructure certain operations during 2007 related to the acquisition of Legacy SITEL. The plan included downsizing space in certain customer care centers and eliminating certain administrative and operational positions. This activity is detailed below.

Restructuring Purchase Allocation	Severance	Facility Exit and Other	Total

December 31, 2007	$4,156	$4,278	$8,434
Adjustments (offset to goodwill)	(1,210)	(452)	(1,662)
Cash payments	(2,584)	(2,027)	(4,611)
Foreign currency adjustments	(148)	(131)	(279)

December 31, 2008	214	1,668	1,882
Costs accrued (offset to expense)	30	147	177
Adjustments (offset to goodwill)	(200)	(241)	(441)
Cash payments	(46)	(1,102)	(1,148)
Foreign currency adjustments	3	(7)	(4)

December 31, 2009	1	465	466
Costs accrued (offset to expense)	-	21	21
Cash payments	-	(270)	(270)
Foreign currency adjustments	(1)	19	18

December 31, 2010	$-	$235	$235

The remaining accrual for all restructuring and exit activities related to the purchase allocation is to be paid in 2011 and is recorded as $235 in accrued liabilities in the accompanying Consolidated Balance Sheet.

9.	Long-Term Debt

The composition of long-term debt is as follows:

	2010	2009

Senior Notes due 2018	$292,829	$-
Senior secured credit facility:
Revolvers:
U.S. revolver	-	6,799
Canadian revolver	-	4,608
U.K. revolver	-	4,797
Term loans due 2014:
U.S. dollar term loan	286,739	473,818
Euro term loan	39,592	71,635
British pound sterling term loan	27,053	46,383

Total debt	646,213	608,040
Less: Debt maturing within one year	-	-

Total long-term debt	$646,213	$608,040

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

On March 18, 2010, the Company issued Senior Notes having an aggregate principal amount of $300,000 with an original issuance discount of $7,638. The Senior Notes are general unsecured obligations of the Company and are senior in right of payment to all existing and future indebtedness, if any, that is by its terms expressly subordinated to the Senior Notes. The Senior Notes are guaranteed by the Company’s domestic subsidiaries and will mature on April 1, 2018. Interest accrues on the Senior Notes at a rate of 11.5% annually, and is payable semi-annually in arrears on April 1 and October 1.

The Company is not required to make mandatory redemptions or sinking fund payments with respect to the Senior Notes; however at any time prior to April 1, 2013, the Issuers may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of Senior Notes issued under the indenture (including any additional Senior Notes issued subsequent to the initial offering), subject to certain terms and conditions.

Proceeds from the Senior Notes offering were used to pay down approximately $231,600 of the Company’s senior secured term loans (the “Term Loans”) and 100% of the outstanding balance on the Company’s senior secured revolving credit facilities (the “Revolvers”), both of which are discussed further below.

As a result of the partial pay down of the Term Loans, the Company reported a loss on extinguishment of debt of $3,019 on the 2010 Consolidated Statement of Operations and Comprehensive Loss, as detailed in the following table:

Write-off of deferred financing fees	$(371)
Fees paid	(2,648)

Loss on extinguishment of debt	$(3,019)

Additionally, there is an Original Issue Discount associated with the Senior Notes of $7,638, and the Company deferred debt issuance costs relating to the Senior Notes of $8,203, both of which will be amortized over the term of the Notes.

In February 2010, the Company entered into the third amendment (the “Third Amendment”) to our senior secured credit facility dated January 30, 2007 (as amended, the “Senior Secured Credit Facility”) to, among other things, permit the issuance of the Senior Notes, improve the terms of mandatory prepayment requirements, and modify our leverage covenant and interest coverage covenant, as stated below. The Third Amendment became effective on March 18, 2010, upon issuance and sale of the Senior Notes.

In April 2009, the Company entered into the second amendment to the Senior Secured Credit Facility which effected a technical amendment clarifying certain terms governing minimum borrowing amounts under certain interest rates including LIBOR.

In December 2008, the Company entered into the First Amendment (the “First Amendment”) to the Senior Secured Credit Facility. The First Amendment changed certain terms of the original Senior Secured Credit Facility, including the applicable interest rates and financial covenant thresholds. The Amendment has been accounted as an extinguishment of the former senior secured credit facility.

Total debt issuance costs relating to the First Amendment were $4,865, of which $3,626 was paid to the lenders and expensed during 2008. The remaining $1,239 was capitalized and will be amortized over the term of the debt. Historic debt financing costs relating to the original Senior Secured Credit Facility of $10,121 have been written off as unamortized fees and included in the loss on extinguishment of debt in 2008.

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

As required in the First Amendment, we issued an offer to purchase Term Loans under the Senior Secured Credit Facility. Lenders accepted this offer and in December 2008, we paid $15,000 to buy back $27,047 worth of principal, resulting in a gain of $12,047. In order to fund this repurchase, the Company received proceeds of $24,845 from Onex, $3,053 from OCP SC Investment Holdings Inc., and $2,102 from JANA Piranha Master Fund, Ltd. in exchange for the issuance of the Company’s 16% Cumulative Participating Preferred Stock, Series C (“Series C Preferred Stock”) at a rate of one share for every $1 thousand in cash.

This transaction triggered certain preemptive rights for other stockholders, including certain current and former members of Onex and Company management. In February 2009, the Company closed the sale of 983 additional shares of Series C Preferred Stock (nonvoting) raising gross proceeds of an additional $983. See Note 10 for additional information regarding these redeemable securities.

The transactional costs, gains, and losses resulting from the First Amendment have been netted and presented on the 2008 Consolidated Statement of Operations and Comprehensive Loss as a loss on extinguishment of debt of $1,700, as detailed in the following table:

Gain on extinguishment of debt	$12,047
Write-off of deferred financing fees	(10,121)
Fees paid	(3,626)

Loss on extinguishment of debt	$(1,700)

The Senior Secured Credit Facility provides for available borrowings in an aggregate amount of $760,000. Components of the Senior Secured Credit Facility are (1) the $675,000 aggregate principal amount Term Loans, including a $550,000 U.S. loan, a 51,447 thousand Euro loan, and a 30,000 thousand British pound sterling loan, and (2) the $85,000 aggregate principal amount Revolvers.

The Term Loans mature in January 2014, and amortize in equal quarterly installments in an aggregate annual amount equal to 0.25% of the original principal amount with the balance payable at maturity. Payments on the principal amount have exceeded the cumulative amortization schedule, thus no amount is due until maturity. Interest on the U.S., Euro, and British pound sterling portion of the Term Loans is based, at our option, on floating LIBOR plus the applicable margin of 5.5% or the higher of the federal funds rate plus 0.5% or prime rate plus the applicable margin of 4.5%. At December 31, 2010, the weighted average rate on the Term Loans was 5.79%. We have an interest rate swap agreement for a notional amount of $350,000 against our Term Loans that is based on a rate of 4.91% versus three month LIBOR. At December 31, 2010, including the impact of our interest rate swap, the weighted average interest rate on the Term Loans was 4.92%.

The Revolvers mature in January 2013. A commitment fee is payable quarterly at 0.50% per annum of the undrawn portion of the Revolvers. Interest on the Revolvers is based on floating LIBOR plus the applicable margin of 5.5% or prime rate plus the applicable margin of 4.5%. At December 31, 2010, the weighted average rate on the Revolvers was 0%, due to there being a $0 balance. At December 31, 2010, we had $83,903 available under the Revolvers after utilizing $1,097 for letters of credit outstanding. During 2010, the Company paid $50,000 of the outstanding balance on the Revolvers with the proceeds from the issuance of Senior Notes as discussed above.

Borrowings under the Senior Secured Credit Facility are collateralized by interests granted on a substantial portion of our worldwide assets and are guaranteed by certain subsidiary guarantors. We paid debt issuance costs of $30, $79, and $4,865 during 2010, 2009, and 2008, respectively, relating to the Senior Secured

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

Credit Facility. The unamortized balance of debt issuance costs relating to the Senior Secured Credit Facility and the Senior Notes is reflected in other noncurrent assets and was $8,755 and $2,310 at December 31, 2010 and 2009, respectively.

We are required to prepay certain amounts under the Senior Secured Credit Facility should we initiate specified transactions, including the issuance of equity, sale of certain assets, or additional debt issuance. On June 28, 2008, we received an equity investment of $12,263 related to Series B Preferred Stock, and we repaid $3,733 in accordance with provisions of our Senior Secured Credit Facility. In September 2008, we made a voluntary repayment on the Term Loans of $31,500 using proceeds from a $31,500 convertible subordinated note from Onex. As a result, we will not incur any quarterly principal installments before maturity in January 2014. In addition, on December 19, 2008, we received a $30,000 equity investment (Note 10) and used $15,000 of the proceeds to repurchase $27,047 of term debt.

The Senior Secured Credit Facility also contains customary affirmative and negative covenants such as restricting certain corporate actions, including asset dispositions, acquisitions, the payment of dividends, changes of control, the incurrence of indebtedness, providing financing and investments and transactions with affiliates. Under the Senior Secured Credit Facility, we are required to comply with the following financial covenants on a quarterly basis during 2009 and on an annual basis thereafter:

Senior Secured Leverage Ratio.  The senior secured leverage ratio is a maximum ratio of our total funded debt that is secured by a lien on any assets or equity interests of the Company or any of our subsidiaries to our Adjusted EBITDA (as defined in our Senior Secured Credit Facility) for each period of four consecutive quarters during the term of the Senior Secured Credit Facility.

Minimum Interest Coverage Ratio.  The minimum interest coverage ratio is the ratio of Adjusted EBITDA to cash interest expense (net of interest income) for each period of four consecutive quarters during the term of the Senior Secured Credit Facility.

Maximum Capital Expenditures.  The maximum capital expenditures covenant in our Senior Secured Credit Facility limits our annual capital spending, cash restructuring in excess of $10,000, and our acquisition expenses in excess of $10,000 to a pre-established limit each year and allows for carryover of unused spend up to a maximum of $5,000 per year.

For the four consecutive quarters ended March 31, 2008, the Company reported a technical violation of the Senior Secured Leverage and Minimum Interest Coverage ratios under the original Senior Secured Credit Facility to the Lenders. Under the terms of the Senior Secured Credit Facility, the Company has the opportunity to cure noncompliance with such ratios by obtaining Affiliate Sub Debt or common equity from certain qualifying sources. The Company is given Adjusted EBITDA credit in the calculation of such ratios for a period of four consecutive quarters dollar for dollar for any such Affiliate Sub Debt or common equity raised. Effective April 3, 2008, Onex issued a Convertible Subordinated Note (“Subordinated Note”) committing to provide the Company a loan of up to a maximum principal amount of $32,000 with interest accrued at 12% per annum, which loan qualified as Affiliate Sub Debt. From April 3 to May 15, 2008, the Company drew down $30,478 of the Subordinated Note, an amount sufficient under the terms of the original Senior Secured Credit Facility to place the Company in compliance with the Senior Secured Leverage and Minimum Interest Coverage Ratio tests for the four consecutive quarters ended March 31, 2008. As a result, pursuant to the terms of the original Senior Secured Credit Facility, such violation was permanently waived by the Lenders. On June 27, 2008, Onex elected to convert the entire outstanding principal amount of the Subordinated Note of $30,478, plus accrued interest of $671, into shares of the Company’s 12% Cumulative Participating Preferred Stock, Series B (nonvoting) (“Series B Preferred

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

Stock”) at a rate of one share for every $1 thousand in outstanding principal and accrued interest. Also, on June 27, 2008, the Company closed the sale of 12,263 additional shares of Series B Preferred Stock (nonvoting) pursuant to a preemptive rights offering required by the terms of the Company’s various agreements with its stockholders raising gross proceeds of an additional $12,263. See Note 10 for additional information regarding these redeemable securities.

Effective February 5, 2010, prior to our refinancing event discussed above, Onex ClientLogic Holdings, LLC, a subsidiary of Onex Corporation, issued a commitment letter stating that it would provide a maximum $20.0 million principal subordinated loan (“Onex Loan”) to the Company to improve our ability to comply with certain restrictive covenants under the Senior Secured Credit Facility for each and any of the fiscal quarters in the year ending December 31, 2010, in the event the Company otherwise would not be in compliance with such restrictive covenants. No amounts had been borrowed under the commitment letter when it expired on December 31, 2010.

We expect to be in compliance with the restrictive covenants in our Senior Secured Credit Facility throughout 2011. However, the decline in our Adjusted EBITDA during 2010 has increased our Senior Secured Leverage Ratio. If we are unable to increase our Adjusted EBITBA in line with tightening covenant levels, or in the event of unforeseen adverse circumstances, we could be forced to undertake additional restructuring activities (including further cost reductions), further management of working capital or capital expenditures, or seek additional financing, in order to remain compliant with these covenants. We may also need to decrease the use of our Revolvers, which would have the effect of decreasing our Senior Secured Leverage Ratio. There is no assurance that we would be able to implement such additional actions or obtain additional financing with acceptable terms and conditions, or that we would have the flexibility to decrease our Revolver draw if necessary. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt.

Future maturities of the Company’s outstanding long-term debt as of December 31, 2010 are summarized as follows:

2011	$-
2012	-
2013	-
2014 (Term Loans)	353,384
2015	-
2016 and thereafter (Senior Notes)	300,000

Total debt payments	653,384
Less amount representing unamortized debt discount	(7,171)

Total debt balance at December 31, 2010	$646,213

10.	Capital Stock

Authorized

20.00 million preferred shares, par value $0.01 per share issuable in series. The Board of Directors determines the voting rights, dividend policy, and conversion rights of these preferred shares.

•	On December 10, 2008, the Company authorized the issuance of 125,000 shares of Series C Preferred Stock. At December 31, 2010 and 2009, the number of Series C Preferred shares issued and

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

outstanding were 30,983. These preferred shares, the majority held by Onex and other related parties, have a mandatory redemption date of July 2, 2018 for cash, and also have the right to be converted, at any time through the redemption date at the option of the holder, into the Company’s Class A Voting Common Stock (initially at $1.50 per share), in settlement of the Company’s obligations (including all accumulated and unpaid dividends through the redemption date. The liquidation value, including accrued dividends payable, at December 31, 2010 and 2009 of $37,278 and $31,566, respectively, is net of deferred financing costs of $311 and $366, respectively, and the Beneficial Conversion Feature (“BCF”) of $4,325 and $4,192, respectively. The net value is recorded as redeemable securities (outside of permanent equity) on the accompanying Consolidated Balance Sheets. The Series C Preferred Stock ranks senior to each other class of the Company’s stock in liquidation rights. Holders of the Series C Preferred Stock are entitled to receive cumulative dividends at the rate of 16% of the liquidation preference per share per annum, which accrue from inception and are payable at the mandatory redemption date or upon declaration by the Board of Directors. Dividends accrued in 2010 and 2009 amounted to $5,789 and $5,141, respectively, and are recorded to additional paid-in capital.

Since the conversion option of the Series C Preferred Stock into Class A Voting Common Stock at $1.50 per share is less than the fair value of the common stock on the December 2008 and February 2009 issuance dates ($2.75 per share), there is a BCF associated with this preferred stock. The value of the BCF has been recognized separately at issuance by allocating a portion of the proceeds equal to the intrinsic value to additional paid-in capital. For the Series C Preferred Stock owned by certain other related parties, this discount is then being accreted from the date of issuance to the stated redemption date of July 2, 2018. For the Series C Preferred Stock owned by Onex, the BCF was immediately amortized to temporary equity at the date of issuance due to the existence of an in-substance put on the stock (see below). The BCF discount at December 31, 2010 and 2009 is $4,325 and $4,192, respectively. The Company recognized $718 and $923 of accretion within equity related to the BCF during 2010 and 2009, respectively.

•

On April 3, 2008, the Company authorized the issuance of 125,000 shares of Series B Preferred Stock. At December 31, 2010 and 2009, the number of shares of Series B Preferred Stock issued and outstanding were 48,244. These preferred shares, the majority held by Onex and other related parties, have a mandatory redemption date of July 2, 2018 for cash, and also have the right to be converted, at any time through the redemption date at the option of the holder, into the Company’s Class A Voting Common Stock (initially at $4.85 per share), in settlement of the Company’s obligations (including all accumulated and unpaid dividends through the redemption date). The liquidation value, including accrued dividends payable, at December 31, 2010 and 2009 of $57,282 and $50,995, respectively, is net of deferred financing costs of $533 and $626, respectively. The net value is recorded as redeemable securities (outside of permanent equity) on the accompanying Consolidated Balance Sheets. The Series B Preferred Stock ranks senior to each class of common stock in liquidation rights. Holders of the Series B Preferred Stock are entitled to receive cumulative dividends at the rate of 12% of the liquidation preference per share per annum, which accrue from inception and are payable at the mandatory redemption date or upon declaration by the Board of Directors. Dividends accrued in 2010 and 2009 amounted to $6,195 and $5,605, respectively, and are recorded to additional paid-in capital.

•

The Series B and C Preferred Stock contain an optional cash redemption call option that is only exercisable by the Company. Since Onex controls the majority of the Board of Directors, accounting guidance requires the Company to account for this as an in-substance put option, since it assumes that Onex could force the execution of the call option. The in-substance put option meets the qualifications of a derivative, requiring it to be separated from the host instrument and recorded as a liability at fair

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

value, with subsequent changes in the fair value recorded to the income statement. The Company has determined that the value is immaterial as of December 31, 2010 and 2009, thus no adjustment to the carrying value of the stock has been recorded in relation to the in-substance put option.

205.00 million Class A voting common shares, par value $0.01 per share, entitled to one vote per share and to receive dividends as declared. At December 31, 2010 and 2009, the number of Class A voting common shares issued was 31.17 million and 31.24 million. At December 31, 2010 and 2009, there were 28.88 million and 29.15 million Class A voting common shares outstanding, respectively, net of treasury shares of 2.29 million and 2.09 million, respectively. Also, the Company is required to at all times reserve and keep available out of its authorized but unissued shares of Class A voting common stock, solely for the purpose of issuance upon the conversion of the Series B and Series C Preferred Stock, such number of shares of Class A voting common stock as are issuable upon the conversion of all outstanding shares of Series B and Series C Preferred Stock.

During 2010, 2009, and 2008, an additional 0.20 million, 0.09 million, and 0.13 million Class A voting common shares were issued primarily related to director compensation and executive purchase.

20.00 million Class A nonvoting common shares, par value $0.01 per share. No Class A nonvoting shares have been issued.

120.00 million Class B voting common shares, par value $0.01 per share, entitled to 25 votes per share and to receive dividends as declared, and convertible into the same number of shares of Class A voting common stock at any time. At both December 31, 2010 and 2009, the number of Class B voting common shares issued and outstanding was 88.28 million.

8.50 million Class B nonvoting common shares, par value $0.01 per share. No Class B nonvoting common shares have been issued.

7.50 million Class C voting common shares authorized, par value $0.01 per share, entitled to one vote per share and to receive dividends as declared. At December 31, 2010 and 2009, 6.75 million Class C voting common shares were issued and outstanding.

The Company is precluded from paying dividends under the Senior Secured Credit Facility and the Senior Notes, which are discussed in Note 9.

Exchangeable Preferred Stock

Pursuant to a charter and related support agreement, as of December 31, 2010 and 2009, 1.71 million shares of exchangeable preferred stock held in a subsidiary of the Company have the right to exchange their shares for Class A voting common shares, plus any dividends declared on the Class A voting common shares. These exchangeable preferred shares have no voting rights or other rights of redemption. If exchanged, the preferred shares will be exchanged for Class A voting common shares on a 1 to 1 basis. We have agreed to repurchase the exchangeable preferred shares at the underlying fair market value of the common stock for which they are exchangeable in the event that we are unable to issue the class A common stock upon conversion of the exchangeable preferred shares. None of these exchangeable preferred shares were converted into shares of Class A voting common shares during 2010, 2009, or 2008. The exchangeable preferred shares are recorded at $2,665 at December 31, 2010 and 2009 in the accompanying Consolidated Balance Sheets.

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

Treasury Shares

The Company purchased 0.20 million and 0.18 million Class A shares for $551 and $507, the estimated fair value at the time of purchase, during 2010 and 2009, respectively (none during 2008). From March 2001 through December 31, 2010, the Company has purchased a total of 2.29 million treasury shares for $8,170, but currently does not have an authorized stock repurchase plan.

Stock-Based Compensation

The Company maintains several equity compensation plans, which are described below.

Stock Option Plan

The Company’s 1998 Stock Option Plan (the “1998 Option Plan”), which is stockholder approved, permits the grant of stock options to directors, officers, and key employees. Option awards are generally granted with an exercise price not less than 100% of the fair value of the Company’s stock at the date of the grant, generally vest over a four-year period, and are generally exercisable for 10 years from the date of the grant. Upon the termination of the option holder’s employment with the Company, or upon a change in control, the Company has the option (but not the obligation) to purchase the original stock options from the option holder, or if the option had been exercised, the stock resulting from such exercise. The per share purchase price to be paid by the Company, if such contingent call option is exercised, is the current fair market value of the Company’s Class A voting common shares less the applicable per share option price. An aggregate of 10,197,000 shares of the Company’s Class A common stock have been reserved for issuance under the 1998 Option Plan.

Since January 2005, following the decision of the Company to issue restricted stock and restricted stock units pursuant to individual employee restricted stock and restricted stock unit grant plans and agreements (the “Restricted Plans”) described more fully below, the Company has not granted any stock options. The unvested portion of previously granted stock options outstanding resulted in the recognition of compensation cost of less than $100 for 2010, 2009, and 2008. This amount is included in selling, general, and administrative expenses in the accompanying Consolidated Statements of Operations and Comprehensive Loss and was determined on a straight-line basis. The fair values of unvested stock options granted by the Company are determined using the Black-Scholes valuation model that uses various assumptions. The risk-free interest rate is based on the U.S. Treasury yield curve at the time of the grant. The expected term of stock options granted represents the period of time that stock options granted are expected to be outstanding. The expected volatility is based on the S&P 500’s 100-day historical price volatility over a period of time commensurate with the expected life of the option grant. There were no related income tax benefits recognized in the accompanying Consolidated Statements of Operations and Comprehensive Loss, and no realization of the benefit of tax deductions in excess of recognized tax benefits from the exercise of stock options for 2010, 2009, and 2008.

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

A summary of nonqualified and incentive stock option activity under the 1998 Option Plan is presented below:

	Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value

Options outstanding at January 1, 2008	691,144	$3.26
Exercised	-	-
Forfeited	(541,746)	3.03

Options outstanding at December 31, 2008	149,398	4.09
Exercised	-	-
Forfeited	(113,587)	3.28

Options outstanding at December 31, 2009	35,811	6.67
Exercised	-	-
Forfeited	(11,111)	11.24

Options outstanding at December 31, 2010	24,700	$4.62	2.22	$114

Exercisable at December 31, 2010	24,700	$4.62	2.22	$114

Options outstanding at December 31, 2010 consist of the following:

Range of Exercise	Options Outstanding	Weighted Average Remaining Life (Years)	Options Exercisable	Weighted Average Exercise

$2.30 - 4.00	21,200	2.5	21,200	$3.44
$ 11.75 - 13.38	3,500	0.3	3,500	11.75

	24,700		24,700

No options were exercised during 2010, 2009, or 2008. No options vested during 2010 or 2009. The total fair value of options vested during 2008 was $1.

Restricted Stock and Restricted Stock Unit Plans

In 2005, the Company made offers to certain employees whereby the Company would grant to the employee a stated number of restricted Class A voting common shares pursuant to the Restricted Plans in return for cancellation of all the employee’s stock options and in consideration for the employee’s past and future contributions to the Company. No restricted shares were issued in exchange for the cancellation of stock options in 2010, 2009, or 2008. See later discussion and table regarding restricted stock units granted.

The restricted shares vest over a two-year period and the restricted stock units vest over a three-year period, commencing upon a change in control, initial public offering, or liquidation (a liquidity event). The Company has a right of first refusal to acquire the restricted shares held by an employee at the current fair value, even after the restriction period lapses.

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

In 2009, we also awarded 134,775 restricted shares to certain executives under terms that differ from the terms of our Restricted Plans (the “Modified Restricted Plans”) that permit such restricted shares and restricted stock units issued to vest immediately upon a termination of the executive’s employment under most circumstances. No shares were issued under the Modified Restricted Plans during 2010 or 2008.

The summary of restricted stock activity is set forth below:

	Shares	Weighted Average Grant Date Fair Value

Unvested at January 1, 2008	1,953,028	$6,434
Granted	-	-
Vested	-	-
Forfeited	(331,500)	(969)

Unvested at December 31, 2008	1,621,528	5,465
Granted	134,775	371
Vested	-	-
Forfeited	(356,500)	(1,107)

Unvested at December 31, 2009	1,399,803	4,729
Granted	-	-
Vested	-	-
Converted	(101,050)
Forfeited	(164,778)	(698)

Unvested at December 31, 2010	1,133,975	$4,031

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

Additionally, there are unvested restricted stock units, covered under the Restricted Plans, which are similar to restricted shares except that actual shares of Class A voting common stock are only issued to individuals upon vesting and exercise. These restricted stock units vest over a three-year period commencing upon a change in control, initial public offering, or liquidation. The summary of activity related to restricted stock units is set forth below:

	Stock Units	Weighted Average Grant Date Fair Value

Unvested at January 1, 2008	931,000	$3,942
Granted	755,000	3,662
Forfeited	(326,500)	(1,584)

Unvested at December 31, 2008	1,359,500	6,020
Granted	1,026,000	2,822
Forfeited	(395,000)	(1,771)

Unvested at December 31, 2009	1,990,500	7,071
Granted	321,000	688
Forfeited	(670,500)	(3,048)

Unvested at December 31, 2010	1,641,000	$4,711

As of December 31, 2010 and 2009, there was approximately $7,339 and $9,347 of total unrecognized compensation cost (including the effect of expected forfeitures) related to unvested restricted stock and restricted stock units that the Company had not recorded. We will recognize that cost over a period of two and three years for restricted shares and restricted stock units, respectively, following the occurrence of a change in control, initial public offering, or liquidity event, as defined in the Restricted Plans.

Deferred Compensation Plan

The Company has a deferred compensation plan pursuant to which certain employees and directors have been given the option to defer compensation. Compensation deferred is in the form of phantom stock units, which are held in the plan for the benefit of the individual until such compensation is distributed in accordance with the terms of the agreement. A total of 35,357 phantom stock units were outstanding at December 31, 2010. A total of 70,714 phantom stock units were outstanding at December 31, 2009 and 2008.

With respect to the remaining 35,357 phantom stock units, the Company has the option of settling the obligation in either cash or Class A voting common shares. These phantom stock units are classified as a liability, as the Company may settle these awards in cash. Accordingly, $63 and $194 is recorded in other noncurrent liabilities at December 31, 2010 and 2009, respectively. Compensation income of $34 and $148 was recorded in 2010 and 2008, respectively, based on the stock price at the end of the applicable period. No compensation income or expense was recorded during 2009 related to phantom stock units.

Stockholders’ Agreement

Pursuant to the Company’s Stockholders’ Agreement, as amended and restated, the Company has a contingent call option on all common shares of the Company held by any management stockholder (as defined). Upon termination of employment for any reason (other than retirement, death, or disability), the

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

Company has the option to purchase the common shares held by the management stockholder at the then fair market value of such common shares. The Company has not elected to exercise this contingent call option since inception of the Stockholders’ Agreement.

11.	Income Taxes

Income (loss) before income taxes, noncontrolling interest, and discontinued operations consists of the following:

	2010	2009	2008

Domestic	$(24,655)	$862	$(79,621)
Foreign	(18,690)	(64,480)	(83,874)

Total	$(43,345)	$(63,618)	$(163,495)

The provision for income taxes attributable to continuing operations consists of the following:

	2010	2009	2008

Current tax provision
U.S. federal	$102	$-	$-
State and local	1,162	2,245	868
Foreign	(1,138)	15,657	22,795

Total current tax provision	126	17,902	23,663

Deferred tax provision
U.S. federal	276	1,205	-
State and local	(3,886)	18	(117)
Foreign	(1,004)	(5,754)	(19,207)

Total deferred tax provision	(4,614)	(4,531)	(19,324)

Total provision for income taxes	$(4,488)	$13,371	$4,339

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income (loss) from continuing operations, before noncontrolling interests, as a result of the following:

	2010	2009	2008

Tax benefit at statutory U.S. tax rate (35%)	$(15,171)	$(22,266)	$(57,223)
State and local taxes, net of federal benefit	(1,933)	352	1,131
Goodwill and intangible impairment	-	16,169	35,825
Valuation allowance	10,374	7,325	26,978
Impact of foreign operations	5,079	3,341	4,073
Foreign debt waiver	-	4,004	(4,004)
Change in tax reserves	(8,470)	6,627	5,125
Nondeductible expenditures	4,704	2,966	(1,848)
Foreign dividends and interest	7,039	3,554	301
Tax rate differences of foreign subsidiaries	(6,547)	(7,930)	(6,511)
Jobs tax credits	-	(1,505)	-
Dividends on shares subject to mandatory redemption	-	-	1,170
Other	437	734	(678)

	$(4,488)	$13,371	$4,339

Deferred Taxes

Deferred tax assets (liabilities) included in the accompanying Consolidated Balance Sheets consists of the following:

	2010	2009

Operating loss carryforwards	$176,663	$171,880
Accrued liabilities	10,481	15,033
Property, equipment, and amortization	28,880	32,780
Federal, state, and foreign tax credits	13,961	12,467
Accrued and unearned compensation	2,381	2,496
Customer and grant intangible assets	3,018	1,077
Restructuring liabilities	5,120	2,083
Unrealized gain	2,884	1,063

Total deferred tax assets	243,388	238,879

Definite and indefinite lived intangibles	(18,312)	(21,523)
Unrepatriated foreign earnings	(3,256)	(137)
Other	(343)	(244)

Total deferred tax liabilities	(21,911)	(21,904)

Net deferred tax assets	221,477	216,975

Valuation allowance	(212,763)	(208,885)

Net deferred tax assets	$8,714	$8,090

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

The balance sheet classification of the net deferred tax assets (liabilities) is as follows:

	2010	2009

Net current deferred tax assets	$2,104	$1,212
Net noncurrent deferred tax assets	20,026	19,890
Net current deferred tax liabilities	(5,113)	(3,232)
Net noncurrent deferred tax liabilities	(8,303)	(9,780)

Total net deferred tax assets	$8,714	$8,090

The Company has not recorded deferred U.S. income tax liabilities of $15,846 and $14,946 applicable to undistributed earnings of $46,460 and $43,300 at December 31, 2010 and 2009, respectively, related to certain foreign subsidiaries as these undistributed earnings are indefinitely reinvested in foreign operations. For the remaining foreign subsidiaries, if earnings of such subsidiaries were not reinvested, the resulting U.S. tax liability would be substantially offset by the utilization of U.S. net operating loss carryforwards. Furthermore, foreign withholding taxes may be imposed on actual distributions. As of the years ended 2010 and 2009, the Company has established deferred tax liabilities in the amount of $3,256 and $137, respectively, for anticipated repatriations of earnings from foreign subsidiaries in New Zealand, India, Poland, Spain, and Portugal, as the Company does not consider the earnings to be indefinitely reinvested. The Company reviews the assertion for indefinitely reinvested earnings in line with its global cash strategy. Based on this review, the Company could change its assertion for indefinitely reinvested earnings for one or more foreign subsidiaries within the next twelve months.

Valuation Allowances

U.S. GAAP requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. A review of all available positive and negative evidence needs to be considered, including a company’s current and past performance, the market environment in which the company operates, the utilization of past tax credits, length of carryback and carryforward periods, existing contracts that will result in future profits, etc.

As a result of historical operating losses, the Company has established a valuation allowance of $212,763 and $208,885 at December 31, 2010 and 2009, respectively. The valuation allowance increased $3,878 and $10,281 during 2010 and 2009, respectively.

Based upon available positive and negative evidence with respect to certain of its subsidiaries in France, Canada, Spain, United Kingdom, and Belgium, management concluded in 2009 that the subsidiaries could not realize the benefit of its deferred tax assets due to the recent operating results of such subsidiaries. Based on this conclusion, management established valuation allowances in the amounts of $534, $1,975, $4,296, $1,106, and $721 for France, Canada, Spain, United Kingdom, and Belgium, respectively.

In 2010, management concluded that certain of its operations in the United States support the release of the valuation allowance related to certain state and local deferred tax assets in the amount of $4,137. Due to the closure of the Company’s Bangalore site, management further concluded that it is more likely than not that the benefit of certain Indian deferred tax assets in the amount of $909 cannot be realized in the future.

The Company has significant deferred tax assets in many of the jurisdictions in which it operates. Management will continue to assess the Company’s ability to realize the deferred tax benefits in jurisdictions which currently have valuation allowances. There are certain foreign jurisdictions where management feels it is necessary to see further evidence of sustained achievement towards financial targets

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

before any valuation allowance can be released with respect to these foreign operations. If such goals can be achieved and sustained throughout 2011, the Company may release all or a portion of the remaining valuation allowance as early as the fourth quarter of 2011 with respect to these foreign operations. Such release would have a positive impact on our income tax expense and net income in the period of release.

The transactions in the valuation allowance for the years ended December 31, 2010, 2009, and 2008 are as follows:

	2010	2009	2008

Balance, beginning of year	$(208,885)	$(198,604)	$(177,595)
Additions charged to expense	(6,811)	(7,005)	(30,663)
Additions charged to other accounts (1)	-	(4,799)	(6,837)
Deductions (2)	2,933	1,523	16,491

Balance, end of year	$(212,763)	$(208,885)	$(198,604)

(1)	Foreign currency translation adjustments charged to other comprehensive loss
(2)	Offset was to other comprehensive loss

Tax Attributes (Net Operating Losses, Tax Credits, and Tax Holidays)

At December 31, 2010, the Company had $380,256 of U.S. federal operating loss carryforwards and $514,265 of state operating loss carryforwards, which expire if not utilized beginning 2020 through 2030 and 2010 through 2030 respectively. At December 31, 2010, the Company had $131,584 and $3,445 of U.S. federal net operating loss carryforwards and U.S. federal tax credits, respectively, which are subject to limitation under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended.

The Company has foreign operating loss carryforwards in the following jurisdictions, which expire at the dates indicated:

	Amount	Expiration period

United Kingdom	$62,383	Indefinite carryforward
Netherlands	49,216	2011 - 2019
France	33,854	Indefinite carryforward
Germany	27,513	Indefinite carryforward
Australia	18,904	Indefinite carryforward
Spain	20,453	2012-2025
Brazil	14,782	Indefinite carryforward
Other foreign net operating losses with expiration dates	16,310	2012 - 2029
Other foreign net operating losses with indefinite carryforward	26,047	Indefinite carryforward

At December 31, 2010, the Company has $7,628 of U.S. federal tax credit carryforwards, which begin to expire in 2020, and $1,157 of state tax credit carryforwards, which began to expire in 2011. In addition, the Company has tax credits in foreign jurisdictions of $5,049, which will expire between 2012 and 2017.

In 2010, 2009, and 2008 for U.S. federal income tax purposes, the Company recognized certain unrepatriated dividends and other interest income due to financing terms under third party and intercompany financing arrangements totaling approximately $16,524, $2,591, and $2,465, respectively.

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

The Company has been granted tax holidays in certain countries. The majority of the tax benefit was generated from the Company’s operations in the Philippines and India. The Philippines tax holidays continue to expire up to September 2011, at which time an income tax rate of 5% will apply. The tax holiday in India is 100% through March 2011. The tax benefit received by the Company related to the tax holidays in the Philippines and India is approximately $2,348 and $2,281, respectively for 2010, and $3,369 and $3,900, respectively for 2009.

Unrecognized Tax Benefits

U.S. GAAP defines the threshold for recognizing the tax benefits of a tax return filing position in the financial statements as more likely than not to be sustained by the taxing authority. A tax position that meets the more likely than not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized. U.S. GAAP provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits.

The following table summarizes the activity related to our gross unrecognized tax benefits:

	2010	2009	2008

Beginning balance	$40,990	$31,515	$38,992
Increases (decreases) related to prior year tax positions	3,798	(55)	140
Increases related to current year tax positions	1,858	6,418	2,943
Decreases related to settlements with taxing authorities	(8,478)	-	-
Decreases related to lapsing of statute of limitations	(885)	(1,192)	(2,735)
Currency translation adjustment	(104)	4,304	(7,825)

Ending balance	$37,179	$40,990	$31,515

As of December 31, 2010 and 2009, in addition to the balance above, we had accrued $4,481 and $10,479 for payment of interest and $7,367 and $7,866 for payment of penalties respectively. At this time, we are unable to determine when ultimate payment will be made for any of these items. If cash settlement for all of these items occurred in the same year, there would be a material impact to cash flow. Upon future recognition of the unrecognized tax benefits as of December 31, 2010, including interest and penalties, $39,319 will have a favorable impact on the effective tax rate.

We are no longer subject to U.S. federal, state, or non U.S. income tax examinations or assessment of taxes by tax authorities with respect to years ending on, or prior to, December 31, 2002, except that our net operating loss carryforwards in several jurisdictions are subject to adjustment generally until the expiration of applicable statutes of limitation for the years in which such loss carryforwards are utilized. We are currently under audit in the United Kingdom, Canada, Ireland, Germany, France, Philippines, and India. We do not expect these tax audits to have a material impact to our Consolidated Financial Statements.

It is reasonably possible that within the next 12-month period, the amount of unrecognized tax benefits for certain foreign tax positions might be reduced by $1,424 as a result of statute expirations or a final determination.

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

12.	Employee Benefits and Compensation

The Company has defined benefit pension plans covering certain employees outside of the U.S. The following sets forth the obligations, assets, and funded status of the plans. See Note 1.

	2010	2009	2008

Change in projected benefit obligation
Projected benefit obligation at beginning of year	$6,907	$5,038	$6,018
Service cost	663	864	622
Interest cost	416	341	371
Actuarial (gain) loss	(830)	(256)	(986)
Benefits paid	(264)	(191)	(54)
Foreign exchange	(208)	332	(1,388)
Past service cost	-	763	-
Other	179	16	455

Projected benefit obligation at end of year	6,863	6,907	5,038

Change in plan assets
Fair value of plan assets at beginning of year	3,389	3,108	5,804
Actual return on plan assets	398	119	(1,313)
Employer and employee contributions	24	70	83
Foreign exchange	(128)	283	(1,226)
Benefits paid	(151)	(191)	(240)

Fair value of plan assets at end of year	3,532	3,389	3,108

Unfunded status/net pension liability	$(3,331)	$(3,518)	$(1,930)

Net periodic pension cost consisted of the following:

	2010	2009	2008

Service cost	$663	$864	$622
Interest cost	416	341	371
Actual return on plan assets	(398)	(119)	1,313
Difference between expected return and actual return on plan assets for period	167	(105)	(1,712)
Other	(10)	(10)	79

Net periodic pension cost	$838	$971	$673

Amounts recognized in the accompanying Consolidated Balance Sheets are as follows:

	2010	2009

Other noncurrent assets	$103	$-
Other noncurrent liabilities (pension liability)	(3,434)	(3,518)

	$(3,331)	$(3,518)

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

Amounts recognized in accumulated other comprehensive income are as follows:

	2010	2009

Actuarial gain	$2,904	$2,193
Prior service cost	(824)	(951)
Difference between actual and expected return on assets, loss	(1,339)	(1,512)
Other / CTA, gain (loss)	25	(2)

	$766	$(272)

The assumptions used in determining pension costs for the predominate plan include the following:

	2010	2009	2008

Discount rate	5.7%	5.8%	5.8%
Expected return on plan assets	7.1%	6.7%	6.7%
Rate of compensation increase	4.3%	4.8%	4.8%

The assumptions used in determining pension obligations for the predominate plan include the following:

	2010	2009

Discount rate	5.3%	5.7%
Rate of compensation increase	4.3%	4.3%

For the predominate plan, the discount rate used is based on the yield on the Merrill Lynch Corporate Bond Index for bonds with AA rating and duration greater than 15 years. The expected long-term rate of return on assets was determined using a weighted average calculation for the various investments of the plans. For 2010 and 2009, the expected yield on bonds, based on high quality corporate bonds, was 5.0% and 4.9%, respectively. Based on current short-term investment rates, the yield on cash investments was 3.4% and 3.7% for 2010 and 2009, respectively. For equities, based on current forecasts and the plans’ historical return on equities, the rate was set at 7.9% and 7.5% for 2010 and 2009, respectively, while the return on real estate investments was 7.9% and 8.0% for 2010 and 2009, respectively.

Estimated contributions and benefits are as follows:

	Estimated
	Benefits	Contributions

December 31
2011	$425	$371
2012	634	579
2013	926	860
2014	691	629
2015	1,218	1,155
2016 and thereafter	13,658	13,311

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

The Company’s investment strategy in managing pension assets is to maintain an overweight position in equities, particularly in overseas and emerging markets in order to achieve desired returns with appropriate levels of risk. The use of derivative instruments is not permitted. The Company’s pension plan weighted-average actual asset allocations are as follows:

	2010	2009

Equity securities	74.9%	76.7%
Debt securities	4.6%	4.2%
Real estate	10.6%	9.5%
Other	9.9%	9.6%

U.S. GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are classified into a hierarchy by the inputs used to perform the fair value calculation as follows:

Level 1 – Fair value based on unadjusted quoted prices for identical assets or liabilities in active markets.

Level 2 - Modeled fair value with model inputs that are all observable market values.

Level 3 – Modeled fair value with at least one model input that is not an observable market value.

The fair value measurements of major categories of plan assets are as follows:

	Fair Value Measurements at December 31, 2010
Asset Category	Total	Level 1	Level 2	Level 3

Equity securities	$2,645	$2,645	$-	$-
Debt securities	162	162	-	-
Real estate	374	-	-	374
Other	351	-	-	351

Total	$3,532	$2,807	$-	$725

	Fair Value Measurements at December 31, 2009
Asset Category	Total	Level 1	Level 2	Level 3

Equity securities	$2,600	$2,600	$-	$-
Debt securities	141	141	-	-
Real estate	323	-	-	323
Other	325	-	-	325

Total	$3,389	$2,741	$-	$648

The Company also sponsors various employee retirement plans. In the United States, the Company sponsors a 401(k) savings plan that covers substantially all U.S. employees. In both Canada and Europe, the Company sponsors similar defined contribution plans. Expenses related to the defined contribution plans

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

amounted to $412, $507, and $2,064 in 2010, 2009 and 2008, respectively. The Company also complies with other government mandated benefit plans which did not require contribution in 2010, 2009, or 2008.

13.	Related Party Transactions

On February 5, 2010, Onex ClientLogic Holdings, LLC, a subsidiary of Onex Corporation, provided the Company with a Commitment Letter stating that they would provide a subordinated loan to the Company of up to a maximum principal amount of $20.0 million to comply with the financial covenants included within the Senior Secured Credit Facility. No amounts had been borrowed under the Commitment Letter when it expired on December 31, 2010. See Note 9 for additional information regarding the Commitment Letter.

In February 2009, certain Onex affiliated and other related parties discussed in Note 10 provided the Company cash proceeds of $983 in exchange for 983 shares of the Company’s Series C Preferred Stock. This preemptive rights offering was triggered by a transaction in December 2008, in which Onex and certain other related parties provided the Company cash proceeds of $30,000 in exchange for 30,000 shares of Series C Preferred Stock. See Note 10 for additional information regarding these redeemable securities.

In June 2008, Onex converted all $30,478 in principal plus $671 in accrued interest outstanding pursuant to the Subordinated Note issued by the Company in April 2008 into 31,149 shares of the Company’s Series B Preferred Stock. This transaction triggered certain preemptive rights for other stockholders, including certain members of Onex and Company management, resulting in the issuance of additional shares of Series B Preferred Stock at $1,000 per share. See Note 10 for additional information regarding these redeemable securities.

The Company has rented facilities and purchased information services from its former noncontrolling partner in CLI3L. The Company expensed fees related to these services of $888, $780, and $2,346 for the years ended December 31, 2010, 2009, and 2008, respectively. At December 31, 2010 and 2009, the Company had a payable of $271 and $28, respectively, to this related party. All leases and other contracts with this related party had expired or been terminated on or before December 31, 2010.

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

14.	Lease Commitments

Capital Leases

The Company is obligated under various capital leases for certain property, software, and equipment. We record assets under capital leases at the present value of the minimum lease payments. We amortize assets under capital leases on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset. The Company had capital lease assets of $7,006 and $9,445 at December 31, 2010 and 2009, respectively. At December 31, 2010, the future minimum payments under capital leases were as follows:

Minimum Lease Payments

Years Ending
2011	$4,217
2012	3,698
2013	2,393
2014	844
2015	275
2016 and thereafter	-

11,427

Amount representing interest	(1,366)

Net	$10,061

Operating Leases

The Company also leases property and equipment under noncancelable operating lease arrangements with initial or remaining lease terms in excess of one year. We recognize rent holidays and rent escalations on a straight-line basis over the lease term; and landlord/tenant incentives are recorded as deferred rent and amortized over the life of the related lease. At December 31, 2010, the future minimum payments under operating leases were as follows:

Minimum Lease Payments

Years Ending
2011	$44,064
2012	38,115
2013	22,782
2014	12,429
2015	12,464
2016 and thereafter	6,419

Total	$136,273

For the years ended December 31, 2010, 2009, and 2008, the Company recognized rent expense under operating leases of $54,546, $62,700, and $70,643, respectively.

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

15.	Noncontrolling Interest

In June 2003, the Company incorporated CLI3L to report the results of operations from a joint venture agreement entered into by the Company with ITC. CLI3L managed and operated two customer care management facilities in India and was 50.01% owned by the Company prior to September 2008. The Company controlled a majority of the voting rights of CLI3L, with ITC possessing certain minority voting and other rights including several put options to require the Company to repurchase ITC’s stock in ITC at certain formula driven prices. On May 28, 2008, ITC exercised its first put option. Based on this exercise, per agreement of the Company and ITC, the ultimate settlement price for the remaining 49.99% of CLI3L was fixed at $25,929 and, subject to ITC’s exercise of its remaining put options, was payable at fixed periodic settlement dates through November 2009.

Since the Company and ITC agreed on a fixed settlement price for the acquisition of ITC’s 49.99% equity interest in CLI3L, the Company adjusted through equity the redeemable noncontrolling interest amount to the redemption value and accreted the redemption value to the ultimate fixed settlement price of $25,929 over the settlement dates through November 2009.

In September 2008, the Company completed the acquisition of 8% of CLI3L from ITC resulting from ITC’s first put option exercise in May 2008. In November 2008, the Company completed the acquisition of an additional 8% of CLI3L in November 2008 following ITC’s exercise of its second put option. These transactions were accounted for as step acquisitions at the respective acquisition dates. As of December 31, 2008, the Company owned 66% of the outstanding equity of CLI3L which was then known as Sitel Operating Corporation India Limited (the “India JV”).

In 2009, the Company acquired the remaining 34% of the India JV from ITC (8% in May; 8% in October; and 18% in November) following ITC’s exercise of its remaining put options. As of December 31, 2009, we owned 100% of the outstanding equity of the former India JV. The purchase price for the remaining 34% interest of $14,545 was recorded as an equity transaction. Net income attributable to the noncontrolling interest was $0 and $781 for the years ended December 31, 2009 and 2008, respectively.

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

Refer to the following table for the 2008 and 2009 activity related to the ITC redeemable noncontrolling interest:

Date	Description	Amount

31-Dec-07	ITC noncontrolling interest amount	$6,969

Jan - May 08	Noncontrolling interest expense	781

Jan - May 08	Currency translation adjustment impact	(579)

May-08	ITC noncontrolling interest amount	7,171

May-08	First put option exercised by ITC - adjustment through equity	16,175

Sep-08	Acquisition of 8% of ITC’s equity interest resulting from the May 2008 put option	(5,693)

Nov-08	Acquisition of an additional 8% of ITC’s equity interest resulting from the November 2008 put option	(4,508)

2008	Accretion and dividends recorded to fixed settlement amount	1,400

31-Dec-08	Company’s redeemable noncontrolling interest amount in the India JV	$14,545

May-09	Acquisition of 8% of ITC’s equity interest resulting from the May 2009 put option	(3,683)

Oct-09	Acquisition of an additional 8% of ITC’s equity interest resulting from the October 2009 put option	(3,783)

Nov-09	Acquisition of the final 18% of ITC’s equity interest resulting from the November 2009 put options	(8,284)

2009	Accretion and dividends recorded to fixed settlement amount	1,205

31-Dec-09	Company’s redeemable noncontrolling interest amount in the India JV	$-

16.	Commitments and Contingencies

The Company and its subsidiaries from time to time are subject to legal claims arising in the ordinary course of business. While the Company is unable to predict the outcome of these matters, it believes, based upon currently available facts, that adequate provision for such claims has been made. However, adverse developments could negatively impact earnings in particular future fiscal periods.

On December 16, 2010, three former employees of the now closed Memphis, Tennessee site filed an action in the United States District Court for the Western District of Tennessee alleging unpaid wages on behalf of themselves and, purportedly, other similarly situated current and former employees. The complaint alleges violation of the FLSA relating to unpaid pre and post shift work. Plaintiffs’ counsel has expressed their intent to file a motion for conditional certification for a nationwide class. On January 31, 2011, we filed a motion to dismiss for failure to state a claim and an answer. A discovery plan was set forth at an initial case management conference held on February 22, 2011. We are currently unable to predict the probable outcome of this matter and are not able to reasonably estimate the amount of loss. No reserve has been recorded as of December 31, 2010 and 2009.

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

On March 3, 2011, one former employee of the now closed Birmingham, Alabama site filed an action in the United States District Court for the Northern District of Alabama alleging unpaid wages on behalf of himself and, purportedly, other similarly situated current and former employees in Alabama. The complaint alleges unpaid pre and post shift work. This lawsuit is similar to the one filed in December 2010 in Memphis, Tennessee (discussed above). The Memphis lawsuit is pending and the plaintiffs have indicated that they will seek class certification for a class of plaintiffs that may include our current and former Alabama locations. It is too early to assess how the new lawsuit may be impacted by the Memphis lawsuit, and we are currently unable to predict the probable outcome of this matter and are not able to reasonably estimate the amount of loss. No reserve has been recorded as of December 31, 2010 and 2009.

On July 22, 2010, General Motors LLC (“GM”) served a lawsuit against us in the United States District Court for the Eastern District of Michigan. The lawsuit alleges that the Company supplied GM with certain computerized telephonic voice response systems which were the subject of a patent infringement lawsuit filed against GM in 2006. GM’s lawsuit further alleges that the Company owes an obligation of indemnification to GM pursuant to 1999 and 2004 service contracts between the parties and seeks that the Company reimburse GM for an unspecified portion of the approximately $9,000 GM allegedly spent in fees and expenses successfully defending the patent infringement lawsuit. The Company filed an answer to the lawsuit on September 8, 2010 generally denying liability. On December 9, 2010, the parties participated in a court ordered mediation, but no settlement was reached. The Company continues to believe that it has valid defenses to the claims asserted by GM. We are currently unable to predict the probable outcome of this matter and are not able to reasonably estimate the amount of loss. No reserve has been recorded for this matter as of December 31, 2010 and 2009.

On July 21, 2009, one of our clients filed a lawsuit against us in New York federal court alleging breach of contract and negligence. The lawsuit alleges that we failed to maintain certain call recordings on behalf of such client and seeks actual damages or, in the alternative, “liquidated” damages in the amount of $33,000. Our insurance carrier has indicated that actual damages likely would be covered. On August 11, 2009, we answered the complaint denying liability and asserting a counterclaim for $1,202 in unpaid fees for services rendered by us. Discovery is currently ongoing, and the parties are currently engaged in a dispute regarding the sufficiency of discovery responses. In January 2010, the court ordered that all discovery be completed by July 29, 2011 and that the pretrial order be submitted by August 31, 2011. The court stated that it is willing to move these dates back if there are still discovery issues after the next production of documents. We are currently unable to predict the probable outcome of this matter and are not able to reasonably estimate the amount of loss. No reserve has been recorded as of December 31, 2010 and 2009.

In April 2008, the local Sao Paulo, Brazil tax authorities assessed our Brazilian subsidiary (“SITEL Brazil”) for the alleged non-payment of local sales taxes in the original amount of approximately 3,500 Brazilian Reais (equivalent to approximately $2,100 as of December 31, 2010) for a period extending from 2004 to October 2008. We currently estimate that the amount of the assessment is now approximately 7,700 Brazilian Reais (equivalent to approximately $4,600 as of December 31, 2010), due to increases in interest and penalties. The assessment relates to billings made to a domestic Brazilian client for which SITEL Brazil provided on site agent support at the client’s site located in Barueri City, Brazil. Local sales taxes on services provided in Brazil are assessed based on the actual location where services are rendered. SITEL Brazil paid local sales taxes to Barueri City, however the Sao Paulo tax authorities contend erroneously that the services were performed in Sao Paolo where SITEL Brazil maintains an office. SITEL Brazil appealed the original assessment and in March 2010, the tax authorities ruled against SITEL Brazil. In October 2010, SITEL Brazil received a formal demand to pay the 7,700 Brazilian Reais (equivalent to approximately $4,600 as of December 31, 2010) assessment. SITEL Brazil deposited 7,700 Brazilian Reais (equivalent to

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

approximately $4,600 as of December 31, 2010) with the tax authorities in December 2010 and filed its defense with the courts in January 2011. We are currently unable to predict the probable outcome of this matter and are not able to reasonably estimate the amount of loss. No reserve has been recorded as of December 31, 2010 and 2009.

17.	Derivative Financial Instruments

Our earnings and cash flow are subject to fluctuations due to changes in foreign currency exchange rates and interest rates. We allow for the use of derivative financial instruments to prudently manage foreign currency exchange rate and interest rate exposure, but do not allow derivatives to be used for speculative purposes. Derivatives that we use are primarily foreign currency forward contracts and interest rate swaps. Our derivative activities are subject to the management, direction, and control of our senior financial officers. Risk management practices, including the use of financial derivative instruments, are presented to the Board of Directors at least annually.

Foreign Currency Exchange Rate Risk

We conduct a significant portion of our business in currencies other than the U.S. dollar, the currency in which the Consolidated Financial Statements are reported. Our subsidiaries generally use the local currency as their functional currency for paying labor and other operating costs. Conversely, revenues for some of these foreign subsidiaries are derived from client contracts that are invoiced and collected in a different currency, principally in U.S. dollars, as well as other currencies such as Euro, British pound sterling, or Australian dollars. To hedge against the risk of fluctuations in the invoiced currency, we have contracted with financial institutions to acquire (utilizing forward contracts) the functional currency of the foreign subsidiary at a fixed counterparty exchange rate at specific dates in the future. As of December 31, 2010, we had forward contracts maturing within the next 19 months.

While we have implemented certain strategies to mitigate risks related to the impact of fluctuations in currency exchange rates, we cannot ensure that we will not recognize gains or losses from international transactions, as this is part of transacting business in an international environment. Not every exposure is or can be hedged and, where hedges are put in place based on expected foreign exchange exposure, they are based on forecasts which may vary or which may later prove to be inaccurate. Failure to successfully hedge or anticipate currency risks properly could adversely affect our consolidated operating results.

Interest Rate Risk

Interest rate movements create a degree of risk by affecting the amount of our interest payments, so our practice is to use interest rate swap agreements to manage our exposure to interest rate changes.

In connection with the Senior Secured Credit Facility dated January 30, 2007, we entered into an interest rate swap to convert $400,000 (reduced to $350,000 on March 31, 2009) of our floating rate debt into fixed rate debt. We elected not to designate this swap. The fair value of this interest rate swap is classified as part of accrued liabilities and other of $15,527 and $10,564 and as other noncurrent liabilities of $3,882 and $15,847 as of December 31, 2010 and 2009, respectively, in the accompanying Consolidated Balance Sheets.

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

For 2010, 2009, and 2008, we recorded losses of $9,215, $5,584, and $28,212, respectively, for settled interest payments and mark to market valuation changes. These amounts are reflected in interest and other financing costs, net in the accompanying Consolidated Statements of Operations and Comprehensive Loss.

Derivatives not designated as hedging instruments

On September 3, 2008, the Company entered into a hedge to manage the exchange rate exposure associated with the 2008 and 2009 acquisition of the redeemable noncontrolling interest in an India JV. See Note 15. Due to the fact that the rupee denominated redeemable noncontrolling interest liability’s carrying amount is not remeasured at spot exchange rates (and is instead translated at historical rates), this foreign currency forward contract is not designated as an accounting hedge. Accordingly, changes in the fair value of this undesignated derivative instrument are reported in current earnings. The derivative contract settled during 2009 with the completion of the acquisition.

During 2009, the Company entered into several non-deliverable forward contracts (“NDFs”) in which a series of intended hedge settlements were lumped together into a single foreign currency cash flow hedge. These NDFs were necessary due to the counterparty’s unwillingness to enter into hedge contracts over twelve months in the future. The NDFs effectively locked in the forward rate and hedged the forecasted highly probable transactions. The Company has since hedged each of the individual forecasted transactions and entered into offsetting NDFs to lock in the amount of gain/(loss) associated with the original NDFs. Both the original and offsetting NDFs are not designated as accounting hedges. Accordingly, changes in the fair value of these undesignated derivative instruments are reported in current earnings.

It was determined in 2009 that certain of the Company’s foreign exchange derivative instruments did not meet the requirements to qualify for hedge accounting. Due to the transfer pricing agreement effective January 1, 2009, the entities that were party to the existing derivative contracts were no longer exposed to foreign exchange rate fluctuation risk. Accordingly, changes in the fair value of these derivative instruments are reported in current earnings during 2010 and 2009.

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

Fair Values in the Consolidated Balance Sheets

	Derivative Assets			Derivative Liabilities
		12/31/2010	12/31/2009		12/31/2010	12/31/2009
	Balance Sheet Location	Fair Value	Fair Value	Balance Sheet Location	Fair Value	Fair Value
Derivatives designated as hedging instruments
Foreign exchange contracts	Other Curr.	$6,559	$384	Accrued liab.	$(1,349)	$-
Foreign exchange contracts	Other Noncurr.	959	-	Other noncurr.	(212)	(8)

Total		$7,518	$384		$(1,561)	$(8)

Derivatives not designated as hedging instruments
Interest rate contract - ST	Other Curr.	$-	$-	Accrued liab.	$(15,527)	$(10,564)
Interest rate contract - LT	Other Noncurr.	-	-	Other noncurr.	(3,882)	(15,847)
Foreign exchange contracts	Other Curr.	596	2,447	Accrued liab.	(227)	(901)
Foreign exchange contracts	Other Noncurr.	-	-	Other noncurr.	(40)	(73)

Total		$596	$2,447		$(19,676)	$(27,385)

Total derivatives		$8,114	$2,831		$(21,237)	$(27,393)

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

The Effect of Derivative Instruments on the Consolidated Statements of Operations and Comprehensive Loss

Derivatives in Cash Flow Hedging Relationships	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)			Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income
	2010	2009	2008		2010	2009	2008

Foreign exchange cont.	$2,715	$380	$(13,084)	COS, SG&A, and for. curr.	$2,431	$(6,093)	$(6,987)

Total	$2,715	$380	$(13,084)		$2,431	$(6,093)	$(6,987)

For 2010, 2009, and 2008, we recorded (losses) gains of $1,666, ($1,893), and ($6,287), respectively, to costs of services and (losses) gains of $765, ($811), and ($700), respectively, to selling, general, and administrative expenses in the accompanying Consolidated Statements of Operations and Comprehensive Loss for the effective portion of settled hedge contracts. We expect unrealized gains will be reclassified from accumulated other comprehensive loss (“AOCL”) to revenues during the next twelve months of $5,210. However, this amount and other future reclassifications from AOCL will fluctuate with movements in the underlying market price of the forward contracts. The estimates of fair value are based on applicable and commonly used pricing models and prevailing financial market information as of December 31, 2010.

During 2010, we recognized a gain on foreign currency transactions related to the ineffective portion of the derivative instruments of $270. During 2009 and 2008, there were no amounts recognized in income due to ineffectiveness on derivatives.

Derivatives Not Designated as Hedging Instruments	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
		2010	2009	2008

Foreign exchange contracts	COS and SG&A	$12,006	$1,514	$-
Foreign exchange contracts	Foreign currency transactions	(356)	1,922	-
India JV hedge contract	Other, net	-	2,709	(1,135)

Total		$11,650	$6,145	$(1,135)

For 2010 and 2009, we recorded gains of $7,650 and $1,060, respectively, to costs of services and gains of $4,356 and $454, respectively, to selling, general, and administrative expenses in the accompanying Consolidated Statements of Operations and Comprehensive Loss for derivatives not designated as hedging contracts. No such gains or losses were recorded during 2008.

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

Current Contracts

At December 31, 2010, the Company had the following outstanding financial contracts that were entered to hedge foreign exchange and interest rate risk:

Derivatives in Cash Flow Relationship	Notional Amount

Interest rate contract	$350,000
Foreign exchange contracts	200,670

Total	$550,670

18.	Fair Value Measurements

The carrying values of cash and cash equivalents, short-term investments, trade receivables, and trade payables approximate fair value. The terms of the Company’s Senior Secured Credit Facility and Senior Notes include debt with variable and fixed interest rates, totaling $646,213 and $608,040 at December 31, 2010 and 2009, respectively. The fair value of such debt was $576,895 and $515,723 at December 31, 2010 and 2009, respectively. See Note 12 for fair value measurements of major categories of the Company’s defined benefit pension plans.

The following tables summarize the valuation of financial instruments by the pricing levels defined in Note 12 as of December 31, 2010 and 2009:

	Fair Value Measurements at December 31, 2010
	Total	Level 1	Level 2	Level 3
Assets
Foreign currency forward contracts	$8,114	$-	$8,114	$-
Marketable securities	8	8	-	-

Total	$8,122	$8	$8,114	$-

Liabilities
Foreign currency forward contracts	$1,828	$-	$1,828	$-
Interest rate derivative instrument	19,409	-	19,409	-

Total	$21,237	$-	$21,237	$-

	Fair Value Measurements at December 31, 2009
	Total	Level 1	Level 2	Level 3

Assets
Foreign currency forward contracts	$2,831	$-	$2,831	$-
Marketable securities	8,536	8,536	-	-

Total	$11,367	$8,536	$2,831	$-

Liabilities
Foreign currency forward contracts	$982	$-	$982	$-
Interest rate derivative instrument	26,411	-	26,411	-

Total	$27,393	$-	$27,393	$-

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

The Company’s interest rate derivative instrument is a pay-fixed, receive-variable interest rate swap based on LIBOR swap rate. The LIBOR swap rate is observable at commonly quoted intervals for the full term of the swap and therefore is considered a level 2 item. The Company’s foreign currency forward contracts are contracts to buy foreign currency at a fixed rate for delivery on a specified future date or period. The foreign exchange rate is observable for the full term of the swap and is therefore also considered a level 2 item. The fair value measurement of a liability must reflect the nonperformance risk of the entity. Therefore, the impact of the Company’s creditworthiness has also been factored into the fair value measurement of these derivative instruments.

19.	Variable Interest Entity (VIE)

On March 15, 2010, we entered into an Agreement and Plan of Merger (“the option agreement”) with a previously unrelated entity, as well as an Exclusive Purchase and Distribution Agreement pursuant to which we acquired certain intellectual property and other commercial rights. We paid $500 for these rights from January 1, 2010 through December 31, 2011 (“exclusivity period”) and will pay a total amount of approximately $1,100 in additional fees in monthly increments to the entity for consulting services. The option agreement also gives us the right, without obligation, to purchase licenses and sublicenses of the software units and related hardware at a discount. In addition, pursuant to the option agreement, we have the option but not the obligation to acquire 100% of the entity at any time during the exclusivity period for an agreed upon purchase price. The entity has the right to negate our exercise of this option if we have not attained certain performance metrics involving the implementation of the related software and hardware. Our maximum loss exposure is the $500 paid for the exclusivity period rights, plus any consulting fees paid.

We have determined the entity is a VIE based on our option to acquire 100% of the business over the exclusivity period. The Company does have certain rights through the option agreement, but does not control management decisions of the entity. Since we have no obligation to exercise the purchase option to gain control, and the current fair value of the entity is significantly less than the option price, we have concluded that we are not the primary beneficiary.

20.	Operating Segment and Geographic Information

The Company has two reportable segments, “EMEA” and the “Americas,” which represented 42.5% and 57.5%, respectively, of consolidated revenues for 2010, 43.1% and 56.9%, respectively, of consolidated revenues for 2009, and 46.1% and 53.9%, respectively, of consolidated revenues for 2008. The reportable segments consist of (1) “Americas,” which refers to North America, Latin America, and Asia Pacific and (2) “EMEA,” which refers to Europe, the Middle East, and Africa. Each reporting segment performs substantially the same services for clients. The two reportable segments are consistent with the Company’s management of the business and reflect its internal financial reporting structure and operating focus.

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

The following tables reflect information about our reportable segments, which correspond to the geographic areas in which we operate, for the years ended December 31, 2010, 2009, and 2008:

	2010

	EMEA	Americas	Total

Revenues	$570,284	$770,261	$1,340,545

Costs of services	401,191	455,272	856,463

Selling, general and administrative expenses (“SG&A”)	150,186	212,991	363,177

Revenues less costs of services and SG&A	$18,907	$101,998	$120,905

Long-lived assets	$66,061	$103,535	$169,596

Total assets	$240,345	$442,072	$682,417

	2009

	EMEA	Americas	Total

Revenues	$671,255	$886,912	$1,558,167
Costs of services	473,627	524,957	998,584

Selling, general and administrative expenses (“SG&A”)	181,844	242,537	424,381

Revenues less costs of services and SG&A	$15,784	$119,418	$135,202

Long-lived assets	$71,715	$110,192	$181,907

Total assets	$279,194	$427,814	$707,008

	2008
	EMEA	Americas	Total

Revenues	$804,428	$942,296	$1,746,724

Costs of services	554,536	574,014	1,128,550
Selling, general and administrative expenses (“SG&A”)	209,485	279,993	489,478

Revenues less costs of services and SG&A	$40,407	$88,289	$128,696

Long-lived assets	$84,923	$137,520	$222,443

Total assets	$375,635	$471,213	$846,848

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

21.	Quarterly Financial Data (unaudited)

The following tables present certain quarterly financial data for the years ended December 31, 2010 and 2009:

	March 31	June 30	Sep 30	Dec 31	Total

	For the quarter ended 2010

Revenues	$358,167	$317,706	$320,274	$344,398	$1,340,545
Costs of services	225,877	210,793	200,219	219,574	856,463

Gross profit	132,290	106,913	120,055	124,824	484,082
Operating expenses
Selling, general and administrative expenses	95,107	91,023	86,909	90,138	363,177
Depreciation and amortization	14,000	13,044	13,190	12,635	52,869
Restructuring and exit charges	5,765	2,847	5,800	23,653	38,065
Impairment of goodwill and trade name	-	-	-	-	-
Other, net	3,450	3,755	(3,591)	908	4,522

Operating income (loss)	$13,968	$(3,756)	$17,747	$(2,510)	$25,449

Net income (loss)	$(6,770)	$(27,914)	$12,592	$(16,765)	$(38,857)

	March 31	June 30	Sep 30	Dec 31	Total
	For the quarter ended 2009

Revenues	$397,258	$387,909	$379,614	$393,386	$1,558,167
Costs of services	252,644	250,314	239,391	256,235	998,584

Gross profit	144,614	137,595	140,223	137,151	559,583

Operating expenses

Selling, general and administrative expenses	107,904	104,288	106,110	106,079	424,381

Depreciation and amortization	17,283	17,827	18,579	17,028	70,717

Restructuring and exit charges	1,777	5,566	5,459	10,961	23,763

Impairment of goodwill and trade name	-	46,199	-	-	46,199
Other, net	1,865	2,006	3,710	(312)	7,269

Operating income (loss)	$15,785	$(38,291)	$6,365	$3,395	$(12,746)

Net loss	$(1,889)	$(49,459)	$(12,054)	$(13,587)	$(76,989)

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(in thousands of U.S. dollars, except share and per share amounts)

22.	Supplemental Condensed Consolidated Financial Information

The Senior Notes were co-issued by SITEL, LLC and SITEL Finance Corp. (the “Issuers”) and are guaranteed by the Issuers’ parent company, SITEL Worldwide, and by each of SITEL Worldwide’s existing and future direct and indirect domestic subsidiaries that are guarantors under the senior secured credit facility (the “Subsidiary Guarantors”). Our non-guarantor subsidiaries accounted for 73.2% and 43.8% of our consolidated revenues and net loss, respectively, for the year ended December 31, 2010. The Consolidated Statements of Operations and Comprehensive Income (Loss) are presented net of intercompany activity. The following supplemental financial information sets forth, on a consolidating basis, balance sheets, statements of operations and comprehensive income (loss), and statements of cash flows for the Company, the Subsidiary Guarantors, and the Company’s non-guarantor subsidiaries.

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

Sitel Worldwide Corporation

Consolidated Balance Sheets

December 31, 2010

(in thousands of U.S. dollars)

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Total Consolidated
Assets
Current assets
Cash and cash equivalents	$-	$7,780	$-	$22,114	$-	$29,894
Accounts receivable (net of allowance for doubtful accounts)	-	-	80,986	155,106	-	236,092
Prepaids and other current assets	222,725	572	84,411	151,813	(381,278)	78,243

Total current assets	222,725	8,352	165,397	329,033	(381,278)	344,229
Property and equipment, net	259	-	33,435	72,665	-	106,359
Goodwill	-	-	16,691	101,020	-	117,711
Other intangible assets, net	-	-	19,230	44,007	-	63,237
Deferred income taxes	-	-	706	19,320	-	20,026
Investments in affiliates	(350,569)	581,752	924,512	472,099	(1,627,794)	-
Other noncurrent assets	2,831	86,182	3,455	18,990	(80,603)	30,855

Total assets	$(124,754)	$676,286	$1,163,426	$1,057,134	$(2,089,675)	$682,417

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$86	$-	$10,874	$16,574	$-	$27,534
Accrued payroll and benefits	1,874	-	7,512	56,581	-	65,967
Accrued liabilities and other	147,650	182,800	26,118	147,990	(381,278)	123,280
Income taxes payable	98	1	3,101	-	-	3,200
Current portion of capital lease obligations	-	-	1,482	1,742	-	3,224

Total current liabilities	149,708	182,801	49,087	222,887	(381,278)	223,205
Long-term debt	-	579,568	-	66,645	-	646,213
Capital lease obligations	-	-	2,472	4,365	-	6,837
Deferred income taxes	-	-	-	8,303	-	8,303
Other noncurrent liabilities	-	3,882	13,773	135,269	(80,603)	72,321

Total liabilities	149,708	766,251	65,332	437,469	(461,881)	956,879
Series B PIK preferred stock	57,282	-	-	-	-	57,282
Series C PIK preferred stock, net of beneficial conversion feature	37,278	-	-	-	-	37,278
Stockholders’ deficit
Subsidiary exchangeable preferred stock	2,665	-	-	-	-	2,665
Common stock	1,251	-	84,208	126,007	(210,215)	1,251
Additional paid-in capital	391,297	70,234	1,113,559	775,651	(1,959,444)	391,297
Accumulated deficit	(733,723)	(160,199)	(55,711)	(306,922)	522,832	(733,723)
Accumulated other comprehensive loss	(19,689)	-	(43,962)	24,929	19,033	(19,689)
Stock subscriptions receivable	(2,653)	-	-	-	-	(2,653)
Treasury shares, at cost	(8,170)	-	-	-	-	(8,170)

Total stockholders’ deficit	(369,022)	(89,965)	1,098,094	619,665	(1,627,794)	(369,022)

Total liabilities and stockholders’ deficit	$(124,754)	$676,286	$1,163,426	$1,057,134	$(2,089,675)	$682,417

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

Sitel Worldwide Corporation

Consolidated Balance Sheets

December 31, 2009

(in thousands of U.S. dollars)

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Total Consolidated
Assets
Current assets
Cash and cash equivalents	$-	$255	$-	$26,660	$-	$26,915
Accounts receivable (net of allowance for doubtful accounts)	-	-	81,390	188,582	-	269,972
Prepaids and other current assets	242,445	45,976	11,917	63,701	(292,825)	71,214

Total current assets	242,445	46,231	93,307	278,943	(292,825)	368,101
Property and equipment, net	-	-	33,424	69,722	-	103,146
Goodwill	-	-	16,690	101,013	-	117,703
Other intangible assets, net	-	-	22,255	56,506	-	78,761
Deferred income taxes	-	-	-	19,890	-	19,890
Investments in affiliates	(335,950)	495,218	893,008	416,676	(1,468,952)	-
Other noncurrent assets	2,879	79,508	3,663	14,882	(81,525)	19,407

Total assets	$(90,626)	$620,957	$1,062,347	$957,632	$(1,843,302)	$707,008

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$903	$7	$12,671	$18,200	$-	$31,781
Accrued payroll and benefits	948	-	8,760	57,424	-	67,132
Accrued liabilities and other	148,090	158,346	95,006	7,541	(292,825)	116,158
Income taxes payable	213	1	534	5,973	-	6,721
Current portion of capital lease obligations	-	-	2,018	3,653	-	5,671

Total current liabilities	150,154	158,354	118,989	92,791	(292,825)	227,463
Long-term debt	-	480,617	-	127,423	-	608,040
Capital lease obligations	-	-	3,493	6,245	-	9,738
Deferred income taxes	-	-	5,766	4,014	-	9,780
Other noncurrent liabilities	15	16,105	33,311	124,876	(81,525)	92,782

Total liabilities	150,169	655,076	161,559	355,349	(374,350)	947,803
Series B PIK preferred stock	50,995	-	-	-	-	50,995
Series C PIK preferred stock, net of beneficial conversion feature	31,566	-	-	-	-	31,566
Stockholders’ deficit
Subsidiary exchangeable preferred stock	2,665	-	-	-	-	2,665
Common stock	1,249	-	84,208	68,156	(152,364)	1,249
Additional paid-in capital	402,770	70,233	969,083	804,520	(1,843,836)	402,770
Accumulated deficit	(694,866)	(104,352)	(109,366)	(289,907)	503,625	(694,866)
Accumulated other comprehensive loss	(24,220)	-	(43,137)	19,514	23,623	(24,220)
Stock subscriptions receivable	(3,335)	-	-	-	-	(3,335)
Treasury shares, at cost	(7,619)	-	-	-	-	(7,619)

Total stockholders’ deficit	(323,356)	(34,119)	900,788	602,283	(1,468,952)	(323,356)

Total liabilities and stockholders’ deficit	$(90,626)	$620,957	$1,062,347	$957,632	$(1,843,302)	$707,008

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

Sitel Worldwide Corporation

Consolidated Statements of Operations and Comprehensive Income (Loss)

Year Ended December 31, 2010

(in thousands of U.S. dollars)

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Total Consolidated
Revenues	$-	$12	$358,799	$981,734	$-	$1,340,545

Operating expenses
Costs of services (exclusive of depreciation and amortization shown below)	97	-	203,054	653,312	-	856,463
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown below)	20,135	236	84,538	258,268	-	363,177
Depreciation and amortization of property and equipment	-	-	10,286	27,060	-	37,346
Amortization of intangible assets	-	-	3,025	12,498	-	15,523
Restructuring and exit charges	277	-	5,446	32,342	-	38,065
Loss (gain) on foreign currency transactions	(510)	(232)	161	5,209	-	4,628
Impairment and loss on disposal of capital assets	-	-	(13)	192	-	179
Other, net	(391)	(619)	(327)	1,052	-	(285)

Operating income (loss)	(19,608)	627	52,629	(8,199)	-	25,449
Interest and other financing (income) costs, net	(290)	53,455	1,841	10,769	-	65,775
Loss on extinguishment of debt, net	-	3,019	-	-	-	3,019
Equity in earnings of subsidiaries	19,207	-	-	-	(19,207)	-

Income (loss) before income taxes	(38,525)	(55,847)	50,788	(18,968)	19,207	(43,345)
Income tax provision (benefit)	332	-	(2,867)	(1,953)	-	(4,488)

Net income (loss)	(38,857)	(55,847)	53,655	(17,015)	19,207	(38,857)
Other comprehensive income (loss)
Foreign currency translation adjustments	(59)	-	(2,068)	5,336	-	3,209
Unrealized gain (loss) on derivative valuation, net of tax of $0	-	-	1,244	(960)	-	284
Unrecognized pension gain, net of tax of $0	-	-	-	1,038	-	1,038

Comprehensive income (loss)	$(38,916)	$(55,847)	$52,831	$(11,601)	$19,207	$(34,326)

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

Sitel Worldwide Corporation

Consolidated Statements of Operations and Comprehensive Income (Loss)

Year Ended December 31, 2009

(in thousands of U.S. dollars)

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Total Consolidated
Revenues	$-	$43	$433,672	$1,124,452	$-	$1,558,167

Operating expenses
Costs of services (exclusive of depreciation and amortization shown below)	4	2	261,985	736,593	-	998,584
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown below)	14,685	240	110,876	298,580	-	424,381
Depreciation and amortization of property and equipment	-	-	16,494	37,149	-	53,643
Amortization of intangible assets	-	-	3,458	13,616	-	17,074
Restructuring and exit charges	378	-	1,617	21,768	-	23,763
Loss (gain) on foreign currency transactions	8	(1,716)	(5,056)	12,065	-	5,301
Impairment and loss on disposal of capital assets	-	-	915	813	-	1,728
Impairment of goodwill and trade name	-	-	-	46,199	-	46,199
Other, net	(947)	3	(2,735)	3,919	-	240

Operating income (loss)	(14,128)	1,514	46,118	(46,250)	-	(12,746)
Interest and other financing (income) costs, net	(544)	33,407	172	17,837	-	50,872
Equity in earnings of subsidiaries	63,017	-	-	-	(63,017)	-

Income (loss) before income taxes	(76,601)	(31,893)	45,946	(64,087)	63,017	(63,618)
Income tax provision	388	-	2,585	10,398	-	13,371

Net income (loss)	(76,989)	(31,893)	43,361	(74,485)	63,017	(76,989)
Other comprehensive income (loss)
Foreign currency translation adjustments	135	-	453	5,464	-	6,052
Unrealized gain on derivative valuation, net of tax of $0	-	-	3,084	3,389	-	6,473
Unrecognized pension loss, net of tax of $0	-	-	-	(744)	-	(744)

Comprehensive income (loss)	$(76,854)	$(31,893)	$46,898	$(66,376)	$63,017	$(65,208)

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

Sitel Worldwide Corporation

Consolidated Statements of Operations and Comprehensive Income (Loss)

Year Ended December 31, 2008

(in thousands of U.S. dollars)

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Total Consolidated
Revenues	$-	$7	$445,969	$1,300,748	$-	$1,746,724

Operating expenses
Costs of services (exclusive of depreciation and amortization shown below)	7	5	280,099	848,439	-	1,128,550
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown below)	19,835	(161)	124,897	344,907	-	489,478
Depreciation and amortization of property and equipment	-	-	18,840	39,294	-	58,134
Amortization of intangible assets	-	-	4,216	13,561	-	17,777
Restructuring and exit charges	4,789	-	1,522	28,390	-	34,701
Loss (gain) on foreign currency transactions	398	3,398	4,432	(16,740)	-	(8,512)
Impairment and loss on disposal of capital assets	-	-	2,199	669	-	2,868
Impairment of goodwill and trade name	-	-	-	102,022	-	102,022
Other, net	1,658	198	(649)	3,263	-	4,470

Operating income (loss)	(26,687)	(3,433)	10,413	(63,057)	-	(82,764)
Interest and other financing costs, net	523	56,072	314	22,122	-	79,031
Loss on extinguishment of debt, net	-	1,700	-	-	-	1,700
Equity in earnings of subsidiaries	140,310	-	-	-	(140,310)	-

Income (loss) before income taxes	(167,520)	(61,205)	10,099	(85,179)	140,310	(163,495)
Income tax provision	122	-	958	3,259	-	4,339

Income (loss) from continuing operations	(167,642)	(61,205)	9,141	(88,438)	140,310	(167,834)
Income from discontinued operations, net of tax	-	-	192	-	-	192

Net income (loss)	(167,642)	(61,205)	9,333	(88,438)	140,310	(167,642)
Less: Net income attributable to the noncontrolling interest	-	-	-	(781)	-	(781)

Net income (loss)	(167,642)	(61,205)	9,333	(89,219)	140,310	(168,423)
Other comprehensive loss
Foreign currency translation adjustments	(539)	(3,076)	(21,746)	14,649	-	(10,712)
Unrealized loss on derivative valuation, net of tax of $0	-	-	(2,708)	(3,389)	-	(6,097)
Unrecognized pension loss, net of tax of $408	-	-	-	(443)	-	(443)

Comprehensive income (loss)	$(168,181)	$(64,281)	$(15,121)	$(78,402)	$140,310	$(185,675)

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

Sitel Worldwide Corporation

Consolidated Statements of Cash Flows

Year Ended December 31, 2010

(in thousands of U.S. dollars)

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Total Consolidated
Cash flows from operating activities
Net income (loss)	$(38,857)	$(55,847)	$53,655	$(17,015)	$19,207	$(38,857)
Undistributed equity in earnings of subsidiaries	19,207	-	-	-	(19,207)	-
Adjustments to reconcile net income (loss) to net cash flows relating to operating activities:
Depreciation and amortization (including of intangible assets)	-	-	13,310	39,559	-	52,869
Deferred income taxes	-	-	(3,696)	(918)	-	(4,614)
Noncash derivative activity	-	(8,858)	(3,916)	1,659	-	(11,115)
Amortization of debt issue costs	-	1,422	-	152	-	1,574
Loss on extinguishment of debt	-	2,648	-	-	-	2,648
Impairment of intangible assets	-	-	-	-	-	-
Amortization of deferred training revenue, net of costs	-	-	(5,362)	272	-	(5,090)
Other noncash items, net	20,868	8,947	8,061	(28,056)	-	9,820
Proceeds of marketable securities, net	-	-	-	8,683	-	8,683
Change in book overdrafts	-	-	(1,580)	-	-	(1,580)
Changes in working capital, net	(668)	(31,142)	(46,879)	65,242	-	(13,447)

Net cash (used in) provided by operating activities	550	(82,830)	13,593	69,578	-	891

Cash flows from investing activities
Purchases of property and equipment	-	-	(12,111)	(17,076)	-	(29,187)
Proceeds from disposition of property and equipment	-	-	88	537	-	625

Net cash used in investing activities	-	-	(12,023)	(16,539)	-	(28,562)

Cash flows from financing activities
Purchases of treasury shares	(551)	-	-	-	-	(551)
Payments on long-term debt and capital lease obligations	-	(580,378)	(1,567)	(60,410)	-	(642,355)
Proceeds from long-term debt	-	678,962	-	3,126	-	682,088
Payments of debt issue costs	-	(8,233)	-	-	-	(8,233)

Net cash (used in) provided by financing activities	(551)	90,351	(1,567)	(57,284)	-	30,949
Effect of exchange rate on cash and cash equivalents	-	-	-	(299)	-	(299)

Net change in cash and cash equivalents	(1)	7,521	3	(4,544)	-	2,979
Cash and cash equivalents
Beginning of year	-	257	-	26,658	-	26,915

End of year	$(1)	$7,778	$3	$22,114	$-	$29,894

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

Sitel Worldwide Corporation

Consolidated Statements of Cash Flows

Year Ended December 31, 2009

(in thousands of U.S. dollars)

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Total Consolidated
Cash flows from operating activities
Net income (loss)	$(76,989)	$(31,893)	$43,361	$(74,485)	$63,017	$(76,989)
Undistributed equity in earnings of subsidiaries	63,017	-	-	-	(63,017)	-
Adjustments to reconcile net income (loss) to net cash flows relating to operating activities:
Depreciation and amortization (including of intangible assets)	-	-	19,950	50,767	-	70,717
Deferred income taxes	-	-	695	(5,226)	-	(4,531)
Noncash derivative activity	-	(8,749)	3,083	(5,497)	-	(11,163)
Amortization of debt issue costs	-	506	-	159	-	665
Impairment of intangible assets	-	-	-	46,199	-	46,199
Amortization of deferred training revenue, net of costs	-	-	(1,858)	(356)	-	(2,214)
Other noncash items, net	126	-	3,816	(4,243)	-	(301)
Proceeds of marketable securities, net	-	-	-	(2,008)	-	(2,008)
Change in book overdrafts	(3)	-	4,965	(961)	-	4,001
Changes in working capital, net	12,866	54,856	(51,761)	19,119	-	35,080

Net cash provided by (used in) operating activities	(983)	14,720	22,251	23,468	-	59,456

Cash flows from investing activities
Purchases of property and equipment	-	-	(5,959)	(17,953)	-	(23,912)
Proceeds from disposition of property and equipment	-	-	-	757	-	757

Net cash used in investing activities	-	-	(5,959)	(17,196)	-	(23,155)

Cash flows from financing activities
Proceeds related to stock transactions	983	-	-	-	-	983
Noncontrolling interest dividends paid	-	-	(1,277)	-	-	(1,277)
Acquisition of redeemable minority interest in CLI3L (India JV)	-	-	(13,269)	-	-	(13,269)
Payments on long-term debt and capital lease obligations	-	(507,473)	(1,746)	(35,780)	-	(544,999)
Proceeds from long-term debt	-	492,773	-	8,180	-	500,953
Payments of debt issue costs	-	(79)	-	-	-	(79)

Net cash provided by (used in) financing activities	983	(14,779)	(16,292)	(27,600)	-	(57,688)
Effect of exchange rate on cash and cash equivalents	-	-	-	2,063	-	2,063

Net change in cash and cash equivalents	-	(59)	-	(19,265)	-	(19,324)
Cash and cash equivalents
Beginning of year	-	316	-	45,923	-	46,239

End of year	$-	$257	$-	$26,658	$-	$26,915

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

Sitel Worldwide Corporation

Consolidated Statements of Cash Flows

Year Ended December 31, 2008

(in thousands of U.S. dollars)

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Total Consolidated
Cash flows from operating activities
Net income (loss)	$(167,642)	$(61,205)	$9,333	$(88,438)	$140,310	$(167,642)
Undistributed equity in earnings of subsidiaries	140,310	-	-	-	(140,310)	-
Adjustments to reconcile net income (loss) to net cash flows relating to operating activities:
Depreciation and amortization (including of intangible assets)	-	-	23,053	52,858	-	75,911
Amortization of below market contracts	-	-	(1,889)	(567)	-	(2,456)
Deferred income taxes	-	-	77	(19,401)	-	(19,324)
Noncash derivative activity	-	22,555	(2,707)	5,677	-	25,525
Amortization of debt issue costs	19	2,124	2	471	-	2,616
Loss on extinguishment of debt	-	-	-	1,700	-	1,700
Impairment of intangible assets	-	-	-	102,022	-	102,022
Amortization of deferred training revenue, net of costs	-	-	(1,705)	(490)	-	(2,195)
Other noncash items, net	(52,020)	8,730	3,170	46,833	-	6,713
Proceeds of marketable securities, net	-	-	-	2,445	-	2,445
Change in book overdrafts	-	-	(8,122)	969	-	(7,153)
Changes in working capital, net	7,455	343,513	(267,838)	(55,305)	-	27,825

Net cash provided by (used in) operating activities	(71,878)	315,717	(246,626)	48,774	-	45,987

Cash flows from investing activities
Purchases of property and equipment	-	-	(10,686)	(31,952)	-	(42,638)
Proceeds from disposition of property and equipment	-	-	127	268	-	395
Acquisition of redeemable minority interest in CLI3L (India JV)	-	-	-	(10,288)	-	(10,288)

Net cash used in investing activities	-	-	(10,559)	(41,972)	-	(52,531)

Cash flows from financing activities
Proceeds related to stock transactions	400	-	-	-	-	400
Acquisition of redeemable minority interest in CLI3L (India JV)	-	-	-	(64)	-	(64)
Payments on long-term debt and capital lease obligations	-	(449,915)	(1,839)	(5,293)	-	(457,047)
Proceeds from long-term debt	-	396,629	-	19,067	-	415,696
Proceeds related to convertible subordinated note	30,478	-	-	-	-	30,478
Proceeds related to series B preferred stock	12,263	-	-	-	-	12,263
Proceeds related to series C preferred stock	29,550	-	-	-	-	29,550
Payments of debt issue costs	(855)	(5,241)	-	-	-	(6,096)

Net cash provided by (used in) financing activities	71,836	(58,527)	(1,839)	13,710	-	25,180
Effect of exchange rate on cash and cash equivalents	-	-	-	(5,642)	-	(5,642)

Net change in cash and cash equivalents	(42)	257,190	(259,024)	14,870	-	12,994
Cash and cash equivalents
Beginning of year	42	(256,874)	259,024	31,053	-	33,245

End of year	$-	$316	$-	$45,923	$-	$46,239

SITEL Worldwide Corporation

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

23.	Subsequent Events

The Company has performed an evaluation of subsequent events through March 18, 2011, which is the date the Consolidated Financial Statements were issued. During this period, the Company did not have any material non-recognizable subsequent events.

SITEL, LLC

Sitel Finance Corp.

Offer to Exchange

Up to $300,000,000 aggregate principal amount

of our 11.5% Senior Notes due 2018

(which we refer to as Exchange Notes)

and the guarantees thereof which have been registered

under the Securities Act of 1933, as amended,

for all of our outstanding unregistered

11.5% Senior Notes due 2018 issued on March 18, 2010

(which we refer to as Senior Notes)

and the guarantees thereof.

PROSPECTUS

                    , 2011

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Delaware Corporations

(a) SITEL Worldwide Corporation, Sitel Finance Corp., Catalog Resources, Inc., Sitel Operating Corporation and Sitel International Holdings, Inc. are incorporated under the laws of Delaware.

Section 102 of the Delaware General Corporation Law (“DGCL”), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The certificate of incorporation of each of the Delaware corporate registrants provides that, pursuant to Delaware law, the directors of such corporation shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to such corporation and its stockholders. This provision in the certificates of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the respective Delaware corporate registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The bylaws of each of the Delaware corporate registrants provide that such corporation must indemnify its directors and officers to the fullest extent permitted by Delaware law and require such corporation to advance litigation expenses upon receipt of an undertaking by a director or officer to repay such advances if it is ultimately determined that such director or officer is not entitled to indemnification. The indemnification provisions contained in the bylaws of each of the Delaware corporate registrants are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, we have entered into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements, among other things, indemnify our directors and some of our officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as our director or officer or as a director or officer of any of our subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at our request.

Delaware Limited Liability Companies

(b) SITEL, LLC, SITEL International LLC and Service Zone Holdings, LLC each are organized as limited liability companies under the laws of Delaware.

Section 18-108 of the Delaware Limited Liability Company Act provides that a Delaware limited liability company (“LLC”) may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to the standards and restrictions, if any, set forth in its LLC agreement.

The operating agreements of each of the Delaware limited liability companies provide for the indemnification to the fullest extent permitted by law of any individual who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of or arising from any acts or omissions (or alleged omissions) on behalf of the limited liability company or in furtherance of the interests of such limited liability company arising out of such individual’s activities as a Member, Director, officer, employee, trustee or agent of such limited liability company against losses, damages or expenses actually and reasonably incurred by such individual.

Georgia Corporation

(c) National Action Financial Services, Inc. is organized as corporation under the laws of Georgia.

Section 14-2-202(b)(4) of the Georgia Business Corporation Code (“GBCC”), as amended, allows a corporation to eliminate or limit the personal liability of its directors to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, except liability for: (a) any appropriation, in violation of their duties, of any business opportunity of the corporation; (b) acts or omissions which involve intentional misconduct or a knowing violation of law; (c) approval or assent to a distribution in violation of Georgia law; or (d) receiving an improper personal benefit.

Section 14-2-851(a) of the GBCC provides that a corporation may indemnify any person who is made a party to a proceeding because that person is or was a director of the corporation against liability incurred in that proceeding, provided that he conducted himself in good faith and he reasonably believed that: (a) his conduct in his official capacity was in the best interests of the corporation; (b) his conduct in all other cases was at least not opposed to the best interests of the corporation; and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 14-2-851(d) of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except that the corporation may indemnify a director for reasonable expenses incurred in connection with such a proceeding if it is determined that the director met the relevant standard of conduct. That Section also provides that a corporation may not indemnify a director in connection with any proceeding in which the director is adjudged liable on the basis that he improperly received a personal benefit.

Section 14-2-854 of the GBCC provides that a court may order a corporation to indemnify a director or advance expenses if the court determines the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in Section 14-2-851(a) of the GBCC or was adjudged liable as described in Section 14-2-851(d) of the GBCC.

Section 14-2-852 of the GBCC provides that a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation, shall be indemnified by the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 14-2-857(c) of the GBCC provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court-ordered indemnification under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857(d) provides that a corporation may also indemnify an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by the corporation’s articles of incorporation, bylaws, action of its board of directors or contract.

Section 14-2-832 of the GBCC provides that a director who votes for or assents to an unlawful distribution may be held personally liable for such action. Under Section 14-2-824(d), a director who is present when the unlawful action was approved is deemed to have assented to such action unless: (a) he objects at the beginning of the meeting to holding the meeting or transacting business at the meeting; (b) his dissent or abstention from such action is entered in the minutes of the meeting; or (c) he delivers written notice of his dissent or abstention to the presiding officer of the meeting before its adjournment or to the corporation immediately after adjournment.

The articles of incorporation, as amended, of National Action Financial Services, Inc. (“NAF”) do not contain any provisions that address the indemnification of directors or officers. The bylaws of NAF state that it is to provide indemnification of its directors and officers against any liability or expense to the fullest extent permitted by Georgia law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The attached Exhibit Index is incorporated herein by reference.

ITEM 22. UNDERTAKINGS.

(a)	The undersigned registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)	The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on March 18, 2011.

SITEL WORLDWIDE CORPORATION

By:	/s/ David Garner
	Name:	David Garner
	Title:	Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Garner and Patrick Tolbert, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DAVID GARNER DAVID GARNER	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	March 18, 2011

/S/ PATRICK TOLBERT PATRICK TOLBERT	Global Chief Financial Officer and Director (Principal Financial Officer)	March 18, 2011

/S/ RYAN WAGERS RYAN WAGERS	Chief Accounting Officer (Principal Accounting Officer)	March 18, 2011

/S/ SETH MERSKY SETH MERSKY	Director	March 18, 2011

/S/ MARTIN FROST MARTIN FROST	Director	March 18, 2011

/S/ TATE ABOLS TATE ABOLS	Director	March 18, 2011

/S/ ROBERT MAHONEY ROBERT MAHONEY	Director	March 18, 2011

/S/ KEITH POWELL KEITH POWELL	Director	March 18, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on March 18, 2011.

SITEL LLC

By:	/s/ Dagoberto Quintana
	Name:	Dagoberto Quintana
	Title:	President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Garner and Patrick Tolbert, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DAVID GARNER DAVID GARNER	Chairman of the Board of Directors and Chief Executive Officer, SITEL Worldwide Corporation; Director, SITEL LLC (Principal Executive Officer)	March 18, 2011

/S/ PATRICK TOLBERT PATRICK TOLBERT	Global Chief Financial Officer and Director, SITEL Worldwide Corporation; Director, SITEL LLC (Principal Financial Officer)	March 18, 2011

/S/ RYAN WAGERS RYAN WAGERS	Chief Accounting Officer, SITEL Worldwide Corporation (Principal Accounting Officer)	March 18, 2011

/S/ DAGOBERTO QUINTANA DAGOBERTO QUINTANA	Director	March 18, 2011

/S/ DAVID BECKMAN DAVID BECKMAN	Director	March 18, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on March 18, 2011.

SITEL FINANCE CORP.

By:	/s/ Dagoberto Quintana
	Name:	Dagoberto Quintana
	Title:	President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Garner and Patrick Tolbert, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DAVID GARNER DAVID GARNER	Chairman of the Board of Directors and Chief Executive Officer, SITEL Worldwide Corporation; Director, Sitel Finance Corp. (Principal Executive Officer)	March 18, 2011

/S/ PATRICK TOLBERT PATRICK TOLBERT	Global Chief Financial Officer and Director, SITEL Worldwide Corporation; Director, Sitel Finance Corp. (Principal Financial Officer)	March 18, 2011

/S/ RYAN WAGERS RYAN WAGERS	Chief Accounting Officer, SITEL Worldwide Corporation (Principal Accounting Officer)	March 18, 2011

/S/ DAGOBERTO QUINTANA DAGOBERTO QUINTANA	Director	March 18, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on March 18, 2011.

CATALOG RESOURCES, INC.

By:	/s/ Dagoberto Quintana
	Name:	Dagoberto Quintana
	Title:	Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Garner and Patrick Tolbert, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DAVID GARNER DAVID GARNER	Chairman of the Board of Directors and Chief Executive Officer, SITEL Worldwide Corporation; Director, Catalog Resources, Inc. (Principal Executive Officer)	March 18, 2011

/S/ PATRICK TOLBERT PATRICK TOLBERT	Global Chief Financial Officer and Director, SITEL Worldwide Corporation; Director, Catalog Resources, Inc. (Principal Financial Officer)	March 18, 2011

/S/ RYAN WAGERS RYAN WAGERS	Chief Accounting Officer, SITEL Worldwide Corporation (Principal Accounting Officer)	March 18, 2011

/S/ DAVID BECKMAN DAVID BECKMAN	Director	March 18, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on March 18, 2011.

SITEL INTERNATIONAL HOLDINGS, INC.

By:	/s/ Dagoberto Quintana
	Name:	Dagoberto Quintana
	Title:	President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Garner and Patrick Tolbert, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DAVID GARNER DAVID GARNER	Chairman of the Board of Directors and Chief Executive Officer, SITEL Worldwide Corporation; Director, Sitel International Holdings, Inc. (Principal Executive Officer)	March 18, 2011

/S/ PATRICK TOLBERT PATRICK TOLBERT	Global Chief Financial Officer and Director, SITEL Worldwide Corporation; Director, Sitel International Holdings, Inc. (Principal Financial Officer)	March 18, 2011

/S/ RYAN WAGERS RYAN WAGERS	Chief Accounting Officer, SITEL Worldwide Corporation (Principal Accounting Officer)	March 18, 2011

/S/ DAGOBERTO QUINTANA DAGOBERTO QUINTANA	Director	March 18, 2011

/S/ DAVID BECKMAN DAVID BECKMAN	Director	March 18, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on March 18, 2011.

SITEL OPERATING CORPORATION

By:	/s/ Dagoberto Quintana
	Name:	Dagoberto Quintana
	Title:	President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Garner and Patrick Tolbert, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DAVID GARNER DAVID GARNER	Chairman of the Board of Directors and Chief Executive Officer, SITEL Worldwide Corporation; Director, Sitel Operating Corporation (Principal Executive Officer)	March 18, 2011

/S/ PATRICK TOLBERT PATRICK TOLBERT	Global Chief Financial Officer and Director, SITEL Worldwide Corporation; Director, Sitel Operating Corporation (Principal Financial Officer)	March 18, 2011

/S/ RYAN WAGERS RYAN WAGERS	Chief Accounting Officer, SITEL Worldwide Corporation (Principal Accounting Officer)	March 18, 2011

/S/ DAGOBERTO QUINTANA DAGOBERTO QUINTANA	Director	March 18, 2011

/S/ DAVID BECKMAN DAVID BECKMAN	Director	March 18, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on March 18, 2011.

SITEL INTERNATIONAL LLC

By:	/s/ Dagoberto Quintana
	Name:	Dagoberto Quintana
	Title:	President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Garner and Patrick Tolbert, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DAVID GARNER DAVID GARNER	Chairman of the Board of Directors and Chief Executive Officer, SITEL Worldwide Corporation; Director, SITEL International LLC (Principal Executive Officer)	March 18, 2011

/S/ PATRICK TOLBERT PATRICK TOLBERT	Global Chief Financial Officer and Director, SITEL Worldwide Corporation; Director, SITEL International LLC (Principal Financial Officer)	March 18, 2011

/S/ RYAN WAGERS RYAN WAGERS	Chief Accounting Officer, SITEL Worldwide Corporation (Principal Accounting Officer)	March 18, 2011

/S/ DAGOBERTO QUINTANA DAGOBERTO QUINTANA	Director	March 18, 2011

/S/ DAVID BECKMAN DAVID BECKMAN	Director	March 18, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on March 18, 2011.

SERVICE ZONE HOLDINGS, LLC

By:	/s/ Dagoberto Quintana
	Name:	Dagoberto Quintana
	Title:	President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Garner and Patrick Tolbert, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DAVID GARNER DAVID GARNER	Chairman of the Board of Directors and Chief Executive Officer, SITEL Worldwide Corporation; Director, Service Zone Holdings, LLC (Principal Executive Officer)	March 18, 2011

/S/ PATRICK TOLBERT PATRICK TOLBERT	Global Chief Financial Officer and Director, SITEL Worldwide Corporation; Director, Service Zone Holdings, LLC (Principal Financial Officer)	March 18, 2011

/S/ RYAN WAGERS RYAN WAGERS	Chief Accounting Officer, SITEL Worldwide Corporation (Principal Accounting Officer)	March 18, 2011

/S/ DAGOBERTO QUINTANA DAGOBERTO QUINTANA	Director	March 18, 2011

/S/ DAVID BECKMAN DAVID BECKMAN	Director	March 18, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on March 18, 2011.

NATIONAL ACTION FINANCIAL SERVICES, INC.

By:	/s/ Patrick Tolbert
	Name:	Patrick Tolbert
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Garner and Patrick Tolbert, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DAVID GARNER DAVID GARNER	Chairman of the Board of Directors and Chief Executive Officer, SITEL Worldwide Corporation (Principal Executive Officer)	March 18, 2011

/S/ PATRICK TOLBERT PATRICK TOLBERT	Global Chief Financial Officer and Director, SITEL Worldwide Corporation (Principal Financial Officer)	March 18, 2011

/S/ RYAN WAGERS RYAN WAGERS	Chief Accounting Officer, SITEL Worldwide Corporation (Principal Accounting Officer)	March 18, 2011

/S/ JOHN FARINACCI JOHN FARINACCI	Director	March 18, 2011

EXHIBIT INDEX

Exhibit Number	Description
3.1	Third Amended and Restated Certificate of Incorporation of SITEL Worldwide Corporation, dated as of April 27, 2007, as filed with the State of Delaware on April 27, 2007.
3.2	Third Amended and Restated Certificate of Designations, Preferences and Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of SITEL Worldwide Corporation -12% Cumulative Participating Preferred Stock, Series B, dated as of March 11, 2010, as filed with the State of Delaware on March 11, 2010.
3.3	Second Amended and Restated Certificate of Designations, Preferences and Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of SITEL Worldwide Corporation -16% Cumulative Participating Preferred Stock, Series C, dated as of March 11, 2010, as filed with the State of Delaware on March 11, 2010.
3.4	Second Amended and Restated Bylaws of SITEL Worldwide Corporation.
3.5	Certificate of Formation of SITEL, LLC.
3.6	Limited Liability Company Agreement of SITEL, LLC.
3.7	Certificate of Incorporation of Sitel Finance Corp.
3.8	Bylaws of Sitel Finance Corp.
3.9	Certificate of Incorporation of Sitel Operating Corporation.
3.10	Bylaws of Sitel Operating Corporation.
3.11	Certificate of Incorporation of Catalog Resources, Inc.
3.12	Bylaws of Catalog Resources, Inc.
3.13	Certificate of Incorporation of Sitel International Holdings, Inc.
3.14	Bylaws of Sitel International Holdings, Inc.
3.15	Certificate of Formation of SITEL International LLC.
3.16	Limited Liability Company Agreement of SITEL International LLC.
3.17	Certificate of Formation of Service Zone Holdings, LLC.
3.18	Limited Liability Company Agreement of Service Zone Holdings, LLC.
3.19	Certificate of Incorporation of National Action Financial Services, Inc.
3.20	Bylaws of National Action Financial Services, Inc.
4.1	Indenture, dated as of March 18, 2010, by and among SITEL, LLC, Sitel Finance Corp., the Guarantors listed therein, and U.S. Bank National Association.
4.2	Exchange and Registration Rights Agreement, dated as of March 18, 2010, by and among SITEL, LLC, Sitel Finance Corp., the Guarantors listed therein, and the initial purchasers listed on the signature pages thereto.
5.1	Opinion of Kirkland & Ellis LLP.
5.2	Opinion of Stites & Harbison, PLLC.
10.1.1	Credit Agreement, dated as of January 30, 2007, by and among SITEL, LLC, ClientLogic Holding Limited, ClientLogic Canada Corporation, the other credit parties signatory thereto, the lenders signatory thereto, Goldman Sachs Credit Partners L.P., and General Electric Capital Corporation.
10.1.2	First Amendment, dated December 9, 2008, Credit Agreement, dated as of January 30, 2007, by and among SITEL, LLC, ClientLogic Holding Limited, ClientLogic Canada Corporation, the other credit parties signatory thereto, the lenders signatory thereto, Goldman Sachs Credit Partners L.P., and General Electric Capital Corporation.
10.1.3	Second Amendment, dated April 21, 2009, Credit Agreement, dated as of January 30, 2007, by and among SITEL, LLC, ClientLogic Holding Limited, ClientLogic Canada Corporation, the other credit parties signatory thereto, the lenders signatory thereto, Goldman Sachs Credit Partners L.P., and General Electric Capital Corporation.

Exhibit Number	Description
10.1.4	Third Amendment, dated February 18, 2010, Credit Agreement, dated as of January 30, 2007, by and among SITEL, LLC, ClientLogic Holding Limited, ClientLogic Canada Corporation, the other credit parties signatory thereto, the lenders signatory thereto, Goldman Sachs Credit Partners L.P., and General Electric Capital Corporation.
10.2.1	Amended and Restated Stockholders Agreement, dated as of August 15, 2000, by and among SITEL Worldwide Corporation (f/k/a ClientLogic Corporation) and the securityholders listed on Schedule A thereto.
10.2.2	First Amendment, dated as of February 28, 2002, to the Amended and Restated Stockholders Agreement, dated as of August 15, 2000, by and among SITEL Worldwide Corporation (f/k/a ClientLogic Corporation) and the securityholders listed on Schedule A thereto.
10.2.3	Second Amendment, dated as of December 12, 2001, to the Amended and Restated Stockholders Agreement, dated as of August 15, 2000, by and among SITEL Worldwide Corporation (f/k/a ClientLogic Corporation) and the securityholders listed on Schedule A thereto.
10.2.4	Third Amendment, dated as of October 23, 2003, to the Amended and Restated Stockholders Agreement, dated as of August 15, 2000, by and among SITEL Worldwide Corporation (f/k/a ClientLogic Corporation) and the securityholders listed on Schedule A thereto.
10.2.5	Fourth Amendment, dated as of July 9, 2004, to the Amended and Restated Stockholders Agreement, dated as of August 15, 2000, by and among SITEL Worldwide Corporation (f/k/a ClientLogic Corporation) and the securityholders listed on Schedule A thereto.
10.2.6	Fifth Amendment, dated as of January 29, 2007, to the Amended and Restated Stockholders Agreement, dated as of August 15, 2000, by and among SITEL Worldwide Corporation (f/k/a ClientLogic Corporation) and the securityholders listed on Schedule A thereto.
10.2.7	Sixth Amendment, dated as of September 14, 2007, to the Amended and Restated Stockholders Agreement, dated as of August 15, 2000, by and among SITEL Worldwide Corporation (f/k/a ClientLogic Corporation) and the securityholders listed on Schedule A thereto.
10.2.8	Seventh Amendment, dated as of September 18, 2010, to the Amended and Restated Stockholders Agreement, dated as of August 15, 2000, by and among SITEL Worldwide Corporation (f/k/a ClientLogic Corporation) and the securityholders listed on Schedule A thereto.
10.3	Class B Stockholders Agreement, dated as of August 15, 2000, by and among SITEL Worldwide Corporation (f/k/a ClientLogic Corporation), Onex Holding Property Management Ltd., Onex Corporation and Ontario Municipal Employees Retirement Board.
10.4	Class C Stockholders Agreement, dated as of April 30, 2007, by and between SITEL Worldwide Corporation and JANA Piranha Master Fund, Ltd.
10.5	Employment Agreement, dated as of October 3, 2003, as amended January 1, 2005, by and between David Garner and SITEL Worldwide Corporation (f/k/a ClientLogic Corporation).
10.6	Employment Agreement, dated as of August 7, 2009, by and between Dagoberto Quintana and SITEL Operating Corporation.
10.7	Employment Agreement, dated as of November 24, 2010, as amended March 2011, by and between Patrick Tolbert and Sitel Operating Corporation.
10.8	Employment Agreement, dated as of February 21, 2010, as amended January 24, 2011, by and between Donald Berryman and Sitel Operating Corporation.
10.9	Employment Agreement, dated as of April 23, 2007, as amended December 15, 2008, by and between David Beckman and SITEL Worldwide Corporation.
10.10	Board of Directors Agreement, dated as of June 5, 2007, as amended October 25, 2010, as amended March 7, 2011, by and between Patrick Tolbert and the Board of Directors of SITEL Worldwide Corporation.
10.11	Board of Directors Agreement, dated as of March 12, 2007, between Martin Frost and the Board of Directors of SITEL Worldwide Corporation.

Exhibit Number	Description
10.12	Board of Directors Agreement, dated as of October 24, 2007, as amended November 3, 2010, by and between Robert Mahoney and the Board of Directors of SITEL Worldwide Corporation.
10.13	Board of Directors Agreement, dated as of June 5, 2007, by and between Keith Powell and the Board of Directors of SITEL Worldwide Corporation.
10.14	Form of Restricted Stock Unit Plan and Agreement of SITEL Worldwide Corporation.
10.15	Form of Restricted Stock Grant Plan and Agreement of SITEL Worldwide Corporation.
10.16	Form of Restricted Stock Grant Plan and Agreement modified and used for David Garner and David Beckman.
10.17	2011 Global Management Incentive Plan for the President & Chief Operating Officer.
10.18	2011 Global Management Incentive Plan for Executive Leadership Team Participants.
12.1	Computation of ratio of earnings to fixed charges.
21.1	Subsidiaries of SITEL Worldwide Corporation.
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
23.3	Consent of Stites & Harbison, PLLC (included in Exhibit 5.2).
24.1	Powers of Attorney (included in signature pages to the registration statement).
25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of U.S. Bank National Association.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.